     As filed with the Securities and Exchange Commission on August 9, 1996
                                              Registration No. 333-3923



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       ---------------------------------

                     U.S. ALCOHOL TESTING OF AMERICA, INC.
                       ---------------------------------
             (Exact name of registrant as specified in its Charter)

             Delaware                    3810                22-2806310
     -------------------------   ---------------------  --------------------
     (State or other jurisdic-     (Primary Standard      (I.R.S. Employer
      tion of incorporation       Industrial Classifi-   Identification No.)
         or organization)          cation Code Number)

                             10410 Trademark Street
                       Rancho Cucamonga, California 91730
                                  (909) 466-8378
                       ---------------------------------
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)



                               Mr. Robert Stutman


                     U.S. Alcohol Testing of America, Inc.
                             10410 Trademark Street
                       Rancho Cucamonga, California 91730
                               (909) 466-8378
                       ---------------------------------
           (Name, address and telephone number of agent for service)

                                   Copies to:
Robert W. Berend, Esq.                     Edward H. Cohen, Esq.
Gold & Wachtel, LLP                        Rosenman & Colin, LLP
110 East 59th Street                       575 Madison Avenue
New York, New York 10022                   New York, New York 10022
(212) 909-9500                             (212) 940-8580
Fax (212) 371-0320                         Fax (212) 940-8776

                       ---------------------------------

         Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following. [ ]


                        CALCULATION OF REGISTRATION FEE


============================================================================================
Proposed                                   Proposed         maximum
Title of each                              maximum          aggregate          Amount of
class of securities       Amount to be     offering price   offering           registration
to be registered          registered(1)    per unit(2)      price(2)           fee
- -------------------       -------------    --------------   ---------          ------------
Common Stock, $.01
  par value.........       4,519,988         $2.00          $9,039,976           $3,117

Common Stock, $.01
  par value,
  issuable upon
  exercise of
  Warrants..........         393,750         $2.86          $1,126,125           $  388

Warrants expiring
  October 13, 1998..         393,750

Right to receive
Special Payment(3)..      $1,100,000          N/A           $1,100,000           $  379
                                                                                 ------
                                                            Total                $3,884

===========================================================================================



(1) The number of shares of the Common Stock of U.S. Alcohol Testing of America, Inc. ("USAT") being registered is based on (a) an estimate as to the approximate number of USAT shares to be issued to the minority stockholders of U.S. Drug Testing, Inc. ("U.S. Drug") in connection with the merger of U.S. Drug with and into U.S. Drug Acquisition
         Corp., a wholly-owned subsidiary of USAT; (b) an estimate as to the approximate number of USAT shares to be issued upon the exercise of the USAT Warrants to be issued upon the merger in exchange for U.S. Drug Warrants; and (c) the assumption that no U.S. Drug Options will be exercised prior to the merger, in all three instances assuming a $2.00 per share market price for the USAT shares, which is the closing sales price on August 7, 1996.

(2) Estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price and the registration fee (a) for the shares to be issued upon the merger are computed, pursuant to Rule 457(a), on the basis of a $2.00 value per share estimate for the price to be determined in accordance with the terms of the merger and (b) for the shares to be issued upon exercise of the USAT Warrants are computed, pursuant to Rule 457(g), on the basis of the assumed exercise price of the USAT Warrants if 393,750 shares are subject thereto.

(3) Estimated solely for the purpose of calculating the registration fee. The Special Payment value is calculated as follows: As the 1,721,900 shares of the Minority U.S. Drug Common Stock constitute approximately 33.0% of the 5,221,900 shares of the U.S. Drug Common Stock, for a Special Payment estimated at $10,000,000 to Acquisition Corp. by a development partner, the U.S. Drug Minority Stockholders would receive, at a maximum, an aggregate of approximately one-third of 33% of $10,000,000 or an aggregate of approximately $1,100,000 (i.e., 11% of $10,000,000 or $.64 per share).


                        ________________________________

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

============================================================================

                             CROSS REFERENCE SHEET
              TO FORM S-4 OF U.S. ALCOHOL TESTING OF AMERICA, INC.

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS


      Item Number                                  Location in Consent Solicitation
      and Caption                                  Statement/Prospectus
      -----------                                  --------------------------------
A.    Information About the Transaction

   1.    Forepart of Registration Statement
         and Outside Front Cover Page of
         Prospectus...........................     Facing Page; Cross Reference Sheet; and Outside Front Cover Page of
                                                   Consent Solicitation Statement/Prospectus.

   2.    Inside Front and Outside Back Cover
         Pages................................     Inside Front Cover Page of Consent Solicitation
                                                   Statement/Prospectus and Outside Back Cover Page of Consent
                                                   Solicitation/Prospectus.


   3.    Risk Factors, Ratio Earnings to Fixed
         Charges and Other Information........     Summary; Summary Historical and Proforma Combined Financial Data;
                                                   and Risk Factors; Computation of Ratio of Earnings to Combined
                                                   Fixed Charges and Preferred Stock Dividends is not applicable.


   4.    Terms of the Transaction.............     Summary; Terms of the Transaction; and The Merger and Related
                                                   Matters.


   5.    Proforma Financial Information......      Summary Historical and Proforma Data.


   6.    Material Contacts with the Company
         Being Acquired.......................     Material Contacts of USAT with U.S. Drug and The Merger and Related
                                                   Matters.

   7.    Additional Information Required for
         Reoffering by Persons and Parties
         Deemed to be Underwriters............     Not Applicable.

   8.    Interests of Named Experts and
         Counsel..............................     Experts and Legal Opinions.

   9.    Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities......................     Commission Position on Indemnification.

B.       Information About the Registrant

   10.   Information with Respect to S-3
         Registrants..........................     Not Applicable.

   11.   Incorporation of Certain Information
         by Reference.........................     Not Applicable.

          Item Number                              Location in Consent Solicitation
          and Caption                              Statement/Prospectus
          -----------                              --------------------------------
   12.    Information With Respect to S-2
          or S-3 Registrants..................     Not Applicable.

   13.    Incorporation of Certain Information
          by Reference........................     Not Applicable.

   14.    Information with Respect to
          Registrants Other Than S-3 or S-2
          Registrants.........................     Business of the Company; USAT Market Information; USAT Management;
                                                   USAT Financial Statements; The Company's Selected Financial Data;
                                                   The Company's Management's Discussion and Analysis of Financial
                                                   Condition and Results of Operations; and Change in Accountants.

C.    Information About the Company Being
      Acquired

   15.    Information with Respect to S-3
          Companies...........................     Not Applicable.

   16.    Information with Respect to S-2 or
          S-3 Companies.......................     Not Applicable.

   17.    Information with Respect to
          Companies Other Than S-2 or S-3
          Companies...........................     Business of U.S. Drug; U.S. Drug Market Information; U.S. Drug's
                                                   Financial Statements; U.S. Drug's Selected Financial Data; and U.S.
                                                   Drug's Management's Discussion and Analysis of Financial Condition
                                                   and Results of Operations.

D.    Voting and Management Information

   18.    Information if Proxies, Consents
          or Authorizations are to be
          Solicited...........................     Terms of the Transaction; The Merger and Related Matters; USAT
                                                   Principal Stockholders; and U.S. Drug Principal Stockholders.

   19.    Information if Proxies, Consents or
          Authorizations are not to be
          Solicited, or in an Exchange Offer..     Not Applicable.

CONSENT SOLICITATION STATEMENT/PROSPECTUS


                     U.S. ALCOHOL TESTING OF AMERICA, INC.
                 PROSPECTUS FOR _______ SHARES OF COMMON STOCK,
              WARRANTS TO PURCHASE ______ SHARES OF COMMON STOCK,
                _______ RIGHTS ENTITLING THE HOLDER TO RECEIVE A
                   PROPORTIONATE SHARE OF THE SPECIAL PAYMENT
                AND ____________ SHARES OF COMMON STOCK ISSUABLE
                           UPON EXERCISE OF WARRANTS
                                      AND
         CONSENT SOLICITATION STATEMENT TO THE MINORITY STOCKHOLDERS OF
                            U.S. DRUG TESTING, INC.

         This Consent Solicitation Statement/Prospectus is being furnished to the minority stockholders of U.S. Drug Testing, Inc., a Delaware corporation ("U.S. Drug"), in connection with the solicitation of consents by U.S. Alcohol Testing of America, Inc., a Delaware corporation and 67.0% majority stockholder of U.S. Drug ("USAT"), from the holders, other than USAT, of the U.S. Drug Common Stock, $.001 par value (the "U.S. Drug Common Stock"), in order to adopt an Agreement and Plan of Merger dated as of April 23, 1996 (the "Merger Agreement") by and among U.S. Drug, USAT and U.S. Drug Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of USAT ("Acquisition Corp."), pursuant to which U.S. Drug will be merged with and into Acquisition Corp. (the "Merger").

         USAT is offering by this Consent Solicitation Statement/
Prospectus (1) an aggregate of ____________ shares of USAT's Common Stock, $.01 par value (the "USAT Common Stock"), on the basis set forth in the Merger Agreement, to the stockholders of U.S. Drug other than USAT (the "U.S. Drug Minority Stockholders") in exchange for their 1,721,900 shares of the U.S. Drug Common Stock (the "Minority U.S. Drug Common Stock"); (2) an aggregate of ________ shares issuable upon the exercise of Common Stock purchase warrants expiring October 13, 1998 (the "Merger Warrants") to be issued by USAT on the basis set forth in the Merger Agreement in exchange for Common Stock purchase warrants also expiring October 13, 1998 (the "U.S. Drug Warrants") to purchase up to 150,000 shares of the U.S. Drug Common Stock; and (3) an aggregate of ________ rights (the "Rights") entitling the holder thereof to receive a proportionate share of the Special Payment (as herein defined) in cash. See "Terms of the Transaction-Special Payment." If the Merger is consummated and assuming that there are no exercises of outstanding warrants or options or any conversions of shares of the USAT preferred stock between the date of this Consent Solicitation Statement/ Prospectus and the effective date of the Merger, the USAT stockholders will own ___% of the outstanding shares of the USAT Common Stock and the U.S. Drug Minority Stockholders will own ___%.

         The USAT Common Stock is listed on the American Stock Exchange. On July 31, 1996, the closing sales price as reported on such Exchange was $2.25 per share.


                          ___________________________


         U.S. DRUG MINORITY STOCKHOLDERS SHOULD CONSIDER CERTAIN RISK FACTORS IN CONNECTION WITH THE PROPOSED TRANSACTIONS. SEE "RISK FACTORS" ON PAGE 23.

                          ___________________________

         NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

___________________________

         This Consent Solicitation Statement/Prospectus is dated __________ ___, 1996.

                             AVAILABLE INFORMATION

         USAT and U.S. Drug are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, each files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material relating to both USAT and U.S. Drug can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Because the USAT Common Stock is traded on the American Stock Exchange, reports, proxy and information statements and other information concerning USAT can be inspected by contacting the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006- 1881. Because the U.S. Drug Common Stock is traded on the Pacific Stock Exchange, reports, proxy and information statements and other information concerning U.S. Drug can be inspected by contacting The Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104. After the Merger is consummated, USAT, but not U.S. Drug, will be required to continue to file periodic reports, proxy and information statements and other information with the Commission pursuant to the Exchange Act.



         USAT has filed with the Commission a Registration Statement on Form S-4, File No. 333-3923 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of the USAT Common Stock to be issued upon consummation of the Merger and thereafter upon the exercise of the Merger Warrants. This Consent Solicitation Statement/Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to USAT and U.S. Drug and the shares of the USAT Common Stock offered by this Consent Solicitation Statement/Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Consent Solicitation Statement/Prospectus as to any document are not necessarily complete and, where such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions thereof. Copies of the Registration Statement, with exhibits, may be obtained from the Commission's Office in

Washington, D.C. (at the address above) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

         THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST TO MS. LINDA H. MASTERSON, PRESIDENT, U.S. ALCOHOL TESTING OF AMERICA, INC., AT THE FOLLOWING ADDRESS: 10410 TRADEMARK STREET, RANCHO CUCAMONGA, CALIFORNIA 91730 OR TELEPHONE NUMBER: (909) 466-8378. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ____________, 1996.


         The information contained in this Consent Solicitation
Statement/Prospectus with respect to U.S. Drug has been provided by U.S. Drug and all other information has been provided by USAT.


                                    SUMMARY

         The following is a summary of certain information contained elsewhere in this Consent Solicitation Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere herein and in the accompanying Appendices. Each U.S. Drug Minority Stockholder should read the entire Consent Solicitation Statement/Prospectus and the Appendices hereto prior to taking any action with respect to the proposal contained herein.

BACKGROUND OF THE COMPANY

         USAT was incorporated on April 15, 1987 under the laws of Delaware to design, manufacture and market instruments which measure blood alcohol concentration by breath sample and analyzation. USAT maintains its principal executive offices at 10410 Trademark Street, Rancho Cucamonga, California 91730, and its telephone number is (909) 466-8378. USAT and its subsidiaries will be collectively referred to herein as the "Company."

         USAT's subsidiaries, which include U.S. Drug, operate in several different industries:


         1. U.S. Drug, which is 67.0% owned by USAT and whose common stock trades on the Pacific Stock Exchange, is developing proprietary systems that will test for drug use.

         2. Good Ideas Enterprises, Inc. ("Good Ideas"), which is 60.8% owned by USAT and whose common stock, $.001 par value (the "Good Ideas Common Stock"), also trades on the Pacific Stock Exchange, designed, markets and distributes a variety of traditional toy products for children of various ages.

         3. ProActive Synergies, Inc. ("ProActive"), which is a wholly-owned subsidiary of USAT incorporated in June 1995, provides single source services to assist corporations in their hiring practices ranging from substance abuse testing and background screening to total program management.


         4. On May 21, 1996, the Company completed its acquisition of Robert Stutman & Associates, Inc. ("RSA"), a provider of corporate drug-free work place programs. Since January 1996, RSA has been designing policies and programs on substance abuse prevention for customers of the ProActive subsidiary.

         5. Alconet, Inc. ("Alconet"), which is a wholly-owned subsidiary acquired by USAT in March 1995, has developed an alcohol testing network to upload test results and information from various alcohol breath testing devices.


         U.S. Rubber Recycling, Inc. ("USRR"), which is a wholly-owned subsidiary of USAT, manufactured and marketed floor covering products for office and industrial use from used truck and bus tires. On April 30, 1996, USRR sold its assets to an unaffiliated third party and discontinued operations. See "Business of the Company-Subsidiaries-U.S. Rubber Recycling, Inc."

         Acquisition Corp. was incorporated on December 18, 1995 under the laws of Delaware as a wholly-owned subsidiary of USAT for the sole purpose of acquiring U.S. Drug and will engage in no business operations until after consummation of the Merger. Acquisition Corp.'s Board of Directors consists of three USAT directors who have no direct affiliation with U.S. Drug.

         The USAT Common Stock is currently traded on the American Stock Exchange under the symbol "AAA". See "USAT Market Information-Market Data."


         U.S. Drug was incorporated on October 8, 1992 under the laws of Delaware. Effective as of January 1, 1993, USAT transferred or sub- licensed to U.S. Drug all of its assets and intellectual property rights related to drug testing operations in exchange for 3,500,000 shares of the U.S. Drug Common Stock. U.S. Drug maintains its principal executive offices at 10410 Trademark Street, Rancho Cucamonga, CA 91730 and its telephone number is (909) 466-8378, which are the same as USAT's. U.S. Drug's current Board of Directors is made up of three directors, all of whom were elected on May 31, 1996, one of whom is a consultant to the USAT Board of Directors and the other two of whom are executive officers, directors and employees of USAT. See "Risk Factors-USAT Affiliations of U.S. Drug Directors" and "Material Contacts of USAT with U.S. Drug."

         U.S. Drug is developing proprietary systems that will test for drug use, including the following five commonly used drugs of abuse: cocaine, opiates (heroin, morphine and codeine), phencyclidine hydrochloride (PCP), amphetamines (including methamphetamines) and tetrahydrocannabinol (THC, marijuana). Its line of products under development are based on its sub-license from USAT for drugs of abuse detection utilizing the United States Navy ("USN") patent for flow immunosensor technology. U.S. Drug is developing its own proprietary "Immunoassay Chemistry" for these five drugs which will work with the USN developed technology. U.S. Drug has received six Food and Drug Administration ("FDA") marketing approvals covering its Model 9000 Flow Immunoassay System and the attendant assays for each of the five drugs of abuse listed above, using urine as the test medium. U.S. Drug, based on its review of current market conditions, has decided to defer completion of the calibrators and the other elements required to be completed in order to market the urine medium testing product until it can complete the assays for a saliva medium testing product and, as a result, has produced no revenues through the date hereof. Until FDA approval is obtained of the saliva medium product and marketing has commenced, no revenues will be generated from sales to users. U.S. Drug has commenced research using saliva as a testing medium in connection with the flow immunosensor technology, is currently conducting a feasibility study as to the product and, assuming a favorable conclusion with respect to such study and subsequent success in the remainder of the development program, currently expects to submit its five-panel screening assay to the FDA late in 1997, but there can be no assurance that such submission will occur by such date. U.S. Drug's management expects marketing of the U.S. Drug products to commence six months to a year later, but there can be no assurance as to when FDA approval will be given or when marketing will commence. Accordingly, it may be 20 to 30 months before any revenues from sales of products will be generated by U.S. Drug. See "Business of U.S. Drug."

         The U.S. Drug Common Stock is currently traded on the Pacific Stock Exchange under the symbol "U.S.D.P." See "U.S. Drug Market Information-Market Data." If the Merger is consummated, trading in the U.S. Drug Common Stock will cease on the effective date thereof and the registration of such security under Section 12(b) of the Exchange Act will be terminated.

         USAT is also concurrently seeking to acquire the minority stock interests in Good Ideas by an offer of shares of the USAT Common Stock to the minority stockholders of Good Ideas as consideration for their consent to a merger of Good Ideas Acquisition Corp., a newly-incorporated wholly-owned subsidiary of USAT, with and into Good Ideas. See "Business of the Company-Subsidiaries-U.S. Drug Testing, Inc." There can be no assurance that the Good Ideas Merger will be successfully consummated. The acquisition of Good Ideas is not a condition to the Merger.

THE CONSENT PROCEDURE

(1)  STATUTORY BASIS

         Unless a corporation's certificate of incorporation otherwise provides, Section 228 of the Delaware General Corporation Law (the "GCL") permits stockholders' actions without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of the outstanding voting stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present. U.S. Drug's certificate of incorporation does not otherwise provide, so that a consent procedure pursuant to Section 228 of the GCL may be utilized by USAT. Under such section of the GCL, an action taken by consent is effective when written consents from the holders of record of the minimum number of outstanding shares of the voting stock necessary to authorize the action are executed and delivered to the corporation within 60 days of the earliest dated consent delivered in accordance with the GCL to the corporation. Under Section 251 of the GCL, a domestic corporation may be merged with and into another domestic corporation by the affirmative vote of the record holders of a majority of the outstanding shares of the voting stock acting without a meeting and without prior notice. Accordingly, USAT as the owner of 67.0% of the U.S. Drug Common Stock, which is the sole voting stock in U.S. Drug, could adopt the Merger Agreement without any other stockholder voting in favor of the adoption of the Merger Agreement. Notwithstanding the foregoing, the Merger Agreement provides that it is a condition to the consummation of the Merger that the record holders of more than 50% of the outstanding shares of the U.S. Drug Common Stock owned by U.S. Drug stockholders other than USAT (i.e., the U.S. Drug Minority Stockholders) consent to the adoption of the Merger Agreement. USAT will execute and deliver a consent to the adoption of the Merger Agreement as a stockholder of U.S. Drug after the holders of more than 50% of the outstanding shares of the Minority U.S. Drug Common Stock have consented in order to permit the filing of a Certificate of Merger in Delaware pursuant to the GCL and the terms of the Merger Agreement. USAT will not execute and deliver its consent if the consents of the holders of more than 50% of the outstanding shares of the Minority U.S. Drug Common Stock are not obtained.

(2)  PROCEDURE TO CONSENT

         UNDER THE GCL, ONLY HOLDERS OF RECORD ON THE RECORD DATE (AS DEFINED BELOW) ARE ELIGIBLE TO GIVE THEIR CONSENT TO THE ADOPTION OF THE MERGER AGREEMENT. ANYONE OWNING SHARES BENEFICIALLY (BUT NOT OF RECORD), SUCH AS A PERSON WHOSE OWNERSHIP OF SHARES IS THROUGH A BROKER, BANK OR OTHER FINANCIAL INSTITUTION, WHO WISHES

TO GIVE THEIR CONSENT SHOULD CONTACT THAT BROKER, BANK OR FINANCIAL INSTITUTION WITH INSTRUCTIONS TO EXECUTE THE WHITE FORM OF CONSENT ON HIS OR HER BEHALF OR TO HAVE THE BROKER, BANK OR FINANCIAL INSTITUTION'S NOMINEE EXECUTE THE CONSENT.

         USAT is soliciting the written consents referred to herein and, if a stockholder wishes to consent, the white consent card should be returned to Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, in the enclosed envelope or to U.S. Drug Testing, Inc., 10410 Trademark Street, Rancho Cucamonga, California 91730, Attention: Secretary.

(3)  REVOCATION

         An executed consent card may be revoked at any time before expiration by marking, dating, signing and delivering a written revocation before the time that sufficient unrevoked consents have been received to authorize the action for which consents are solicited. As indicated above, consents must be received within 60 days after the first consent is delivered to U.S. Drug. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card which is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered to Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005 or to U.S. Drug Testing, Inc., 10410 Trademark Street, Rancho Cucamonga, California 91730, Attention: Secretary.

(4)  MISCELLANEOUS

         ABSTAINING FROM GIVING A CONSENT OR NOT RETURNING A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSED ACTION. IF YOU ARE THE STOCKHOLDER OF RECORD AND WISH TO GIVE YOUR CONSENT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT CARD PROMPTLY IN THE ENVELOPE PROVIDED.


         IF YOUR SHARES OF THE U.S. DRUG COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK OR NOMINEE, ONLY THEY CAN CONSENT TO THE MERGER AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, IF YOU WISH TO GIVE YOUR CONSENT, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS WITH RESPECT TO SUCH SHARES IMMEDIATELY.


(5)  RECORD DATE, QUORUM AND REQUIRED VOTE


         Only holders of record of shares of the U.S. Drug Common Stock on August __, 1996 (the "Record Date") will be entitled to consent to adoption of the Merger Agreement.

         On the Record Date, there were 5,221,900 shares of the U.S. Drug Common Stock outstanding, of which 1,721,900 shares were the Minority U.S. Drug Common Stock. The affirmative consent of the holders of more than 50% of the outstanding shares of the Minority U.S. Drug Common Stock is necessary to adopt the Merger Agreement. Thus, the holders of at least 860,951 shares of the 1,721,900 shares of the Minority U.S. Drug Common Stock must consent to the adoption of the Merger Agreement. (USAT intends not to include an aggregate of 78,400 shares held by a current director of USAT, a former director of USAT and U.S. Drug and a person who is a director of U.S. Drug and consultant to USAT and his affiliates in determining whether it has a majority; however, if the necessary consents are obtained, these holders will receive shares of the USAT Common Stock, and share in the Special Payment (as hereinafter defined), on the same basis as the other U.S. Drug Minority Stockholders.) See the subsections "The Consent Procedure-Miscellaneous" and "Special Payment" under the caption "Terms of the Transaction". USAT will execute and deliver a consent to such adoption only after the holders of more than 50% of the Minority U.S. Drug Common Stock (excluding the aforesaid 78,400 shares from such computation) have consented in order to permit filing of a Certificate of Merger in Delaware pursuant to the GCL and the terms of the Merger Agreement.

         On February 6, 1996, the Board of Directors of USAT, acting on behalf of USAT as the sole stockholder of Acquisition Corp., adopted the Merger Agreement. On April 23, 1996, the Acquisition Board authorized execution of the Merger Agreement. Accordingly, Acquisition Corp. has approved the Merger.


(6)  APPRAISAL RIGHTS

         The U.S. Drug Minority Stockholders will have no rights of appraisal under the GCL with respect to the consummation of the Merger. See "Terms of the Transaction-The Consent Procedure-Rights of Dissenting U.S. Drug Stockholders."

THE MERGER

(1)  GENERAL


         Pursuant to the Merger Agreement, U.S. Drug will be merged with and into Acquisition Corp. (the "Merger") and each outstanding share of the Minority U.S. Drug Common Stock will be converted into __________ shares of the USAT Common Stock and __________ Rights entitling the holder thereof to receive a proportionate share of the Special Payment in cash. See the section "Special Payment" under the caption "Terms of the Transaction." The shares of the U.S. Drug Common Stock owned by USAT will be canceled upon the Merger becoming effective. Such exchange ratio reflected an offer of shares of the USAT Common Stock having a value of $5.25 per share determined on the basis of the average of the closing sales prices of the USAT Common Stock during the 30 calendar days prior to the Record Date, which average price was $_____ per share. An aggregate of _________ shares of the USAT Common Stock will be issued to the U.S. Drug Minority Stockholders, subject to adjustment for fractional shares. Assuming that there are no exercises of outstanding Common Stock purchase warrants or stock options or any conversions of USAT preferred stock between the date of this Consent Solicitation Statement/Prospectus and the effective date of the Merger, the USAT stockholders will own ____% of the outstanding shares of the USAT Common Stock and the U.S. Drug Minority Stockholders will own ____%. The shares of the U.S. Drug Common Stock owned by USAT will be cancelled. Holders of the Minority U.S. Drug Common Stock may receive an additional payment based on payments, if any, by a development and/or marketing partner if the search for such a partner is initiated and successful and if an arrangement is negotiated pursuant to which such partner obtains marketing rights in return for immediate payments to Acquisition Corp. or USAT within one year of the Effective Date (as defined below). See "Terms of the Transaction-Special Payment."


(2)  OPTIONS AND WARRANTS


         As of the Record Date, there were outstanding options expiring October 2, 2004 (the "U.S Drug Options") to purchase an aggregate of 152,000 shares of the U.S. Drug Common Stock and Common Stock purchase warrants expiring October 13, 1998 (the "U.S. Drug Warrants") to purchase an aggregate of 150,000 shares of the U.S. Drug Common Stock at $7.00 per share. Three former directors of U.S. Drug who hold U.S. Drug Options to purchase an aggregate of 110,000 shares of the U.S. Drug Common Stock have agreed to waive their rights under such Options upon the consummation of the Merger. The remaining U.S. Drug Options to purchase an aggregate of 42,000 shares of the U.S. Drug Common Stock have, by their terms, become exercisable only until the effective date of the Merger and, because USAT has declined to assume them, the Options will expire if not so exercised. Because of the higher exercise price as compared to the USAT offer, USAT does not anticipate any exercise.

         The U.S. Drug Warrants are owned by Baraban Securities, Inc. ("Baraban"), the underwriter of the initial public offering of the U.S. Drug Common Stock, and Baraban's designees. The exercise price of the U.S. Drug Warrants is $7.50 per share and was initially negotiated by Baraban with U.S. Drug at 150% of the public offering price of $5.00 per share of the U.S. Drug Common Stock in U.S. Drug's initial public offering. If the Merger is consummated, as a result of the anti-dilution provisions of the U.S. Drug Warrants, the U.S. Drug Warrants will be converted into USAT Common Stock purchase warrants expiring October 13, 1998 to purchase an aggregate of __________ shares of the USAT Common

Stock, which is the same number of shares of the USAT Common Stock which the holders of the U.S. Drug Warrants would have been entitled to receive after the consummation of the Merger had the U.S. Drug Warrants been exercised immediately prior to the consummation of the Merger. The exercise price of the Merger Warrants will be proportionately adjusted to $_________ per share. The same anti-dilution provisions as were applicable to the U.S. Drug Warrants will be applicable to the Merger Warrants. See "The Merger and Related Matters-U.S. Drug Options and Warrants."


(3)  RECOMMENDATIONS BY THE BOARDS OF DIRECTORS


         On November 16, 1995, the Board of Directors of USAT approved in principle seeking the acquisition of the minority stockholder interests in U.S. Drug and, on February 6, 1996, authorized execution of the Merger Agreement at an exchange ratio whereby U.S. Drug Minority Stockholders shall receive shares of the USAT Common Stock having a value of $5.25 per share of the U.S. Drug Common Stock. On April 23, 1996, the U.S. Drug Board of Directors authorized execution of, and submission to the U.S. Drug Minority Stockholders for approval of, the Merger Agreement. In taking such action, the U.S. Drug Board concluded that the offer was fair to the U.S. Drug Minority Stockholders from a financial point of view (a conclusion also reached by the USAT Board) and recommended to the U.S. Drug Minority Stockholders that they adopt the Merger Agreement. In setting the exchange ratio at the February 6th meeting, each Board considered the exchange ratio as being within an acceptable range as to the number of shares of the USAT Common Stock to be issued that would be fair to the U.S. Drug Minority Stockholders and, in the case of USAT's Board of Directors, would also be fair to the USAT Stockholders. On August __, 1996, each Board satisfied itself that the number of shares of the USAT Common Stock to be issued to the U.S. Drug Minority Stockholders determined in accordance with the exchange ratio set on February the 6th still was within the acceptable range as to the number of shares previously considered. The U.S. Drug Board directs the attention of the U.S. Drug Minority Stockholders to the affiliation of the directors of U.S. Drug with USAT. See the subsection "Affiliation of USAT and U.S. Drug" in this section "The Merger" under this caption "Summary," "Risk Factors-USAT Affiliations of U.S. Drug Directors" and "Material Contacts of USAT with U.S. Drug." For a review of the factors each of the USAT Board and the U.S. Drug Board considered in making its decision, see "The Merger and Related Matters-Reasons for the Merger and Approval."



(4)  AFFILIATION OF USAT AND U.S. DRUG

         USAT owns 67.0% of the outstanding shares of the U.S. Drug Common Stock. Of the three directors of U.S. Drug who approved the Merger on April 23, 1996, all were then executive officers and employees of USAT, two were directors and the other a former director of USAT and all were stockholders of USAT. Of the current three directors, two are executive officers, directors and employees of USAT and the other is a consultant to the USAT Board. All three are securityholders of USAT. As of March 31, 1996, there was an indebtedness from USAT to U.S. Drug in the amount of $282,295, which, as extended, was due June 30, 1996. This indebtedness was paid in June 1996 and USAT has authorized a loan of $500,000 to U.S. Drug which will be due December 31, 1996.

         Because of the foregoing relationships with USAT, the U.S. Drug Board has never been independent of USAT and all of the directors have owed fiduciary duties to both USAT and U.S. Drug, creating a conflict of interests. This condition has existed since U.S. Drug was incorporated as a wholly-owned subsidiary of USAT in October 1992. As a result of these conflicts of interest, the U.S. Drug Board has approved certain safeguards for the U.S. Drug Minority Stockholders, i.e, a majority of them must approve the Merger for it to be consummated, a fairness opinion has been obtained and independent counsel for U.S. Drug was engaged. See "The Merger and Related Matters-Reasons for the Merger and Approval."

(5)  FAIRNESS OPINION

         The Board of Directors of U.S. Drug has received an opinion from Whale Securities Co., L.P. ("Whale Securities") as to the fairness of the Merger to the U.S. Drug Minority Stockholders from a financial point of view as of the date of the opinion. A copy of such opinion is annexed as Appendix B hereto and should be read in its entirety. See "The Merger and Related Matters-Fairness Opinion."

(6)  THE MERGER AGREEMENT


         Following the satisfaction or waiver of the conditions of the Merger, the Merger will become effective upon the filing in the State of Delaware of a Certificate of Merger in accordance with Sections 103 and 251 of the GCL. (The date of such filing in Delaware is referenced to herein as the "Effective Date.") As soon as practical after the Effective Date, a notice of consummation of the Merger, together with a letter of transmittal for use in surrendering certificates for shares of the U.S. Drug Common Stock, will be mailed to the holders of record as of the Effective Date of the shares of the Minority U.S. Drug Common Stock. The U.S. Drug Minority Stockholders are requested not to surrender their certificates for shares of the Minority U.S. Drug Common Stock until they receive such a letter of transmittal. See "The Merger and Related Matters-Exchange of Certificates."

(7)  CONDITIONS OF THE MERGER

         The obligations of USAT, U.S. Drug and Acquisition Corp. to consummate the Merger are subject to the satisfaction of the following conditions, among others: (1) the Merger Agreement shall have been adopted by the holders of at least 50% of the outstanding shares of the Minority U.S. Drug Common Stock, even though the consent of USAT alone would have been sufficient to have adopted the Merger Agreement in accordance with the GCL, and (2) this Registration Statement shall have been declared effective by the Commission under the Securities Act and no stop order suspending such effectiveness shall have been issued or a proceeding for such purpose shall have been instituted. No party to the Merger Agreement may waive either of the foregoing conditions. There exist other conditions to consummation of the Merger that may be waived (other than the requirement of a fairness opinion) if the respective Board considers such waiver to be in the best interest of the stockholders of its respective corporation. See "The Merger and Related Matters-Conditions to the Merger" and the Merger Agreement attached as Appendix A hereto for additional information as to the conditions of the Merger.

(8)  AMENDMENT AND TERMINATION


         The Merger Agreement may be amended in writing at any time prior to the Effective Date by the Boards of Directors of the parties thereto, whether before or after the adoption by the U.S. Drug Minority Stockholders of the Merger Agreement, but, after such adoption, no amendment may, without further approval by such stockholders, alter or change the amount or kind of consideration to be received in exchange for the shares of the Minority U.S. Drug Common Stock.

         The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, whether before or after the adoption of the Merger Agreement by the U.S. Drug Minority Stockholders: (1) by mutual written consent of the Boards of Directors of USAT and U.S. Drug, (2) by either USAT or U.S. Drug if the respective Board of Directors, based on the opinion of its outside counsel, determines that making a recommendation to the U.S. Drug Minority Stockholders to adopt the Merger Agreement could reasonably be deemed to cause the members of such Board of Directors to breach their fiduciary duties under applicable law to their respective stockholders, or (3) by either USAT or U.S. Drug if there is any statute, rule or regulation which makes consummation of the Merger illegal or otherwise prohibited or any order, decree, injunction or judgment enjoining USAT, U.S. Drug or Acquisition Corp. from consummating the Merger and such order, decree, injunction or judgment has become final and non-appealable. The obligations automatically terminate if the Merger has not been consummated by December 31, 1996.

         For additional information relating to the Merger Agreement, see "The Merger and Related Matters" and Appendix A hereto.


(9)  MARKET PRICES

         The following table sets forth the closing sales prices per share for the USAT Common Stock and the U.S. Drug Common Stock as reported by the American Stock Exchange and the Pacific Stock Exchange, respectively, on February 5, 1996, the last full day on which these stocks were traded prior to the initial public announcement of the principal terms of the proposed Merger and on August __, 1996, the latest available date. See "USAT Market Information" and "U.S. Drug Market Information" for a historical comparison of market prices of the USAT Common Stock and the U.S. Drug Common Stock, respectively.

                              USAT                     U.S. Drug
                              Common Stock             Common Stock
                              ------------             ------------
February 5, 1996              $2.375                   $3.75
August __, 1996               $                        $

(10)  FEDERAL INCOME TAX CONSEQUENCES


         If the Merger is consummated, there will be no federal income tax consequences to USAT, Acquisition Corp. or the stockholders of USAT or of U.S. Drug until a stockholder thereafter sells his, her or its shares of the USAT Common Stock, except that U.S. Drug Minority Stockholders receiving cash in lieu of fractional shares may recognize income as to such payment. U.S. Drug Minority Stockholders realizing cash upon receipt of the Special Payment (see "The Terms of the Transaction--Special Payment") may recognize income in the amount of such payment or payments. See "The Merger and Related Matters-Certain Federal Tax Consequences."


(11)  REGULATORY APPROVALS

         As of the date hereof, the Merger requires no approval by any federal or state governmental agency, except for compliance with the Securities Act, the Exchange Act and state "blue sky" or securities laws. Without limiting the foregoing, no compliance is necessary under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder. See "The Merger and Related Matters-Regulatory Approvals."

(12)  ACCOUNTING TREATMENT


         The Merger will be accounted for as a "purchase" as such term is used under generally accepted accounting principles. See "The Merger and Related Matters-Accounting Treatment."

RECENT DEVELOPMENTS

         In mid-May 1995, as a result of communications among certain stockholders of USAT relating to their dissatisfaction with the performance of the management of USAT in maximizing the value of USAT, Lee S. Rosen, Michael
S. McCord, Arthur Schwartz, Morris B. Black and Stuart S. Greenberg (the then Chairman of Baraban) formed a stockholders' committee later named "The Committee for Maximizing Stockholder Value of U.S. Alcohol Testing of America, Inc. (the "Committee") to make recommendations to the management of USAT. On July 5, 1995, Mr. Black resigned from the Committee for personal reasons and, on July 19, 1995, Peter M. Mark joined the Committee. Between May 12, 1995 and August 17, 1995, the Committee or affiliated stockholders took certain actions, including the formulation of certain recommendations by the Committee which it attempted to communicate to management.

         On August 17, 1995, the Committee determined to seek consents (1) to remove and replace incumbent directors with its own nominees; (2) to amend the by-laws of USAT to delete the provision that establishes three classes of directors on USAT's Board of Directors; and (3) to amend the by-laws of USAT to fix the number of directors at seven instead of five and to require that a majority of the directors be independent. On September 11, 1995, the Committee, acting through Georgeson & Company Inc. as its solicitation agent, first delivered and mailed definitive consent solicitation material pursuant to Regulation 14A under the Exchange Act to brokers and certain stockholders of record of USAT. USAT thereafter initiated an action in the Delaware District Court alleging that the Committee had violated Section 14 of the Exchange Act, sent out a "stop, look and listen letter" and filed its preliminary consent revocation statement.

         On September 26, 1995, as reported in USAT's Current Report on Form 8-K filed on October 2, 1995, the following events occurred:


         a.      the Committee and USAT settled the above litigation;

         b. the number of directors of USAT was increased from five to seven;

         c. incumbent directors Glenn A. Bergenfield, William DiTuro and Gary S. Wolff resigned as directors of USAT; however, they continued to serve as directors of U.S. Drug and Good Ideas (Mr. Bergenfield and Dr. DiTuro subsequently resigned as directors of both subsidiaries on November 16, 1995 and Mr. Wolff resigned as a director of both subsidiaries on July 3, 1996);

         d. Alan I. Goldman, a nominee of the Committee, Peter M. Mark, a member of the Committee, and Lee S. Rosen, a member of the Committee and also a Committee nominee, were elected as directors of USAT;

         e. John C. Lawn and Linda H. Masterson were elected as directors of USAT (Prior to their election as directors, neither Mr. Lawn nor Ms. Masterson had any affiliation with USAT or the Committee, although Ms. Masterson had been interviewed by he Committee as a possible executive officer if changes were required as the result of a successful consent solicitation and Mr. Lawn had been recommended to the Committee as a possible candidate for a directorship by the Committee's counsel (now general counsel to USAT)); and

         f. James C. Witham, Chairman of the Board, President and Chief Executive Officer, and Karen B. Laustsen, Executive Vice President, continued to serve USAT in such capacities and as directors until April 18, 1996 (see second succeeding paragraph), while Gary S. Wolff remained as Chief Financial Officer on an interim basis until his resignation on July 3, 1996. See "USAT Management."


         At the Annual Meeting of Stockholders held on February 7, 1996, Mr. Witham and Ms. Laustsen were elected to serve for a one-year term, Messrs. Goldman and Mark were elected to serve for a two-year term and Messrs. Lawn and Rosen and Ms. Masterson were elected to serve for a three-year term.


         On April 18, 1996, Mr. Witham and Ms. Laustsen resigned their officerships and directorships in USAT; however, they remained as employees of USAT until May 31, 1996 to assist in the transition and other matters relating to the Company, including the Merger. They continued to serve as directors of U.S. Drug and Good Ideas until May 28, 1996 in the case of Ms. Laustsen and May 31, 1996 in the case of Mr. Witham. The resignations of Mr. Witham and Ms. Laustsen were voluntary and relationships have continued on a cordial, cooperative basis since April 18th.

         Recognizing that RSA, a provider of corporate drug-free work place programs, could bring potential revenues to the Company in what the USAT Board deemed to be the Company's core businesses, especially if RSA were part of the Company and not just a consultant, and that Robert Stutman, RSA's President and founder, was a recognized authority in the area of substance abuse prevention programs, four of the independent directors of USAT negotiated with Mr. Stutman on April 17, 1996 the terms for a possible acquisition of RSA. When Mr. Witham joined the discussions the next day, he favored naming Mr. Stutman as Chief

Executive Officer of USAT and offered to resign so that there would be no question as to Mr. Stutman's authority, believing that this would be in the best interests of the Company and all USAT stockholders. Ms. Laustsen subsequently also offered to resign for the same reason. Recognizing that, as a result of these offers, USAT would lose two of its principal executive officers, the remaining directors and Mr. Stutman then negotiated with Ms. Masterson the terms of her becoming President and Chief Operating Officer of USAT.

         On April 18, 1996, Mr. Stutman was elected as Chairman of the Board and a director of USAT and designated as its Chief Executive Officer. On the same day, but effective May 13, 1996, Ms. Masterson, a director, was elected as the President of USAT and designated as its Chief Operating Officer. Mr. Stutman and Ms. Masterson were, on May 31, 1996, elected as directors of Good Ideas and U.S. Drug, as was Michael S. McCord, a former member of the Committee, a consultant to USAT's Board of Directors and a stockholder of each of USAT, Good Ideas and U.S. Drug.

           On May 21, 1996, the Company completed its acquisition of RSA and RSA became a 100%-owned subsidiary of USAT. Since January 1996, RSA has been designing policies and programs for the ProActive subsidiary. See the section "Subsidiaries-ProActive Synergies, Inc./Robert Stutman & Associates, Inc." under the caption "Business of the Company".




            SUMMARY HISTORICAL AND PROFORMA COMBINED FINANCIAL DATA


         The following summary historical financial data of the Company for the five years ended March 31, 1996 is derived from the audited consolidated financial statements of the Company. The following summary historical financial data of U.S. Drug for the three years ended March 31, 1996 and for the period October 8, 1992 (inception) through March 31, 1993 is derived from the audited financial statements of U.S. Drug.

         The proforma condensed consolidated balance sheet of the Company as of March 31, 1996 and the proforma condensed consolidated statement of operations for the fiscal year ended March 31, 1996 ("fiscal 1996") give effect to the following:

         1.     The sale of the assets of USRR on April 30, 1996;

         2. The segregation on the consolidated balance sheet of the assets held for sale or liquidation and the related liabilities of Good Ideas and the effect of the proposed Good Ideas Merger;

         3.     The effect of the proposed Merger;

         4. The acquisition of RSA using audited financial statements for the year ended December 31, 1995 and the related Common Stock purchase warrant exercise between March 31, 1996 and the acquisition date of May 21, 1996 only to the extent necessary to generate the $2,100,000 of cash used in the acquisition transaction.


         The proforma statements have been prepared by USAT based upon the financial statements included elsewhere in this Consent Solicitation Statement/Prospectus and should be read in conjunction therewith. These pro forma statements may not be indicative of the results that actually would have occurred if the transactions would have been in effect on the date indicated or to project the results of operations for any future date or period.



         The following summary of historical financial data and proforma financial data should be read in conjunction with "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations," "U.S. Drug's Management's Discussion and Analysis of Financial Condition and Results of Operation" and the financial statements and related notes for the Company and U.S. Drug included elsewhere in this Consent Solicitation Statement/Prospectus.

HISTORICAL FINANCIAL DATA

                                  THE COMPANY


                                                    For the Year Ended March 31
                         ----------------------------------------------------------------------------------
                              1996           1995            1994               1993              1992
                              ----           ----            ----               ----              ----
(Consolidated)
Income Statement Data:
- ---------------------

Continuing Operations:

Total Revenues           $ 1,165,661      $1,695,215        $  442,728       $  611,739       $  688,412
                         ===========      ==========        ==========      ===========       ==========

Loss from Continuing
   Operations            ($8,056,045)    ($6,706,127)      ($9,696,139)     ($7,623,615)     ($3,490,024)

Loss on Discontinued
   Operations            ($2,404,541)      ($530,269)        ($369,896)       ($737,638)           -
                          ===========     ===========       ===========     ============      ===========

Net Loss                ($10,460,586)    ($7,236,396)    ($10,066,035)      ($7,997,253)      ($3,490,024)
                        =============    ============    =============      ============      ============

Loss Applicable to
   Common Stock:

Net Loss                ($10,460,586)    ($7,236,396)    ($10,066,035)        ($7,997,253)    ($3,490,024)
                        -------------    ------------    -------------        ------------    ------------

Preferred Stock
   Dividend Class A          (28,810)         (39,179)         (26,358)          (39,992)        (199,362)

Preferred Stock
   Dividend Class B            -               (2,425)         (13,826)          (331,767)       (227,083)
                        -------------    ------------    -------------        ------------    ------------

Loss Applicable to
   Common Stock         ($10,489,396)    ($7,278,000)    ($10,106,219)        ($8,369,012)    ($3,916,469)

Net Loss per
   Common Share         ($       .35)    ($      .28)    ($       .46)        ($      .68)    ($      .66)
                        =============    ============    =============        ============    ============

Weighted Average
   Common Share
   Outstanding            29,834,502       25,691,674       22,027,068         12,317,743       5,938,747
                          ==========       ==========       ==========         ==========       =========



                         March 31, 1996   March 31, 1995    March 31, 1994  March 31, 1993    March 31, 1992
                         --------------   --------------    --------------  --------------    --------------
                         (Consolidated)   (Consolidated)    (Consolidated)  (Consolidated)    (Consolidated)
Summary Balance
- ---------------
 Sheet Data:
- -----------
Working Capital          $1,685,583       $ 4,634,665       $ 7,489,655     $3,172,817        $11,778,216
                         ==========       ===========       ===========     ==========        ===========

Total Assets             $6,952,284       $14,097,548       $16,848,773     $6,300,602        $12,904,801
                         ==========       ===========       ===========     ==========        ===========

Stockholders' Equity     $4,032,330       $ 7,693,942       $ 6,844,375     $1,482,943        $ 8,301,977
                         ==========       ===========       ===========     ==========        ===========

                                   U.S. DRUG
                        (A DEVELOPMENT STAGE ENTERPRISE)






                                           For the Year Ended                        For the Period               Cumulative From
                                               March 31,                             October 8, 1992              October 8, 1992
                          -------------------------------------------------          (Inception) to               (Inception) to
                              1996              1995                 1994            March 31, 1993               March 31, 1996
                              ----              ----                 ----            --------------               --------------
Income Statement Data:
- ---------------------

Total Revenues             $     -         $       -             $      -               $      -                   $      -
                           ==========      ==========            ==========             =========                  ==========

Net Loss                  ($1,640,805)    ($2,332,217)          ($2,260,292)            ($257,422)                ($6,490,736)
                           ==========      ==========            ==========              ========                  ==========

Net Loss per
  Common Share            ($      .31)    ($      .45)       ($         .52)        ($        .07)
                           ===========      ==========         =============          ============

Weighted Average
  Common Shares
  Outstanding                5,221,900       5,221,900            4,342,458             3,500,000
                             =========       =========            =========             =========







                                           March 31, 1996
                                           --------------
Summary Balance Sheet Data:
- --------------------------
   Working Capital                         $  536,880
                                           ==========

   Total Assets                            $1,175,390
                                           ==========

   Shareholders' Equity                    $1,056,887
                                           ==========


                     U.S. ALCOHOL TESTING OF AMERICA, INC.
                             PROFORMA BALANCE SHEET

                                                                       MERGER &
                                                                       PROPOSED          MERGER WITH
                                                                       SALE OR           ACQUISITION     OPERATIONS
                                                         SALE OF       LIQUIDATION OF    CORP.           OF RSA
                                          HISTORICAL     USRR          GOOD IDEAS        USD             YE 12/31/95    PROFORMA
ASSETS                                    3/31/96        DR(CR)        DR(CR)            DR(CR)          DR(CR)         3/31/96
Current Assets:                           -----------    --------      --------------    -----------     ----------     -----------
   Cash and Cash Equivalents                1,286,520     150,000 (1)                                         4,836(7)    1,441,356
   Accounts Receivable (net of
     Allowance for Bad Debts of
     $187,703 and $112,490)                   488,776    (141,038)(2)    (61,612)(3)                          3,761(7)      289,887
   Other Receivables                            1,850                                                           200(7)        2,050
   Inventories                              1,041,261    (174,981)(2)   (196,209)(3)                                        670,071
   Prepaid Expenses                           265,660      (3,721)(2)     (7,358)(3)                          2,888(7)      257,469
                                          -----------    --------      ---------        ----------       ----------     -----------
Total Current Assets                        3,084,067    (169,740)      (265,179)                            11,685       2,660,833
                                          -----------    --------      ---------        ----------       ----------     -----------

Property and Equipment (Net of
  Accumulated Depreciation of
  $2,060,568 and $1,890,439)                2,997,066    (281,120)(2)    (15,801)(3)                          6,027(7)    2,706,172

Other Assets:                                 871,151      (6,000)(2)     (6,808)(3)                                        858,343
Excess of Cost over Fair Value on Net
  Assets Acquired                                                                                         4,143,804(8)    4,143,804
Estimated Net Realizable Value of Assets
  Held for Sale                                                           39,580 (4)                                         39,580
Notes Receivable - Non Current                            300,000 (1)                                                       300,000
                                          -----------    --------      ---------        ----------       ----------     -----------
                                            6,952,284    (156,860)      (248,208)                         4,161,516      10,708,732
                                          ===========    ========      =========        ==========       ==========     ===========

Current Liabilities:                                     CR(DR)        CR(DR)            CR(DR)          CR(DR)
   Accounts Payable                           649,835     (78,613)(2)    (86,831)(3)                                        484,391
   Accrued Liabilities                        708,620     (65,215)      (138,858)                           104,326(7)      608,873
   Unearned Revenue                                                                                         285,416(7)      285,416
   Current Portion Long Term Debt              32,827      (3,431)(2)     (8,337)(3)                                         21,059
   Due to Shareholder                                                                                         5,250(7)        5,250
   Pref. Stock Dividend Payable                 7,202                                                                         7,202
                                          -----------    --------      ---------        ----------       ----------     -----------
Total Current Liabilities                   1,398,484    (147,259)      (234,026)                           394,992       1,412,191
                                          -----------    --------      ---------        ----------       ----------     -----------
Long Term Debt - Net of Current Portion        42,962      (9,601)       (14,182)(3)                        400,000         419,179
Minority Interest                           1,478,508                   (911,039)(5)      (567,469)(6)

Stockholders' Equity
   Preferred Stock Class "A"                      412                                                                           412
   Common Stock $.01                          324,800                      6,883 (5)        40,178 (6)       14,459(3)      386,320

   Additional Paid In Capital              45,176,619                  1,541,797 (5)     8,999,797 (6)    3,648,041(3)   59,366,254
   Accumulated Deficit                    (41,469,501)                  (637,641)(12)   (8,472,506)(11)     295,985(8)  (50,579,648)
                                          ------------   --------      ---------        ----------       ----------     -----------
Total Stockholders' Equity                  4,032,330                    911,039           567,469        3,366,515       8,877,353
                                          -----------    --------      ---------        ----------       ----------     -----------

TOTAL LIABILITIES AND EQUITY                6,952,284    (156,860)      (248,208)                         4,161,507      10,708,732
                                          ===========    ========      ==========       ==========       ==========     ===========

Notes to Proforma Balance Sheet

(1)       Proceeds of sale of USRR

(2)       Assets of USRR sold and liabilities assumed by purchaser

(3) Assets of Good Ideas to be sold or liquidated and liabilities assumed or settled, excluding cash and receivable from parent

(4)       Estimated value of assets to be sold or liquidated less liabilities

(5)       Purchase of minority interest in Good Ideas

(6)       Purchase of minority interest in U.S. Drug

(7) Assets Acquired and Liabilities Assumed in Purchase of Robert Stutman & Associates, Inc. (RSA)

(8)       RSA-Excess of Cost over Fair Value of Assets Acquired
          Consideration Paid:

          Cash                                                $2,100,000
          Note Payable                                           400,000
          Stock 500,000 shares of Common @ 3.125               1,562,500
          Estimated Expenses                                      65,000
                                                              ----------
                  Total Price Paid                             4,127,500
          Accumulated Deficit                                    316,280
          Common Stock                                            (4,000)
                                                              ----------
          Purchase Price in excess of net asset value         $4,439,780
                                                              ==========

          Amortization of purchase price in excess of net asset value is based on a 15 year life and amounts to $295,985 per year.

(9) The cash portion of the Robert Stutman acquisition was provided by the exercise of Common Stock Purchase Warrants subsequent to 3/31/96. The Proforma was calculated using the exercise of 945,946 warrants at an average price of $2.22

(10)      Operations of RSA for the year ended 12/31/95

Calculation of number of shares assumed in Merger Transactions with USD and Good Ideas

                                                                 USD                       GI
                                                              ---------                ---------
Agreed price                                                       5.25                     1.00
Estimated Average USAT price                                       2.25                     2.25
Agreed Price/Est. Ave. USAT price                                  2.33                     0.44
OS USD Minority Shares                                        1,721,900                1,548,680
                                                              ---------                ---------
Estimated Number of USAT Share to be issued                   4,017,767                  688,302
                                                              =========                =========

(11) Charge to operations of incomplete research and development due to the value of USAT stock issued in the merger to purchase the minority interest of U.S. Drug in excess of its historical amount.

(12) Charge to loss on disposal of discontinued operations due to the value of the USAT stock issued to purchase the minority interest of Good Ideas in excess of its historical cost.

(13)      Elimination of minority interest.

U.S. Alcohol Testing of America, Inc.
Proforma Statement of Operations
For the Fiscal Year ended 3/31/96

                                                                        MERGER AND
                                                                        PROPOSED
                                                                        SALE OR      MERGER WITH
                                                               SALE     LIQUIDATION  ACQUISITION      ACQUISITION
                                                                OF          OF       CORP.            OF RSA
                                               HISTORICAL      USRR     GOOD IDEAS   USD              12/31/95          PROFORMA
                                               ----------      ----     ----------   ---              --------        ------------
Continuing Operations:
  Net Sales                                    $  1,165,661                                            1,101,599(10)     2,267,260
  Costs and Expenses
     Cost of Sales (Exclusive of
      Depreciation Shown Below)                   1,208,726                                              845,663(10)     2,054,389
     Selling, General and Administrative
      Expenses (Exclusive of Depreciation
      Shown Below)                                5,720,592                                              275,485(10)     5,996,077
     Research and Development                     1,005,832                                                              1,005,832
     Incomplete Research and Development                                               8,472,506(11)                     8,472,506
     Interest                                        81,450                                                                 81,450
     Depreciation and Amortization                1,017,534                                              295,985         1,313,519
     Loss on Settlement of Litigation             1,137,914                                                              1,137,914
                                               ------------   --------  -----------  ----------       ----------      ------------
       Total Costs and Expenses                  10,172,048                            8,472,506       1,417,133        20,061,687
                                               ------------   --------  -----------  ----------       ----------      ------------
  Loss From Operations                           (9,006,387)                          (8,472,506)        (315,534)      (17,794,427)
                                               ------------   --------  -----------  -----------      ----------      ------------
  Other Income (Expense)
     Interest Income                                116,075                                                                116,075
     Loss on Sale of Marketable Securities       (1,889,216)                                                            (1,889,216)
     Unrealized Gain on Marketable Securities     2,190,721                                                              2,190,721
     Other Losses                                    (8,704)                                                                (8,704)
                                               ------------   --------  -----------  -----------      ----------      ------------
       Total Other Income (Expense)                 408,876                                                                408,876
                                               ------------   --------  -----------  -----------      ----------      ------------
     Loss Before Minority Interest in Net
       Loss of Subsidiaries                      (8,597,511)                          (8,472,506)       (315,534)      (17,385,551)
     Minority Interest in Net Loss of
       Subsidiaries                                 541,466                             (541,466)
                                               ------------   --------  -----------  -----------      ----------      ------------
  Loss from Continuing Operations                (8,056,045)                          (9,013,972)       (315,534)      (17,385,551)
  Discontinued Operations:
     Loss from Operations before Minority
       Interest                                  (1,545,457)                                                            (1,545,457)
     Minority Interest in Net Loss                  467,183                (467,183)
     Loss on Disposal, Net of Minority
       Interest $143,671                         (1,326,267)               (781,312)                                    (2,107,579)
                                               ------------   --------  -----------  -----------      ----------      ------------
  Loss from Discontinued Operations              (2,404,541)             (1,248,495)                                    (3,653,036)
                                               ------------   --------  -----------  -----------      ----------      ------------
  Net Loss                                     $(10,460,586)  $         $ 2,035,973  $(9,013,972)     $ (315,534)      (21,038,587)
                                               ============   ========  ===========  ===========      ==========      ============
  Weighted Average Common Shares Outstanding     29,834,502                 688,302    4,017,767       1,445,946        35,986,517
                                               ============   ========  ===========  ===========      ==========      ============
  Loss Applicable to Common Stock:
     Net Loss                                   (10,460,586)            $(1,248,495) $(9,013,972)       (315,534)      (21,038,587)
     Preferred Stock Dividend - Class "A"           (28,810)                                                               (28,810)
                                               ------------   --------  -----------  -----------      ----------      ------------
  Loss Applicable to Common Stock              $(10,489,396)  $         $(1,248,495) $(9,013,972)     $ (315,534)     $(21,067,397)
                                               ============   ========  ===========  ===========      ==========      ============
  Loss Per Common Share:
     Loss from Continuing Operations           $      (0.27)                                                          $      (0.48)
     Loss from Discontinued Operations         $      (0.08)                                                          $      (0.10)
                                               ------------                                                           ------------
     Net Loss                                  $      (0.35)                                                          $      (0.58)
                                               ============                                                           ============

                                  RISK FACTORS


         In analyzing this offering, the U.S. Drug Minority Stockholders should consider all of the matters set forth below:


         1. USAT Affiliations of U.S. Drug Directors. Of the three directors of U.S. Drug who approved the Merger on April 23, 1996, all were then executive officers and employees of USAT, two were directors and the other a former director of USAT and all were stockholders of USAT. Of the current three directors, two are executive officers, directors and employees of USAT and the other is a consultant to the USAT Board. All three are securityholders of USAT.

         Consequently, the U.S. Drug Board of Directors has never been independent of USAT and all of the directors have owed fiduciary duties to both USAT and U.S. Drug, creating a conflict of interest, which has existed since January 1, 1993 when USAT transferred or sub-licensed to U.S. Drug all of its assets and intellectual property rights related to drug testing operations in
exchange for 3,500,000 shares of the U.S.  Drug Common Stock.   However,
specifically with respect to the Merger, the U.S. Drug Board approved certain safeguards in an effort to assure fairness to the U.S. Drug Minority Stockholders. First, the Merger Agreement must be adopted by the holders of at least 50% of the outstanding shares of the Minority U.S. Drug Common Stock (excluding from such calculation the 78,400 shares in the aggregate held by three current or former directors of U.S. Drug and USAT and the affiliates of one such director), even though the consent of USAT alone is sufficient to adopt the Merger Agreement in accordance with the GCL. Second, a major firm was engaged as independent counsel for U.S. Drug. Lastly, the Board of Directors of U.S. Drug has received an opinion from Whale Securities as to the fairness of the Merger to the U.S. Drug Minority Stockholders from a financial point of view as of the date of the opinion. The Merger Agreement provides that the first and second protections cannot be waived by any party.

         The USAT Board considered adding independent directors to U.S. Drug, but rejected the idea because of what it considered the virtual impossibility, especially in light of today's potential director liability, of finding a person or persons to accept a directorship in a public company knowing that it is in the process of going private and that USAT has majority control of the U.S. Drug Common Stock (68.5% of the outstanding shares as of June 30, 1996 if the directors' and affiliates' shares are included). Although USAT could have attempted to cause U.S. Drug to make it financially attractive for a potential director to accept a directorship, USAT believed that this would not be a prudent use of U.S. Drug money and that any such payment or payments could be perceived as a "bribe" to favor the Merger.

         2. Operating Losses. The Company has sustained losses of $41,469,501 from inception through March 31, 1996. Management initiated cost reduction actions to reduce selling, general and administrative expenses in fiscal 1996, which prospective savings were offset by the $903,000 in combined legal and other expenses incurred by both parties in the consent solicitation contest (see "Summary-Recent Developments"), $250,000 in settlement of a claim by two then Alconet officers relating to their then employment and $397,000 of expenses incurred by Alconet, a subsidiary not included in the fiscal year ended March 31, 1995 ("fiscal 1995"). Without the expenses of the consent solicitation, management believes that the selling, general and administrative expenses can be reduced in the fiscal year ending March 31, 1997 ("fiscal 1997"); however, there can be no assurance that management's expectations will be realized in fiscal 1997 or thereafter. In addition, management has initiated an effort through ProActive, a subsidiary, to tap the human resource provider market which it believes can result in substantial revenues; acquired RSA on May 21, 1996, which company has been designing drug-free workplace policies and programs for ProActive clients since January 1996; will continue to attempt to sell its toy operations; and has sold on April 30, 1996 the assets of its rubber recycling operations, so that the Company can concentrate on alcohol and drug testing and the related RSA/ ProActive operations as its core businesses. However, there can be no assurance that management will receive what it considers to be an acceptable offer for Good Ideas. In addition, the Board will liquidate Good Ideas if no acceptable offer is received by December 31, 1996. In addition, the decision to develop a saliva based drug testing product, rather than complete first the urine based drug testing product for marketing, will, in the opinion of management, enhance the Company's future growth, but has delayed the receipt of any revenues from U.S. Drug in fiscal 1996 and fiscal 1997, if not longer, unless revenues are to be received from a marketing and/or development partner if and when such an agreement for such a partner is executed, as to which there can be no assurance, especially because management is not conducting any negotiations for such a partner. Accordingly, it is management's belief, especially in view of the significant losses in, the fiscal year ended March 31, 1994
("fiscal 1994"), fiscal 1995 and fiscal 1996, that, despite these management programs, the Company will not turn profitable in fiscal 1997 and that, pending development of the ProActive operations in conjunction with RSA, the timing of the U.S. Drug development work and the other management programs, it is currently too speculative to project as to when, if ever, the Company will become profitable. See "Business of the Company," "The Company's Financial Statements" and "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations."

         U.S. Drug has reported losses of $1,640,805 for fiscal 1996, $2,332,217 for fiscal 1995 and $2,260,292 for fiscal 1994, the decrease being primarily due to the reduction in licensing royalties to the USN. U.S. Drug has not produced any revenues because its products are still in the development stage as indicated in the preceding paragraph. Since inception U.S. Drug has spent $2,556,000 on research and development (which does not give effect to the $678,000 previously spent by USAT relating to the drug testing products) and $1,868,000 on selling, general and administrative expenses, as well as incurring management fees to USAT of $113,000 and interest and depreciation expenses of $416,024. See "U.S. Drug Financial Statements" and "U.S. Drug's Management's Discussion and Analysis of Financial Condition and Results of Operations." Until the development work is completed, governmental approvals obtained and marketing commenced, the operational losses will continue. Marketing may not commence for 20 to 30 months and there can be no assurance as to when, if at all, revenues will be sufficient to exceed U.S. Drug's costs and expenses. See "Business of USAT-Subsidiaries-U.S. Drug Testing, Inc."

         3. Need for Financing. Because of the then projected continuing losses from the Company's operations in fiscal 1996, USAT's management believed that it was necessary to secure additional equity, through the private placement of its securities, through the exercise of outstanding Common Stock purchase warrants or stock options or through a combination of both, in order to offset the anticipated cash shortfall from operations. In November 1995, USAT authorized a private placement pursuant to Regulation D under the Securities Act offering 2,000,000 shares of the USAT Common Stock which resulted in $3,750,000 in gross proceeds upon the consummation of the offering on February 14, 1996. Management believes that, as a result of this financing, the proceeds from the sale of the assets of USRR, the recent and possible future exercises of outstanding USAT Common Stock purchase warrants and stock options and the cash to be generated from its operations, the Company will be able to meet its cash requirements during the next 12 months. However, there can be no assurance that this objective will be achieved and the Company in such event would have to seek new financing, which financing may not be available or, if available, may not be on acceptable terms. In addition, depending on market and other conditions relating to the individual holder, there can be no assurance that the outstanding USAT Common Stock purchase warrants and stock options of USAT will be exercised and, if exercised, when. Since January 31, 1996 and through June 30, 1996, Common Stock purchase warrants to purchase 2,482,824 shares of the USAT Common Stock were exercised for an aggregate exercise price of $4,421,588.


         In the event that the Company is unable to generate sufficient cash flow from operations or from sources other than operations as described in the preceding paragraph (which event, in USAT's management's opinion, is not likely to occur based upon the Company's past experience; however, there can be no assurance that management will be successful in its financing efforts), then the Company may have to reduce operations in order to survive, thereby not only resulting in less cash from operations currently, but also delaying future revenue growth. In such event the market price of the USAT Common Stock is likely to drop, not only discouraging the future exercises of USAT's warrants and options and possibly discouraging potential new investors, but also increasing the risk that a current investor in USAT may lose the value of his, her or its investment.

         U.S. Drug will require additional capital of $4,500,000 to $5,000,000 in order to complete the development of its drug testing products. The foregoing estimate does not include the estimated expenses of $2,000,000 to $2,500,000 for manufacturing line start-up expenses relating to the chemistry aspects of the product assuming that the development program is completed, as to which there can be no assurance. If the feasibility study currently being conducted as to the product indicates that further development projects should be abandoned, then U.S. Drug's cash requirements will be substantially reduced, but its future prospects for revenues will disappear. Assuming that the feasibility study results in a favorable conclusion and, if the Merger is not consummated, there can be no assurance that U.S. Drug will be able to raise the capital amounts based on selling only its own U.S. Drug Common Stock and any such equity financings, if successfully implemented, will dilute the stock ownership and voting rights of the current stockholders of U.S. Drug, including USAT. In addition, U.S. Drug may seek a major company to assist in certain product development work and to fund such a product development program. Depending on the financial arrangements to be negotiated, such development partner may seek marketing rights with respect to the products when and if successfully developed. Because of the stage of development of the product and the fact that no search or negotiations are currently being conducted, there can be no assurance as to when and if any such marketing and/or product development partner, if obtained, would make such an advance. Were U.S. Drug not to succeed in these efforts, its sublicense from USAT of the rights to the USN technology would revert to USAT. See "The Merger and Related Matters-Reasons for the Merger," "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations" and "U.S. Drug's Management's Discussion and Analysis of Financial Condition and Results of Operations."

         4. Competition. The Company has a variety of competitors depending on the particular aspect of its business, many of which have far greater financial resources and marketing staffs than the Company. There can be no assurance that USAT will be able to compete successfully with these companies. See "Business of the Company-Competition."

         Alcohol Testing

         The alcohol detection equipment industry is highly competitive. Although management believes that USAT's Alco- Analyzer 2100 is the only Department of Transportation approved evidential alcohol breath testing instrument utilizing gas chromatography, it still competes with other alcohol detection techniques developed by other companies. USAT competes with other small companies such as CMI Inc., Intoximeters, Inc. and Lifeloc, Inc., which also offer alcohol testing equipment. Although all of these competitors are believed currently to have greater revenues than USAT from sales of alcohol testing devices, management is of the opinion that only CMI, Inc., which is a subsidiary of MPD/MPH, may have greater financial resources than USAT. In addition, several companies, including Hoffman-LaRoche, Inc. ("Roche") and STC, Inc., offer an on-site screening saliva based alcohol test. Roche has, and several of these other companies may have, greater revenues and financial resources than the Company.

         Drug Testing


         The Company has not received any revenues from U.S. Drug because its products are still in the developmental stage. Currently U.S. Drug is developing two products which will screen for the presence of drugs of abuse, one which will utilize flow immunosensor technology with urine samples as a medium of testing and another which will utilize flow immunosensor technology with saliva samples as a medium of testing. U.S. Drug will compete with many companies which currently utilize urine samples as a medium of testing, such as Syva (a division of Syntex Corporation ("Syva"), Roche, Marion Laboratories, Inc. ("Marion"), Abbott Laboratories, Inc. ("Abbot"), Editek, Inc. ("Editek"), Hycor Biomedical, Inc. ("Hycor"), Princeton Bio Meditech, Inc. ("Princeton") and Biosite, Inc. ("Biosite"), major pharmaceutical companies which also provide substance abuse screening methods. Currently, to management's knowledge, no competitor is offering a saliva based testing product on an "on site" basis for drugs of abuse. However, management has been advised that one or more companies may have such product under development and, accordingly, there can be no assurance that a competitor will not offer such a product in the future. Even if no such product is offered, U.S. Drug anticipates competition from other substance abuse detection methods provided by the major companies mentioned in this paragraph. If U.S. Drug successfully completes development of first its saliva sample testing method and second its urine sample testing method, as to which there can be no assurance, it is not certain whether U.S. Drug will have the financial resources to compete successfully with other companies which have greater financial resources available to them without the assistance of a major pharmaceutical or other company possessing such resources. There can be no assurance that the assistance of such a company can be obtained, especially because none is currently being sought. In addition, U.S. Drug's delay in bringing a drug testing product to market may adversely affect its future marketing efforts because of the name recognition gained by competitors actively marketing a product during this interim period.


         Human Resource Provider Operations


         ProActive is a single source service provider, meaning that it is a provider of both substance abuse testing services and background screening services. A single source service provider is a relatively new concept. Additionally, the Company, through the acquisition in May 1996 of RSA, can also provide customized loss prevention services specifically designed to reduce the negative effect of workplace substance abuse. The competition from single source providers which ProActive currently encounters is primarily from small local and regional companies. To management's knowledge, currently there is no single source provider on a national level, which is what ProActive hopes to become, and there are no other providers of customized programs and policies like RSA. However, Lab Corp., through Med-Express, is currently offering background screening services to corporations on a limited basis. Although, ProActive has experienced personnel in both the drug testing and investigative arena, there is no assurance that ProActive will become successful in marketing its services as a single source provider on a national level. In addition, ProActive will face competition from other companies which provide each of these services separately such as the companies mentioned in the preceding subsections of this section "Competition" under this caption "Business of the Company" as it relates to substance abuse testing providers (including the laboratories which are vendors to ProActive), and local or regional investigative firms or private investigators (including vendors to ProActive) as it relates to background investigative services. Assuming that the combined RSA/ProActive operations achieve national status as a single source provider, there can be no assurance that existing or new companies will not enter the national marketplace to compete with the combined RSA/ProActive operations.


         5. No Common Stock Dividends. USAT has not paid any cash dividends on the USAT Common Stock and, based on the Company's cash requirements and continuing losses, does not anticipate paying cash dividends on the USAT Common Stock in the foreseeable future. See "The Merger and Related Matters-Summary of the Terms of the USAT Common Stock-Dividends."

         6. Depressive Effect on Market of Warrant or Option Exercises, Potential 144 Sales and Untimely Sales by Selling Securityholders. Any exercise of the outstanding Common Stock purchase warrants or stock options of USAT will increase the shares available for public trading, which may depress the public market price for the USAT Common Stock. USAT is required to maintain a current prospectus in order to permit the sale of shares underlying certain of USAT's warrants and USAT's options for any holder thereof who exercises. As of the date hereof, there was, in the opinion of counsel to USAT, no such prospectus complying with Section 10(a)(3) of the Securities Act and USAT was in the process of effecting filings under the Securities Act to secure such a prospectus. Accordingly, because the last of these USAT warrants and USAT options do not expire until August 1, 2004, the potential exercises and the subsequent sales thereof may act as an overhang on the market for the USAT Common Stock for a long period.

         As of July 12, 1996, 35,337,335 shares of the USAT Common Stock were issued and outstanding, of which 2,173,474 were held by current or former directors and executive officers of USAT and could only be sold pursuant to Rule 144 or another exemption under the Securities Act. Essentially, Rule 144 permits the sale of (a) restricted securities (as such term is defined in Rule 144(a)(3)) held by any person after a two-year holding period and (b) non-restricted securities held by affiliates of the issuer without any holding period, in brokerage transactions and in an amount equal to the greater of the average weekly reported trading volume during the prior four-week period or one percent of the issuer's outstanding common shares during any three-month period. If the stockholder has held the restricted securities for more than three years and has not been an affiliate for more than three months prior to the contemplated sale (the term "affiliate" being generally defined as a director, executive officer or a beneficial owner of such number of the outstanding shares of the USAT Common Stock as to be deemed to be in control of
USAT), such stockholder may sell pursuant to Rule 144(k) under the Securities Act without regard to such a limitation on the number of shares.

         As of July 12, 1996, there were also reserved for issuance: (a) 250,000 shares of the USAT Common Stock issuable upon the exercise at $1.33 per share of a Common Stock purchase warrant expiring September 1, 1996; (b) 1,353,224 shares issuable upon the exercise at exercise prices ranging between $1.33 and $4.00 per share of Common Stock purchase warrants expiring between September 1, 1996 and December 17, 1997; (c) 61,250 shares issuable upon the exercise at exercise prices ranging between $1.0625 and $4.00 per share of Common Stock purchase warrants expiring between May 17, 1997 and September 1, 1998; (d) 82,750 shares issuable upon the exercise at exercise prices ranging between $2.00 and $2.50 per share of Common Stock purchase warrants expiring between September 1, 1998 and July 19, 1999; (e) 2,000,000 shares issuable upon the exercise at $2.00 per share of Common Stock purchase warrants expiring December 17, 1999; (f) 185,207 shares issuable upon the conversion of the shares of the Class A Preferred Stock, $.01 par value (the "Class A Preferred Stock"); (g) 437,500 shares issuable upon the exercise at $2.375 per share of the outstanding stock options originally expiring August 1, 2004, but now expiring the later of (i) 30 days after the effective date of a post-effective amendment to a registration statement under the Securities Act relating to the underlying shares of the USAT Common Stock or (ii) 90 days after (1) the optionee's employment terminated or terminates or (2), if the optionee is not an employee, the directorship terminated, granted under USAT's 1990 Restricted Stock, Non-Qualified and Incentive Stock Option Plan (the "1990 Option Plan"); (h) 60,000 shares issuable upon the exercise at $1.9375 per share of Common Stock purchase warrants expiring November 15, 1998 issued to new directors of USAT and a consultant; (i) 700,000 shares issuable upon the exercise of three Common Stock purchase warrants expiring November 15, 1998 (as to 400,000 shares at $1.9375 per share), November 15, 2000 (as to 150,000 shares at $3.00 per share) and November 15, 2000 (as to 150,000 shares at $4.00 per share) issued to a director in connection with his services in a capacity other than as a director, including those related to the then pending private placement pursuant to Regulation D under the Securities Act; (j) 300,000 shares issuable upon the exercise at $3.125 per share of a Common Stock purchase warrant expiring April 17, 1999 issued to the same director for other services not in his capacity as a director; (k) 41,000 shares issuable upon the exercise at exercise prices ranging between $1.875 and $2.8175 per share of Common Stock purchase warrants expiring between July 17, 1998 and July 19, 1999 issued to employees of the Company; (l) 200,000 shares issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring December 27, 1998 issued to a then consultant to USAT for his acting as spokesperson for the Company's alcohol and drug testing operations (on April 18, 1996 he was named Chairman of the Board, Chief Executive Officer and a director of USAT); (m) 200,000 shares issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring March 31, 1999 issued to RSA as a consultant to ProActive in consideration of its services rendered to ProActive operations (the warrant being divided among the RSA shareholders after the acquisition of RSA by USAT); (n) 900,000 shares issuable upon the exercise at $3.125 per share of Common Stock purchase warrants expiring May 20, 1999 issued to the RSA shareholders as part of the RSA purchase price; (o) 600,000 shares issuable upon the exercise at $3.125 per share of a Common Stock purchase warrant expiring May 12, 1999 issued to the new President and Chief Operating Officer of USAT; (p) 700,000 shares issuable upon the exercise at $2.4375 per share of a Common Stock purchase warrant expiring February 26, 1999 issued to a consultant to USAT for financial public relations services; (q) 100,000 shares issuable upon the exercise at $2.17 per share of Common Stock purchase warrants expiring October 19, 2000 issued to the placement agents for a private placement pursuant to Regulation S under the Securities Act; and (r) 150,000 shares issuable upon the exercise at $2.25 per share of a Common Stock purchase warrant expiring January 29, 2000 issued to an individual in connection with settlement of a litigation against USAT. The shares of the USAT Common Stock issuable upon the exercise of the warrants and options described in subparagraphs (a), (b), (c), (d) and
(g) have all been registered under the Securities Act for resale by the holders thereof; however, there is not currently in effect a prospectus complying with
Section 10(a)(3) of the Securities Act that would permit resale of such 2,184,724 shares of the USAT Common Stock. The 5,951,000 underlying shares for the other warrants have to be registered under the Securities Act for either issuance by USAT or resale by the holders. All of the foregoing Common Stock purchase warrants and options were granted at or above the fair market value of the USAT Common Stock on the respective date of grant. Were all of these 8,135,724 shares issuable upon the exercises of the foregoing USAT Common Stock purchase warrants and stock options, assuming that the shares were made subject to a prospectus complying with Section 10(a)(3) of the Securities Act permitting their resale, the 185,207 shares issuable upon the conversion of the Class A Preferred Stock, and the shares described in the preceding paragraph which could be sold pursuant to Rule 144, or a substantial number of the foregoing shares, publicly sold over a short time period, the market price of the Common Stock could decline significantly because the market might lack the capacity to absorb a large number of shares during a brief period. Such a decline in market price may make the terms of any future financing more difficult for USAT to consummate on a favorable basis.

         In addition to its intention to register under the Securities Act the 5,951,000 underlying shares of the USAT Common Stock issuable upon the exercise of the Common Stock purchase warrants and stock options described in the preceding paragraph, either for issuance by USAT or for resale by the holders, as to many of whom USAT has given a registration commitment, USAT has also given a registration commitment to the purchasers of 2,000,000 shares of the USAT Common Stock issued in the private placement as to which the final closing was held on February 14, 1996 and to the former RSA shareholders for the 500,000 shares of the USAT Common Stock they received upon the acquisition of RSA by USAT. The 500,000 shares issued to the RSA shareholders were registered under the Securities Act as "Acquisition Shares" in USAT's Registration Statement on Form S-1, File No. 33-43337 (the "January 1992 Registration Statement"), but may require a post-effective amendment to the January 1992 Registration Statement being declared effective under the Securities Act for such shareholders to resell. See "The Merger and Related Matters-

Summary of the Terms of the USAT Common Stock-Acquisition Shares." Were these 2,500,000 shares of the USAT Common Stock registered under the Securities Act for resale by the holders and, if a substantial number of these shares were offered for sale at the same time, such offerings could have the same adverse impact as described in the preceding paragraph.

         To the extent that the Merger is consummated, an aggregate of _____ shares of the USAT Common Stock will be issued to the U.S. Drug Minority Stockholders. To the extent that the Good Ideas Merger is consummated, an aggregate of _____ shares of the USAT Common Stock will be issued to the minority stockholders of Good Ideas. The aggregate of _________ shares of the USAT Common Stock issued on such transactions will, with limited exceptions, be freely tradeable and, if a substantial number of these shares were offered for sale at the same time, such offerings could have the same impact as described in the second preceding paragraph.

         7. Technological Changes. The substance abuse testing industry is a technological sensitive industry in that companies are constantly developing new methods and making changes to current methods for substance abuse detection in order to remain competitive. USAT competes, and, when its development stage for a saliva based test and a urine based test are completed, U.S. Drug will compete, with larger companies such as those named under "Business of the Company-Competition," many of which have substantially greater financial resources available to them to invest in the research and development of their products than USAT and U.S. Drug. These competitors may develop products in the future which may render USAT's and U.S. Drug's products obsolete or non-competitive from a pricing point of view. To remain competitive, USAT and U.S. Drug may require substantial financial resources for personnel and other costs to conduct research and update current products to reflect the technological advances; however, such financial resources may not be available. In the alternative, depending on the progress in the drug testing research and development program (including the current feasibility study), U.S. Drug may at a later date seek a major pharmaceutical or other company to assist in the development program and, depending on the financial arrangements to be negotiated, such development partner may seek marketing rights to the products when and if successfully developed. Although such a partner may reduce certain current expenditures, it may later, by assuming marketing rights, reduce prospective revenues to U.S. Drug. Because of the stage of development of the product and the fact that no search or negotiations are currently being conducted, management believes that it is currently too speculative to anticipate U.S. Drug's competitive position based on the presence of a development and/or marketing partner. See the section "Need for Financing" under this caption "Risk Factors" and "Business of the Company-Competition."

         8. Market Limitation for Alcohol Testing Products. The potential markets for USAT's alcohol testing products may be substantially limited to the ones in which it currently sells - law enforcement, correctional facilities, medical and clinical facilities, alcohol treatment centers and emergency rooms. This market insofar as alcohol testing is concerned may be saturated and the opportunity for growth limited; however, management of USAT believes that the demand for alcohol testing could grow in the industrial market, in which USAT does some current selling, on a broader basis as did the demand for drug testing at an earlier date. There can be no assurance that such growth will occur or that, if the growth occurs, USAT will successfully penetrate the industrial market. See the sections "Marketing" and "Competition" under the caption "Business of the Company."

         9. Other Conflicts of Interest. From January 1992 to January 1993, prior to the transfer by USAT to U.S. Drug of USAT's license interest to the USN technology, USAT conducted U.S. Drug's business operations and, in the event of a default by U.S. Drug, its sublicensee rights would revert to USAT as licensee. Since April 1, 1993, USAT has been managing certain of U.S. Drug's operations pursuant to a management agreement. As of June 30, 1996, 67.0% of the outstanding shares of the U.S. Drug Common Stock were held by USAT. As of March 31, 1996, there were notes receivable from USAT to U.S. Drug in the amount of $282,295 which, as extended, were due June 30, 1996. The indebtedness was repaid and USAT has authorized a loan of $500,000 to U.S. Drug which amount will be due December 31, 1996. For additional information as to the relationships between USAT and U.S. Drug, see the section "USAT Affiliations of U.S. Drug Directors" under this caption "Risk Factors;" "Material Contacts of USAT with U.S. Drug;" "USAT Principal Stockholders;" "U.S. Drug Principal Stockholders;" and "USAT Management".

         10. Loss of Direct Ownership of U.S. Drug. If the Merger is consummated, the U.S. Drug Minority Stockholders will lose their direct, although minority, ownership interest in U.S. Drug. As a result, to the extent any U.S. Drug Minority Stockholder wanted to be an investor solely in a drug testing company, such stockholder would lose such opportunity as the result of the Merger.



                            TERMS OF THE TRANSACTION

CONSENT SOLICITATION STATEMENT/PROSPECTUS

         This Consent Solicitation Statement/Prospectus is being furnished to the U.S. Drug Minority Stockholders for the purpose set forth in the next paragraph and to offer the shares of the USAT Common Stock necessary to consummate the Merger (see the subsection "The Merger" under this caption "Terms of the

Transaction"). On the Record Date, there were ___ holders of record of the U.S. Drug Minority Common Stock.


         Pursuant to this Consent Solicitation Statement/Prospectus, the U.S. Drug Minority Stockholders are being requested to consent to a proposal to adopt the Merger Agreement, a copy of which is attached hereto as Appendix A and is incorporated into this Consent Solicitation Statement/Prospectus by this reference, providing for the merger of U.S. Drug with and into Acquisition Corp. (i.e., the Merger), the conversion of shares of the Minority U.S. Drug Common Stock into shares of the USAT Common Stock on the basis set forth in the Merger Agreement and the conversion of the U.S. Drug Warrants to acquire U.S. Drug Common Stock into equivalent USAT Merger Warrants adjusted for the exchange rate set forth in the Merger Agreement. The U.S. Drug Options will either be cancelled with the holders' consent or must, by their terms, be exercised prior to the Merger. The U.S. Drug Minority Stockholders will also receive Rights entitling them to share in cash payments, if any, by a development partner to the extent that such partner seeks marketing rights in return for immediate payments to Acquisition Corp. or USAT within one year of the Effective Date. However, there can be no assurance that such a partner will be obtained on a timely basis, that it would make any such cash payment and when such payment would be made. See the section "Special Payment" under this caption "Terms of the Transaction" and the sections "Terms of the Merger Agreement-Conversion of Shares" and "U.S. Drug Options and Warrants" under the caption "The Merger and Related Matters" for more detailed information.



THE MERGER


         Pursuant to the Merger Agreement, at the Effective Date, each outstanding share of the U.S. Drug Common Stock, other than the shares owned by USAT, will be converted into ______ shares of the USAT Common Stock. Each share of the U.S. Drug Common Stock owned by USAT will be canceled upon the Merger. The number of shares of the USAT Common Stock to be received for each share of the Minority U.S. Drug Common Stock was determined by dividing $5.25 by the average of the closing sales prices per share of the USAT Common Stock as reported on the American Stock Exchange during the 30 days prior to the Record Date, which average sales price per share was $_________. An aggregate of _______ shares of the USAT Common Stock will be issued to the U.S. Drug Minority Stockholders, subject to adjustment for fractional shares. Prior to the Merger, USAT owned 67.0% of U.S. Drug; after the Merger, USAT will own 100% of Acquisition Corp. as the successor by merger to U.S. Drug. Assuming that there are no exercises of outstanding Common Stock purchase warrants or stock options or any conversions of USAT preferred stock between the date of this Consent Solicitation Statement/Prospectus and the Effective Date, the USAT stockholders will own ____% of the outstanding shares of the USAT Common Stock and the U.S. Drug Minority Stockholders will own _____%. See "The Merger and Related Matters".


         If the Merger is not consummated, U.S. Drug and USAT will continue to be publicly-owned companies and U.S. Drug will continue to be a majority-owned subsidiary of USAT.


SPECIAL PAYMENT


         U.S. Drug may at a later date seek a major company to assist in the development of its saliva based testing products. Some of the criteria for such a company would be that: (1) the company is unaffiliated with USAT; (2) the company is well established and recognized in the substance abuse testing products industry; and (3) the company has substantial development and marketing experience in the substance abuse testing products industry. If the feasibility study as to the saliva based testing product currently being conducted by U.S. Drug indicates further development is desirable, the Company can, as an alternative to 100% internal development, seek to have a major company help in the development program, which would reduce current expenditures, but would also reduce future revenues to the extent marketing rights are demanded by such development partner. USAT has agreed in the Merger Agreement that, if a definitive agreement (the "Development and Marketing Agreement") with such a partner is executed and if such a partner makes a cash payment or payments upon the execution of the Development and Marketing Agreement (the "Special Payment") to Acquisition Corp. or USAT, then USAT will calculate the percentage (to the nearest tenth) that the outstanding shares of the Minority U.S. Drug Common Stock on the Effective Date constitute of the outstanding shares of the U.S. Drug Common Stock on the Effective Date, multiply such percentage by the amount of the Special Payment (the "Minority Stockholders' Special Payment Interest") and (1) if the Development and Marketing Agreement is entered into on or prior to the 180th day following the Effective Date, USAT will pay to each of the former U.S. Drug Minority Stockholders his, her or its pro rata share of one third of the Minority Stockholders' Special Payment Interest; (2) if the Development and Marketing Agreement is entered into during the period after the 180th day following the Effective Date and on or prior to the first anniversary of the Effective Date, USAT will pay to each of the former U.S. Drug Minority Stockholders his, her or its pro rata share of one sixth of the Minority Stockholders' Special Payment Interest; and (3) if the Development and Marketing Agreement is entered into after the first anniversary of the Effective Date, the former U.S. Drug Minority Stockholders will receive none of the Special Payment.

         If a cash payment is received from the partner after execution, but on or prior to the first anniversary of the

Effective Date, and if such payment is not based on sales effected by the partner, which sales are not currently anticipated because of the anticipated product development timetable, or some other performance based criteria such as the number of drug tests conducted or the successful development of assays by such partner, then USAT will treat any such payments as if received on the execution of the Development and Marketing Agreement (i.e., to be an installment of the Special Payment). As discussed above, any such payments would reduce the revenues of the Company. Loans made by the development partner will not be deemed to be part of the Special Payment, as would equity infusions for which the development partner receives shares of the USAT Common Stock or some other security from the Company.

         The following are examples of how the formula would work in each period: Assuming that there is no change from the Record Date, the 1,721,900 shares of the Minority U.S. Drug Common Stock constitute approximately 33.0% of the 5,221,900 shares of the U.S. Drug Common Stock and assuming that there is a Special Payment of $10,000,000 to Acquisition Corp. by the development partner, then (1) if the Development and Marketing Agreement is entered into during the initial 180 days, the U.S. Drug Minority Stockholders would receive an aggregate of approximately one-third of 33% of $10,000,000 or an aggregate of approximately $1,100,000 (i.e., 11% of $10,000,000 or $.64 per share); (2) if the Development and Marketing Agreement is entered into during the period after the 180th day following the Effective Date and on or prior to the first anniversary of the Effective Date, the U.S. Drug Minority Stockholders would receive an aggregate of approximately one-sixth of 33% of $10,000,000 or an aggregate of approximately $550,000 (i.e., 5.5% of $10,000,000 or $.32 per share); and (3) if the Development and Marketing Agreement is entered into thereafter, Acquisition Corp. will retain the entire $10,000,000.

         The Right to share in the Special Payment is not transferable. A transferee of the shares of the USAT Common Stock received as a result of the Merger is not eligible to receive a proportionate share of the Special Payment and USAT will make such payments only to the U.S. Drug Minority Stockholders as reflected on the stock books of U.S. Drug on the Effective Date or, in the event of the death of the U.S. Drug Minority Stockholder, his or her heirs or legal representatives, in the case of the dissolution of a partnership, to its partners or, in the case of a corporation, to its successor by merger or other operation of law. Further, the Right to share in the Special Payment cannot be pledged.

         In providing for the Special Payment on February 26, 1996, the USAT Board sought to respond to comments of certain U.S. Drug Minority Stockholders that the Merger would deprive them of the benefits of what they anticipate would be a large initial payment from a development partner. However, the USAT Board believed that both the amount and timing should be limited because (1) even if the Merger were not consummated and the Special Payment were received, the U.S. Drug Board would not be authorizing a cash dividend to the U.S. Drug stockholders of the Special Payment, but would use the Special Payment instead for operations, and (2) because USAT's post-Merger level of investment in Acquisition Corp. will probably increase, with the passing of each month following the Effective Date, USAT stockholders will increasingly anticipate that any distributions attributable to Acquisition Corp.'s operations should benefit all of the USAT stockholders, not just the former U.S. Drug Minority Stockholders, many of whom may have sold their shares of the USAT Common Stock at the time of the Special Payment. The USAT Board took note of the fact that, if there were no Merger, the public announcement of the addition of a development partner for U.S. Drug would possibly give rise to an increase in the market price of the U.S. Drug Common Stock, so that a U.S. Drug Minority Stockholder might benefit by a sale of his, her or its shares of the Minority U.S. Drug Common Stock at such higher price. However, the USAT Board concluded that it was too speculative to make its decision on the basis of speculation as to what might be the future market value of the U.S. Drug Common Stock in view of the possibilities that no drug test product may be developed, that no development partner may be obtained during the next year, that, even if such a partner was obtained, it may not make a significant advance payment and that competitors may introduce a saliva based drug testing product in the interim period. See also "The Merger and Related Matters-Reasons for the Merger and Approval."

         As of the date hereof, U.S. Drug has not commenced negotiations or entered into any agreement with a development and/or marketing partner, nor does it have any basis for evaluating what the amount of the Special Payment, if it is to be made, will be. There can be, accordingly, no assurance that U.S. Drug will enter into a marketing arrangement with a partner within the time frame set forth in the Merger Agreement or, if it does, that the partner will make any cash payment to Acquisition Corp. or USAT upon execution of the Development and Marketing Agreement. Due to the highly speculative nature of the Special Payment, the Boards of Directors of both USAT and U.S. Drug have urged the U.S. Drug Minority Stockholders not to base their consent to the Merger on the likelihood of there being a Special Payment. In addition, because of the speculative nature, the Special Payment will be treated as a contingent liability to former stockholders for accounting purposes until disbursed. Accordingly, Whale Securities, in conducting its analyses, did not place any value on the Right of a U.S. Drug Minority Stockholder to receive such a payment.

VOTING RIGHTS


         The Record Date for the determination of the stockholders of U.S. Drug entitled to notice of the consent solicitation and to consent hereunder is August __, 1996 as fixed by the Board of Directors of U.S. Drug on August __, 1996 pursuant to Section 213(b) of the GCL.

         On the Record Date, there were 5,221,900 shares of the U.S. Drug Common Stock issued and outstanding, of which 3,500,000 shares (67.0%) were owned by USAT and 1,721,900 shares (33.0%) by stockholders other than USAT (i.e., the U.S. Drug Minority Stockholders). See "U.S. Drug Principal Stockholders" for information, as of the Record Date, regarding persons known by U.S. Drug to own beneficially 5% or more of the U.S. Drug Common Stock, of which the only person is USAT, and as to the stock ownership of directors and executive officers of U.S. Drug. Each share of the Minority U.S. Drug Common Stock is entitled to one vote. Although, under Section 251 of the GCL, USAT, as the majority stockholder of U.S. Drug, could adopt the Merger Agreement without the consent of any other U.S. Drug stockholder, the Boards of Directors of USAT and U.S. Drug have agreed that, as a condition to the adoption of the Merger Agreement, the affirmative consent of the holders of at least 50% of the outstanding shares of the U.S. Drug Common Stock owned by stockholders other than USAT is required for the adoption of the Merger Agreement. Holders of the Minority U.S. Drug Common Stock are not entitled to dissenters rights under the GCL as to the vote with respect to the adoption of the Merger Agreement. See the section "The Consent Procedure-Rights of Dissenting U.S. Drug Shareholders" under this caption "Terms of the Transaction."


THE CONSENT PROCEDURE

(1)  STATUTORY BASIS

         Unless a corporation's certificate of incorporation otherwise provides, Section 228 of the Delaware General Corporation Law (the "GCL") permits stockholders' actions without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of the outstanding shares of the voting stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present. U.S. Drug's certificate of incorporation does not otherwise provide, so that a consent procedure pursuant to Section 228 of the GCL may be utilized by USAT. Under the applicable provision of the GCL, such action is effective when written consents from holders of record of the minimum number of outstanding shares of the voting stock necessary to authorize the action are executed and delivered to the corporation within 60 days of the earliest dated consent delivered in accordance with the GCL to the corporation. Under Section 251 of the GCL, a domestic corporation may be merged with and into another domestic corporation by the affirmative vote of the record holders of more than 50% of the outstanding shares of the voting stock acting without a meeting and without prior notice. Accordingly, USAT as the owner of 67.0% of the U.S. Drug Common Stock could adopt the Merger Agreement without any other stockholder voting in favor of the adoption of the Merger Agreement. Notwithstanding the foregoing, the Merger Agreement provides that it is a condition to the consummation of the Merger that the record holders of more than 50% of the outstanding shares of the U.S. Drug Common Stock owned by U.S. Drug stockholders other than USAT (i.e., the U.S. Drug Minority Stockholders) consent to the adoption of the Merger Agreement. USAT will execute and deliver a consent to the adoption of the Merger Agreement as a stockholder of U.S. Drug only after the holders of more than 50% of the outstanding shares of the Minority U.S. Drug Common Stock have consented in order to permit the filing of a Certificate of Merger in Delaware pursuant to the GCL and the terms of the Merger Agreement. USAT and U.S. Drug have agreed not to waive the requirement as to the approval by the U.S. Drug Minority Stockholders of the Merger Agreement and USAT has agreed not to execute and deliver its consent to the adoption of the Merger Agreement if such approval is not obtained.

(2)  PROCEDURE TO CONSENT

         UNDER THE GCL, ONLY HOLDERS OF RECORD ON THE RECORD DATE ARE ELIGIBLE TO GIVE THEIR CONSENT TO THE ADOPTION OF THE MERGER AGREEMENT. ANYONE OWNING SHARES BENEFICIALLY (BUT NOT OF RECORD), SUCH AS A PERSON WHOSE OWNERSHIP OF SHARES IS THROUGH A BROKER, BANK OR OTHER FINANCIAL INSTITUTION, WHO WISHES TO GIVE THEIR CONSENT SHOULD CONTACT THAT BROKER, BANK OR FINANCIAL INSTITUTION WITH INSTRUCTIONS TO EXECUTE THE WHITE FORM OF CONSENT ON HIS OR HER BEHALF OR TO HAVE THE BROKER, BANK OR FINANCIAL INSTITUTION'S NOMINEE EXECUTE THE CONSENT.

         USAT is soliciting the written consents referred to herein and, if stockholders wish to give their consent, the white consent card should be returned to Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, in the enclosed envelope, or to U.S. Drug Testing, Inc., 10410 Trademark Street, Rancho Cucamonga, California 91730, Attention: Secretary.

(3)  REVOCATION

         An executed consent card may be revoked at any time before expiration by marking, dating, signing and delivering a written revocation before the time that sufficient unrevoked consents have been received to authorize the action for which consents are solicited. Consents must be received within 60 days after the first consent is delivered to U.S. Drug. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card which is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered to Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005 or to U.S. Drug Testing, Inc., 10410 Trademark Street, Rancho Cucamonga, California 91730, Attention: Secretary.

(4)  MISCELLANEOUS

         ABSTAINING FROM GIVING A CONSENT OR NOT RETURNING A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSED ACTION. IF YOU ARE THE STOCKHOLDER OF RECORD AND YOU WISH TO GIVE YOUR CONSENT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT CARD PROMPTLY IN THE ENVELOPE PROVIDED.

         IF YOUR SHARES OF THE U.S. DRUG COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK OR NOMINEE, ONLY THEY CAN CONSENT TO THE PROPOSED ACTION AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, IF YOU WISH TO GIVE YOUR CONSENT, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR SUCH SHARES IMMEDIATELY.

         USAT will pay all of the costs and expenses in connection with the preparation, printing and distribution of this Consent Solicitation Statement/Prospectus, including, without limitation, attorneys' fees, accounting fees and printing expenses, and all other expenses with respect to the Merger and the related transactions except for the fees and expenses of Whale Securities in delivering a fairness opinion for the benefit of the U.S. Drug Minority Stockholders and the fees and disbursements of U.S. Drug's special counsel. U.S. Drug will pay a fee of $35,000 to Whale Securities for such services, together with out-of-pocket expenses. USAT has retained Georgeson & Company Inc. to assist with the solicitation of consents from the U.S. Drug Minority Stockholders, for which services Georgeson & Company Inc. will receive a fee of $3,750, together with out-of-pocket expenses. In addition, the directors, officers and employees of USAT, who will receive no additional compensation, will participate in the solicitations. Consents may be solicited by personal interviews, telephone calls and telegrams to supplement the solicitation by mail. Arrangements will also be made with banks, brokerage houses and other custodians, nominees and fiduciaries for the forwarding of consent solicitation materials to the beneficial owners of stock held of record by such persons, and USAT will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.





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

         Each of the current or former directors of U.S. Drug has advised U.S. Drug that, except for Dr. William DiTuro, a former director, who owns 1,600 shares of the U.S. Drug Common Stock, and, as indicated in the succeeding paragraph, Michael S. McCord, a director of U.S. Drug, he or she does not own any shares of the Minority U.S. Drug Common Stock. Three former directors of U.S. Drug have advised USAT that he or she will surrender his or her U.S. Drug Option, which Options represent the right to purchase an aggregate of 110,000 shares of the U.S. Drug Common Stock, if the Merger is consummated. U.S. Drug Options to purchase an aggregate of 10,000 shares held by Dr. DiTuro and Glenn
A.  Bergenfield, another former director of U.S. Drug, have expired.  Douglas
G. Allen, the President of U.S. Drug until July 31, 1996, and Steven Kline, a Vice President of U.S. Drug, hold U.S. Drug Options to purchase an aggregate of 42,000 shares of the U.S. Drug Common Stock. Pursuant to the terms thereof, each such Option will, immediately prior to the consummation of the Merger, become fully exercisable. Because USAT has declined to assume these U.S. Drug Options, they will expire if not exercised on or before the Effective Date. Because of the higher exercise price (i.e., $7.00 per share) as compared with USAT's offer to the U.S. Drug Minority Stockholders, USAT does not anticipate any exercises of the U.S. Drug Options.

         Each of the directors and executive officers of USAT has advised USAT that, except for Peter M. Mark who owns 15,500 shares of the Minority U.S. Drug Common Stock, which Mr. Mark intends to submit a consent in favor of the Merger, he or she does not own any shares of the Minority U.S. Drug Common Stock. Michael S. McCord, a director of U.S. Drug, a consultant to the USAT Board of Directors and a former member of the Committee, has advised USAT that he and persons who may be deemed his affiliates (as such term is defined in Rule 405 under the Securities Act) own an aggregate of 61,300 shares of the Minority U.S. Drug Common Stock and that each of these persons will submit a consent in favor of the Merger. James C. Witham and Karen B. Laustsen, who were directors and executive officers of USAT until April 18, 1996, and Gary S. Wolff, who was an executive officer of USAT until July 3, 1996, have advised USAT that they are the U.S. Drug directors holding the U.S. Drug Options as described in the preceding paragraph.

         The USAT Board has determined that USAT will not proceed with the Merger unless USAT has received consents from the holders of at least 50% of the outstanding shares of the Minority U.S. Drug Common Stock without including Dr. DiTuro's 1,600 shares, Mr. Mark's 15,500 shares or the 61,300 shares of Mr. McCord and persons who may be deemed his affiliates or an aggregate of 78,400 shares. Accordingly, the consent of the holders of 860,951 shares of the remaining 1,643,500 shares of the Minority U.S. Drug Common Stock or 52.4% of thereof will be necessary to consummate the Merger. If the Merger is consummated, Dr. DiTuro and Messrs. Mark and McCord will receive shares of the USAT Common Stock for their shares of the Minority U.S. Drug Common Stock on the same basis as the other U.S. Drug Minority Stockholders and will have the same right to share in the Special Payment (see the section "Special Payment" under this caption "Terms of the Transaction").

(5)  RIGHTS OF DISSENTING U.S. DRUG STOCKHOLDERS


         Under Section 262(b) of the GCL, appraisal rights are not available to holders of the Minority U.S. Drug Common Stock in connection with the consummation of the Merger because both the USAT Common Stock which will be received by the U.S. Drug Minority Stockholders and the U.S. Drug Common Stock were listed on national securities exchanges as of the Record Date. Additionally, Delaware counsel for USAT and U.S. Drug has advised them that U.S. Drug may not voluntarily offer, under Delaware law, its stockholders appraisal rights. Section 262 of the GCL specifies the circumstances in which stockholders are entitled to appraisal rights. Delaware courts have consistently held that appraisal rights may only be granted by statute or by corporate charter. Because Section 262(b) bars appraisal rights to the U.S. Drug Minority Stockholders as indicated above because of the listed status and the U.S. Drug Certificate of Incorporation does not permit voluntary rights of appraisal as allowed by Section 262(c) of the GCL, the U.S. Drug Minority Stockholders may not be granted voluntary appraisal rights if the Merger is approved.



                         THE MERGER AND RELATED MATTERS

REASONS FOR THE MERGER AND APPROVAL


(1) AUTHORIZATION

         On November 16, 1995, the Board of Directors of USAT approved in principle the acquisition of the minority stockholder interest in U.S. Drug and, on February 6, 1996, authorized execution of the Merger Agreement, which included an offer of a fraction of a share of the USAT Common Stock having a value of $5.25 per share for each share of the U.S. Drug Minority Stock, the determination to be based on the average of the closing sales prices of the USAT Common Stock during the 30 calendar days prior to the Record Date. In determining this exchange ratio, the USAT Board considered, based on an application of the formula, a range as to the number of shares of the USAT Common Stock to be issued to the U.S. Drug Minority Stockholder -- a maximum above which the USAT Board would not want to proceed with the Merger because it would, in the USAT Board's opinion, be unfair to the USAT stockholders and a minimum below which the offer would probably be unacceptable to the U.S. Drug Minority Stockholders.

         On April 23, 1996, the Board of Directors of U.S. Drug authorized execution of, and submission to the U.S. Drug Minority Stockholders for approval of, the Merger Agreement. Also in making its determination as to the exchange ratio, the U.S. Drug Board considered a range as to the number of shares of the USAT Common Stock to be issued to the U.S. Drug Minority Stockholder based on an allocation of the formula -- a minimum below which the offer would be unacceptable to the U.S. Drug Board for offering the U.S. Drug Minority Stockholders and a maximum above which the USAT Board would, in the opinion of the U.S. Drug Board, reject as being unfair to the USAT stockholders. As of such date, there were three directors of U.S. Drug, none of whom were employees of U.S. Drug, but all of whom were employees of USAT. The directors were: James C. Witham and Karen B. Laustsen, each of whom was, until his and her resignations on April 18, 1996, a director and an executive officer of USAT, and Gary S. Wolff, who was an executive officer of USAT until July 3, 1995 and a director of USAT until September 26, 1995. All three directors were also stockholders of USAT. Ms. Laustsen resigned as a director of U.S. Drug effective May 28, 1996; Mr. Witham resigned effective May 31, 1996; and Mr. Wolff resigned effective July 3, 1996. The current U.S. Drug Board was elected on May 31, 1996 and is made up of the following three directors: Linda H. Masterson and Robert Stutman, who are directors, executive officers and employees of USAT, and Michael S. McCord, who is a consultant to the USAT Board of Directors and a former member of the Committee. Each of the foregoing is a securityholder of USAT.

         All actions taken by the Boards of Directors concerning the authorization of the Merger Agreement and the transactions related thereto were unanimously approved except that Ms. Laustsen abstained at the February 6, 1996 USAT Board meeting because of her concern of being on both sides of the transaction. However, when Ms. Laustsen voted as a U.S. Drug director on April 23, 1996 in favor, she said that she also supported the Merger as a USAT director. Despite the resignations of Messrs. Witham and Wolff and Ms. Laustsen, each has advised USAT that he and she continue to support the Merger. All of the new members of the U.S. Drug Board also support the Merger and the USAT Board continues its unanimous support.

          On _________, 1996, after the number of shares to be offered to the U.S. Drug Minority Stockholders was calculated pursuant to the exchange ratio, both the USAT Board and the U.S. Drug Board concluded that the number of shares was within the ranges each had previously considered.

          On February 6, 1996, USAT's Board, acting on behalf of USAT as the sole stockholder of Acquisition Corp., adopted the Merger Agreement and, on April 23, 1996, Acquisition Corp.'s Board of Directors, consisting of Alan I. Goldman, John C. Lawn and Linda H. Masterson, who also serve as USAT directors and, in Ms.

Masterson's case, since May 13, 1996, also as the President and Chief Operating Officer of USAT, unanimously authorized execution of the Merger Agreement and approved the related transactions.

(2)  ATTEMPTS TO RESOLVE CONFLICT OF INTERESTS

         As a result of the interlocking historical relationships among the directors of U.S. Drug with USAT as described above, the U.S. Drug Board of Directors has never been independent of USAT and all of the directors have owed fiduciary duties to both USAT and U.S. Drug, creating a conflict of interest, which has existed since USAT incorporated U.S. Drug in October 1992. However, specifically with respect to the Merger, the U.S. Drug Board approved certain safeguards in an effort to assure fairness to the U.S. Drug Minority Stockholders. First, the Merger Agreement must be adopted by the holders of at least 50% of the outstanding shares of the Minority U.S. Drug Common Stock (excluding from such calculation the 78,400 shares in the aggregate held by current and former directors of U.S. Drug and the affiliates of one director), even though the consent of USAT alone is sufficient to adopt the Merger Agreement in accordance with the GCL. Second, a major firm was engaged as independent counsel for U.S. Drug. Lastly, the Board of Directors of U.S. Drug has received an opinion from Whale Securities as to the fairness of the Merger to the U.S. Drug Minority Stockholders from a financial point of view as of the date of the opinion. The Merger Agreement provides that the first and second protection for the U.S. Drug Minority Stockholders cannot be waived by any party.

         The USAT Board and the U.S. Drug Board each considered adding independent directors to U.S. Drug, but rejected the idea because of what each considered the virtual impossibility, especially in light of today's potential director liability, of finding a person or persons to accept a directorship in a public company knowing that it is in the process of going private and that USAT has majority control of the U.S. Drug Common Stock (68.5% of the outstanding shares as of June 30, 1996 if the directors' and affiliates' shares are included). Although USAT could have attempted to cause U.S. Drug to make it financially attractive for a potential director to accept a directorship, both the USAT and U.S. Drug Boards believed that this would not be a prudent use of Good Ideas' money and that any such payment or payments could be perceived as a "bribe" to favor the Merger.

         The USAT Board and the U.S. Drug Board also considered engaging an independent representative for U.S. Drug to negotiate the terms of the transaction, but concluded that, in view of the above safeguards to be used, the expenditure to engage such a person did not appear justified. Because of the extensive amounts required by U.S. Drug to complete its product development program, with no assurance that marketable products would be developed, the Boards concluded that U.S. Drug's operations did not warrant devoting a substantial amount of time and money to effecting a "taking private" proposal by engaging an independent negotiator as opposed to using the limited funds to meeting operational requirements and adopting the safeguards described in the second preceding paragraph.

(3) DETERMINATION OF TERMS

         Commencing in October 1995, there were a series of meetings, including those enumerated under the subsection "Authorization," at which either the USAT directors or the U.S. Drug directors discussed the concept of taking U.S. Drug private and ultimately set the terms therefor, including the exchange ratio and using the mechanism of a merger rather than a tender offer. James C. Witham and Karen B. Laustsen, who sat on both Boards and were in contact with certain of the U.S. Drug Minority Stockholders, and Michael S. McCord, who was a consultant to the USAT Board and a stockholder in both USAT and U.S. Drug, advised the other directors as to the concerns expressed by certain minority stockholders to them.

         Representatives of Rosenman & Colin, LLP, special counsel to U.S. Drug, met with the U.S. Drug directors on several occasions, advising them about their fiduciary duties, complicated by the fact, as indicated above in the subsection "Authorization" under this caption, that all had dual responsibilities to U.S. Drug and USAT. Similarly Gold & Wachtel, LLP, general counsel to USAT, advised the USAT directors at several meetings about their fiduciary duties. Both counsel responded to questions about the applicability of the business judgment rule to the proposed transaction.

         Commencing in November a representative of Whale Securities met with members of the U.S. Drug Board on several occasions first to review the factors to be considered in determining whether a USAT offer would be fair and, once the exchange ratio was determined, the reasons why Whale Securities considered the USAT exchange ratio to be fair to the U.S. Drug Minority Stockholders. On May 20, 1996, the USAT directors met with such representative to review the preliminary fairness opinion.

(4) USAT BOARD OF DIRECTORS REASONS

         In approving the Merger Agreement on February 6, 1996, the Board of Directors of USAT took into consideration the following factors and those hereinafter described in subsection (6):

         (A) A MERGER WOULD ELIMINATE CERTAIN CONFLICTS OF INTEREST THAT COULD AFFECT FUTURE OPERATIONS.

         In the opinion of the USAT directors, for the Company to have its best opportunity to increase revenues and secure profitability, it should focus solely on its alcohol and drug testing and human resource provider operations as its core businesses, thereby necessitating the divestures of its toy and rubber recycling subsidiaries, the latter of which divestitures was effected on April 30, 1996. The USAT Board believes that the three "core businesses" have a synergy with each other, which its toy and rubber recycling operations do not have, and thereby make a more attractive investment and a better combination on which to build for the future.

         USAT's controlling interest in U.S. Drug and the fact that certain directors of the USAT Board are also directors of the U.S. Drug Board has the derivative effect of putting USAT in a position where it has a fiduciary duty to the U.S. Drug Minority Stockholders as well as to the stockholders of USAT. An example of this is as follows: If USAT raises $2,000,000 in financing, should such amount be invested in building up its own alcohol testing operations and/or in the RSA/Proactive operations of which it owns 100%? Or should it invest all or part in U.S. Drug of which it owns only 67.0%? Despite the fiduciary duty of USAT to the U.S. Drug Minority Stockholders, USAT lacks complete control of U.S. Drug. The directors of USAT believe that the Merger would benefit USAT in that, by exchanging the interests of the U.S. Drug Minority Stockholders into interests in USAT, USAT will be in complete control of the U.S. Drug and thus, have only one set of stockholders to which the directors are responsible.

         (B)  USAT COULD CANCEL LOAN INDEBTEDNESS.

         At the time that the USAT Board approved the Merger, the USAT Board considered the cancellation of its indebtedness to U.S. Drug as a factor. On June 18, 1996, however, the USAT Board elected to pay down its then outstanding notes receivable to U.S. Drug in the amount of $282,295 and further agreed to lend to U.S. Drug $500,000 to fund its current operations. Therefore, the cancellation of indebtedness is no longer relevant to USAT as a factor in favor of consummating the Merger. See "Material Contacts of USAT with U.S. Drug-Loans from U.S. Drug to USAT".

(5) U.S. DRUG BOARD REASONS

         In approving the Merger Agreement on April 23, 1996, the Board of Directors of U.S. Drug took into consideration the following factors and those hereinafter described in (6):

         (A) A ONE-PRODUCT COMPANY MAY BE AT A DISADVANTAGE IN A HIGHLY COMPETITIVE MARKET PLACE, AS CONTRASTED WITH BEING PART OF

A COMPANY WITH THREE SYNERGISTIC OPERATIONS, TWO OF WHICH ARE ALREADY PRODUCING REVENUES.

         After weighing the increased competitiveness in the drug testing marketplace in 1996, the U.S. Drug Board concluded that a company concentrating on one product (i.e., drug testing) has less of a chance to succeed in the highly competitive and mature drug testing market than a company which has three synergetic operations - alcohol testing, drug testing and human resource provider - on which to build and which is not dependent on one product for its potential growth. The U.S. Drug Board believes that the ProActive operations would increase the revenues of U.S. Drug's current drug testing operations, as well as USAT's alcohol testing operations, by utilizing their respective products with its customers. In addition, the U.S. Drug Board shares the USAT Board's belief that the alcohol testing operations will experience substantial growth in subsequent years, especially when coupled with the other two subsidiaries' businesses, because of the increasing awareness in the business community that alcohol can adversely affect the efficiency of employees as do drugs of abuse. The U.S. Drug Board further believes that, by using Robert Stutman as its spokesperson (see "Business of the Company-Subsidiaries-ProActive Synergies, Inc./Robert Stutman and Associates, Inc." for information as to his prior consulting arrangement) on alcohol and drug testing, such awareness can be developed into business opportunities for USAT's alcohol testing products. See "Need For Revenues" under the subsection "Factors Considered By Both Boards of Directors" below. These factors become even more important were the drug testing product development program to fail, leaving U.S. Drug with no product to sell.

         (B)  NOT BEING A PUBLIC COMPANY WOULD RESULT IN CERTAIN COSTS SAVINGS.

         As a result of the Merger, U.S. Drug will save at least $50,000 to $75,000 per year in expenses related to being a public company.

         (C)  THE U.S. DRUG COMMON STOCK MAY BE DELISTED.

         The U.S. Drug Board took into consideration that the declining assets and stockholders' equity resulted, as of March 31, 1996, in the U.S. Drug Common Stock not meeting the requirements for continued listing on the Pacific Stock Exchange. In order to maintain that listing in the event that the Merger is not approved, U.S. Drug would require constant infusions of equity which would have the effect of limiting other available methods of financing such as, for example, debt financing. In addition, the U.S. Drug Board recognized that, because of the anticipated continuing losses, the possibility of U.S. Drug not meeting such maintenance requirements would continue to be a problem for at least 12 to 24 months. The U.S. Drug Board also recognized that, if U.S. Drug attempted to transfer the U.S. Drug Common Stock to either the American Stock Exchange or the National Association of Securities Dealers Automated Quotations ("NASDAQ") System, infusions of equity would be a requirement to obtain any such alternative listing. In this connection the U.S. Drug Board considered the effect of trading of the U.S. Drug Common Stock in the "pink sheets" if the U.S. Drug Common Stock were delisted from the Pacific Stock Exchange and did not qualify for listing on the American Stock Exchange or reporting on the NASDAQ System and concluded that its market price may be substantially below the offer of shares of the USAT Common Stock having a value of $5.25 per share of U.S. Drug Common Stock. However, the USAT Board gave greater weight to the other factors discussed in this section than historical market value. See also the discussion under factor (6)(f) in this section "Reasons for the Merger and Approval."

         (D) OBTAINING A MAJOR COMPANY TO FINANCE THE U.S. DRUG OPERATIONS DOES NOT APPEAR TO BE A REALISTIC ALTERNATIVE.

         U.S. Drug could consider seeking a marketing partner for its products (assuming the development program is successfully completed, as to which there can be no assurance), however, management would prefer not to surrender future revenues if possible. In addition, U.S. Drug may consider requesting, as an alternative to its seeking financing, that a major company advance funds for the product development work and/or assist in performing certain of the development assignments. Such company may request that it be named as marketing partner with the resultant impact on future revenues as the trade-off for reducing current expenditures. There can be no assurance that any such marketing and/or product development partner can be obtained and that, if obtained, when such partner will be obtained and to the extent it will agree to make funds available in advance of the product development or the sales to users. The U.S. Drug Board concluded that it should not make its decision on the speculation as to the availability of such a partner and should assume that financing will be required. Due to the highly speculative nature of the Special Payment, the Boards of Directors of both USAT and U.S. Drug have urged the U.S. Drug Minority Stockholders not to base their consent to the Merger on the likelihood of there being a Special Payment. See also the discussion under "Terms of the Transaction-Special Payment."

(6) FACTORS CONSIDERED BY BOTH BOARDS OF DIRECTORS

         Certain of the factors which the Board of Directors of USAT considered in approving the Merger were also considered by the U.S. Drug Board of Directors in granting their approval (collectively referred to herein as the "Boards"). These factors were as follows:

         (A) ONE-PRODUCT COMPANY HAS LESS OF A CHANCE IN A HIGHLY-COMPETITIVE INDUSTRY.

         As noted in factor (5)(a) in this section "Reasons for the Merger and Approval," the Boards concluded that a company concentrating on one product (i.e., drug testing) has less of a chance to succeed in the highly competitive and mature drug testing market than a company which has three synergetic operations - alcohol testing, drug testing and human resource provider - on which to build and which is not dependent on one product for its potential growth. The major competitors in the drug testing market, such as Roche and Syva have other operations that sustain the development of their drug testing operations. Because the Boards do not expect U.S. Drug to realize revenues from sales for a period of 20 to 30 months, as to which there can be no assurance that U.S. Drug will meet such timetable, having other sources of revenues and other potential sources for attaining profitability becomes an even more important factor. Although USAT has a history of losses - net losses were $10,460,586, $7,236,396, and $10,066,035 in the fiscal years ending March 31, 1996, 1995, and 1996, respectively - and an accumulated deficit of $41,469,501 as of March 31, 1996 and, although there can be no assurance that the USAT Board will be correct in its expectations, the USAT Board believes that as a result of the sale of USRR and the anticipated sale of Good Ideas, and significant revenue generating potential of the ProActive human resource provider operations, as supplemented by those of RSA, the Company has a better opportunity of becoming profitable at an earlier date than U.S. Drug, and to continue to produce significant revenues even after the drug testing operations become revenue producing.

         (B)  THE COMPANY HAS A GREATER OPPORTUNITY AT OBTAINING FINANCING.

         As indicated above, USAT's management is optimistic about the Company achieving a significant amount of revenues from the alcohol testing and the human resource provider segments, particularly from the combined operations of USAT's recently acquired RSA subsidiary and its ProActive subsidiary. U.S. Drug, however, will require additional time and money to bring its saliva based product to market (currently estimated to be 20 to 30 months and approximately $4,500,000 to $5,000,000 (not including manufacturing start-up costs), respectively) and currently has no revenues. Because of USAT's above referenced revenue prospects, the Boards believe that USAT has a better chance than U.S. Drug of obtaining financing for the balance of the research and development of U.S. Drug's products if such financing is based on all of the USAT's businesses and assets, including U.S. Drug, rather than just on U.S. Drug's business and assets. The Board's belief is that an investor or lender may be more willing to invest or extend credit if there is a known revenue stream than just speculating as to possible revenues 20 to 30 months off on a product in a mature market that is not currently available for marketing and may never be. Even if such financing is obtained by U.S. Drug, management believes the terms for a U.S. Drug financing would not be as favorable as those which could be obtained by USAT after the Merger.
Management again bases this opinion on the availability of revenues in the Company as compared to sheer speculation in U.S. Drug. USAT's Board does not believe that USAT's history of losses will act as a deterrent to obtaining future financing based on USAT's past experiences and the USAT Board's belief that the new management and change in operational direction will help facilitate such financing if required. As discussed in the succeeding factor
(6)(c), the Boards believe that, if the Merger is not completed, U.S. Drug may not be able to obtain such financing without causing substantial dilution to both the U.S. Drug Minority Stockholders and USAT of their stock ownership and voting rights. USAT can avoid this result by the exercises of outstanding options and warrants. Because, as indicated in factor (6)(a), U.S. Drug is essentially a one-product company, the Boards do not believe that investors will invest in it because U.S. Drug is part of a company that has other products and services. In addition, the more that investors dilute USAT's interest in U.S. Drug the less attractive it becomes to USAT to use its funds in U.S. Drug as contrasted with the other operations of the Company which USAT owns 100%. There can be no assurance, however, that USAT management s revenue or financing expectations will be achieved and in the time frame that management contemplates.

         (C) USAT HAS AN ALTERNATIVE METHOD OF FINANCING THAT WILL AVOID DILUTION OF STOCKHOLDERS.

         The Boards recognized that an additional investment of at least $4,500,000 and possibly as high as $7,500,000 will be necessary before U.S. Drug will be able to offer its drug testing products to customers, assuming that its research and development efforts are successfully implemented, as to which there can be no assurance. USAT's Board considered as an alternative that U.S. Drug should seek to raise the necessary capital for U.S. Drug through further sales of shares of the U.S. Drug Common Stock, but recognized that such sales would not only dilute the stock ownership and voting rights of existing stockholders of U.S. Drug, particularly USAT, assuming such sales were successful, as to which there can be no assurance, but also there was no assurance that any such sales would be on as favorable terms as if USAT sought to raise funds through the sale of shares of the USAT Common Stock. On the other hand, USAT can secure the exercise of outstanding USAT Common Stock purchase warrants and stock options without further diluting the stock ownership or voting rights of the stockholders of USAT. Although a rights offering to the U.S. Drug stockholders would minimize additional dilution to existing U.S. Drug stockholders, U.S. Drug's Board



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

recognized that the U.S. Drug Minority Stockholders might not respond favorably to a rights offering because many of such stockholders purchased their shares at $5.00 per share in the initial public offering or at higher prices in the subsequent market, while the current market price, as of July __, 1996, is only $_____ per share. Further, the U.S. Drug Board considered that even if a rights offering was priced below market, there was little assurance that such an offering would generate sufficient capital to fund U.S. Drug's research and development operations. In addition, for the reason discussed in factor (4)(a) of the section "Reasons for the Merger and Approval," to the extent USAT uses funds in a rights offering to maintain its stock position in U.S. Drug, these are funds which could have been used for another operation of the Company in which it has 100% ownership. To the extent USAT does not exercise its rights, there are less funds available to U.S. Drug. In addition, for the reasons discussed herein and elsewhere in this section, there can be no assurance that, if there was an oversubscription right, either USAT or the U.S. Drug Minority Stockholders or a large number thereof would oversubscribe. To the extent USAT elected to oversubscribe, its stock interest in the U.S. Drug Common Stock would rise.

         (D)  USAT AND U.S. DRUG MAY COMPETE FOR FINANCING.

         USAT's Board considered that, in the event of a rights offering, in order to preserve USAT's ownership percentage in U.S. Drug by exercising its rights, USAT may have to obtain its own financing, thereby competing against U.S. Drug for financing because presumably U.S. Drug would also be seeking sources of financing other than from its own stockholders. By exercising its rights, USAT would be utilizing funds that might otherwise have been used, in part, for the Company's other operations, such as its alcohol testing and human resource provider operations. Therefore, the USAT Board did not actively consider the possibility of oversubscribing to a rights offering because USAT would only gain 67.0% of the benefit from such an offering and such monies could be invested into its alcohol testing and human resource provider operations of which it would gain 100% of the benefit. That the USAT Board would be less willing to invest in the operations of U.S. Drug as a 67.0% stockholder than it would be as a 100% stockholder was a factor which the U.S Drug Board considered as well.

         (E)  U.S. DRUG MAY DEFAULT AND LICENSING RIGHTS WILL REVERT TO USAT.

         If U.S. Drug is unable to finance its research and development efforts, an event of default will probably occur under its sublicense agreement with USAT. In such an event, the rights to the USN technology will revert to USAT. As the USN had rejected a novation of the licensing rights to U.S. Drug and looks to USAT as the sole party to the license, this would






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

prevent U.S. Drug from continuing operations. USAT would then have the right to develop a drug testing product without making further investment in a 67.0% owned entity.

         (F)  USAT COMMON STOCK MAY HAVE GREATER INVESTMENT VALUE.

         The Boards considered that the receipt by the U.S. Drug Minority Stockholders of __ shares of the USAT Common Stock for each share of the Minority U.S. Drug Common Stock is, in the Board's opinion, a better alternative than retaining their shares in U.S. Drug if the Merger is not consummated. The U.S. Drug Common Stock is currently trading at a sales price which is __% of the value of the USAT Common Stock being offered hereunder.
See the discussion in the succeeding factor (6)(g) and also the data under "U.S. Drug Market Information-Market Data." In addition to the USAT offer carrying a premium over the current market price and over the initial public offering price of $5.00 per share, the Boards did not believe that historical market price of the Good Ideas Common Stock was significant because of the limited trading volume as compared with that of the USAT Common Stock and the fact that the initial higher prices were due to speculation that the drug products would be available at an earlier date, while now it is clear that they are at least two years away, assuming the feasibility study is successful and the research and development program is satisfactorily completed, as to neither of which there can be any assurance. See also the discussion under factor
(6)(h) below. While there can be no assurance that the value of the USAT Common Stock will rise, the USAT Board believes that over a period of time this security may bring greater value to the U.S. Drug Minority Stockholders than holding the Minority U.S. Drug Common Stock for the reasons discussed in this section and under "Terms of the Transaction-Special Payment," although there can be no assurance that this value will be realized.

         (G)  U.S. DRUG'S LIQUIDATION VALUE NOT DEEMED SIGNIFICANT.

         The Boards, in making their respective evaluations, noted that, as of March 31, 1996, U.S. Drug had a net book value of approximately $_ __ per share as compared to the shares of USAT Common Stock having a value of $5.25 per share of U.S. Drug Minority Common Stock which USAT is offering pursuant to this Consent Solicitation Statement/Prospectus. The USAT Board also considered the "liquidation value" of U.S. Drug, but concluded that such factor was not relevant in view of the fact that the main asset of U.S. Drug, i.e., the USN technology, would revert to USAT on liquidation.

         (H)  U.S. DRUG'S "GOING CONCERN VALUE" CONSIDERED TO BE SPECULATIVE.

         The Boards reviewed the possible "going concern value" of U.S. Drug, taking into account the fact that an infusion of at least $4,500,000 to $5,000,000 would be necessary to fund the drug testing products' research and development, that there can be no certainty that the products will be available on a timely basis and that, when available, other companies may have developed a competing saliva based product and concluded that an evaluation of "going concern value" would be entirely speculative, even though the Boards have confidence in the ability of U.S. Drug to develop a marketable product. The Boards recognized that, although the shares of the USAT Common Stock having a value of $5.25 per share of Minority U.S. Drug Common Stock being offered is above the 1993 initial public offering price of $5.00 per share and the closing sales prices during the last six months, it is below the closing sales prices of the U.S. Drug Common Stock for certain periods longer than six months ago. See "U.S. Drug Market Information-Market Data." The Boards also recognize that, considering the current status of the drug testing products development program, the market price of the U.S. Drug Common Stock, is not likely to rise significantly during the next 12 months, if ever.

(7) REASONS FOR USING MERGER FORM

         Once the decision to take U.S. Drug private was made, the USAT Board structured the transaction as a merger, rather than as a tender offer to the U.S. Drug Minority Stockholders followed by a merger, because it believed that a merger was a faster and less expensive method than was a tender offer to achieve one of its primary objectives of having no minority stockholders in U.S. Drug. Moreover, the USAT Board selected a consent solicitation over a proxy solicitation in order to save the time and expense of holding a meeting. The USAT Board believed that the transaction should be effected at this time before USAT initiated any further efforts to improve the business operations of the Company, including those of U.S. Drug, and had all of its corporate structural questions resolved. If the Merger and the Good Ideas Merger consummated, the USAT Board will operate USAT through divisions and not subsidiaries for cost savings and other reasons. If such transactions are effected, the USAT Board will also consider changing USAT's name (an action which would require USAT stockholder approval) to one more indicative of its combined operations.

(8) EFFECT OF MERGER ON USAT

         The Merger will, in the opinion of the USAT Board for the foregoing reasons, provide USAT with its best opportunity to increase the Company's revenues and have the Company attain profitability by enabling the Company to capitalize on the synergy of the three core businesses and as a result, over time, increase the value of the USAT Common Stock. Moreover, there will be no federal tax consequences to USAT or its stockholders as a result of the Merger. However, the shares of USAT Common Stock to be issued to the U.S. Drug Minority Stockholders will dilute the stock ownership and voting rights of the current USAT stockholders. Thus, the current USAT stockholders who hold 100% of the outstanding shares of the USAT Common Stock will hold ___% of the outstanding shares if the Merger is consummated and __% if the Good Ideas Merger is also consummated.

(9) CONCLUSION

         The Boards have concluded that, for the foregoing reasons, the consummation of the Merger is in the best interests of USAT and U.S. Drug and is fair to the U.S. Drug Minority Stockholders from a financial point of view. In making its determination, the USAT Board considered factors (4)(a), (6)(a),
(6)(b) and (6)(c) in this section "Reasons for the Merger and Approval" more important than the other factors it considered. In making its determination, the U.S. Drug Board considered factors (5)(a), (5)(d), (6)(a), (6)(b), (6)(c) and (6)(f) more important than the other factors it considered.

         Both Boards recommend that the U.S. Drug Minority Stockholders consent to the adoption of the Merger Agreement. The directors of U.S. Drug direct attention to their affiliation with USAT and the attendant conflicts of interests as described in the subsection "Authorization" of this section.

         In evaluating the Merger, the Boards of Directors of USAT and U.S. Drug considered the oral presentations of Whale Securities that the Merger exchange ratio is fair to the U.S. Drug Minority Stockholders from a financial point of view. In addition, before mailing this Consent Solicitation Statement/Prospectus, they considered the written opinion of Whale Securities, which confirmed the conclusion of such oral presentations and a copy of which opinion is attached as Appendix B to this Consent Solicitation Statement/Prospectus. See the section "Fairness Opinion" below.

         In consideration of the foregoing reasons in this section "The Reasons for the Merger and Approval," the Boards of Directors of USAT and U.S. Drug both believe that this consent solicitation offer is substantively, as well as procedurally, fair to the Good Ideas Minority Stockholders.

         There can be, of course, no assurance that any or all of the above objectives will be achieved.

FAIRNESS OPINION

         Whale Securities is an investment banking firm primarily specializing in the small cap market and is regularly engaged in the evaluation of small cap companies and their securities in connection with equity and debt financings, merger and acquisitions and valuations for corporate and other purposes. Whale Securities has not acted in the past on behalf of U.S. Drug, USAT or Acquisition Corp. in any capacity. In addition, there is no agreement or understanding as to the future or current employment of Whale Securities except in connection with the pending possible acquisition of the minority interest in Good Ideas by USAT. Various investment banking firms as to which counsel or others in management had personal contacts were solicited as to their availability to perform the analysis and, of the three firms which replied in the affirmative, Whale Securities was selected based on its prior experience and its reasonable fee for its services.


         U.S. Drug agreed to pay Whale Securities a fee of $35,000, of which $17,500 was paid on Whale Securities' acceptance of the assignment, $8,750 will be paid when Whale Securities concludes its findings and $8,750 will be paid upon Whale Securities delivering its fairness opinion in definitive form. Accordingly, the fee for the analysis and the report will be $26,250.


         Whale Securities has delivered a written opinion dated as of the date hereof (the "Fairness Opinion") to the U.S. Drug Board stating its opinion that, considered as a whole, the Merger exchange ratio is fair to the U.S. Drug Minority Stockholders from a financial point of view as of the date of the opinion. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications made, procedures followed and matters considered by Whale Securities in rendering its opinion, is set forth as Appendix B to this Consent Solicitation Statement/Prospectus, is incorporated herein by reference and should be read in its entirety.


         In connection with its opinion dated as of the date of this Consent Solicitation Statement/Prospectus, in arriving at its opinion, Whale Securities reviewed and considered, among other things: (i) the Merger Agreement; (ii) U.S. Drug's and USAT's Annual Reports on Forms 10- K for the three fiscal years ended March 31, 1996, 1995 and 1994 and their Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1995, September 30, 1995, and December 31, 1995; (iii) certain information, including financial forecasts, relating to the businesses, earnings and prospects of U.S. Drug and USAT, furnished to Whale Securities by senior management; (iv) the historical market prices and trading activity for U.S. Drug and USAT shares; and (v) publicly available information concerning certain other companies and transactions which Whale Securities considered relevant to its analysis. In addition, Whale Securities held discussions with the managements of U.S. Drug and USAT for the purpose of reviewing the historical and current operations of such companies and the business prospects for each.


     In conducting its analysis and in arriving at its opinion, Whale Securities relied upon and assumed the accuracy and completeness of the financial and other information that was publicly available or provided to Whale Securities and Whale Securities did not undertake to independently verify the same. Whale Securities did not prepare or obtain any independent evaluation or appraisal of U.S. Drug's or USAT's assets or liabilities. Whale Securities assumed and relied upon the senior management of U.S. Drug and USAT as to the reasonableness and achievability of the financial and operating forecasts furnished by management (and the assumptions and bases therefor). Whale Securities' opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the
date of its opinion.   Whale Securities was retained by the Board of Directors
of U.S. Drug to act as financial advisor to U.S. Drug only with respect to its fairness opinion. In addition, in the ordinary course of its securities business, Whale Securities may actively trade equity securities of U.S. Drug and/or USAT and/or Good Ideas for its own account and the accounts of customers, and Whale Securities, therefore, may from time to time hold a long or short position in such securities. The Fairness Opinion was directed to the Board of Directors of U.S. Drug and does not constitute a recommendation to any U.S. Drug Minority Stockholder as to how such a stockholder should consent on any matter submitted for U.S. Drug stockholder consent in connection with the Merger.

         In connection with the rendering of its opinion to the Board of Directors of U.S. Drug, Whale Securities performed a variety of financial analyses, including those summarized below. Whale Securities believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying Whale Securities' opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. The projections prepared by the management of each of U.S. Drug and USAT underlying Whale Securities' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such projections. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. Except as described below, none of the analyses performed by Whale Securities was assigned a greater significance by Whale Securities than any other.

         The projections furnished to Whale Securities were prepared by the management of U.S. Drug and USAT. U.S. Drug and USAT do not publicly disclose internal management projections of the type provided to Whale Securities in connection with the review of the proposed Merger. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors relating to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.


         Whale Securities did not determine the amount of the consideration to be paid by USAT to the U.S. Drug Minority Stockholders nor did it make a recommendation as to the exchange ratio which was determined by the USAT Board and then communicated to Whale Securities for review in preparation of the Fairness Opinion. Due to the speculative nature of the Special Payment, Whale Securities did not place significant value on the Right of a U.S. Drug Minority Stockholder to receive such a payment. See the section "Special Payment" under the caption "Terms of the Transaction."


         The following is a brief summary of certain factors which Whale Securities discussed with the Board of Directors of U.S. Drug which figured prominently in Whale Securities's valuation of U.S. Drug and certain analyses performed by Whale Securities in connection with the Fairness Opinion.


         1. Certain factors considered in the evaluation of U.S. Drug:

         Whale Securities noted that U.S. Drug is a development stage company and because it is pioneering a unique drug detection methodology, there are many uncertainties which affect its valuation. Among these uncertainties are the likelihood the tests can in fact be successfully developed, the cost of such development, the time period for development of the tests and FDA approval, identification of a manufacturer for the products and the cost of manufacture, identification of a development partner to market the products and the terms of such an arrangement, customer acceptance of the products, and the competitive environment at such time as the products are ready for marketing. In reviewing the elements of value in U.S. Drug, Whale Securities pointed out that U.S. Drug has five full-time employees and that, though additional employees may be hired, U.S. Drug is, and expects to be on a continuing basis, dependent on third parties for significant portions of product development and future manufacture and marketing of its products. U.S. Drug expects it will be 20 to 30 months before its saliva based testing products will be ready for marketing and some additional time before any significant revenues from such products are realized. Management estimates U.S. Drug will require between $4,500,000 and $5,000,000 of incremental capital to complete development of its products. This does not include the $2,000,000 to $2,500,000 in incremental capital required for manufacturing line start-up expenses relating to the chemistry aspects of the product assuming that the development program is completed, as to which there can be no assurance. Because U.S. Drug currently lacks the capital resources to fund such development, it will need to seek funding from capital market sources or industry partners, either of which would likely be dilative to the current stockholders of U.S. Drug.

         In reviewing the alternatives faced by the U.S. Drug Minority Stockholders, Whale Securities discussed the facts that U.S. Alcohol holds a control position by its 67.0% ownership of the U.S. Drug Common Stock and, as such, USAT could delay or possibly prevent a sale of U.S. Drug to a third party. USAT currently provides both management services and facilities under contract to U.S. Drug. Further, the core technology used by U.S. Drug in its products is held under sublicense from USAT. Also the alcohol testing business of USAT presents marketing synergies with the drug testing business under development by U.S. Drug. These factors favorably position USAT as a buyer and represent a formidable barrier to an acquisition of U.S. Drug by third parties. While USAT's control position does not directly impact Whale Securities' Opinion as to fair value, it did, in the opinion of Whale Securities, diminish the likelihood of alternative offers arising competitive to that of USAT to the U.S. Drug Minority Stockholders. Whale Securities also noted that U.S. Drug's Board and management confirmed they had not been presented in the past year with third party offers or overtures for purchase of U.S. Drug. It is common, in the experience of Whale Securities, for third parties to initiate such discussions during periods of management and board restructuring and upon the announcement of an acquisition offer thought to be undervalued. The fact that no offer has been made and no offer is likely to be made for the foregoing reasons are, in the opinion of Whale Securities, confirmatory of the fairness of USAT's offer.

         In reviewing the USAT offer, Whale Securities noted that based on 5,221,900 shares of the U.S. Drug Common Stock outstanding, the consideration of $5.25 per share valued U.S. Drug at $27,400,000. This compared with a market capitalization for U.S. Drug shares of $17,000,000 on January 30, 1996, one week prior to the announcement of the USAT merger offer, and a stockholders' equity, based on the December 31, 1995 balance sheet, for U.S. Drug of $1,503,000 on the same date (i.e., January 30, 1996). Under the terms of the proposed Merger, the U.S. Drug Minority Shareholders would be receiving registered USAT shares, freely tradable by the holders. Whale Securities noted that in the three months prior to the announcement of the USAT merger offer, the U.S. Drug Common Stock had an average trading volume of approximately 64,000 shares per month. During the same time period, the USAT Common Stock had an average trading volume of approximately 2,000,000 shares per month. Hence, the U.S. Drug Minority Stockholders upon the Merger would hold a far more liquid security in USAT shares than in U.S. Drug shares. Whale Securities estimated that if USAT's share price held constant at $3.125 throughout the 30-day period prior to the Record Date, the U.S. Drug Minority Shareholders would receive approximately 2,900,000 shares of the USAT Common Stock under the proposed Merger. During each of two weeks in March 1996, the USAT Common Stock traded in excess of 2,000,000 shares. Whale Securities noted it had been advised by counsel to U.S. Drug and counsel to USAT that, in their opinions, the receipt of USAT shares by the U.S. Drug Minority Shareholders would be treated as a tax free exchange. Whale Securities also reviewed the possibility of the U.S. Drug Minority Shareholders receiving additional compensation from USAT in the event, during the first year following the proposed Merger, U.S. Drug or Acquisition Corp. receives cash payments under a Development and Marketing Agreement for U.S. Drug's proposed products.



         2. Whale Securities' analysis encompassed a number of valuation approaches including:


         (a) Market value of the U.S. Drug shares and premiums to market for acquisitions -- The USAT offer to merge U.S. Drug with and its subsidiary was announced on February 6, 1996. The market prices for the U.S. Drug Common Stock on February 5, 1996 and on January 30, 1996, one day and one week, respectively, prior to the announcement, were $3.75 and $3.25 per share. The exchange offer computed based on $5.25 payable in USAT shares for each U.S. Drug share represents a premium of 62% over the $3.25 U.S. Drug share price one week prior to the announcement and exceeds by 31% the highest price ($4.00) at which U.S. Drug shares have traded at any time in the six months prior to the announcement of the offer. Whale Securities noted that, for the market as a whole, acquirors of U.S. publicly traded companies paid a premium of 45% in 1995, and 42% in 1994, over the quoted price of the acquiree's shares one week prior to the announcement of the acquisition offer.


         (b) Asset based methods - U.S. Drug's book value per share at December 31, 1995 was $0.29 per share based on a net worth at December 31, 1995 of $1,503,303. Due to the fact that since that time U.S. Drug has continued to incur expenses without revenues, U.S. Drug's net worth and book value per share through March 31, 1996 have declined from the December 31, 1995 level. The USAT offer valued at $5.25 per U.S. Drug share represents a multiple of 18.2 times U.S. Drug's book value at December 31, 1995 and 18.6 times U.S. Drug's tangible book value at December 31, 1995. Whale Securities noted that on April 12, 1996 the Market Guide Inc.(TM) composite of public companies in the medical supply and biotechnology industry categories and the S&P 500 traded at an average price to book value multiple of 6.5, 7.8, and 4.4, respectively. Whale Securities considered liquidation value as a measure of value for U.S. Drug, but determined that because the main asset of U.S. Drug, its USN technology, would revert to USAT on liquidation, this value was not relevant and in any case would likely result in an amount well below that of the USAT offer.


         (c) Income, cash flow, and discounted cash flow based methods -- Whale Securities considered the use of income, cash flow and discounted cash flow based methods in valuing the shares of U.S. Drug. As discussed, U.S. Drug does not expect to generate any meaningful revenues for at least the next two years. The management of U.S. Drug has not prepared projections for the business of U.S. Drug beyond September 30, 1996. Given the facts that U.S. Drug is in the development stage and there are considerable uncertainties in terms of the timing and costs of developing the saliva based products, as well as future revenue and cost projections, Whale Securities' methodology was to compare the USAT offered value of $27,400,000 (based on 5,200,000 U.S. Drug shares valued at $5.25 per share) against the present value of future cash flow streams under varying assumptions using discount rates of 20%, 30% and 40% per annum. Whale Securities also calculated the average annual cash flow that would be required over a 20-year period (with no residual value) using the same discount rates to justify the purchase price being paid by USAT, including estimated development expenditures required to bring the product to market.
The USAT offer compared favorably to the present value of future cash flows of the scenarios considered most appropriate by Whale Securities.

         (d) Comparison to similar public companies and similar sale transactions -- Whale Securities identified over 60 publicly traded companies operating in U.S. Drug' business segment as broadly defined. A group of ten companies were identified with features somewhat comparable to U.S. Drug in terms of diagnostic orientation and relatively low revenues compared to market valuation. The ten companies used in the analysis were: Abaxis, Inc., Biomerica, Inc., Cytogen Corporation, Diametrics Medical, Inc., Drug Screening Systems, Inc., Editek, Inc., Editope, Inc., Immunomedics Inc., Mortel Biosciences Corp. and Matritech Inc. As only one company had earnings, the group generally traded on future profit potential based on products being marketed or under development. The ratio of price to book value for the comparison group ranged from 2.4 times to 18.8, with the median and average price/book ratios of 7 times and 8 times, respectively. This compared to a price/book ratio of 18.2 times for U.S. Drug based on a $5.25 per share price under the Merger. Whale Securities similarly reviewed mergers and acquisitions in the diagnostics, medical supply, biotech and medical laboratory industry segments. Because of the uniqueness of the U.S. Drug situation in terms of its technology under development, lack of operations, revenues and earnings, Whale Securities felt no specific transaction or group of transactions were sufficiently comparable to the U.S. Drug merger so as to be defining in terms of the valuation of U.S. Drug. However, the premiums to market price and the multiple of book value per share under the USAT offer compared favorably with composite statistics for the industry segments mentioned above.


         (e)     Analysis of the USAT Common Stock to be given as consideration
- -- In its review of the consideration to be received by the U.S. Drug Minority Shareholders, Whale Securities noted that the USAT Common Stock issued in connection with the Merger will be registered shares, freely tradable. Based on USAT's average weekly trading volume during February and March 1996 of approximately 1,500,000 shares, unless conditions changed, the U.S. Drug Minority Stockholders would hold relatively liquid securities in the USAT shares. In reaching this conclusion, Whale Securities noted that USAT owned 67.0% of the outstanding shares of the U.S. Drug Common Stock and that USAT has approximately 34,000,000 shares and U.S. Drug has approximately 1,700,000 shares held by non-affiliates, but considered neither fact relevant to the question of liquidity which, in Whale Securities' opinion, is determined by the ability of the stockholder to sell in the marketplace and not by the percentage of his, her or its ownership. Accordingly, in the opinion of Whale Securities based on current market conditions, a holder of shares of the U.S. Drug Common Stock having a value of $100,000 would find it easier to realize such value if he, she or it were holding a comparable value of the USAT Common Stock.

         Whale Securities noted that the share price of USAT trended up sharply from February to April 1996 from the $2.375 per share USAT price on February 5, 1996, the day prior to the announcement of the Merger offer. Whale Securities cautioned management and the U.S. Drug Board that a decline in USAT share prices between the Record Date and the closing of the Merger would result in the holders of the Minority U.S. Drug Common Stock receiving less consideration than the amount contemplated under the Fairness Opinion.


         In connection with the Fairness Opinion, Whale Securities performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

TERMS OF THE MERGER AGREEMENT


         The following description of the Merger Agreement describes the material terms thereof. U.S. Drug Minority Stockholders are also directed to Appendix A to this Consent Solicitation Statement/Prospectus where the full text of the Merger is set forth.


(1)  CONVERSION OF SHARES


         After adoption of the Merger Agreement by the requisite consents of the U.S. Drug stockholders, U.S. Drug will be merged with and into Acquisition Corp. and each share of the Minority U.S. Drug Common Stock issued and outstanding on the Effective Date will be converted into ________ shares of the USAT Common Stock; each share of the U.S. Drug Common Stock owned by USAT will be canceled; U.S. Drug Options to purchase 110,000 shares of the U.S. Drug Common Stock will be cancelled and U.S. Drug Options to purchase 42,000 shares of the U.S. Drug Common Stock at $7.00 per share will either be exercised into shares of the U.S. Drug Common Stock on or prior to the Effective Date, in which event the shares will be converted into shares of the USAT Common Stock on the same basis as the Minority U.S. Drug Common Stock, or, if not exercised, will expire on the Effective Date; and all outstanding U.S. Drug Warrants to acquire an aggregate of 150,000 shares of the U.S. Drug Common Stock at $7.50 per share will be converted into the Merger Warrants of USAT to acquire ____________ shares of the USAT Common Stock at an exercise price of $_____ per share. See the section "U.S. Drug Options and Warrants" under this caption "The Merger and Related Matters." An aggregate of __________ shares of the USAT Common Stock will be issued to the U.S. Drug Minority Stockholders, subject to adjustment for fractional shares. Assuming that there are no exercises of outstanding Common Stock purchase warrants or stock options or any conversions of USAT preferred stock between the date of this Consent Solicitation Statement/Prospectus and the effective date of the Merger, the USAT stockholders will own ___% of the outstanding shares of the USAT Common Stock and the U.S. Drug Minority Stockholders will own ___%. The number of shares of the USAT Common Stock to be exchanged for each share of the Minority U.S. Drug Common Stock was determined by dividing $5.25 by the average of the closing sales prices per share of the USAT Common Stock as reported on the American Stock Exchange during the 30 days prior to the Record Date, which average sales price per share was $_________. No fractional shares of the USAT Common Stock will be issued. Holders of the U.S. Drug Common Stock entitled to receive on the Effective Date fractional shares of the USAT Common Stock upon the consummation of the Merger will receive in lieu thereof a cash payment calculated on the basis of the closing sales price for a share of the USAT Common Stock on the Effective Date (or on the first day thereafter as such price is available).

(2)  EFFECTIVE DATE

         The Merger will become effective on the date and at the time of the filing of a copy of the Certificate of Merger with the Secretary of State of Delaware (i.e., the Effective Date). This filing will occur as soon as practicable following the receipt of consents from the holders of more than 50% of the outstanding shares of the Minority U.S. Drug Common Stock and a consent from USAT and the satisfaction of other conditions and it is currently expected to take place on or about __________, 1996. The Merger Agreement requires the parties to close within five business days after the last condition to the Merger has been satisfied or waived. Either USAT or U.S. Drug is entitled, however, to abandon the Merger prior to the consummation for the reasons referred to below in the subsections "Conditions to the Merger" and "Amendment and Termination Rights" in this section "Terms of the Merger Agreement" under this caption "The Merger and Related Matters."

(3)  CONDITIONS TO THE MERGER

         The obligations of USAT (and Acquisition Corp.) and U.S. Drug under the Merger Agreement are subject to the satisfaction of certain conditions (unless such conditions are waived by the party intended to receive the benefit of those conditions), including (1) the condition that the representations and warranties of the parties set forth in the Merger Agreement shall be true in all material respects on the date of the Merger, (2) the performance by each corporation in all material respects of all obligations to be performed by it under the Merger Agreement, (3) the receipt of closing certificates and (4) the receipt of all requisite consents from all governmental agencies and third parties which are required to effect the Merger, including, without limitation,
(a) that this Registration Statement has been declared effective by the Commission, (b) that no stop order shall have been issued or proceedings for such purpose shall have been instituted and (c) that the issuance of the USAT Common Stock shall have all requisite authorizations under state securities or "blue sky" laws for issuance.

         The obligations of USAT under the Merger Agreement are subject to the satisfaction of certain conditions (unless such conditions are waived by USAT except as indicated in the second succeeding paragraph), including (1) the consent to the adoption of the Merger Agreement by the holders of more than 50% of the shares of the U.S. Drug Minority Common Stock, (2) the obtaining of a fairness opinion to the U.S. Drug Minority Stockholders reasonably satisfactory to USAT and (3) the lack of any material adverse change in the business or financial condition of U.S. Drug.

         The obligations of U.S. Drug under the Merger Agreement are subject to the satisfaction of certain conditions (unless such conditions are waived by U.S. Drug except as indicated in the succeeding paragraph), including (1) the consent to the adoption of the Merger Agreement by the holders of more than 50% of the outstanding shares of the Minority U.S. Drug Common Stock, (2) the obtaining of a fairness opinion to the U.S. Drug Minority Stockholders reasonably satisfactory to U.S. Drug and (3) the lack of any material adverse change in the business or financial condition of the Company (excluding U.S.
Drug).

         The conditions that (1) the holders of more than 50% of the outstanding shares of the Minority U.S. Drug Common Stock consent to the adoption of the Merger Agreement; (2) a fairness opinion be obtained; and (3) the Registration Statement has been declared effective and there is no "stop order" in effect are not waivable by either USAT or U.S. Drug.

         If either party terminates its obligations under the Merger Agreement to consummate the Merger because a condition precedent thereto has not been satisfied, its sole obligation to the other party shall be to pay its own costs which it agreed to pay on consummation of the Merger and which were incurred in connection with the proposed transactions. See the section "Fees and Expenses" under this caption "The Merger and Related Matters."

(4)  AMENDMENT AND TERMINATION RIGHTS

         The Merger Agreement provides that the respective Boards of Directors of USAT and U.S. Drug may, by written agreement, amend the Merger Agreement at any time before or after its adoption by the U.S. Drug Minority Stockholders, provided that after such approval no amendment may be made which changes either the amount or the form of the consideration to be received by the holders of the Minority U.S. Drug Common Stock pursuant to the Merger Agreement without further approval by the U.S. Drug Minority Stockholders.

         The Merger Agreement, as amended, may be terminated and the Merger abandoned, whether before or after approval by the U.S. Drug Minority Stockholders, at any time prior to the Effective Date (1) by mutual written consent of the Boards of Directors of USAT and U.S. Drug, (2) by either USAT or U.S. Drug if the respective Board of Directors, based on the opinion of its outside counsel, determines that making a recommendation to the U.S. Drug Minority Stockholders to adopt the Merger Agreement could reasonably be deemed to cause the members of such Board of Directors to breach their fiduciary duties under applicable law to their respective stockholders or (3) by either USAT or U.S. Drug if there is any statute, rule or regulation which makes consummation of the Merger illegal or otherwise prohibited or any order, decree, injunction or judgment enjoining Acquisition

Corp., USAT or U.S. Drug from consummating the Merger, and such order, decree, injunction or judgment has become final and non-appealable. The obligations automatically terminate if the Merger has not been consummated by December 31, 1996.

SUMMARY OF THE TERMS OF THE USAT COMMON STOCK

(1)  GENERAL


         USAT is authorized to issue 50,000,000 shares of the USAT Common Stock, $.01 par value. Holders of the USAT Common Stock (i) have one vote per share; (ii) have equal rights to any dividends declared by the Board of Directors of USAT after payment of all accrued and unpaid dividends on USAT's Class A Preferred Stock and any other preferred stock hereafter issued which has a preference as to dividend payments; (iii) are entitled to share in all assets available for distribution to stockholders upon liquidation, dissolution or winding up of USAT's affairs after payment of all preferences on the Class A Preferred Stock and any other preferred stock hereafter issued which has a preference upon liquidation, dissolution or winding up of USAT; (iv) have no preemptive, subscription or conversion rights; and (v) have no sinking fund provisions. There are no provisions in the Bylaws or the Certificate of Incorporation of USAT which discriminate against any existing or prospective holder of the USAT Common Stock as a result of such holder's ownership of a substantial amount of the USAT Common Stock. All outstanding shares of the USAT Common Stock are, and all shares to be issued upon the consummation of the Merger and the Good Ideas Merger will be, fully paid and nonassessable.

         Reference is made to "USAT Management-Directors and Officers" for a description of how the USAT directors are elected by the holders of the USAT Common Stock on a classified basis. With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of USAT's Board. As a result, a classified Board may discourage proxy contests for the election of directors or a purchase of a substantial block of the USAT Common Stock because its provisions could operate to prevent obtaining control of the USAT Board of Directors in a relatively short period of time. The classification provisions could also have the effects of discouraging a third party from making a tender offer or otherwise attempting to obtain control of USAT. There are no other provisions in USAT's Certificate of Incorporation or By-Laws that may have the effect of delaying, deferring or preventing a change in control of USAT and that would operate with respect to an extraordinary corporate transaction involving USAT or any of its subsidiaries, such as a merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation. The Board would have the power, without seeking further stockholder approval, to include such provisions in the Class B Preferred Stock described in the succeeding paragraph, but has no current intention of reissuing such security or including any such provision.

         There are 500,000 shares of the Class A Preferred Stock, $.01 par value, authorized, of which 41,157 shares were outstanding as of March 31, 1996. These shares have a liquidation preference of $205,785 and are convertible into 185,207 shares of the USAT Common Stock. As of June 30, 1996, there was no other series of the USAT preferred stock outstanding, although there are 1,500,000 shares of the Class B Preferred Stock, $.01 par value, authorized.


(2)  ELECTION OF DIRECTORS

         Holders of the USAT Common Stock have no cumulative voting rights, which means that stockholders owning more than 50% of the outstanding shares of the USAT Common Stock can vote to elect all directors. Accordingly, the remaining stockholders would not be able to elect any. In addition, USAT's directors are elected on a classified basis.

(3)  DIVIDENDS

         Dividend payments on the USAT Common Stock are discretionary with the USAT Board of Directors and depend on various factors, including earnings, capital requirements and financial condition. USAT has no current plan to pay cash dividends on the USAT Common Stock in the foreseeable future because of the cash requirements of the Company and its history of losses. See "USAT Market Information-Dividend Policy" elsewhere in this Prospectus.

(4)  TRANSFER AGENT

     The Transfer Agent for the USAT Common Stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Suite 200, Glendale, CA 91204.

(5)  ACQUISITION SHARES


         The January 1992 Registration Statement, under the Securities Act, registered 3,000,000 shares of the USAT Common Stock (the "Acquisition Shares") solely for offer and issuance to the owners of businesses or properties which USAT may acquire. USAT intends to sign agreements restricting the recipients of the Acquisition Shares from their resale or transfer for specific periods unless USAT gives its prior written consent. USAT has no agreements, arrangements, proposals or understandings regarding any acquisitions at this time. As of June 30, 1996, USAT had 1,532,679 registered Acquisition Shares at its disposal for future acquisitions. See "Business of the Company-Subsidiaries" for information as to the prior issuance of an aggregate of

1,467,321 shares of the Acquisition Shares relating to the acquisitions of USRR's assets, Alconet and RSA.


         Notwithstanding the registered status of the Acquisition Shares, recipients of these shares offering them for public resale may potentially be deemed statutory underwriters because they would be engaged in a public distribution of securities. An additional registration under the Securities Act might, therefore, be required disclosing the nature of the acquisition, the shares received as consideration and the manner of their distribution and sale before the recipient could resell the Acquisition Shares.

DIFFERENCES IN STOCKHOLDERS' RIGHTS

         The U.S. Drug Minority Stockholders will become holders of the USAT Common Stock if the Merger is consummated. Because both U.S. Drug and USAT are incorporated under the laws of Delaware, there will be no change in the statutory rights as stockholders of the U.S. Drug Minority Stockholders when they become stockholders of USAT. See the section "Summary of the Terms of the USAT Common Stock" under this caption "The Merger and Related Matters."

DIFFERENCES IN BY-LAWS

         There are no material differences between the By-Laws of U.S. Drug and those of USAT.

EXCHANGE OF CERTIFICATES

         At the Effective Date, each share of the Minority U.S. Drug Common Stock outstanding immediately prior to the Effective Date will be converted into the right to receive ________ shares of the USAT Common Stock. The shares of the U.S. Drug Common Stock owned by USAT on the Effective Date will be canceled. Promptly after the Effective Date, a transmittal form will be furnished by U.S. Stock Transfer Corporation, as Exchange Agent, to the U.S. Drug Minority Stockholders. The transmittal form will contain instructions with respect to the surrender of the certificates for the Minority U.S. Drug Common Stock in exchange for the certificates for the USAT Common Stock. MINORITY U.S. DRUG COMMON STOCK CERTIFICATES SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL AFTER RECEIPT OF THE TRANSMITTAL FORM AND SHOULD NOT BE RETURNED TO U.S. DRUG WITH THE ENCLOSED CONSENT FORM. Upon surrender of stock certificates for exchange to the Exchange Agent, together with the letter of transmittal duly executed, the holder of such certificates will be entitled to receive in exchange therefor certificates representing the number of shares of the USAT Common Stock equal to the shares of the Minority U.S. Drug Common Stock held by him, her or it in accordance with the Merger Agreement.

         After the Effective Date, a record holder of the Minority U.S. Drug Common Stock will have no rights with respect to such stock except to surrender the certificates in exchange for certificates representing the USAT Common Stock. No dividends or other distributions declared after the Effective Date with respect to shares of the USAT Common Stock issuable upon conversion of shares of the Minority U.S. Drug Common Stock and payable to the holders of record of the USAT Common Stock after the Effective Date will be paid to the holder of any unsurrendered certificate representing the Minority U.S. Drug Common Stock until the holder thereof surrenders such certificate in exchange for certificates representing the appropriate number of shares of the USAT Common Stock. Subject to the effect, if any, of applicable law, after subsequent surrender and exchange of a certificate, the record holder will be entitled to receive any dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of the USAT Common Stock for which such certificate was exchangeable. Because of the current intention of the USAT Board of Directors not to pay dividends on the USAT Common Stock (see the section "Summary of the Terms of the USAT Common Stock-Dividends" under this caption "The Merger and Related Matters" and "USAT Market Information-Dividends"), the foregoing discussion may be moot.

         For all other purposes, however, including all right, if any, to vote with respect to all matters, each certificate which represented outstanding shares of the Minority U.S. Drug Common Stock before the Merger will be deemed to represent ownership of shares of the USAT Common Stock into which those shares are converted by the Merger.

U.S. DRUG OPTIONS AND WARRANTS


         U.S. Drug Options to purchase an aggregate of 110,000 shares of the U.S. Drug Common Stock at $7.00 per share are currently held by the directors of U.S. Drug and will be cancelled with the consent of such persons effective upon the consummation of the Merger. Pursuant to the terms thereof, as a result of their resignations, the Options held by each of Karen B. Laustsen, James C. Witham and Gary S. Wolff will expire on August 26, 1996, August 29, 1996 and October 1, 1996, respectively. U.S. Drug Options to purchase an aggregate of 10,000 shares held by Glenn A. Bergenfield and William DiTuro, former directors of U.S. Drug, expired on February 14, 1996. Douglas G. Allen, the President of U.S. Drug until July 31, 1996, and Steven Kline, a Vice President of U.S. Drug, hold U.S. Drug Options to purchase 30,000 and 12,000 shares of the U.S. Drug Common Stock, respectively. Pursuant to the terms thereof, each such Option will, immediately prior to the consummation of the Merger, become fully exercisable. Because USAT has declined to assume these U.S. Drug Options, they will expire if not exercised on or before the

Effective Date. In addition, even if the Merger has not been consummated, Mr. Allen's Option, pursuant to its terms and the termination of his employment, will expire on October 29, 1996. Because of the higher exercise price (i.e., $7.00 per share) as compared with USAT's offer to the U.S. Drug Minority Stockholders, (i.e., $5.25 per share) USAT does not anticipate any exercises of the U.S. Drug Options. If the Merger is consummated, USAT may negotiate alternative stock arrangements with respect to the USAT Common Stock for Mr. Kline in connection with his continued employment.

         The only Common Stock purchase warrants to purchase shares of the U.S. Drug Common Stock currently outstanding are the U.S. Drug Warrants owned by Baraban or its designees. Baraban was the underwriter of U.S. Drug's initial public offering. The U.S. Drug Warrants evidence the right to purchase 150,000 shares of the U.S. Drug Common Stock at $7.50 per share. If the Merger is consummated, as a result of the anti-dilution provisions of the U.S. Drug Warrants, the U.S. Drug Warrants will be converted into USAT Common Stock purchase warrants expiring October 13, 1998 (i.e., the Merger Warrants) to purchase an aggregate of __________ shares of the USAT Common Stock, which is the same number of shares which the holders of the U.S. Drug Warrants would have been entitled to after consummation of the Merger had the U.S. Drug Warrants been exercised immediately prior to the consummation of the Merger. The exercise price of the Merger Warrants will be proportionately adjusted to $_________ per share pursuant to the anti-dilution provisions of the U.S. Drug Warrants.

         Except for the number of shares of the USAT Common Stock issuable upon the exercise of the Merger Warrants and the exercise price, both as indicated in the preceding paragraph, the Merger Warrants will be identical to the U.S. Drug Warrants in terms and conditions. The number of shares issuable upon exercise and the exercise price are subject to adjustment in the event of
(1)(a) a stock dividend, (b) a subdivision of the USAT Common Stock, (c) a combination of the outstanding shares of the USAT Common Stock into a smaller number of shares and (d) a reclassification of the shares of the USAT Common Stock into other securities of USAT (including a reclassification effected by a merger or consolidation in which USAT is the continuing corporation); (2) the issuance by USAT of rights, options or warrants to all holders of the USAT Common Stock to purchase shares of the USAT Common Stock at a price which is below the then market price per share of the USAT Common Stock; or (3) a consolidation or merger of USAT or a sale by USAT of all or substantially all of its property. The adjustments are intended to place the holder of the Merger Warrant in the same position the holder would have been had the Merger Warrant been exercised prior to the event. No fractional share will be issued upon exercise and a cash payment based on the then market price of the USAT Common Stock shall be paid in lieu thereof.

         Because the shares of the USAT Common Stock issuable upon the exercise of the Merger Warrants have been registered under the Securities Act in this Registration Statement, they are freely tradeable unless issued to an "underwriter" as such term is defined in Rule 145(c) under the Securities Act. See the section "Resale of USAT Securities" under this caption "The Merger and Related Matters."



REGULATORY APPROVALS

         As of the date hereof, the Merger requires no approval by any federal or state governmental agency, except for compliance with the Securities Act, the Exchange Act and state "blue sky" or securities laws. Without limiting the foregoing, no compliance is necessary under the Hard-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder.

ACCOUNTING TREATMENT

         The Merger will be accounted for as a "purchase" as such term is used under generally accepted accounting principles.

FEES AND EXPENSES

         Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger and the transactions contemplated thereby will be paid by USAT, except that U.S. Drug will pay Whale Securities for the fairness opinion (up to $35,000 as a fee plus out-of-pocket expenses) and the fees and disbursements of Rosenman & Colin, LLP, its special counsel. Such fees and expenses to be paid by USAT include any expenses incurred in connection with the preparation, printing and distribution of this Consent Solicitation Statement/Prospectus, including, without limitation, attorneys' fees, accounting fees and printing expenses and consent solicitation expenses.


         The fees and expenses incurred by USAT in connection with the Merger and the related transactions described in this Consent Solicitation Statement/Prospectus are expected to be approximately $_______________, consisting of $__________ in legal fees and disbursements, $__________ in expenses related to the Registration Statement, $__________ in printing expenses, $__________ in Exchange Agent costs, $__________ in consent solicitation fee and costs (including mailing costs) and $__________ in miscellaneous costs. The fees and expenses of U.S. Drug are expected to be approximately $___________, consisting of $__________ in fee and disbursements to Whale

Securities, $__________ in legal fees and disbursements and $_________ in miscellaneous costs.


CERTAIN TAX CONSEQUENCES


         Rosenman & Colin, LLP, special counsel to U.S. Drug, has delivered an opinion to U.S. Drug as to the tax consequences of the Merger to the U.S. Drug Minority Stockholders and U.S. Drug, a copy of which opinion is filed as an exhibit to the Registration Statement. Gold & Wachtel, LLP, general counsel to USAT, has reviewed the opinion, has advised the USAT Board orally that it concurs therein and has advised the USAT Board orally as to the tax consequences of the Merger to USAT and the USAT stockholders.

         Such firms concur that the Merger, pursuant to which the U.S. Drug Minority Stockholders will receive shares of the USAT Common Stock, meets the statutory requirements of a tax-free reorganization as a statutory merger within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). Management has also been advised that the right on the part of the U.S. Drug Minority Stockholders to receive a portion of the Special Payment, within one year of the Effective Date (see "The Terms of the Transaction-Special Payment"), as provided in the Merger Agreement, will constitute "boot". As such, a U.S. Drug Minority Stockholder could recognize gain in connection with the Merger, but in an amount not in excess of the sum of money derived from such boot. Management has also been advised that the value of the right to receive the boot is too speculative to permit the value of such right to be ascertainable at the time the Merger becomes effective so long as no agreement with a development partner has been executed, which agreement provides for an advance cash payment to U.S. Drug, Acquisition Corp. as its successor or USAT. There can be no assurance that any such agreement will be executed or, if executed, that it would provide for a payment that would constitute a Special Payment. Accordingly, in the opinion of such counsel, the right to receive the boot will not produce any tax consequences upon the Effective Date, but any proceeds derived from such right could be a taxable event at such time as any proceeds may be actually received.


         In the event that the payment of the boot has the effect of a dividend, each U.S. Drug Minority Stockholder who realizes gain on the exchange of stock will treat as a dividend such an amount of the gain recognized as is not in excess of his, her or its ratable share of the undistributed earnings and profits of U.S. Drug, and possibly of USAT, accumulated after February 28, 1913, and the remainder, if any, of the gain will be treated as a gain from the exchange of property. If a U.S. Drug Minority Stockholder realizes no gain on the overall transaction, the boot received by him will not be treated as a dividend.

         At this time, neither U.S. Drug prior to the Merger nor USAT will have such undistributed earnings and profits through March 31, 1996. However, although it is unlikely, it is possible that such earnings and profits could be created in the subsequent period so as to give rise to dividend treatment.


         In any event, management has been further advised that, based on current judicial and Internal Revenue Service ("IRS") guidelines, the receipt of boot by non-controlling public stockholders in the situation presented should not cause such boot to be considered to have the effect of a dividend whether or not there are earnings and profits present. Accordingly, any cash boot received should be taxed as a gain on the sale of the shares of the Minority U.S. Drug Common Stock and, if there is no gain on the overall merger transaction, no taxable gain will result. A tax loss will not be recognized.


         In summary, subject to the effect of the receipt of boot as discussed in the following paragraph, in the transaction governed, as indicated, by Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code; (a) no gain or loss will be recognized by the U.S. Drug Minority Stockholders upon the receipt of the USAT Common Stock in exchange for the Minority U.S. Drug Common Stock; (b) the tax basis of the USAT Common Stock received by the U.S. Drug Minority Stockholder will be the same as the tax basis of the Minority U.S. Drug Common Stock surrendered; (c) the holding period, for federal income tax purposes, of the USAT Common Stock received by the U.S. Drug Minority Stockholders will, in the hands of such stockholders, include the holding period of the shares of the Minority U.S. Drug Common Stock exchanged therefor, provided that such Minority U.S. Drug Common Stock was held as a capital asset in the hands of such stockholders on the Effective Date; and (d) a U.S. Drug Minority Stockholder receiving cash in lieu of a fractional share will recognize a gain for federal income tax purposes to the extent of the cash received in excess of the tax basis of the fractional share.


         If cash boot is received by a Minority U.S. Drug Stockholder, a gain (but not a loss) will be recognized in an amount equal to the lesser of the stockholder's gain on the overall merger transaction or the amount of the boot. As indicated, if there is no overall gain, no tax liability will arise. Also, if cash boot is received, the tax basis of the USAT Common Stock will be the same as the tax basis of the Minority U.S. Drug Common Stock surrendered, decreased by the amount of any money (boot) received, and increased by the amount, if any, which was taxable as a dividend or gain recognized on such exchange.


         There should be no federal income tax consequences to existing holders of the USAT Common Stock or to USAT or U.S. Drug.

         No rulings have been, or will be, requested from the IRS with respect to any of the matters described above.


         The foregoing is not intended as an alternative to individual tax planning. Accordingly, each U.S. Drug Minority Stockholder should consult his, her or its own tax advisor concerning the foreign, federal, state, local or other tax consequences of the Merger as they relate to the stockholder's particular circumstances. There can be no assurance that some or all of the positions taken by the parties to the reorganization will not be challenged by the IRS and that the IRS will not prevail in such challenge.


         THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF CERTAIN OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO THE U.S. DRUG MINORITY STOCKHOLDERS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER'S SITUATION.

TRADING IN THE U.S. DRUG COMMON STOCK

         If the Merger is consummated, trading in the U.S. Drug Common Stock will cease on the Effective Date; the registration of the U.S. Drug Common Stock under Section 12(b) of the Exchange Act will be terminated; and the U.S. Drug Common Stock will be deleted from the Pacific Stock exchange.

RESALE OF USAT SECURITIES


         The shares of the USAT Common Stock to be issued to the U.S. Drug Minority Stockholders pursuant to the Merger Agreement will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "underwriter" within the meaning of Rule 145(c) under the Securities Act (an "underwriter", for purposes of the Rule, is generally an affiliate of U.S. Drug, i.e., a person who as a result of an officership, a directorship or his, her or its beneficial ownership of shares of the U.S. Drug Common Stock was deemed to be a controlling person with respect to U.S. Drug). Such an underwriter may only transfer shares of the USAT Common Stock issued in the Merger pursuant to an effective registration statement or when the proposed transfer is otherwise in compliance with Rule 145(d) under the Securities Act or another exemption from the registration requirements of the Securities Act. USAT is the only 10% stockholder of U.S. Drug and its shares will be cancelled if the Merger is consummated. The only person who is currently a director or an executive officer of U.S. Drug will receive shares of the USAT Common Stock as a result of the Merger is Michael S. McCord who will receive _____ shares of the USAT Common Stock for his _____ shares of the Minority U.S. Drug Common Stock. As indicated under "USAT Principal Stockholders," Peter M. Mark is the only director or executive officer of USAT who will receive shares of the USAT Common Stock as a result of the Merger. Mr. Mark will receive _____ shares of the USAT Common Stock for his 15,500 shares of the Minority U.S. Drug Common Stock. USAT will instruct its transfer agent to implement all applicable restrictions on transfer with respect to Messrs. McCord's and Mark's shares or any person who may later be deemed to have been an affiliate of U.S. Drug, of which person USAT currently has no knowledge.

         Under Rule 145(d), an affiliate of U.S. Drug who receives shares of the USAT Common Stock will be permitted to sell a limited number of shares provided such sale is made in compliance with paragraphs (c), (e), (f) and (g) of Rule 144 under the Securities Act, i.e., USAT's securities must continue to be registered under Section 12 of the Exchange Act; USAT has to have filed all reports required to be filed under Section 13 of the Exchange Act during the 12 months preceding the date of such proposed sale; the total number of shares sold by the affiliate during the three-month period immediately preceding the date the affiliate places his, her or its order to sell may not exceed the greater of 1% of the shares which are shown as outstanding in the most recent report or statement published by USAT or the average weekly reported trading volume of the USAT Common Stock during the four calendar weeks preceding the sale; the sale is conducted in a "brokers' transaction" or is made directly to a "market maker" (as those terms are defined in Section 4(4) of the Securities Act and Section 3(a)(38) of the Exchange Act, respectively); and the affiliate selling the securities does not solicit or arrange for the solicitation of orders to buy the securities in anticipation of, or in connection with, such transaction, or make any payment in connection with the offer or sale of the securities to any person other than the broker who executes the order to sell the securities. In addition, if the person is not an affiliate of USAT at the time of the proposed sale and has been the beneficial owner of the USAT Common Stock for at least two years and USAT is then current in filing its periodic reports under Section 13 of the Exchange Act, or if the person is not an affiliate of USAT at the time of the proposed sale and has not been for a period of three months prior thereto and has been the beneficial owner of the USAT Common Stock for at least three years, such person can sell pursuant to the exemption of Rule 145(d).



                    MATERIAL CONTACTS OF USAT WITH U.S. DRUG

U.S. DRUG RELATIONSHIP WITH USAT

         From January 1992 until January 1993 USAT conducted U.S. Drug's business operations. Effective as of January 1, 1993, USAT transferred all of its drug testing assets, including cash amounting to $11,626 and hard assets valued at their carrying value of $437,060 and intellectual property rights associated with the drug testing operations, to U.S. Drug for 3,500,000 shares of the U.S. Drug Common Stock. USAT also granted U.S. Drug a sublicense with respect to the USN technology.


         As of June 30, 1996, 67.0% of the outstanding shares of the U.S. Drug Common Stock was held by USAT. James C. Witham, Chairman of the Board, Chief Executive Officer and a director of U.S. Drug, was also the Chairman of the Board, the President, the

Chief Executive Officer and a director of USAT until April 18, 1996. Karen B. Laustsen, a director of U.S. Drug, was an Executive Vice President and a director of USAT until April 18, 1996. Gary S. Wolff, the Treasurer, the Chief Financial Officer, the Chief Accounting Officer and a director of U.S. Drug, is the Treasurer, the Chief Financial Officer and the Chief Accounting Officer of USAT and, prior to September 26, 1995, was a director of USAT. Glenn A. Bergenfield and William DiTuro, also directors of U.S. Drug until November 15, 1995, were directors of USAT prior to September 26, 1995. Michael J. Witham was a director of U.S. Drug and a Vice President of USAT prior to September 26, 1995. On May 31, 1996, Robert Stutman, the Chairman of the Board, the Chief Executive Officer and a director of USAT since April 18, 1996, Linda H. Masterson, the President and Chief Operating Officer of USAT since May 13, 1996 and a director of USAT since September 26, 1995, and Michael S. McCord, a consultant to the USAT Board of Directors and a former member of the Committee, were elected directors of U.S. Drug, with Mr. Stutman also being elected as Chairman of the Board of U.S. Drug and, effective August 1, 1996, Ms. Masterson as the President of U.S. Drug. All of the foregoing persons except Messrs. Bergenfield, DiTuro and McCord were or are employees of USAT and all are securityholders of USAT. See "Summary-Recent Developments," "USAT Management," "USAT Principal Stockholders" and "U.S. Drug Principal Stockholders."


LOANS FROM U.S. DRUG TO USAT


         During fiscal 1995, U.S. Drug made short-term loans to USAT in the amount of $488,519. At March 31, 1996, the notes receivable from USAT to U.S. Drug were in the amount of $282,295. The USAT notes were secured by a pledge of USAT's shares of the U.S. Drug Common Stock. The loans were evidenced by notes which became due on December 31, 1995, which maturity date was extended to June 30, 1996, and bore interest at the rate of 8% per annum. The loans carried interest rates in excess of those available to U.S. Drug on short-term money market investments. USAT repaid the indebtedness to U.S. Drug in June 1996 and authorized the extension of a loan to U.S. Drug in the principal amount of $500,000, which will bear interest at the rate of 8% per annum and will be due December 31, 1996. The pledge of USAT's shares of the U.S. Drug Common Stock was released.


MANAGEMENT SERVICES AGREEMENT

         On April 1, 1993, U.S. Drug and USAT entered into a formal Management Agreement, pursuant to which USAT's fee for management and administrative services to U.S. Drug was to be computed at ten percent of U.S. Drug's annual net sales, with a minimum annual fee of $300,000. In July 1993, U.S. Drug and USAT entered into an amended Management Agreement, effective retroactively to April 1, 1993, pursuant to which the fee for management and administrative services provided to U.S. Drug by USAT is a fixed annual fee of $420,000, plus three percent of U.S. Drug's annual gross sales. Because U.S. Drug has no sales to date, it has always paid the minimum fee under the Management Agreement. The term of the amended agreement is five years which commenced April 1, 1993. Given the related industry experience of USAT management, the immediate availability of USAT personnel and belief of the management of U.S. Drug that the terms offered by USAT are fair and reasonable, U.S. Drug did not investigate alternative management services providers. The fee charged by USAT for its management services was determined arbitrarily by its Board of Directors after taking into consideration the anticipated diversion of USAT resources required to provide such services to U.S. Drug, both in terms of employee time and allocated overhead costs. The arbitrary formula used by USAT to determine the fee was 50% of the sum of USAT's executive, accounting and clerical salaries, fringe benefits and related expenses. The services provided to U.S. Drug by USAT pursuant to the Management Agreement include management, administrative, accounting and other financial services and advice, including, without limitation, the services currently performed by the Treasurer of U.S. Drug (who is also the Treasurer of USAT), for which he is not directly compensated by U.S. Drug; services relating to U.S. Drug's financial and banking relationships; services relating to the preparation of financial statements, budgets, forecasts and cash flow projections; cash management advice; and other miscellaneous services and advice.

         Since July 1992, four former members of USAT's senior management, James C. Witham, Gary S. Wolff, Karen B. Laustsen and Michael J. Witham (until September 26, 1995), were the primary persons involved in the provision of services to U.S. Drug under the Management Services Agreement. Because of the resignations of Mr. Witham and Ms. Laustsen on April 18, 1996, the resignation of Mr. Wolff on July 3, 1996 and the elections of Robert Stutman and Linda H. Masterson (effective May 13, 1996) as described under "Summary-Recent Developments", Mr. Stutman and Ms. Masterson have substituted for Mr. Witham, Ms. Laustsen and Mr. Wolff in performing these services on behalf of USAT, although the former provided assistance until May 31, 1996 and Mr. Wolff continued to assist USAT in providing services to U.S. Drug until July 3, 1996. Effective that date, Joseph Bradley was elected Treasurer of both U.S. Drug and USAT so he is now performing Mr. Wolff's services as the Treasurer described in the preceding paragraph. The management of U.S. Drug believes that the Management Services Agreement with USAT is fair and reasonable and that its costs would be greater if it had to obtain such services from an unaffiliated party with commensurate industry experience, if available, or maintain the internal staff required to provide such services itself.

                            BUSINESS OF THE COMPANY
GENERAL

         USAT was incorporated under the laws of Delaware on April 15, 1987 to design, manufacture and market instruments which measure blood alcohol concentration by breath sample and analyzation. USAT subsequently expanded its business operations through the following acquisitions or the creation of new subsidiaries:


         1. On January 24, 1992, USAT and the USN entered into a ten-year non-assignable agreement granting USAT a partial exclusive patent license to products for drug testing in the United States and certain foreign countries. Effective January 1993, USAT granted a sole and exclusive sublicense to U.S. Drug, then a newly-incorporated wholly-owned subsidiary of USAT, which subsidiary assumed all of USAT's rights and obligations under the foregoing license. Pursuant to the sublicense, U.S. Drug is developing proprietary systems that will test for drug use. In October and November 1993, U.S. Drug had a public offering of the U.S. Drug Common Stock. As of June 30, 1996, USAT owned 67.0% of the U.S. Drug Common Stock.

         2. In June 1988, Good Ideas Enterprises, Inc., a Texas corporation ("Good Ideas Texas"), began the manufacture and shipment of toys. In June 1992, a subsidiary of USAT acquired a 55% interest in Good Ideas Texas. In December 1993, Good Ideas was incorporated in Delaware and Good Ideas Texas was merged with and into Good Ideas, of which USAT thereafter continued to own 86% until Good Ideas had a public offering of the Good Ideas Common Stock in March and April 1994. As of June 30, 1996, USAT owned 60.8% of the Good Ideas Common Stock.


         3. In September 1995, ProActive, a wholly-owned subsidiary incorporated in June 1995, entered the human resource provider business.

         4. In March 1995, USAT acquired Alconet, Inc., a company engaged in the computer software networking business which has developed an alcohol testing network to upload test results and information from various alcohol breath testing devices.


         5. On May 21, 1996, the Company completed its acquisition of RSA, a provider of corporate drug-free work place programs. Since January 1996, RSA has been designing policies and programs for the ProActive subsidiary.


         In November 1992, USRR, then a newly-incorporated wholly-owned subsidiary of USAT, acquired the assets of a company and began to manufacture and market floor covering products for office and industrial use from used truck and bus tires. Such operations were discontinued on April 30, 1996 when the assets of

USRR were sold. See the section "Subsidiaries-U.S. Rubber Recycling, Inc." under this caption "Business of the Company."

         USAT intends to merge ProActive with and into RSA. If the Good Ideas Merger is consummated and the Merger is consummated then USAT intends to merge, Acquisition Corp. RSA and all other subsidiaries which are not sold or liquidated into USAT and operate thereafter through three divisions, one conducting alcohol testing operations, one conducting drug testing operations (if and when the products are developed) and the third conducting human resource provider/developer of substance abuse programs. USAT also intends to seek USAT stockholder approval for a new name that will reflect the combined operations.

ALCOHOL TESTING MARKET

         USAT manufactures, markets and distributes alcohol testing detection equipment directly to law enforcement and correctional facilities, various industrial companies, medical and clinical facilities, alcohol treatment centers and emergency rooms, as well as individual consumers. Its current product line encompasses three distinct alcohol testing techniques for degrees of accuracy and admissability in court proceedings.




                                           Percentage of Revenues
                                           Derived During Each of
   USAT's Products and Services            Last Three Fiscal Years
   ----------------------------            ------------------------
                                           1994     1995     1996
                                           ----     ----     ----
(1) Evidential Quality Devices              12%      55%      23%

(2) Screening (or "Non-Evidential")
      Devices                               23%      8%       14%

(3) Alcohol and Drug Testing Services       59%      37%      63%


         Evidential quality equipment, with the exception of the Mobile Alcohol Collection System ("MACS"), is approved by the United States Department of Transportation (the "DOT") for use by law enforcement agencies and industry. The information derived from the equipment is used in court trials.


         Alcohol screening devices are used by correctional facilities, industrial companies, hospitals, nuclear agencies, companies in the maritime industry and law enforcement agencies to gather human data on blood alcohol levels. Although such data (from breath) is not generally admissible as court evidence, it is used to indicate alcohol presence. These screening devices determine the presence of alcohol and its approximate blood level. They are less accurate and reliable than evidential quality devices, which are useable in legal proceedings in contrast to the screening devices.

         USAT purchases the raw materials and parts for its products from various suppliers which deliver them to USAT for assembly, packaging and distribution. These raw materials are primarily glass, plastic containers and certain mechanical parts, all of which are readily available from many suppliers.

ALCOHOL TESTING PRODUCTS

         USAT's product line includes evidential and screening devices and testing services which are marketed and sold in various ways. See the section "Alcohol Testing Marketing" under this caption "Business of the Company."

(1) EVIDENTIAL DEVICES

         Alco-Analyzer

         USAT designed and developed this product as a gas chromatograph alcohol testing device that determines blood alcohol levels by use of breath samples with precision and accuracy to be used as evidence in legal proceedings. USAT's three models have been approved by the DOT as evidential breath alcohol testing instruments; however, only one--the Model 2100--is currently manufactured by USAT. Such model is used to analyze blood, breath and urine specimens to determine levels of ethyl alcohol and is described as follows:


         Model 2100 - Enhanced electronics and software create an easy to use instrument which can be networked to a central location for downloading data. Testing information and results are displayed on a color computer monitor and are printed on a multi-part carbonless form.


         USAT, to management's knowledge, is the only manufacturer of a gas chromatograph breath testing device designed specifically for ethyl alcohol determinations using an inert carrier gas. Management believes that gas chromatography is recognized as an ideal, convenient and reliable method for determining and identifying chemical substances within a compound.

         Mobile Alcohol Collection System (MACS)

         USAT manufactures a Mobile Alcohol Collection System ("MACS") device used to collect a breath sample for future analysis. The MACS device contain a silica gel compound within a glass vial accompanied by collection and waste bags which insure the gathering of a proper sample flow through the vial. The vial is then sent to an independent certified laboratory where the alcohol is extracted from the silica gel and analyzed on a gas chromatograph to determine the exact blood alcohol content. Management is unaware of any product which currently competes with the MACS device.

(2) SCREENING DEVICES

         Screening devices are designed to determine the presence and approximate level of alcohol in a person's blood via his or her breath and whether further testing is warranted.

         The Alco-Breath Tubes ("ABT") are disposable alcohol breath glass vial testers containing yellow bands comprised of silica gel treated with a reagent solution. Testing begins with breath blown into a balloon which is then attached to the glass vial into which the sample flows. If alcohol is present within the subject's breath, a chemical reaction occurs within the gel changing the yellow bands to green. Measurement results are determined by the extent of color change. USAT manufactures four variations of the Alco-Breath Tubes specifically designed for various applications of alcohol breath testing.

(3) CALIBRATION DEVICES

         USAT manufactures two devices which are used to calibrate and check alcohol testing instruments made by both USAT and its competitors for continued accuracy. The devices are designed to simulate the breath of a person who has been drinking alcohol. The standard alcohol solutions used in these calibration devices are produced by USAT in its own certified laboratory.

         (a)     Alco-Simulator and Alco-Simulator 2000

         The Alco-Simulator and its newer 2000 model are approved by the DOT as calibrating devices for evidential breath testing instruments.

         (b)     Alco-Equilibrator

         The Alco-Equilibrator operates on the same general principle as the Alco-Simulator, but is less accurate and may only be used for calibrating non-evidential breath testing instruments.

ALCOHOL TESTING MARKETING

         The Alco Analyzer, the Mobile Alcohol Collection System and the Alco Breath Tubes represent 90% of USAT's current sales volume of its alcohol testing products in domestic and international markets. Sales are made directly by USAT's sales representatives. USAT markets its products at trade shows, conventions and through print advertisements.

         USAT currently segments its merchandise into four market areas:

                          Law Enforcement/Correctional
                          Industrial
                          Medical/Clinical
                          Drug and Alcohol Testing Services

(1) LAW ENFORCEMENT/CORRECTIONAL

         USAT markets and sells the Alco-Analyzer and the Mobile Alcohol Collection System ("MACS") to law enforcement agencies for evidential testing purposes.

         Screening devices and Alco-Breath Tubes ("ABT") are generally used for roadside screening to determine probable cause for further breath testing by evidentiary quality testing equipment.

         USAT markets and sells breath alcohol screening devices to the correctional and institutional market, which includes probation and prison work release programs.

(2) INDUSTRIAL

         USAT is marketing and selling both evidential quality and screening devices to several companies for blood alcohol testing of employees.

         In February 1994, the DOT published its final rule implementing the federal act which mandates alcohol testing within the transportation industry. The final rule requires alcohol testing solely through the use of breath samples. These enactments have a direct bearing on the USAT's gas chromatography products, which the DOT had previously approved as evidential breath alcohol testing instruments. USAT has designed the Alco-Analyzer 2100 to specifically meet the needs of this market. Its marketing strategy includes sales, leases and placements of the instrument with a cost per test charge.

         USAT, as part of its current business strategy, intends to capitalize upon the DOT's rules for mandatory alcohol testing within the transportation industry. The final rule, which became effective in January 1995 as to the larger transportation companies and, in January 1996, as to the balance, affected nearly 8,000,000 employees who are engaged in safety-sensitive positions in the transportation industry by requiring them to be tested for alcohol on DOT-approved breath testing devices. Mandatory pre-employment screening, however, is not required by the DOT rule. USAT's Alco-Analyzer series and, in particular, its Model 2100 meet the DOT's standard. In December 1994, USAT entered into two agreements with major testing laboratories, Corning Clinical Laboratories Inc., formerly Metpath Inc., and Lab. Corp., formerly National Healthcare Laboratories Incorporated, for placement of approximately 700 units of its Model 2100 at the respective laboratory's, collection sites with remuneration to USAT on a per test basis. These two agreements, as well as others with smaller customers, have terms ranging from three to five years.

         USAT has also sold its ABT and MACS devices to the maritime industry which must conform to government regulations established to test alcohol blood levels of ship operators. Its testing devices and equipment have been purchased by other private and public companies which include alcohol testing in their substance abuse testing programs.


         USAT also intends to pursue the non-regulated market for alcohol testing where approximately 93% of the American work force is employed. Management is of the opinion that the MACS and the ABTs can increasingly be sold to commercial companies which, recognizing the adverse impact of alcohol abuse on the productivity of their employees, wish to institute on-site testing programs. In order to implement this program, management believes that the ABTs must be reformatted and preferably DOT approval should be obtained for both the MACS and the ABTs. Although management believes that this non-regulated market is a market with great potential, there can be no assurance that USAT will derive significant revenues from this market.


(3) MEDICAL/CLINICAL FACILITIES

         USAT sells its alcohol screening devices to the medical and clinical markets for testing of patients in alcohol treatment facilities and those who are brought to hospital emergency rooms under suspected influence of alcohol. USAT continues to expand its sales of screening devices and the gas chromatograph into this market to provide instantaneous and accurate on-site testing procedures for breath alcohol analysis.

(4) DRUG AND ALCOHOL TESTING SERVICES


         Biochemical Toxicology Laboratories ("Biotox") operates as a division of USAT and also services the needs of U.S. Drug, USAT's drug testing subsidiary. Biotox is certified as a Clinical Laboratory by the State of California and also possesses specific state licenses for alcohol and methadone analysis. It is engaged in drug and alcohol testing for many area police departments, detoxification centers, coroners departments and corporations and functions within USAT's facilities maintaining state of the art instrumentation. Management is of the opinion that, if Biotox obtained certain regulatory approvals, it could be used by the alcohol testing, the drug testing and the human resource provider operations of the Company to a greater extent and, thereby enable the Company to realize greater revenues. There can be no assurance that these governmental approvals will be obtained or that the Company will derive greater revenues as a result of the efforts of Biotox.

LIABILITY INSURANCE

         USAT maintains liability insurance of $1,000,000, together with an umbrella policy providing coverage of $3,000,000, to protect the Company against legal action related to injury resulting from product failure, whether such product is offered by USAT or a subsidiary thereof.

COMPETITION

         Alcohol Testing


         The substance abuse detection equipment industry is highly competitive. Although USAT's Alco Analyzer 2100 is, to management's knowledge, the only DOT-approved evidential alcohol breath testing instrument utilizing gas chromatography, it still competes with other substance abuse detection techniques developed by other companies. USAT competes with small companies which also offer alcohol testing equipment such as CMI Inc., Intoximeters, Inc. and Lifeloc, Inc. Although all of these competitors are believed currently to have greater revenues than USAT from sales of alcohol testing devices, management is of the opinion that only CMI, Inc., which is a subsidiary of MPD/MPH, may have greater financial resources than USAT. In addition, several companies, including Roche and STC, Inc., offer an on-site screening saliva based alcohol test. Roche has, and several of these companies may have, greater revenues and financial resources than the Company. Although USAT believes that its product and service quality, combined with its experienced personnel, will offer it a competitive edge in marketing its products and services, there can be no assurance that USAT will be able to compete successfully with larger companies which have greater financial resources available to them to develop and offer an array of substance abuse detection products, nor is there any assurance that other companies will not enter the marketplace and present additional competition for USAT and its products.


         Drug Testing


         The Company has not received any revenues from U.S. Drug because its products are still in the developmental stage. Currently U.S. Drug is developing two products which screen for the presence of drugs of abuse, one which utilizes flow immunosensor technology with urine samples as a medium of testing and another which utilizes flow immunosensor technology with saliva samples as a medium of testing. Only the saliva sampling system is currently being developed; however, if this product is successfully developed, U.S. Drug intends to use the technology to complete the urine sample system. The technology in development will specifically test for five commonly used drugs of abuse: cocaine, opiates (heroin, morphine and codeine), phencyclidine hydrochloride (PCP), amphetamines (including methamphetamines) and tetrahydrocannabinol (THC, marijuana). If the products are developed, U.S. Drug will compete with many of the companies of varying size that already exist or may be founded in the future which utilize urine samples as a medium of testing. U.S. Drug will face competition from at least eight major pharmaceutical companies providing substance abuse screening methods: (1) enzyme-multiplied immunoassay technique (EMIT) manufactured and distributed by Syva; (2) radioimmunoassay (RIA) manufactured and distributed by Roche and others; (3) thin layer chromatography (TLC) manufactured and distributed by Marion; (4) a fluorescence polarization immunoassay (FPIA) manufactured by Abbott, and other immunoassay tests provided by (5) Editek; (6) Hycor; (7) Princeton, and (8) Biosite. Almost all of these companies (i.e., Syva, Roche, Marion, Abbott, Editek, Hycor, Princeton and Biosite) have substantially greater financial resources available to them than does U.S. Drug to develop and to market their products.

     Management believes that saliva sample testing is unique in that, to management's knowledge, no company is currently offering a substance abuse detection method using saliva samples as a medium on an "on-site" basis. However, U.S. Drug has been advised that such a product is under development by other companies and, accordingly, there can be no assurance that such a product will not be offered by a competitor. In addition, even if no such product is developed, U.S. Drug anticipates, as indicated above, competition from other substance abuse detection methods such as Syva's EMIT, Roche's RIA, Marion's TLC, Abbott's FPIA methods, and other immunoassay tests provided by Editek, Hycor, Princeton and Biosite. U.S. Drug's market research to date has indicated a greater market potential for a saliva sample portable testing instrument for use in detecting drugs of abuse by law enforcement agencies, correctional facilities, hospitals and other medical facilities than a urine sample instrument. However, because of the expected limited life cycle of a saliva specimen, the use of this product in other potential markets may be limited.

      If U.S. Drug successfully develops first its saliva sample testing method and second its urine sample testing method, as to which there can be no assurance, it is not certain whether U.S. Drug will have the financial resources to compete successfully with other companies which have greater financial resources available to them. Depending on the progress in the drug testing research and development program (including the current feasibility study), U.S. Drug may at a later date seek a major pharmaceutical or other company to assist in the development program and, depending on the financial arrangements to be negotiated, such development partner may seek marketing rights to the products when and if successfully developed. Although such a partner may reduce certain current expenditures, it may later, by assuming marketing rights, reduce prospective revenues to U.S. Drug. Because of the stage of development of the product and the fact that no search or negotiations are currently being conducted, management believes that it is currently too speculative to anticipate U.S. Drug's competitive position based on the presence of a marketing and/or product development partner.

     U.S. Drug's management currently anticipates that U.S. Drug will submit its five-panel screening assay to the Food and Drug Administration (the "FDA") late in 1997 at the earliest and that U.S. Drug will commence marketing its products six months to a year later. There can be no assurance as to when U.S. Drug will submit such assay to the FDA, if at all, as to when the FDA will give its approval and as to when marketing will commence.


         Human Resource Provider


         ProActive is a single source service provider, meaning that it is a provider of both substance abuse testing services and background screening services. A single source service provider is a relatively new concept. Additionally, the Company, through the recent acquisition of RSA, can also provide customized loss prevention services specifically designed to reduce the negative effect of workplace substance abuse. The competition from single source providers which ProActive currently encounters is primarily from small local and regional companies. To management's knowledge, currently there is no single source provider on a national level, which is what ProActive hopes to become, and there are no other providers of customized programs and policies like RSA. However, Lab Corp., through Med-Express, is currently offering background screening services to corporations on a limited basis. Although, ProActive has experienced personnel in both the drug testing and investigative arena, there can be no assurance that ProActive will become successful in marketing its services as a single source provider on a national level. In addition, ProActive will face competition from other companies which provide each of these services separately such as the companies mentioned in the preceding subsections of this section "Competition" under this caption "Business of the Company" as it relates to substance abuse testing providers (including the laboratories which are vendors to ProActive), and local or regional investigative firms or private investigators (including vendors to ProActive) as it relates to background investigative services. Assuming that the combined RSA/ProActive operations achieve national status as a single source provider, there can be no assurance that existing or new companies will not enter the national marketplace to compete with the combined RSA/ProActive operations.

         Toy Products


         The toy industry is highly fragmented and extremely competitive. Currently, Good Ideas markets a full line of wooden interlocking log and wooden block construction playsets which competes primarily with Lincoln Log, a product manufactured and distributed by Playskool, a division of Hasbro, Inc. ("Hasbro"), one of the five largest toy companies in the United States. Good Ideas also markets a line of equestrian toys consisting of plastic horses ranging in height from five to eleven inches which competes primarily with products offered by Breyer, Inc., the dominant manufacturer of injection-molded collectible horses, and Marchon, Inc., a United States importer of injection-molded toy horses. Management believes that it offers a high quality line of wooden log playsets and equestrian toys. However, there can be no assurance that Playskool/Hasbro, which has greater financial resources available to it than Good Ideas, will not attempt to expand its presence in the wooden log playsets category, nor is there any assurance that other toy companies will not attempt to enter into this category. Due to relatively low barriers to entry in the toy industry, Good Ideas could face competition from a number of smaller toy companies as well if it were not to be sold or liquidated by December 31, 1996.


RESEARCH AND DEVELOPMENT


         During fiscal 1996, the Company spent approximately $1,006,000 on research and development, including $851,000 expended on development of the drug testing technology of U.S. Drug. In fiscal 1995, the Company spent approximately $1,249,000 on research and development, including $886,000 expended on development of the technology of U.S. Drug. In fiscal 1994, the Company spent approximately $948,000 on research and development, including $728,000 expended on development of the technology by U.S. Drug.


PATENTS AND TRADEMARKS


         U.S. Drug has rights under three patents, in addition to its rights to use the USN patent under its sublicense from USAT. USAT and its other subsidiaries currently have no patents on the other products of the Company. The term of the USN patent is set forth in the section "Subsidiaries-U.S. Drug Testing, Inc." under this caption "Business of the Company" and the terms of the U.S. Drug patents are 17 years from the date of issuance as set forth in that section, subject to renewal. Termination of the Licensing Agreement for the USN patent, which would occur only on a default by USAT or an invalidation of the USN patent, would end the Company's rights to develop drug testing products. Termination of the other patents or licenses to use the same would require USAT to make changes to its products which could further delay development and marketing thereof.

         The Company has obtained tradenames for its major products. The following are the registered trademarks of the Company and have been published by the U.S. Patent and Trademark Office (the "PTO"): Alco-Equilibrator(TM), Sobriety Checkpoint(TM), ABT(TM), Alco-Analyzer(TM), Final Call(TM), Alco-Equilibrator(TM) and Drug Won't Work Here(TM). On April 12, 1995, the Company abandoned the following trademarks: Mobile Alcohol Collection, MACS, Alco-Report; Alco-Breath Tubes, Alco-Link and Alco-Simulator. Good Ideas has registered the trademarks Good Ideas(TM) and Big Bill's Bric Builders(TM) and the same are published by the PTO. The Company believes these tradenames afford adequate protection. However, there can be no assurance that infringement claims will not be asserted against the Company in the future.


SUBSIDIARIES

(1) U.S. DRUG TESTING, INC.


         In October and November 1993, USAT's then wholly-owned subsidiary U.S. Drug completed an initial public offering of the U.S. Drug Common Stock, which security trades on the Pacific Stock Exchange. As of June 30, 1996, USAT owned 3,500,000 of the 5,221,900 outstanding shares of the U.S. Drug Common Stock or 67.0% thereof.


         The Company has not received any revenues from U.S. Drug because its products are still in the developmental stage. For information relating to this subsidiary, see "Business of U.S. Drug."

(2) GOOD IDEAS ENTERPRISES, INC.


         In February and April 1994, Good Ideas completed an initial public offering of the Good Ideas Common Stock, which security trades on the Pacific Stock Exchange. As of June 30, 1996, USAT owned 2,400,000 of the 3,948,680 outstanding shares of the Good Ideas Common Stock or 60.8% thereof.

         Good Ideas designed, markets and distributes a variety of traditional toy products for children of various ages. Its sales historically have been derived from a line of traditional wooden construction toys. Good Ideas' strategy had been to design and develop enduring traditional lines of toys and to create enhancements to, and extensions of, these toy lines which were intended to maximize product line sales while minimizing development and advertising expenses for new and enhanced products.


         Good Ideas' principal product line, wooden construction toys, includes classic interlocking log sets marketed under the trademark Paul Bunyan Log Builders(TM), themed playsets such as


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
General Custer's Fort Apache(TM), building block sets marketed under the trademark Paul Bunyan Bloc' Builders(TM) and brightly-painted, multi- colored combination log and block sets marketed under the trademark Paul Bunyan Wood Builders(TM). In addition to its line of wooden construction toys, it markets one other line of traditional toys. Since March 1993, it has shipped a line of equestrian toys comprising of various styles and sizes of flocked plastic horses and related accessories marketed under the trademark Black Beauty and Friends(TM).


         Since it first commenced shipping products in June 1988, Good Ideas' principal customers have been mass merchandisers, such as Toys R Us, Inc. ("Toys R Us"), Wal-Mart Stores, Inc., and J.C. Penney Company, Inc., and wholesale clubs, such as Costco Wholesale Corporation, Pace Membership Warehouse, Inc. and BJ's Wholesale Club, Inc. Its current domestic distribution network also includes high-end specialty retailers, such as F.A.O. Schwartz and Imaginarium.

         Toys R Us, the major customer of Good Ideas, has not been placing orders for Good Ideas' toy products. The customer has attributed its reduction in orders to its large inventories and declining sales and customer traffic. Management believes that other manufacturers in the toy industry are currently facing those same problems -- their distributors or retailers to which they sell have large inventories of products and declining sales and customer traffic. In addition, management believes that many retailers are minimizing their number of vendors, which has the result of squeezing out the smaller companies with their limited product lines. See "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations-Good Ideas Enterprises, Inc."


         Since July 1992, USAT has provided, and continues to provide, certain management and administrative services to Good Ideas. These services included management and financial advice; maintenance of financial books and records and preparation of financial statements, budgets, forecasts and cash flow projections; services relating to banking relationships; payment of accounts payable and payroll; collection of accounts receivable and credit analysis; order processing; import processing; cash management; and other miscellaneous services and advice. From July 1992 through March 1993, the fee payable to USAT for these services was computed on a fixed monthly charge of $25,000. In April 1993, Good Ideas and USAT entered into a formal Management Agreement, pursuant to which the fee for such services was computed at ten percent of annual net sales.

         In December 1993, Good Ideas and USAT entered into a Management Services Agreement, effective retroactively to October 1, 1993, pursuant to which the fee for management and administrative services provided by USAT is computed on a fixed monthly fee of $25,000, plus five percent of annual gross sales in excess of $5,000,000. The fee charged by USAT for its management services was determined arbitrarily by its Board of Directors after taking into consideration the anticipated diversion of USAT resources required to provide such services, both in terms of employee time and allocated overhead costs. Pursuant to the Agreement, the term, which initially was to expire on September 30, 1994, has been automatically renewed so that it is now scheduled to expire on September 30, 1996. The agreement, however, provides for automatic one-year renewals unless terminated by Good Ideas upon six months' notice prior to the commencement of any renewal term or by USAT at least 12 months prior to the commencement of any renewal term. In view of the USAT Board's decision on February 26, 1996 to sell or liquidate Good Ideas (see the succeeding paragraph), the Board suspended management fees to USAT retroactive to January 1, 1996.


         USAT has also filed a Registration Statement on Form S-4, File No. 333-3734, under the Securities Act to register shares of the USAT Common Stock to be issued to the minority stockholders of Good Ideas upon the consummation of a merger of Good Ideas with and into a wholly- owned subsidiary of USAT. As indicated under "The Merger and Related Matters-Reasons for the Merger and Approval" the USAT Board of Directors has concluded that the value of the USAT Common Stock could best be maximized if the Company concentrated its operations on the USAT alcohol testing segment, the U.S. Drug testing segment and the related human resource provider business of ProActive and operated the three as if one corporation. This action would require sale of the rubber recycling product business of USRR (see the subsection (4) in this section "Subsidiaries" under this caption "Business of the Company") and the toy business of Good Ideas. In addition, the USAT directors have concluded that, because of the history of declining revenues and losses in Good Ideas, the necessity to add a new product line or lines if a turnaround is to be achieved and the problems generally in the toy industry, it would be difficult to make Good Ideas' operations profitable within what they considered an acceptable time frame, assuming that such result could be achieved at all, as to which there can be no assurance. For these reasons, the USAT Board authorized on February 26, 1996 management to seek offers from prospective purchasers. Gary S. Wolff, the Treasurer of USAT and Good Ideas until July 3, 1996, has been speaking with various vendors and customers of Good Ideas as to their interest in acquiring all or part of Good Ideas. No formal bid process has been initiated. To date, while certain of the vendors have expressed some interest, none has presented an offer that Mr. Wolff could present to the Board. His services in this connection are continuing despite his resignation, for which services he is not receiving any additional compensation. See, however, "USAT Management-Employment Agreements." There can be no assurance that an acceptable offer to purchase will be received or as to the terms of any such offer. If no acceptable offer is received by December 31, 1996, the USAT Board will liquidate Good Ideas.

(3) PROACTIVE SYNERGIES, INC./ROBERT STUTMAN & ASSOCIATES, INC.


         ProActive, which is a wholly-owned subsidiary of USAT that commenced operations in September 1995, provides single source services to assist corporations in their hiring practices ranging from substance abuse testing and background screening services to total program management. ProActive's substance abuse testing services include specimen collections, laboratory testing and medical review officer services. Medical review officers review drug test results to verify that chain-of-custody procedures were followed and determine if there is an alternative medical explanation for a positive test result. ProActive's background investigative services include criminal history checks, employment verifications, credit checks, reference checks, driving record checks, workers' compensation history checks, and social security number, educational and professional license verifications. ProActive's services also include physicals and employee assistance programs. Its total program management services include establishing a substance abuse policy with corporations and conducting program audits to ensure regulatory compliance with such policy. ProActive's hiring solutions to corporations include the use of its proprietary computer software which provides ProActive with access to immediate on-line information.




         On December 14, 1995, USAT and ProActive entered into an agreement with RSA and Robert Stutman, personally, pursuant to which (1) USAT and ProActive engaged Mr. Stutman to be their expert spokesman and a consultant with respect to their drug and alcohol testing businesses; (2) ProActive agreed to refer customers to RSA for the purpose of RSA providing its services to such customers, including writing drug testing/background screening policy manuals; and (3) RSA agreed to refer customers to ProActive. Prior to forming RSA, Mr. Stutman was Special Agent in charge of the United States Drug Enforcement Administration's New York office. He also currently serves as special consultant on substance abuse for the CBS News Division. On December 14, 1995, pursuant to the agreement, USAT agreed to issue to Mr. Stutman and RSA three-year Common Stock purchase warrants, each to purchase 200,000 shares of the USAT Common Stock at $2.00 per share, which was the market price on the date of grant. These warrants were issued on December 14, 1995 and April 1, 1996. The agreement, which had a term of ten years (except the term for the consulting and spokesperson services by Mr. Stutman was three years), provided for payment of fees to ProActive based on referrals to RSA and an initial $100,000 payment by ProActive and varying monthly fees thereafter to RSA.

         As indicated under "Summary-Recent Developments," on April 18, 1996, Mr. Stutman was elected as the Chairman of the Board and a director of USAT and designated as its Chief Executive Officer. See the section "Recent Developments" under this caption "Business of the Company". USAT also agreed in principle to acquire RSA. On May 21, 1996, the Company completed its acquisition of RSA and RSA became a 100% owned subsidiary of USAT. USAT paid $2,100,000 to the RSA stockholders for their shares of RSA (including $1,078,920 paid to Mr. Stutman for his 52.8% of the RSA shares and $721,080 paid to Brian Stutman, son of Mr. Stutman and now Director of Sales and Marketing of USAT, for his 35.3% of the RSA shares and issued to the RSA holders an aggregate of 500,000 shares of the USAT Common Stock (including 263,750 shares issued to Mr. Stutman and 176,250 shares to Brian Stutman) registered under the Securities Act as Acquisition Shares in the January 1992 Registration Statement, and USAT Common Stock purchase warrants expiring May 20, 1999 to purchase an aggregate of 900,000 shares of the USAT Common Stock (including a warrant to purchase 474,750 shares issued to Mr. Stutman and a warrant to purchase 317,250 shares issued to Brian Stutman) at $3,125 per share, which was the fair market value on the date of grant. USAT also issued two promissory notes aggregating $400,000 in principal amount (the "RSA Notes") to two RSA stockholders (one of whom is Mr. Stutman who received a RSA Note for $239,760 and Brian Stutman received a note for the balance). The RSA Notes bear interest at the rate of 7.5% per annum and become due in one year from the May 21, 1996 closing date. USAT is required to prepay the RSA Notes if the gross proceeds received by USAT from the exercises of the USAT Common Stock purchase warrants after April 17, 1996 exceeds $7,000,000. The RSA Notes are secured by all of USAT s tangible and intangible personal property except the following: (1) USAT s cash and cash equivalents; (2)USAT s securities, including the stock of its subsidiaries; and (3) certain contracts, including the license with the USN. As a result of the acquisition of RSA, the Consulting Agreement described in the preceding paragraph terminated; however, the Common Stock purchase warrants described therein remain outstanding, except that the RSA warrant was distributed to the RSA shareholders, including Mr. Stutman who received a warrant to purchase 105,500 shares and Brian Stutman who received a warrant to purchase 70,500 shares.

         During its last three fiscal years ended December 31, RSA's revenues, income and income per share were as follows:

                                           Years ended December 31,
                                           ------------------------
                                  1995               1994           1993
                                  ----               ----           ----
Revenues..................        $1,101,599         $646,428       $  536,292
Net Income (Loss).........        $  (19,549)        $ 16,694       $  (98,448)
Income (Loss) per share...        $  (244.36)        $ 208.68       $(1,278.55)

         Effective December 28, 1995, ProActive also engaged the services of Patricia Starling, who had been serving as a consultant, as its Vice President Operations for a two-year term. Ms. Starling was granted a Common Stock purchase warrant expiring December 27, 1998 to purchase 20,000 shares of the USAT Common Stock at $2.00 per share, which was the market price on the date of grant. The warrant is currently exercisable as to 10,000 shares and becomes exercisable as to 5,000 shares on each anniversary date.

         See the section "Property" under this caption "Business of the Company" for information as to the ProActive and RSA leases.


(4) ALCONET, INC.


         In March 1995, USAT acquired 100% of the issued and outstanding common stock of Alconet and all the membership interests of Dakotanet, L.L.C. As consideration, USAT issued 782,321 shares of the USAT Common Stock registered under the Securities Act as Acquisition Shares in the January 1992 Registration Statement (see "The Merger and Related Matters-Summary of the Terms of the USAT Common Stock-Acquisition Shares") and valued at $1,564,642. The acquisitions have been accounted for as a purchase in the financial statements of the Company. In March 1996, USAT settled a dispute with two officers of Alconet for an aggregate payment of $250,000 and the assignment of certain software to one of the officers, both of whom then resigned. Alconet is engaged in the computer software/networking business. Alconet has developed an alcohol testing network to upload test results and information from various alcohol breath testing devices. As a cost reduction action, USAT may seek to consolidate or integrate the Alconet operations with other operations of the Company; however, there can be no assurance as to the timing or the effect of such a program.


(5) U.S. RUBBER RECYCLING, INC.


         In November 1992, USAT purchased the total assets of Adflo International, Inc. for its then newly formed wholly-owned subsidiary, USRR, which then began to manufacture floor covering products for office and industrial use from used truck and bus tires. These tires were delivered to USRR's Rancho Cucamonga plant and to an off-site storage facility, where they were recycled by splitting and cutting the tires and reassembling the recycled parts into finished products. Sales were made nationwide through manufacturer's representatives and distributors. All manufacturing was performed in the USRR's then Rancho Cucamonga facility. USRR ceased operations on April 30, 1996 when substantially all of its assets were sold as described in the second succeeding paragraph.

         USAT acquired the total assets of Adflo International, Inc. for a total consideration of 185,000 shares of the USAT Common Stock valued at $196,563. The transaction was accounted for as a purchase in the financial statements of the Company. These shares were part of the Acquisition Shares registered under the Securities Act in the January 1992 Registration Statement solely for acquisition purposes (see "The Merger and Related Matters-Summary of the Terms of the USAT Common Stock-Acquisition Shares").


         On April 30, 1996, USRR sold substantially all of its assets to an unaffiliated buyer for $450,000, $150,000 of which was paid at the closing and the balance by the delivery of a $300,000 promissory note. The purchaser also paid approximately $80,000 in accounts payable of USRR and assumed certain other liabilities, including USRR's lease (see, however, the section "Description of Property" under the caption "Business of the Company"). The sale resulted in a loss of approximately $88,000. The promissory note is payable in six annual installments of $50,000, together with interest at a rate of 7% per annum. In addition to the annual installments, the promissory note will be prepaid in an amount equal to 12-1/2% of the buyer's annual gross sales of USRR products in excess of $1,400,000. The promissory note is secured by a first priority security interest in all of the buyer's assets. USRR is required to agree, however, to subordinate its security interest to up to $1,000,000 of institutional financing for the buyer.


EMPLOYEES


         As of July 31, 1996, the Company had 70 full time employees other than its officers, 27 engaged in manufacturing, 7 in sales, 7 technical, 6 scientists and 22 in clerical administrative jobs. The Company has no collective bargaining agreement with its employees.


DESCRIPTION OF PROPERTY


         USAT occupies approximately 20,000 square feet office and factory facilities in Rancho Cucamonga, California under a lease expiring January 31, 1997, which premises are shared with its subsidiaries U.S. Drug and Good Ideas. This lease includes the option of extending its term for two consecutive five-year periods. USAT's subsidiary ProActive occupies approximately 1,640 square feet of office space in Savannah, Georgia under a lease expiring January 2, 1999. The Alconet subsidiary occupies approximately 1,200 square feet of office space in Bismark, North Dakota under a lease expiring March 31, 1997.

         Effective August 1, 1996, USAT will sublease approximately 8,500 square feet of office space in Fort Lauderdale, Florida, under a lease expiring November 30, 2001, which lease grants the tenant a right to renew for an additional five-year term. The space will be utilized as headquarters for Robert Stutman, Chairman of the Board and Chief Executive Officer of USAT, RSA and ProActive. RSA's landlord for space in Dedham, Massachusetts has agreed to a cancellation of RSA's lease. ProActive is attempting to sublease the office space described in the preceding paragraph. USAT may seek to sublet up to 1,000 square feet of the new space pending utilization thereof.

         Good Ideas previously occupied approximately 22,000 square feet of office and factory space in Fort Worth, Texas under a lease which expired December 31, 1995. Until April 30, 1996, USAT's subsidiary USRR occupied approximately 17,000 square feet of office and factory space in Rancho Cucamonga, California under a lease expiring June 30, 1999. Pursuant to the sale of USRR's assets (see the section "Subsidiaries - U.S. Rubber Recycling, Inc." under this caption "Business of the Company"), the purchaser assumed the foregoing lease, but the landlord did not release USRR from its obligations.

     In addition to rent, the leases provide for payment of real estate taxes and other occupancy costs. For information as to the aggregate rentals paid during the past three fiscal years and anticipated to be paid in the ensuing three fiscal years, see Note 13 to Notes to the Company's Financial Statements elsewhere in this Prospectus.


         Management is of the opinion that the leased facilities are currently adequate and suitable for the Company.

LEGAL MATTERS

         The Company is not a party to any material litigation and is not aware of any pending litigation that could have a material adverse effect on the Company's business, results of operations or financial condition.


                             BUSINESS OF U.S. DRUG

GENERAL


         U.S. Drug has not produced any revenues because its products are still in the developmental stage. U.S. Drug is developing proprietary systems that will test for drug use, specifically the following five commonly used drugs of abuse: cocaine, opiates (heroin, morphine and codeine), phencyclidine hydrochloride (PCP), amphetamines (including methamphetamines), and tetrahydrocannabinol (THC, marijuana) (collectively the "Drugs of Abuse"). In January 1992, the USN and USAT signed a ten-year license agreement (the "License Agreement") covering the exclusive use by USAT of the USN's technology for the five Drugs of Abuse and any other drugs that might be added to the National Institute of Drug Abuse (NDA) list of drugs of abuse. By an amendment dated March 15, 1994, the scope of the License Agreement was broadened to permit USAT to use the technology for testing for methadone, benzodiazapines, barbituates, propoxyphene, tricyclic antidepressants and anabolic steroids. Except as set forth in the two preceding sentences, USAT under the License Agreement cannot use the USN technology to test for other substances. By an amendment dated June 16, 1995, the term of the exclusive right under the License Agreement was extended to terminate ten years from June 27, 1995 and USAT has a nonexclusive right to use the technology thereafter for the balance of the patent term, unless the License Agreement is terminated sooner because of USAT's default.
By letter dated May 15, 1995, the USN notified USAT that, because the expiration date of the USN patent had been extended to February 23, 2010 under the GATT/WTO treaty, the expiration date of the License Agreement was extended to February 23, 2010. See the section "Material Contracts--License Agreement under this caption "Business of U.S. Drug." U.S. Drug's line of products under development are based on its sublicense from USAT for Drug of Abuse detection utilizing the USN patent for flow immunosensor technology. Because the USN refused to grant a novation to U.S. Drug of the License Agreement as requested, the USN looks to USAT, not U.S. Drug, for performance thereunder. In the event of a default under the sublicense, all rights would revert to USAT. U.S. Drug is developing its own proprietary "Immunoassay Chemistry" for these five drugs which will work with the USN-developed technology. U.S. Drug has received six approvals from the FDA covering its Model 9000 Flow Immunoassay System and the attendant assays for each of the five Drugs of Abuse listed above, using urine as the test medium. U.S. Drug, based on its review of current market conditions, has decided to defer completion of the calibrators and the other elements required to be completed in order to market the urine medium testing product until it can complete the assays for a saliva medium testing product and, as a result, has produced no revenues through December 31, 1995. Until FDA approval is obtained of the saliva medium product, no revenues are likely to be produced. U.S. Drug has commenced research using saliva as a testing medium in connection with the flow immunosensor technology, is currently conducting a feasibility study as to the product and, assuming a favorable conclusion with respect to such study and subsequent success in the remainder of the development program, currently expects to submit its five-panel screening assay to the FDA late in 1997, but there can be no assurance that such submission will occur by such date. Management anticipates that U.S. Drug will commence marketing its products six months to a year later. There can be no assurance as to when the FDA will give its approval and as to when marketing will commence.

         U.S. Drug's screening tests are to be performed on a non-evidentiary basis. If a Drug of Abuse is detected in the screening test, the sample will be forwarded to a laboratory, where an expensive confirmatory analysis will be performed. Usually gas chromatography/mass spectrometry ("GC/MS") is employed for the evidentiary test. U.S. Drug's marketing analysis has indicated a greater market potential for a saliva sample portable testing instrument for Drugs of Abuse by law enforcement agencies, correctional facilities, hospitals and other medical facilities than a urine sample instrument. However, because of the expected limited life cycle of a saliva specimen, the use of this product in other potential markets may be limited. Currently, to U.S. Drug's knowledge no competitor is currently offering a saliva sample testing product on an "on site" basis. However, management has been advised that one or more companies may have such product under development and, although management has no direct confirmation thereof, there can be no assurance that a competitor will not begin to offer such a product in the future, whether before or after U.S. Drug completes its research and development. See "Business of the Company-Competition-Drug Testing."


DRUG TESTING PRODUCTS

(1) Urine Sample Testing-U.S. Drug's urine drug testing system can be divided into two parts. The first part is the instrument into which the sample is placed. The second part consists of the replaceable columns which will test for the five Drugs of Abuse. The columns are easily replaceable by non-technical personnel and, depending on a number of factors, are generally expected to have a life of 50 to 75 tests.

         Flow Immunoassay System - U.S. Drug's initial instrument system was the Model 9000, which received marketing approval from the FDA. See the section "Government Regulation" under this caption "Business of U.S. Drug." Resembling a personal computer, the Model 9000 features one button operation which permits low cost use of the system by non-technical personnel. The Model 9000 incorporates a U.S. Drug developed laser-excited fluorescence system which will enhance detection of Drugs of Abuse. The Model 9000 will provide an analysis of Drugs of Abuse present in the urine sample, if any are so present. All five Drugs of Abuse or any combination thereof can be selected for testing. Testing on a urine sample by the Model 9000 is anticipated to take approximately two minutes per drug selected, or ten minutes if all five are selected.

         Drug Assays for the Flow Immunosensor System - U.S. Drug is designing disposable drug assay columns to be utilized in connection with the Model 9000. Each flow through column, approximately one inch long by one-half inch wide, will test for one drug (the "Target Drug"). The five separate columns each contain antibodies specific for the Target Drug.

         The life of each column is estimated at between 50 to 75 tests. This will depend specifically on such factors as (i) the number of samples containing the target drug; (ii) the amount of the Target Drug present, and
(iii) the specific drug targeted for testing. The Model 9000 will inform the operator, who does not have to be highly skilled, when and which column to replace.

         U.S. Drug is working to develop one column containing all five Target Drugs. U.S. Drug believes this procedure would further reduce the cost of using its drug screening system. U.S. Drug expects the test to indicate if any of the Drugs of Abuse are present within several minutes. The full test procedure would have to be run to determine the specific drug or the sample sent out for confirmatory analysis. The confirmatory analysis would be used evidentially to determine which Drugs of Abuse were present. See the section "Research and Development" under this caption "Business of U.S. Drug."


         As indicated above, U.S. Drug intends to first complete its development of the saliva sample testing product described below prior to undertaking further development efforts with respect to the urine sample testing product. Accordingly, the urine sample testing product is not currently marketable.

(2) Saliva Sample Testing - Research is being conducted by U.S. Drug for this development, using the flow immunosensor technology, of testing for Drugs of Abuse from saliva samples, and for submission to the FDA for approval to use saliva as a testing medium. This research utilizes much of the development work done for the Company's urine drug testing system. The Company expects that a full premarket approval, instead of the 510(k) procedure, may be required by the FDA for both the testing system and the drug assays. See the section "Government Regulation" under this caption "Business of U.S. Drug." If the results of the current feasibility study are favorable, U.S. Drug may have to hire ten additional scientists at a cost of approximately $1,000,000 per year to complete the development of the saliva testing system for the Drugs of Abuse. Assuming such scientists are hired, the Company anticipates that the earliest that the saliva testing system and drugs assays for all five Drugs of Abuse will be ready for submission to the FDA is in late 1997. There can be no assurance that U.S. Drug will meet such timetable. U.S. Drug may, as an alternative to engaging in-house personnel, contract certain assignments to an outside company to perform; however, there is no assurance that this alternative will either be more cost effective or produce the desired results at an earlier date.

         Portable Immunosensor Analyzer - The Company anticipates manufacturing a small portable device in conjunction with the flow immunosensor technology. When used with the drug assays described below, the Company expects that this unit will provide portable and flexible detection capability when used with saliva samples. It is expected that the assay time will be two minutes per test. There can be, however, no assurance that the Company will be able to develop and market this product. See the "Research and Development."

         Drug Assays for Portable Immunosensor Analyzer - The Company intends to develop disposable assay cartridges for use with its portable model using saliva samples. After the sample has been collected, it will be transferred to an assay cartridge containing five Target Drugs, and then placed into the portable instrument. The disposable cartridge will be thrown away after use. Assay time is expected to be the same as using urine samples. U.S. Drug plans to continue its research and development efforts for the drug assays concurrently with the portable unit. There can be no assurance that the Company will be able to develop and market the assay cartridges. See "Research and Development."

MANUFACTURING


         In manufacturing, the Company will be required in the United States to follow current Good Manufacturing Practices ("GMP") as prescribed by the FDA. See the section "Government Regulation" under this caption "Business of U.S. Drug." There can be no assurance that U.S. Drug will be able to enter into suitable manufacturing arrangements with third parties which are in compliance with GMP. U.S. Drug's future dependence on third parties for the manufacture and supply of products could have a material adverse effect on U.S. Drug's profit margins and its ability to deliver its products on a timely and competitive basis.

MARKETING AND DISTRIBUTION


         Representatives of the prior management of USAT had initial meetings with representatives of Roche to discuss Roche's possible assistance with respect to product development, with the intention ultimately to finalize some marketing arrangement; however, all discussions were on a preliminary basis and related only to assistance on assays as part of the product development. Such meetings did not result in an agreement being reached. Current management has suspended any further discussions with Roche or any similar company because (1) until the current feasibility study is completed, it is too early in the product development stage to discuss such development assistance, let alone marketing assistance; (2) although confidentiality agreements can be signed (and were executed by Roche), there are risks in giving confidential data relating to a product to a competitor (Roche is a competitor of U.S. Drug); and (3) it is preferable to avoid having to give up future revenues if other alternatives remain open.

         Although U.S. Drug had engaged the services of a consultant to undertake a marketing survey, because of the delays in the development of its products due to the decision to have a test using a saliva sample, a definitive marketing program has not been finalized or implemented.


GOVERNMENT REGULATION

         U.S. Drug's proposed screening and diagnostic products will be subject to significant government regulation in the United States and other countries. In order to conduct clinical tests, manufacture and market products for human diagnostic use, U.S. Drug must comply with mandatory procedures and safety standards established by the FDA and comparable foreign regulatory agencies. Typically, such standards require that products be approved by the FDA or comparable foreign regulatory agencies, as appropriate, as safe and effective for their intended use prior to being marketed.

         The FDA regulates the introduction, manufacturing, labeling, recordkeeping and advertising for all medical devices in the United States. There are two principal methods by which FDA approval may be obtained to market medical device products, such as the Company's proposed screening and diagnostic test kits, in the United States. One method is to seek FDA approval through a pre-market notification filing under Section 510(k) ("510(k)") of the Food, Drug and Cosmetics Act. Applicants under the 510(k) procedure must prove that the device for which approval is sought is "substantially equivalent" to devices on the market prior to the Medical Device Amendments of 1976 or devices approved thereafter pursuant to the 510(k) procedure. In some cases, data from clinical studies must be included in the 510(k) application. The review period for a 510(k) application is 90 days from the date of filing the application.

         If the 510(k) procedure is not available, then pre-market approval ("PMA") must be obtained from the FDA. Under the PMA procedure, the applicant must obtain an Investigational Device Exemption ("IDE") before beginning the substantial clinical testing which is required to determine the safety, efficacy and potential hazards of the product. Safety and efficacy must be established through extensive clinical studies, which are conducted after the FDA's acceptance of an IDE application. On completion of all of the requirements of the IDE, and once the results are evaluated, a PMA application is submitted to the FDA. The review period under a PMA application is 180 days from the date of filing, but the application is not automatically deemed approved if not rejected during that period. The FDA may grant marketing approval, request additional data about the product's safety and efficacy or deny the application if it determines that the product does not meet the regulatory approval criteria. In addition, the preparation of a PMA application is significantly more complex and time consuming than the 510(k) procedure and the FDA's review of a PMA is more extensive than that required for a 510(k) application.

         No assurance can be given that any agency will grant approval for the sale of U.S. Drug's products for routine screening and diagnostic applications or that the length of time the approval process will require will not be extensive.

         The cost associated with the filing of applications with the FDA and of research and development activities to support such applications, including clinical trials, can be significant. There can be no assurance that the cost of U.S. Drug's research and development activities will not exceed that which is budgeted, nor that any of U.S. Drug's proposed products will ever obtain the necessary FDA or foreign regulatory clearances for commercialization.


         Pursuant to applications filed by U.S. Drug, to date, U.S. Drug has received approval to manufacture and market the Model 9000 and five assays - the assay which detects the presence of cocaine (and its metabolite benzoylecgonine), the assay which detects the presence of opiates (including heroin, codeine and morphine) the assay which detects amphetamines, the assay which detects phencyclidine hydrochloride (PCP) and the assay which detects tetrahydrocannabinoids (THC, marijuana) in urine samples. However, as indicated herein because of the decision to complete development of a saliva sample testing product prior to completing the development work with respect to the urine sample testing product, no such manufacture or marketing has commenced. See the section "General" under this caption "Business of U.S. Drug."


         In addition, regulations implementing the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"), promulgated by the United States Department of Health and Human Services ("HHS") and the Health Care Financing Administration on February 28, 1992, which were to become effective September 1, 1992, require that all employment drug testing, including on-site testing, be processed by a federally approved laboratory. On August 28, 1992, HHS announced that the application of CLIA to workplace testing would not go into effect on September 1, 1992 because of comments made on the final regulations. The comments raised questions about, among other things, whether bringing employee drug testing under CLIA might have an unintended chilling effect on efforts to encourage drug-free workplace programs. As reported in the January 19, 1993 Federal Register, the final decision on the regulations will be delayed until further investigation is completed and has not been made as of the date hereof. U.S. Drug believes that these regulations will not be made effective because (a) the increased costs and burdensome procedures imposed by CLIA will significantly reduce the volume of drug tests conducted, which is in direct conflict with the government's long-standing war on drugs, (b) workplace testing is forensic in nature (i.e, for the purpose of determining whether an individual is using illegal drugs) and not for medical purposes (i.e., to make a health assessment for diagnostic or treatment purposes) as was the original intent of CLIA and
(c) inclusion of employment drug testing may be a direct violation of the Federal Administrative Procedures Act under Title 5 of the United States Code and the United States Constitution. If the regulations are not adopted, on-site drug testing in the workplace will not be subject to CLIA. Although the Company has a laboratory through Biotox (see "Business of the Company-Alcohol Testing Marketing-Drug and Alcohol Testing Services"), the U.S. Drug management believes that the consequences of adoption of the regulations would add to U.S. Drug's costs and, accordingly, this could have a material adverse impact upon its business with respect to employment testing in the private sector.


RESEARCH AND DEVELOPMENT


         During fiscal 1996, U.S. Drug spent approximately $851,000 expended on development of the drug testing technology. In fiscal 1995, U.S. Drug spent approximately $886,000 expended on development of the technology of U.S. Drug. In fiscal 1994, U.S. Drug spent approximately $728,000 expended on development of the technology by U.S. Drug.

         In September 1995, U.S. Drug engaged the services of RELA, Inc., a Colorado based engineering firm and a wholly-owned subsidiary of Colorado MedTech Inc., to complete the engineering of the saliva sample test for drugs of abuse. Such services have been discontinued and instead U.S. Drug, with certain assistance by subcontractors of RELA, is conducting a feasibility study which it expects to be completed by October 1996. If the results of the study are favorable and the remainder of the development program is successful, U.S. Drug anticipates submitting its five-panel screening assay to the FDA late in 1997. There can be no assurance, however, that this schedule will be met.
U.S. Drug estimates that it will require additional capital of $4,500,000 to $5,000,000 in order to complete the development of its drug testing products. The foregoing estimate does not include the estimated expenses of $2,000,000 to $2,500,000 for manufacturing line start-up expenses relating to the chemistry aspects of the product assuming that the development program is completed, as to which there can be no assurance. As part of the foregoing expenses, U.S. Drug may have to engage additional technical personnel at an estimated cost of $1,000,000 per year in order to develop the saliva tests for Drugs of Abuse other than cocaine on a timely basis. The U.S. Drug management will also consider as an alternative engaging an unrelated company to perform part of the research and development services if such approach appears to be more cost effective. While U.S. Drug believes such technical personnel will be available, there can no assurance that they will be engaged on a timely basis or as to when all tests will be made available for FDA submission. See the section "Government Regulation" under this caption "Business of U.S. Drug."


PATENTS AND TECHNOLOGY

         U.S. Drug has rights under the following patents:

         1. U.S. Patent No. 5,183,740," Flow Immunosensor Method and Apparatus," issued on February 2, 1993;

         2. U.S. Patent No. 5,066,859, "Hematocrit and Oxygen Saturation Blood Analyzer," issued on November 19, 1992; and

         3. U.S. Patent No. 5,354,654, "Lyophilized Ligand-Receptor Complexes for Assay and Sensors" issued on October 11, 1994.

For additional information, see the sections "Research and Development" and "Material Contracts" under this caption "Business of U.S. Drug."

         The patent position of technology firms is highly uncertain and involves complex legal and factual questions. Competitors have filed applications for, and in some instances have been issued, patents and may obtain additional patents and other proprietary rights relating to products or processes, such as U.S. Drug's proposed immunoassay sensor, which may be competitive with those of U.S. Drug. The scope and validity of these patents are presently unknown. U.S. Drug is not aware of any patents covering an immunoassay sensor similar to U.S. Drug's. Companies which have or may obtain patents relating to products or processes competitive with those of U.S. Drug could bring legal actions against U.S. Drug claiming damages and seeking to enjoin it from manufacturing, licensing and marketing the affected product. To date, no claims have been made against U.S. Drug for infringement of any patents. However, marketing of U.S. Drug's products has not begun and claims, if any, would not be asserted until market introduction of such products. If such a claim were to be made, its defense would be costly and U.S. Drug's business would be adversely affected, even if U.S. Drug were to prevail. No assurance can be given that U.S. Drug would be able to prevail in any such action or that any license required under any such patent would be made available on acceptable terms.

         Process patents have certain disadvantages when compared with product patents. It is more difficult to detect and prove infringement of process patents because it is sometimes impossible to ascertain the method by which any product has been produced. In addition, the value of U.S. Drug of receiving a process patent may be reduced if products which can be derived from such processes have been patented by others. The patents owned by, or licensed to, U.S. Drug include both process patents and product patents.

         U.S. Drug maintains a policy of seeking patent protection in the United States and other countries in connection with certain elements of its technology when it believes that such protection will benefit U.S. Drug. Lyophilization patent applications have been filed in Canada, certain European countries and Japan. The patent laws of foreign countries may differ from those of the United States as to the patentability of U.S. Drug's products and processes and, accordingly, the degree of protection afforded by foreign patents, if issued, may be different from protection afforded under associated United States patents. There can be no assurance that patents will be obtained either in the United States or in foreign jurisdictions with respect to U.S. Drug's inventions or that, if issued, the patents will be of substantial protection or commercial benefit to U.S. Drug.

         Certain inventions of U.S. Drug may prove to be unpatentable or U.S. Drug may conclude that it would be more advisable to retain a patentable invention as a trade secret. In either case, U.S. Drug would have to rely on trade secrets, proprietary know how and continuing technological innovation to develop and maintain its competitive position. All key employees and consultants of U.S. Drug have executed, and project sponsors and manufacturers will be required to execute, agreements to maintain the confidentiality of U.S. Drug's proprietary information to which they have access. There can be no assurance that these confidentiality agreements will be honored or will be effective. Manufacturers, project sponsors and consultants may be engaged in competing research projects outside the scope of their agreements with U.S. Drug. There can be no assurance that such sponsors and consultants will not develop similar or superior technology independently and to the extent that such persons apply technical information independently developed by them to projects undertaken by U.S. Drug, disputes may arise as to the proprietary rights to such information.

COMPETITION

         For information relating to potential competition, see "Business of the Company-Competition-Drug Testing."

MATERIAL CONTRACTS

(a)      License and Sublicense Agreements

         Pursuant to an amended sublicense agreement dated as of September 23, 1993, superseding the sublicense agreement dated January 2, 1993, (the "Sublicense") by and between USAT and U.S. Drug, U.S. Drug is the sole and exclusive sublicensee of USAT under the License Agreement. In accordance with the terms and provisions of the Sublicense, U.S. Drug has assumed all of USAT's rights and undertaken all of USAT's obligations under the License Agreement. Because the USN refused to recognize a novation to U.S. Drug of the License Agreement as requested, the USN looks to USAT, not U.S. Drug, for performance thereunder. In the event of a default under the Sublicense, all rights would revert to USAT.

         The License Agreement initially provided that the USN shall be paid a royalty equal to six percent of the Net Selling Price (as defined in the License Agreement) for each Royalty-Bearing Product (as defined in the License Agreement) made, used or sold by USAT or its sublicensees in the Licensed Territory with minimum annual royalty payments of $180,000 for 1993, $375,000 for 1994, $600,000 for 1995 and $1,000,000 for 1996 and each calendar year thereafter throughout the term of the License Agreement. The License Agreement provides that the USN shall approve all sublicenses and, in accordance with such provision, the Sublicense was approved by the USN on September 24, 1993. The aforementioned minimum annual royalties were amended November 28, 1994 as follows: the minimum annual royalty for 1995 was reduced to $375,000 and for 1996 it was reduced to $600,000. In June 1995, the License Agreement with the USN was renegotiated and amended to provide for minimum annual royalties of $100,000 per year commencing October 1, 1995 and terminating September 30, 2005. Additional royalties will be paid pursuant to a schedule based upon sales of products. By letter dated May 15, 1995, the USN notified USAT that, because the expiration date of the USN patent had been extended to February 23, 2010 under the GATT/WTO treaty, the expiration date of the License Agreement was extended to February 23, 2010.

(b)      CRDA

         On April 16, 1992, USAT entered into a 12-month cooperative research agreement ("CRDA") with the Naval Research Laboratory section of the USN (the "NRL") to further develop the licensing technology of the "Flow Immunosensor".

         Pursuant to an agreement dated as of January 1, 1993 by and between USAT and U.S. Drug, USAT assigned to U.S. Drug all of its rights under the CRDA. The purpose of the CRDA is to develop the prototype instruments based on the Flow Immunosensor Method and Apparatus Technology. See the section "Research and Development" under this caption "Business of U.S. Drug." Pursuant to the CRDA, each party may retain title to any patent obtained by such party in the performance of work under the CRDA. The NRL has the right of first election to file a patent application in the United States on joint inventions made in the performance of work under the CRDA and U.S. Drug, as assignee, has the right of first election to file a patent application on such joint inventions in all other countries. Pursuant to an amendment to the CRDA dated May 1993, the NRL waived such right of first election with respect to the lyophilization process for the freeze-drying of immunoassay chemicals, provided that USAT filed an approved patent application on such process within three months from the date of execution of the amendment. The approved patent application was filed on July 16, 1993 and issued as U.S. Patent No. 5,354,654 "Lyophilized Ligand-Receptor Complexes for Assays and Sensors" on October 11, 1994. The Patent has been assigned to U.S. Drug by USAT.

(c)      Assignment of Agreement For Patent No. 5,066,859

         Pursuant to an assignment agreement dated January 16, 1992, Messrs. Maurice N. Karkar and James C. Velnosky (the "Inventors") assigned to USAT all of their rights, title and interest throughout the world in, to and under certain improvements relating to blood analyzers and disposable syringes for use in medical analyzers as more fully described in U.S. Patent No. 5,066,859, U.S. Patent Application Serial No. 07/789,088 and a Patent and Cooperation Treaty Patent Application entitled "Hematocrit and Oxygen Saturation Blood Analyzer" (the "Licensed Inventions"). USAT paid $24,000 for such assignment and has agreed to pay the Inventors a royalty in the amount of five cents per disposable syringe device manufactured and sold by USAT, which amount is indexed for inflation. In addition, USAT also agreed to pay to the Inventors
(i) a royalty in the amount of seven percent of the net sales price of any medical analyzer device encompassed within the scope of the Licensed Inventions which utilize non-disposable syringe devices therein and (ii) a royalty in the amount of five cents per syringe device or five percent of the net sales price of such syringe device, together with an additional royalty in the amount of seven percent of the net sales price of all medical analyzer devices, sold by approved licensees of USAT, which amounts are also indexed for inflation. USAT was obligated to use its best efforts to diligently market disposable syringe devices and medical analyzer devices. If USAT did not begin shipment of such products by July 16, 1993, the assignment agreement could have been immediately terminated by the Inventors. Additionally, USAT agreed that, after July 16, 1993 and continuing thereafter, it would manufacture and sell a minimum number of 30,000 disposable syringe devices per month, or alternatively, pay the Inventors the royalties due on such 30,000 disposable syringe devices per month. A novation of such assignment agreement has been executed such that U.S. Drug, and not USAT, is considered the Assignee (as such term is defined therein).

         Pursuant to a letter of understanding executed in August 1995, (1) U.S. Drug agreed to provide four working type prototypes to Mr. Karkar on or about August 1, 1996; (2) Mr. Karkar agreed to conduct all marketing efforts;
(3) minimum royalty payments by U.S. Drug were to continue for up to one year after the delivery to Mr. Karkar of the prototypes; and (4) net profits were to be shared as follows: 25% by each of Messrs. Karkar and Velnosky and 50% by U.S. Drug.

(d)      Management Agreement

         For information relating to the Management Agreement between USAT and U.S. Drug, see "Material Contacts of USAT with U.S. Drug- Management Services Agreement."

EMPLOYEES


         As of June 30, 1996, U.S. Drug employed five persons, excluding independent contractors and the personnel employed by USAT who provide management and administrative services to U.S. Drug. U.S. Drug believes it has good relationships with its employees and independent contractors. U.S. Drug may hire ten new scientists during the next 12 months. See the section "Research and Development" under this caption "Business of U.S. Drug."


PROPERTIES

         U.S. Drug maintains its principal executive offices, manufacturing space and laboratory facilities in Rancho Cucamonga, California. The premises, which consists of approximately 10,000 square feet, are sub-leased from USAT. U.S. Drug's operations and space are separated, and where necessary isolated, from the operations and space of USAT.

LEGAL MATTERS

         U.S. Drug is not a party to any material litigation and is not aware of any pending litigation that could have a material adverse effect on U.S. Drug's business, results of operations or financial condition.


                          USAT PRINCIPAL STOCKHOLDERS


         The following table sets forth certain information, as of July 12, 1996, with respect to (1) any person who owned beneficially more than 5% of the USAT Common Stock; (2) each director of USAT; (3) the Chief Executive Officer of USAT; (4) each executive officer of USAT (including the then Chief Executive Officer) who was paid more than $100,000 in fiscal 1996, whether or not he or she was still an executive officer on July 12, 1996; and (5) all directors and executive officers as a group. Each beneficial owner has advised USAT that he or she has sole voting and investment power as to the shares of the USAT Common Stock reported in the table, except that the Common Stock purchase warrants and stock options described in the notes below do not have any voting power until exercised and may not be sold or otherwise transferred except in compliance with the Securities Act.



                                   Number of Shares
Name and Address                  Beneficially Owned           Percentage
- ----------------                  ------------------           ----------
Robert Stutman (2)                     971,500(3)                   2.7%
c/o Robert Stutman & Associates,
  Inc.
450 Washington Street
Dedham, MA 02026

Linda H. Masterson (4)                  60,000(5)                   nil
10410 Trademark Street
Rancho Cucamonga, CA 91730

Gary S. Wolff (6)                      249,226(7)                   nil
190 Sylvan Avenue
Englewood Cliffs, NJ 07632

James C. Witham (8)                   1,058,500(9)                  3.0%
27 La Costa Drive
Rancho Mirage, CA 92270

Karen B. Laustsen (10)                 204,500(11)                  nil
3000 C La Paz Lane
Diamond Bar, CA 91765

Alan I. Goldman (12)                    10,000(13)                  nil
497 Ridgewood Avenue
Glen Ridge, NJ  07028

John C. Lawn (12)                       10,000(13)                  nil
c/o The Century Council
550 South Hope Street
Suite 1950
Los Angeles, CA  90071-2604

Peter M. Mark (12)                     567,600(13)                  1.6%
5531 Sugar Hill
Houston, TX 77056

                                   Number of Shares
Name and Address                  Beneficially Owned           Percentage
- ----------------                  ------------------           ----------
Lee S. Rosen (12)                    1,478,648(14)                  4.1%
Donald & Co. Securities, Inc.
5200 Tower Center Circle
Boca Center, Suite 207
Boca Raton, FL 33486

All directors and                    3,107,748(3)(5)                 8.4%
executive officers                      (13)(14)(15)
as a group (seven
persons)


___________________


(1) The percentages computed in this column of the table are based upon 35,337,335 shares of the USAT Common Stock outstanding on July 12, 1996 and effect being given, where appropriate, pursuant to Rule 13d-3(d)(1) under the Exchange Act, to shares issuable upon the exercise of USAT Common Stock purchase warrants and stock options which are currently exercisable or exercisable within 60 days of July 12, 1996.


(2) Mr. Stutman was elected Chairman of the Board and a director of USAT and designated as its Chief Executive Officer on April 18, 1996.


(3) The shares reported in the table include (a) 127,500 shares of the USAT Common Stock issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring December 27, 1998 issued to him for his consulting services, (b) 105,500 shares of the USAT Common Stock issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring March 31, 1999 issued to him when the Common Stock purchase warrant to purchase 200,000 shares issued to RSA was divided among the RSA shareholders and (c) 474,750 shares of the USAT Common Stock issuable upon the exercise at $3.125 per share of a Common Stock purchase warrant expiring May 20, 1999 issued to him in exchange for his ownership interest in RSA.

(4) Ms. Masterson, a director of USAT, became its President and Chief Operating Officer effective May 13, 1996.

(5) The shares reported in the table reflect (a) 10,000 shares of the USAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 issued to her as a director of USAT on the same basis as those described in note
         (13) to this table and (b) 50,000 shares of the USAT Common Stock issuable upon the exercise at $3.125 per share of a Common Stock purchase warrant expiring May 12, 1999 issued pursuant to Ms. Masterson's terms of employment, which 50,000 shares are the only shares as to which the warrant to purchase an aggregate of 600,000 shares is currently exercisable or exercisable within 60 days of July 12, 1996.

(6) Mr. Wolff was the Treasurer, Chief Financial Officer and Chief Accounting Officer of USAT until he resigned on July 3, 1996.

(7) The shares reported in the table include (a) 15,000 shares issuable upon the exercise at $1.06 per share of a Common Stock purchase warrant expiring September 30, 1996, (b) 10,000 shares issuable upon the exercise at $4.00 per share of a Common Stock purchase warrant expiring May 17, 1997 and (c) 80,000 shares issuable upon the exercise at $2.375 per share of a stock option expiring the later of (a) 30 days after the effective date of a post-effective amendment to a registration statement under the Securities Act relating to the underlying shares of the USAT Common Stock or (b) October 1, 1996.

(8) Mr. Witham was the Chairman, the President, the Chief Executive Officer and a director of USAT until April 18, 1996.

(9) The shares reported in the table include 180,000 shares issuable upon the exercise at $2.375 per share of a stock option expiring the later of (a) 30 days after the effective date of a post-effective amendment to a registration statement under the Securities Act relating to the underlying shares of the USAT Common Stock or (b) August 29, 1996.

(10) Ms. Laustsen was an Executive Vice President and a director of USAT until April 18, 1996.

(11) The shares reported in the table include 100,000 shares issuable upon the exercise at $2.375 per share of a stock option expiring (a) 30 days after the effective date of a post-effective amendment to a registration statement under the Securities Act relating to the underlying shares of the USAT Common Stock or (b) August 29, 1996.

(12)     A director of USAT.

(13) The shares reported in this table include or reflect 10,000 shares of the USAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 issued to the holder as a director of USAT who is not employed by USAT or any subsidiary thereof.

(14) The shares reported in the table include (a) 10,000 shares of the USAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 issued to Mr. Rosen on the same basis as those described in note (13) to this table;
         (b) 400,000 shares of the USAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998; (c) 150,000 shares upon the exercise at $3.00 per share of a Common Stock purchase warrant expiring November 15, 2000;
         (d) 150,000 shares upon the exercise at $4.00 per share of a Common Stock purchase warrant expiring November 15, 2000; and (e) 300,000 shares of the USAT Common Stock issuable upon the exercise at $3.125 per share of a Common Stock purchase warrant expiring April 17, 1999 issued to Mr. Rosen as consideration for assisting in the exercise of Common Stock purchase warrants. The Common Stock purchase warrants described in (b), (c) and (d) were issued to Mr. Rosen as consideration for his services, including those related to the private placement consummated in February 1996. 50,000 of the shares subject to each of the warrants described in (c) and (d) may be forfeited if none of the Common Stock purchase warrants issued to the purchasers in such private placement are exercised and may be reduced in the number of shares which may be exercised pro rata to the exercise of the private placement warrants.


(15) The shares reported in the table include 10,000 shares issuable upon the exercise at $1.875 per share of a Common Stock purchase warrant expiring January 2, 1999 held by an executive officer of USAT.

         As indicated elsewhere in this Consent Solicitation Statement /Prospectus (see "Business of the Company-General"), Good Ideas and U.S. Drug are the only subsidiaries of USAT which are not wholly-owned.

         As of July 12, 1996, no director or executive officer of USAT owned beneficially any shares of the Good Ideas Common Stock. USAT itself owns 2,400,000 of the 3,948,600 outstanding shares of the Good Ideas Common Stock or 60.8% thereof.

         The following table reports, as of July 12, 1996, the number of shares of the U.S. Drug Common Stock beneficially owned by a director or executive officer of USAT as of such date:

                            Number of Shares
Name                        Beneficially Owned       Percentage(1)
- ----                        ------------------       -------------
Peter M. Mark               15,500                           nil



__________________


(1) The percentage computed in this column of the table is based upon 5,221,900 shares of the U.S. Drug Common Stock outstanding on July 12, 1996. No effect is given, pursuant to Rule 13d-3(d)(1) under the Exchange Act, to shares issuable upon the exercise of U.S. Drug Options and U.S. Drug Common Warrants which are currently exercisable or exercisable within 60 days of July 12, 1996 because no director or executive officer of USAT owns such an Option or Warrant.

         USAT owns 3,500,000 shares of the 5,221,900 shares outstanding as of July 12, 1996 or 67.0% thereof.



                        U.S. DRUG PRINCIPAL STOCKHOLDERS


         The following table sets forth, as of July 12, 1996, certain information with respect to (1) any person who beneficially owned more than 5% of the U.S. Drug Common Stock, (2) each director of U.S. Drug, (3) the then Chief Executive Officer of U.S. Drug, who was the only executive officer of U.S. Drug whose total annual salary and bonus exceeded $100,000 in fiscal 1996; and (4) all directors and executive officers as a group. Each beneficial owner who is a natural person has advised U.S. Drug that he or she has sole voting and investment power as to the shares of the U.S. Drug Common Stock reported in the table, except that the U.S. Drug Options described in the notes below do not have any voting power until exercised and may not be sold or otherwise transferred except in compliance with the Securities Act. The table does not attribute beneficial ownership of USAT's shares to any person who is or was a director and/or executive officer of USAT.

                                                   Number of Shares                           Percentage of
Name and Address                                   of Common Stock                            Common Stock
of Beneficial Owner                                Beneficially Owned                         Beneficially Owned
- -------------------                                ------------------                         ------------------
U.S. Alcohol Testing                                  3,500,000                                     67.0%
of America, Inc.
10410 Trademark Street
Rancho Cucamonga, CA 91730

Robert Stutman (2)                                      -0-                                            -0-
450 Washington Street
Suite 302
Dedham, MA 02026

Linda H. Masterson (3)                                  -0-                                            -0-
10410 Trademark Street
Rancho Cucamonga, CA 91730

Michael S. McCord (4)
2001 Kirby Drive
Suite 701
Houston, TX 77019

Douglas A. Allen (5)                                   7,500(6)                                       nil
10410 Trademark Street
Rancho Cucamonga, CA  91730

All directors and executive
officers as a group
 (4 persons)                                           7,500(6)                                       nil




___________________


(1) The percentages computed in this column of the table are based upon 5,221,900 shares of the U.S. Drug Common Stock outstanding on July 12, 1996 and effect being given, where appropriate, pursuant to Rule 13(d)(i) under the Exchange Act, to shares issuable upon the exercise of U.S. Drug Options, which were exercisable as of April 19, 1996 or within 60 days thereof as to 25% of the shares subject thereto. There are no U.S. Drug Warrants held by any person named in the table.

(2) Chairman of the Board, Chief Executive Officer and a director of U.S. Drug since May 31, 1996, as well as an executive officer and director of USAT since April 18, 1996.

(3) A director of U.S. Drug since May 31, 1996 and, effective August 1, 1996, its President. She has served as a director of USAT since September 26, 1996 and as President and Chief Operating Officer since May 13, 1996.

(4) A director of U.S. Drug since May 31, 1996 and a consultant to the Board of Directors of USAT.

(5) President of U.S. Drug until July 31, 1996. Effective August 1, 1996, Linda Masterson became the President of U.S. Drug.

(6) The shares reported in the table for this person represent only shares issuable upon exercise of a U.S. Drug Option to the extent currently exercisable or exercisable within 60 days of July 12, 1996.



                            USAT MARKET INFORMATION


MARKET DATA

         Since January 2, 1992, the USAT Common Stock has traded on the American Stock Exchange ("AMEX") under the symbol "AAA." The following table sets forth the high and low sales prices for the shares of the Common Stock during the periods indicated:


                                        High             Low
                                        ----             ---
FISCAL 1995
- -----------

         Quarter Ended
         -------------
         June 30, 1994                  $2.5625          $1.75
         September 30, 1994             $4.25            $2.1875
         December 31, 1994              $5.625           $3.1875
         March 31, 1995                 $3.75            $1.875

FISCAL 1996
- -----------

         Quarter Ended
         -------------
         June 30, 1995                  $2.1875          $1.625
         September 30, 1995             $2.9375          $1.875
         December 31, 1995              $2.25            $1.875
         March 31, 1996                 $3.375           $1.8125

         On July 31, 1996, the closing sales price of the USAT Common Stock was $2.25 per share.


HOLDERS


         The holders of record of the USAT Common Stock on July 22, 1996 were 1,123, and USAT estimates, based on the number of proxies mailed in connection with the 1996 Annual Meeting of

Stockholders, that it has approximately 8,200 stockholders, including holders in street name.

DIVIDENDS


         No dividends on the USAT Common Stock have been declared by USAT's Board of Directors through June 30, 1996 and, in view of the Company's cash requirements and history of operational losses, USAT's Board of Directors has no current intention to declare or pay dividends on the Common Stock in the foreseeable future. Dividends on the Class A Preferred Stock are payable semi-annually cumulative from December 17, 1990 and all dividends have been paid timely.


RECENT QUOTATIONS


         The following table sets forth the closing sales prices per share for the USAT Common Stock and the U.S. Drug Common Stock, as reported by the American Stock Exchange and the Pacific Stock Exchange, respectfully, on February 5, 1996, the last full day on which these stocks were traded prior to the initial public announcement of the principal terms of the proposed Merger and on August __, 1996, the latest available date. See the section "Market Data" under this caption "USAT Market Information" and "Good Ideas Market Information-Market Data" for a historical comparison of market prices of the USAT Common Stock and the Good Ideas Common Stock, respectively.

                                USAT                     U.S. Drug
                            Common Stock                 Common Stock
                            ------------                 ------------
February 5, 1996                $2.375                   $.375
August __, 1996




                          U.S DRUG MARKET INFORMATION

MARKET DATA


         The U.S. Drug Common Stock is traded on the Pacific Stock Exchange under the symbol "U.S.D.P." The quarterly high and low sales prices since U.S. Drug's initial public offering on October 12, 1993 as reported by the Pacific Stock Exchange are set forth below for the periods indicated.

FISCAL 1995


                                                            High        Low
                                                            ----        ---
         Quarter Ended
         -------------

         June 30, 1994                                      $7.375      $5.125
         September 30, 1994                                 $8.50       $5.50
         December 31, 1994                                  $9.00       $5.25
         March 31, 1995                                     $6.625      $2.875


FISCAL 1996

         Quarter Ended
         -------------

         June 30, 1995                                      $5.50       $2.50
         September 30, 1995                                 $4.75       $2.50
         December 31, 1995                                  $4.50       $2.625
         March 31, 1996                                     $4.50       $3.00

        On July 31, 1996, the closing sales price of the U.S. Drug Common Stock was $3.00 per share.


HOLDERS


         As of July 22, 1996, there were 77 holders of record (including USAT) and approximately 1,100 beneficial holders of the U.S. Drug Common Stock.


DIVIDENDS

         U.S. Drug's Board of Directors has not declared any dividends on the U.S. Drug Common Stock through March 31, 1996 and, in view of the continuing losses, the Board has no current intention to pay any such dividends.


                                USAT MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


         The following table contains information concerning the current directors and executive officers of USAT as of July 12, 1996:

Name                      Age              Position
- ----                      ---              --------
Robert Stutman            53               Chairman, Chief Executive
                                           Officer and a director

Linda H. Masterson        45               Director (President and Chief
                                           Operating Officer effective
                                           May 13, 1996)

Name                      Age
- ----                      ---
Joseph Bradley            52               Treasurer, Acting Chief
                                           Financial Officer and Acting
                                           Chief Accounting Officer

Alan I. Goldman           59               Director

John C. Lawn              60               Director

Peter M. Mark             50               Director

Lee S. Rosen              41               Director


         A director will be generally elected for a classified term of three years or until his or her successor is elected and shall have qualified, which classification of directors was initiated at the Annual Meeting of Stockholders held on February 7, 1996. Each of the above directors other than Mr. Stutman (who was first elected on April 18, 1996) was first elected on September 26, 1995 and was re-elected at the Annual Meeting of Stockholders held on February 7, 1996, with Messrs. Goldman and Mark to serve for a two-year term and Messrs. Lawn and Rosen and Ms. Masterson to serve for a three-year term. Mr. Stutman will serve until the next Annual Meeting of Stockholders, at which time he will have to be designated to a class as a precondition to be nominated for reelection. At the Annual Meeting of Stockholders on February 7, 1996, James
C. Witham and Karen B. Laustsen were elected for a one-year term, but resigned on April 18, 1996. Each officer of USAT is elected by the Board of Directors to serve at the discretion of the directors. For information as to severance arrangements with two of the officers named in the table, see the section "Employment Agreements" under this caption "USAT Management."


BUSINESS HISTORY


         Robert Stutman was elected Chairman of the Board and a director of USAT on April 18, 1996 and designated as its Chief Executive Officer. For more than five years prior thereto, he has been serving as the President of RSA, a provider of corporate "Drug-Free Workplace" programs. Prior to forming RSA, he was Special Agent in charge of the New York office of the United States Drug Enforcement Administration (the "DEA"). He also currently serves as a special consultant in substance abuse for the CBS News Division. USAT acquired RSA on May 21, 1996. See "Business of the Company-Subsidiaries-ProActive Synergies, Inc./Robert Stutman & Associates, Inc."

         Linda H. Masterson has had substantial experience in marketing, sales and business development in the medical diagnostics, healthcare and biotechnology fields. On September 26, 1995, she was elected a director of USAT. Effective May 13, 1996, she became the President and Chief Operating Officer of USAT. Until such date, she was employed as the Executive Vice President of Cholestech, Inc., a start-up diagnostic company, for which she developed and restructured the company business strategy. In 1993, Ms. Masterson founded Masterson & Associates, a company of which she was the President and owner until she joined Cholestech, Inc. in May, 1994, engaged in the business of providing advice to start-up companies, including the preparation of technology and market assessments and the preparation of strategic and five-year business plans for biotech, medical device, pharmaceutical and software applications companies. From 1992 to 1993, Ms. Masterson was employed as the Vice President of Marketing and Sales of BioStar, Inc., a start-up biotech company focused on the commercialization of a new detection technology applicable to both immunoassay and hybridization based systems. From 1989 to 1992, she was employed as Senior Vice President of Marketing, Sales and Business Development by Gen-Probe, Inc., a specialized genetic probe biotechnology company focused on infectious diseases, cancer and therapeutics. Prior to 1989, Ms. Masterson was employed for 12 years in various domestic and international marketing and sales positions at Johnson & Johnson, Inc., Baxter International Inc. and Warner Lambert Co. Ms. Masterson has a BS in Medical Technology from the University of Rhode Island, a MS in Microbiology/Biochemistry from the University of Maryland and attended the Executive Advanced Management Program at the Wharton School of Business at the University of Pennsylvania.

         Joseph Bradley was elected as the Treasurer of USAT effective July 3, 1996 and simultaneously designated as its Acting Chief Financial Officer and Chief Accounting Officer. He had previously been serving USAT as its Controller, joining USAT in _____________, 1995. Prior thereto, Mr. Bradley was Chief Financial Officer of Bocchi Laboratories, Inc., a contract manufacturer of personal care products, from __________ 1994 to ___________ 1995. He was Controller and Chief Financial Officer of Pacific Clay Products, Inc., a manufacturer of building products, from _________ 1991 to ___________ 1994. From 1979 to 1991, Mr. Bradley held several positions with Kimstock, Inc., a manufacturer of plumbing products, including Executive Vice President and Chief Operating Officer, Vice President-General Manager and Vice President-Finance. Previously, he held various financial positions at Cordon International Corporation, Atlantic Richfield Company and Tridair Industries, Inc. and was an auditor and consultant with the accounting firm of Arthur Andersen & Co. Mr. Bradley is a certified public accountant and earned a B.A. in Accounting and Business Economics from Claremont McKenna College and a M.B.A. from The Claremont Graduate School in 1990.

         The following persons were all elected as directors of USAT on September 26, 1995:

         Alan I. Goldman has had over 35 years of experience in corporate finance, investment banking, commercial banking and central banking. From February 1985 to the present, Alan I. Goldman has been engaged in investment banking and consulting on financial and management matters, specializing in mergers and acquisitions, private placements and business and organization consulting. From October 1986 to July 1990, he was a consultant to Goldmark Partners Ltd., an investment banking firm specializing in mergers and acquisitions. From June 1987 to March 1988, he was also the President of Goldmark Capital, Ltd., a private investment firm. From May 1975 to January 1985, Mr. Goldman held the position of Senior Vice President, Finance and Chief Financial Officer of Management Assistance Inc. ("MAI"), then a $450 million multinational computer manufacturing, marketing and maintenance company listed on the New York Stock Exchange. In January 1985, MAI discontinued its operations when it sold its Sorbus Service Division to a subsidiary of Bell Atlantic Corporation and its Basic Four Computer Division to a corporation now called MAI Systems, Inc. From June 1970 to May 1974, he was Vice President, Finance, Treasurer and Chief Financial Officer of Interway Corporation, then a New York Stock Exchange-listed, $200 million international company engaged in piggy-back trailer and containing leasing and fleet management and now a part of Transamerica Corporation. From 1969 to 1970, he was at Lehman Brothers where he participated in investment banking and corporate finance activities; from 1962 to 1969, he was at Bankers Trust Company, where he managed several offices; and from 1958 to 1962, he served in various positions at the Federal Reserve Bank of New York. Mr. Goldman currently serves as a director of Production Systems Acquisition Corporation, a public company seeking to enter the production systems business by acquisition.


         From December 8, 1994 to date, John C. Lawn has been serving as the Chairman and Chief Executive Officer of The Century Council ("Century"), which is a national not-for-profit organization dedicated to fighting alcohol abuse which is supported by more than 800 concerned brewers, vintners, distillers and wholesalers. From 1990 to 1994, Mr. Lawn served as Vice President and Chief of Operations of the New York Yankees. From 1985 to 1990 he served as Chief Administrator at the Drug Enforcement Administration ("DEA"), having previously served as Deputy Administrator from 1982 to 1985, and was awarded the President's Medal, the highest honor for civilian service. Prior to joining the DEA, Mr. Lawn served with the Federal Bureau of Investigation from 1967 to 1982.

         In December 1994 Peter M. Mark formed Mark Energy Capital Group, Ltd. ("MECG"), a private investment group for which through a wholly-owned corporation he served as the General Partner from December 1994 to the present. The primary interest of MECG is to acquire proven producing oil and gas properties in the United States. In April 1981, he formed Mark Resources Corporation, a private oil and gas company whose operations were primarily located in the Appalachian Basin, and served as its President, its Chief Executive Officer and a director from April 1981 until December 1993 when it was sold to Lomak Petroleum, Inc. ("Lomak"). Mr. Mark then served as a director and the Vice Chairman of Lomak until December 1994 when he formed MECG. Between 1976 and 1991, Mr. Mark organized and managed 30 limited partnerships and numerous joint ventures which explored and developed approximately 700 wells for oil and gas.


         Lee S. Rosen has been a financial consultant with registered broker-dealer firms for the past six and a half years, as follows: He is currently employed by Donald & Co. Securities Inc., which firm he joined in July 1995. From April 1994 until June 1995, he was employed by Kidder Peabody & Co., Incorporated ("Kidder") or, after Kidder was acquired by PaineWebber Incorporated ("PaineWebber") in January 1995, by PaineWebber. Prior to working for Kidder, from April 1993 until April 1994, Mr. Rosen was employed by Shearson, Lehman, Hutton & Co., Inc. ("Shearson") or, after Shearson was acquired by Smith Barney, Inc. ("Smith Barney") in September 1993, by Smith Barney. From September 1991 until April 1993, he was employed by Raymond James & Associates, Inc. From February 1989 until September 1991, Mr. Rosen worked for A.G. Edwards, Co., Inc.

FAMILY RELATIONSHIPS

         There are no family relationships among the directors and executive officers of USAT.

SUMMARY COMPENSATION TABLE


         The following table sets forth the cash compensation and certain other components of the compensation of James C. Witham, the Chairman, President and Chief Executive Officer of USAT until April 18, 1996, and the only two other executive officers of USAT who received compensation in excess of $100,000 in fiscal 1996:

                                                            Annual Compensation
                Long Term Compensation  -----------------------------------------------------------
                ----------------------                           Other                      All
     Name and                                                    Annual       Securities    Other
     Principal                                                   Compen-      Underlying    Compen-
     Position                  Year     Salary          Bonus    sation       Options        sation
     ---------                 ----     ------          -----    -------      ----------    -------
     James C. Witham (1)       1996    $412,500(2)      $50,000     -              -            -
     Chairman, President and   1995    $301,154         $50,000     -            180,000(3)     -
     Chief Executive Officer   1994    $244,327         $50,000     -              -            -

     Gary S. Wolff (1)         1996    $203,077(2)      $25,000     -              -            -
     Treasurer and Chief       1995    $160,615         $25,000     -            80,000 (3)     -
     Financial Officer         1994    $112,769         $25,000     -              -            -

     Karen B. Laustsen (1)     1996    $159,923(2)      $25,000     -           100,000 (3)     -
     Executive Vice            1995    $120,461         $15,000     -           100,000 (3)     -
     President                 1994    $89,396          $25,000     -              -            -


(1) USAT had three-year employment agreements with these officers which were scheduled to terminate on December 31, 1996 and which provided minimum aggregate salaries for the three officers amounting to $638,000 per year plus reimbursement for related business expenses. On April 18, 1996, James C. Witham and Karen B. Laustsen resigned their officerships and directorships in USAT; however, they continued to serve USAT as employees until May 31, 1996. On July 3, 1996, Mr. Wolff resigned his officership in USAT. See the section "Employment Agreements" under this caption."

(2) The amounts shown in the table exceed the salary amounts shown below in the caption "Employment Agreements" as a result of March 1996 company-wide payments of several years of unused vacation accruals, of which $95,192.25, $33,846.20 and $32,999.98 was paid to Mr. Witham,
         Mr. Wolff and Ms. Laustsen, respectively.

(3) In August 1994, USAT granted non-qualified stock options expiring August 1, 2004 (the "USAT Options") under the 1990 Option Plan to purchase an aggregate of 450,000 shares of the USAT Common Stock as follows: James C. Witham -- 180,000 shares, Gary S. Wolff -- 80,000 shares, Karen B. Laustsen -- 100,000 shares, Glenn Bergenfield - 12,500 shares, William DiTuro -- 12,500 shares, Michael J. Witham -- 60,000 shares and George Berger -- 5,000 shares. At the date of grant, all of the foregoing optionees were directors and/or officers of USAT. All of the USAT Options are exercisable at $2.375 per share. USAT terminated the 1990 Option Plan subsequent to the grants. All of the options, except for Mr. Bergenfield's which has been exercised, will expire on the later of (a) 30 days after the effective date of a post-effective amendment to a registration statement under the Securities Act relating to the underlying shares of the USAT Common Stock or (b) 90 days after (i) the optionee's employment terminated or terminates or (ii), if the optionee is not an employee, the directorship terminated.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1996
AND OPTION VALUES AT MARCH 31, 1996

         The following table sets forth certain information concerning stock option exercises by the three individuals named in the Summary Compensation Table during fiscal 1996. In addition, this table includes the number of shares covered by exercisable options as of March 31, 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the closing market price of the USAT Common Stock at March 31, 1996.

                                                        Number of
                                                        Unexercised           Value of Unexercised
                     Shares Acquired    Value           Options               In-The-Money Options
Name                 On Exercise        Realized        March 31, 1996        At March 31, 1996
- ----                 -----------        --------        --------------        -----------------
James C. Witham       - 0 -              - 0 -            677,500                 $1,197,388

Gary S. Wolff         - 0 -              - 0 -            105,000                 $  114,688

Karen B. Laustsen     - 0 -              - 0 -            235,000                 $  376,075

Other Compensation

         USAT currently has no pension plan in effect and has no stock option plan, restricted stock plan, stock appreciation rights nor any other long-term incentive plan under which grants or awards may be made in fiscal 1997 or thereafter. The Board is, however, considering adoption of a stock option plan for directors, officers and key employees of the Company.


EMPLOYMENT AGREEMENTS


         USAT had entered into employment agreements (the "Employment Agreements") with each of James C. Witham, Karen B. Laustsen and Gary S. Wolff providing for a three-year term commencing January 1, 1994 and terminating December 31, 1996. On April 18, 1996, Mr. Witham and Ms. Laustsen resigned their directorships and officerships, but agreed to continue to serve USAT as employees until May 31, 1996. Mr. Wolff resigned as Treasurer, Chief Financial Officer, and the Chief Accounting Officer of USAT, Good Ideas and U.S. Drug and as a director of Good Ideas and U.S. Drug on July 3, 1996. The Employment Agreements terminated on May 31, 1996 as to Mr. Witham and Ms. Laustsen and on July 3, 1996 as to Mr. Wolff, except that USAT made a $25,000 severance payment to Mr. Wolff and is continuing medical benefits for the three former executive officers until December 31, 1996, the original expiration date of the Employment Agreements. Mr. Wolff is, however, continuing to assist USAT in its efforts to sell the stock or assets of Good Ideas.

         Pursuant to his Employment Agreement, Mr. Witham was employed as the President and Chief Executive Officer of USAT at an annual base salary of $330,000. Pursuant to her Employment Agreement, Ms. Laustsen was employed as an Executive Vice President at an annual base salary of $132,000. Pursuant to his Employment Agreement, Mr. Wolff was employed as the Treasurer and Chief Financial Officer at an annual base salary of $176,000 per year. Each of such salaries reflected a 10% increase effective July 1, 1995, which increase was the first in 18 months. Mr. Witham and Ms. Laustsen were each required to devote substantially all of his or her time to the business of USAT, while Mr. Wolff was only required to devote a majority of his time.

         The Employment Agreements contained standard provisions for participation by the executive in USAT's benefit programs, whether relating to the USAT Common Stock, bonuses or medical, life and disability insurance or otherwise. Mr. Witham and Ms. Laustsen were each provided with a company car, which have been returned to USAT. The Employment Agreements also provided for termination in the event of disability for six or more consecutive months and termination "for cause" which means conviction for embezzlement, theft or other criminal act constituting a felony or failure to comply with the terms and conditions of the Agreement if such breach is not cured within seven days after written notice is given to the executive by the Board of Directors.

         Michael J. Witham, who is the son of James C. Witham and who was the Vice President of Manufacturing of USAT, had an employment agreement similar to the Employment Agreements providing for an annual base salary of $115,500. Effective September 26, 1995, Michael J. Witham agreed to terminate his employment agreement in consideration of a payment to him of $50,000 and an assignment to him of a company car. He resigned as an executive officer of USAT, as a director of U.S. Drug and no longer serves the Company in any capacity.

         Effective April 18, 1996, Robert Stutman, the President and a principal shareholder of RSA, became the Chief Executive Officer of USAT. Mr. Stutman's annual base salary is $225,000. He will receive a cash bonus of $100,000 if the Company breaks even or is profitable in fiscal 1997 and an additional $150,000 if the Company has net earnings of $2,000,040 in fiscal 1997. Cash bonuses will be discretionary in subsequent years. He will also receive a one-time cash bonus of $50,000 upon ProActive satisfying certain performance standards. In the event that Mr. Stutman is terminated without cause (to be defined) during the first three years that he is employed by USAT, he shall receive severance pay in an amount equal to the base salary that would have been paid to him after the date of termination had Mr. Stutman not been terminated and had he been employed by USAT for a period of three years.

         Effective May 13, 1996, Linda H. Masterson, a member of USAT's Board of Directors, was employed as the President and Chief Operating Officer of USAT. Ms. Masterson's annual base salary is $175,000. Ms. Masterson was granted a warrant to purchase 600,000 shares of the USAT Common Stock. If USAT adopts a stock option plan, then the Common Stock purchase warrant will be converted to a stock option subject to such plan. In either case, the exercise price is $3.125 per share and the option or warrant became exercisable over a four-year period as follows:

50,000 shares upon commencement of the term of employment (i.e., May 13, 1996) 100,000 shares at the end of the first year, 150,000 shares at the end of the second year, 150,000 shares at the end of the third year and 150,000 shares at the end of the fourth year. The expiration dates of the stock option will be in accordance with the terms of the stock option plan and the expiration dates of the warrant will be four years from the respective dates on which the warrant becomes exercisable. A discretionary cash and/or stock bonus may be paid commencing with the fiscal year after the fiscal year in which the Company first has positive earnings. A bonus in the form of stock options pursuant to an employee stock option plan or warrants, if no such plan is adopted, shall be granted in respect of fiscal 1997 as follows: 33,000 shares if the Company breaks even in fiscal 1997 and an additional 50,000 shares if the Company has net earnings of $2,000,040 for fiscal 1997. In the event that Ms. Masterson is terminated without cause (as defined), she shall be paid severance equal to her annual base salary.

         No employment agreements will be executed with Mr. Stutman or Ms. Masterson, however, written agreements have been prepared evidencing the severance provisions and are filed as exhibits to the Registration Statement.


DIRECTORS' COMPENSATION


         Prior to the change on September 26, 1995 in the composition of the Board (see "Summary-Recent Developments"), directors of USAT who were not employees were eligible to receive 10,000 shares of the Common Stock in the current fiscal year, in addition to being reimbursed for their travel and other expenses. On each September 26, 1995, 10,000 shares of the Common Stock were allocated to each of Glenn Bergenfield and William DiTuro, then directors, on September 26, 1995.

         On November 16, 1995, as modified on December 11, 1995, the Board approved the following compensation arrangements for directors who are not employees of the Company: (1) each year the director will receive a USAT Common Stock purchase warrant to purchase 10,000 shares of the USAT Common Stock exercisable at the closing sales price on the date of grant (USAT Common Stock purchase warrants were granted to five directors (i.e., Alan I. Goldman, John
C. Lawn, Peter M. Mark, Linda H. Masterson and Lee S. Rosen to purchase an aggregate of 50,000 shares at $1.9375, the closing sales price on November 16,
1995); (2) an annual payment of $10,000 and (3) a quarterly payment of $2,500 provided that the director attends at least 75% of the meetings during the year. The Board also authorized an annual payment of $1,000 for a director serving as the Chairman of a Board committee and $500 for serving as a member of a Board committee. The Board approved the following compensation for all directors: the issuance of a USAT Common Stock purchase warrant to purchase 10,000 shares of the USAT Common Stock at an exercise price for each share equal to the closing sales price as reported on each anniversary date of each November 16, 1995 for each $1.00 rise over the closing sales price of the USAT Common Stock on November 16th of each year (which would be $1.9375 for November 16, 1995), the rise to be calculated on the basis of the average of the closing sales prices during the 90-day period preceding the 30th day after the date on which the results of operations for the fiscal year are announced either through a press release or the filing of the Annual Report on Form 10-K under Section 13 of the Exchange Act. Based on the fact that the results of operations for fiscal 1996 were reported in a press release dated June 14, 1996, each of the current directors will not receive a Common Stock purchase warrant in 1996 because the average sales price during the 90 calendar days prior to July 14, 1996 was $2.9308 per share or less than a $1.00 rise over $1.9375 per share.


CERTAIN TRANSACTIONS

         On October 12, 1995, the Board of Directors appointed Michael S. McCord, a stockholder of USAT (as of March 31, 1996, he beneficially owned 403,808 shares of the Common Stock) and a former member of the Committee, as a consultant to USAT to serve at the discretion of the Board. For such services he was granted on November 16, 1995 a Common Stock purchase warrant to purchase 10,000 shares of the Common Stock at $1.9375, the closing sales price on the date of grant. He is also to receive an annual payment of $10,000 in quarterly installments of $2,500 assuming he is still rendering services as a consultant.


         In February 1996, Lee S. Rosen, a director of USAT, received (1) $100,000 and (2)(a) a Common Stock purchase warrant expiring November 15, 1998 to purchase 400,000 shares of the USAT Common Stock at $1.9375 per share, (b) a Common Stock purchase warrant expiring November 15, 2000 to purchase 150,000 shares of the USAT Common Stock at $3.00 per share and (c) a Common Stock purchase warrant to purchase 150,000 shares of the USAT Common Stock at $4.00 per share for services performed in connection with USAT's offering of 2,000,000 shares of the USAT Common Stock pursuant to Regulation D of the Securities Act. The latter two warrants can only be exercised as to 50,000 shares of the USAT Common Stock subject thereto in proportion to the shares issued upon the exercise of Common Stock purchase warrants expiring December 17, 1999 to purchase 2,000,000 shares of the USAT Common Stock at $2.00 per share issued to the purchasers in such prior placement. During May and June 1996, Mr. Rosen was paid an additional $400,000 for services rendered to USAT in connection with the exercise of outstanding Common Stock purchase warrants to purchase shares of the USAT Common Stock. The payments to Mr. Rosen have been charged to Additional Paid-In Capital. Mr. Rosen also received a Common Stock purchase warrant expiring April 17,

1999 to purchase 300,000 shares of the USAT Common Stock at $3.125 per share.

                          ACQUISITION CORP. MANAGEMENT

         Alan I. Goldman, John C. Lawn and Linda H. Masterson are the current directors of Acquisition Corp. On June 19, 1996, USAT, as the sole stockholder of Acquisition Corporation, elected Linda Masterson, Robert Stutman, and Michael S. McCord as the directors of Acquisition Corp. to serve if the Merger is consummated. Each of the directors will serve until the next annual meeting of the stockholders of Acquisition Corp. Mr. Stutman was elected to serve as the Chairman of the Board, Ms. Masterson as the President and Joseph Bradley as the Treasurer, Acting Chief Financial Officer and Acting Chief Accounting Officer. Mr. Stutman and Ms. Masterson were also designated as Chief Executive Officer and Chief Operating Officer, respectively, of Acquisition Corp. None of Ms. Masterson, Mr. Stutman or Mr. Bradley will receive any compensation from Acquisition Corp. for their services.



                     THE COMPANY'S SELECTED FINANCIAL DATA


         The following tables set forth selected financial data of the Company for the five fiscal years ended March 31, 1996. This selected financial data should be read in conjunction with "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and related notes thereto included elsewhere in this Consent Solicitation Statement/Prospectus.

                                                                For the Years Ended March 31,
Selected Consolidated Income        -------------------------------------------------------------------------------------
        Statement Data:                 1996              1995                 1994             1993               1992
- ----------------------------            ----              ----                 ----             ----               ----
CONTINUING OPERATIONS:
  Sales - Net                        $ 1,165,661       $ 1,695,215       $    442,728       $   611,739       $   688,412
                                    ------------       -----------       ------------       -----------       -----------
  Costs and Expenses:
   Cost of Sales
   (Exclusive of
    Depreciation
    Shown Below)                       1,208,726         1,397,034            389,830           464,103           545,594
  Selling, General &
   Administrative Exp.
   (Exclusive of
    Depreciation
    Shown Below)                       5,720,592         5,284,405          3,759,858         4,647,943         2,549,367
  Research &
       Development                     1,005,832         1,248,962            947,811         1,067,381           156,817
  Interest                                81,450            46,069              1,534            24,116            73,311
  Depreciation and
  Amortization                         1,017,534           695,367            380,676           191,414            61,907
  Loss from Settlement
  of Class Action
  Litigation                             -                -                 4,600,000           -                       -
  Loss from Settlement
  of Litigation                        1,137,914          -                    50,000           652,625           582,338
  Buy-out of Consulting
  Agreement                              -                -                    -               -                  400,000
                                    ------------       -----------       ------------       -----------       -----------
Total Cost
    and Expenses                      10,172,048         8,671,837         10,129,709         7,047,582         4,369,334
                                    ------------       -----------       ------------       -----------       -----------
Loss from
   Operations                         (9,006,387)       (6,976,622)        (9,686,981)       (6,435,843)       (3,680,922)

Other Income
  (Expense) - Net                        408,876           (99,137)           (73,241)       (1,187,772)          137,770
                                    ------------       -----------       ------------       -----------       -----------
Loss Before Minority
  Interest in Net
  Loss (Income) of
  Subsidiary                          (8,597,511)       (7,475,759)       (10,160,222)       (7,623,615)       (3,543,152)
Minority Interest
  in Net Loss (Income)
  of Subsidiary                          541,466           769,632            464,083          (360,477)           53,128
                                    ------------       -----------       ------------       -----------       -----------
Loss from Continuing
  Operations                          (8,056,045)       (6,706,127)        (9,696,139)       (7,623,615)       (3,490,024)
                                    ------------       -----------       ------------       -----------       -----------
DISCONTINUED OPERATIONS:
Loss from Discontinued
  Operations before
  Minority Interest, Net
  of Subsidiary Preferred
  Stock Dividends Paid                (1,545,457)         (857,575)          (242,451)         (173,118)          -
Minority Interest, net of
  Subsidiary Preferred Stock
  Dividends Paid                         467,183           327,306           (127,445)         (200,520)          -
Loss on Disposal, net of
  Minority Interest of
  $143,671                            (1,326,267)           -                 -                  -                -
                                    ------------       -----------       ------------       -----------       -----------
Loss on Discontinued
   Operations                         (2,404,541)         (530,296)          (369,896)         (373,638)         -
                                    ------------       -----------       ------------       -----------       -----------

Net Loss                            ($10,460,586)      ($7,236,396)      ($10,066,035)      ($7,997,253)      ($3,490,024)
                                    ============       ===========       ============       ===========       ===========


                                                                  For the Years Ended March 31,
                                        ---------------------------------------------------------------------------------
                                            1996           1995            1994             1993                 1992
                                            ----           ----            ----             ----                 ----
Loss Applicable to
  Common Stock:
Net Loss                                 ($10,460,586)   ($7,236,396)    ($10,066,035)   ($7,997,253)     ($3,490,024)

Preferred Stock
  Dividend-Class "A"                          (28,810)       (39,179)         (26,358)       (39,992)        (199,362)


Preferred Stock
  Dividend-Class "B"                                -    (     2,425)    (     13,826)   (   331,767)     (   227,083)
                                         ------------    -----------     ------------    -----------      -----------
Loss Applicable to
  Common Stock                           ($10,489,396)   ($7,278,000)    ($10,106,219)   ($8,369,012)     ($3,916,469)
                                         ============    ===========     ============    ===========      ===========

Per Common Share (1):
Loss from Continuing
   Operations                            ($       .27)   ($      .26)    ($       .44)   ($      .65)     ($      .66)
Loss from Discontinued
   Operations                            (        .08)   (       .02)    (        .02)   (       .03)               -
                                         ------------    -----------     ------------    -----------      -----------
Net Loss                                 ($       .35)   ($      .28)    ($       .46)   ($      .68)     ($      .66)
                                         ============    ===========     ============    ===========      ===========

Weighted Average
  Common Shares
  Outstanding                              29,834,502     25,691,674       22,027,068    $12,317,743        5,938,747
                                         ============    ===========     ============    ===========      ===========



(1)  Adjusted to reflect all common stock splits.



                                                                       As of March 31,
                                          -----------------------------------------------------------------------------
                                              1996            1995            1994            1993            1992
                                              ----            ----            ----            ----           -----
Selected Consolidated Balance Sheet Data:
- ----------------------------------------

Working Capital                           $ 1,685,583    $ 4,634,665     $ 7,489,655        $3,172,817     $ 11,778,216
                                          ===========    ===========     ===========        ==========     ============

Total Assets                              $ 6,952,284    $14,097,548     $16,848,773        $6,300,602     $ 12,904,801
                                          ===========    ===========     ===========        ==========     ============

Long-Term Debt -
  Less Current
  Portion                                 $    42,962    $    79,008     $    81,521        $    2,886     $         -
                                          ===========    ===========     ===========        ==========     ============

Minority Interest                         $ 1,478,508    $ 2,723,502     $ 3,705,120        $3,676,068     $  4,090,109
                                          ===========    ===========     ===========        ==========     ============

Shareholders' Equity                      $ 4,032,330    $ 7,693,942     $ 6,844,375        $1,482,943     $  8,301,977
                                          ===========    ===========     ===========        ==========     ============


               THE COMPANY'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EFFECT OF MERGER


         During May 1996, USAT filed the U.S. Drug Registration Statement to register shares of the USAT Common Stock to be issued to the U.S. Drug Minority Stockholders upon consummation of a proposed merger of U.S. Drug with and into a wholly-owned subsidiary of USAT. The effects of the proposed merger (i.e., the Merger) are discussed below.

         If the Merger is consummated, USAT will have to invest at least $4,500,000 to $5,000,000 in the drug testing operations during the next two years in order to complete the development of the drug testing products. The foregoing estimate does not reflect an additional $2,000,000 to $2,500,000 required for manufacturing line start-up expenses relating to the chemistry aspects of the product assuming that the development program is completed, as to which there can be no assurance. In June 1996, USAT repaid its loan from U.S. Drug of $282,000 and authorized a loan to U.S. Drug in the amount of $500,000, which indebtedness will be due December 31, 1996. Because no revenues from sales are currently expected from the drug testing operations for at least 20 to 30 months, assuming that Acquisition Corp., as the successor to U.S. Drug by merger, meets the current product development schedule, as to which there can be no assurance, the drug testing operations will operate at a loss for at least the next two fiscal years, requiring the Company to seek to generate revenues from the combined RSA/ProActive business and from its alcohol testing operation, assuming that the sale of Good Ideas is effected. Although USAT management is optimistic about the Company achieving a significant amount of revenues from the alcohol testing and the combined RSA/ProActive operations, there can be no assurance that management's expectations will be achieved and in the time frame that management contemplates. Management believes that the combined RSA/ProActive operations can also increase the revenues from the alcohol testing products and, when its products are developed and marketable, those of the drug testing subsidiary. Although the sale of the rubber recycling operation and the desired sale of the toy operation, as to which there can be no assurance that the latter sale will be consummated or, if sold, as to when and for what purchase price the sale will be effected, will eliminate a substantial portion of the Company's operating losses, such sales will also substantially reduce the Company's revenues (the toy and rubber recycling operations constituted 79.9% of the Company's revenues in fiscal 1995 and 67.3% in fiscal 1996). Accordingly, in order to meet the Company's cash requirements, particularly those relating to its drug testing operation, the Company must develop new sources of revenues -- as to which the combined RSA/ProActive operation is the most likely source, seek additional financing and/or secure additional exercises of outstanding USAT Common Stock purchase warrants and stock options. There can be no assurance that any of these sources of cash will produce sufficient amounts required for the Company's operations, including U.S. Drug's, although USAT management believes, as discussed below under "Liquidity and Capital Resources," that, as the result of the private placement completed in February 1992, the recent and anticipated exercises of USAT Common Stock purchase warrants and other potential sources of funds, the Company expects to meet its cash requirements for at least the next 12 months. There can be, of course, no assurance that management's expectations will be realized.

         If the Merger is not effected, an infusion of equity will be necessary for U.S. Drug to maintain its listing of the U.S. Drug Common Stock on the Pacific Stock Exchange because U.S. Drug, based on its balance sheet as of March 31, 1996, did not meet such Exchange's assets and stockholders' equity maintenance requirements. Similarly, U.S. Drug would not meet the entry requirements of the American Stock Exchange or the NASDAQ System. Even if the current maintenance problem is resolved by an infusion of equity, because of the anticipated continuing losses, U.S. Drug will probably have the same compliance problem for at least 20 to 30 months (i.e., the necessity to infuse capital to offset operational losses). Any delisting from the Pacific Stock Exchange and inability to list on another exchange or the NASDAQ System will adversely affect U.S. Drug's ability to raise additional equity financing. In such event, the burden to seek financing for the drug testing operation would fall solely on USAT, which owns 67.0% of U.S. Drug and holds the license to the USN technology.

EFFECT OF GOOD IDEAS MERGER

         During April 1996, USAT filed the Good Ideas Registration Statement to register shares of the USAT Common Stock to be issued to the minority stockholders of Good Ideas upon consummation of a proposed merger of a wholly-owned subsidiary of USAT with and into Good Ideas. The effects of the proposed merger (i.e., the Good Ideas Merger) are discussed below.

         Management believes that, during the past three years, manufacturers in the toy industry have faced the problem that distributors or retailers have been requesting that the manufacturers maintain the inventory, thereby increasing manufacturers' expenses, and have been minimizing the number of vendors which sell to them, which has the effect of squeezing out the smaller companies like Good Ideas with their limited product lines. Because of these problems which management believe are characteristic of the toy industry generally and Good Ideas' declining sales and increasing losses, the USAT Board of

Directors concluded on February 26, 1996 that Good Ideas was not likely to reverse the trend of increasing losses during the next 12 months. The Board believed that, whether or not the Merger was consummated, the only way to improve operational results was to secure new toy products, whether through licensing arrangements or otherwise; however, this type of program, even if successful, as to which there can be no assurance, would require substantial cash investments, which is contrary to the Board's conclusion that the Company's best opportunity at maximizing revenues and securing profitability was by concentrating on its alcohol and drug testing and human resource provider operations as its core businesses. Accordingly, on February 26, 1996, the USAT Board authorized seeking a purchaser for Good Ideas. In addition, the USAT Board suspended management fees to USAT retroactive to January 1, 1996. The Board, believes that, pending receipt of an acceptable offer, as to which there can be no assurance, Good Ideas' cash resources and expected cash flow from operations, coupled with its cost reduction actions (such as not renewing the lease for office and reducing its warehouse facilities), will be sufficient to meet Good Ideas' cash requirements for the next 12 months if such time is required to sell or liquidate. However, there can be no assurance that additional funds may not be required. The USAT Board believes that liquidation of Good Ideas by no later than December 31, 1996 would be preferable than investing at that time substantial additional funds in Good Ideas, other than repaying USAT's indebtedness to Good Ideas due December 31, 1996. The Good Ideas Merger would terminate USAT's obligation to make such repayment.

         If the Good Ideas Merger is not consummated, Good Ideas and USAT will continue to be publicly-owned companies and Good Ideas will continue to be a majority-owned subsidiary of USAT. However, USAT intends to seek a purchaser for Good Ideas, and, if no acceptable offer is received, to liquidate Good Ideas on or before December 31, 1996.



LIQUIDITY AND CAPITAL RESOURCES


         Although the Company has a history of operating losses through March 31, 1996, management believes that the Company will have the cash resources available to meet all of its operating requirements for the ensuing 12 months. Management bases its belief on the following:

Discontinued Businesses. Good Ideas and USRR have produced significant operating losses over the last several years. Both operations were treated as discontinued operations in the financial statements for fiscal 1996. USRR was sold April 30, 1996. Good Ideas' operations have been substantially suspended and the Company is seeking a buyer for its assets. If no satisfactory offers are received, the operation will be liquidated prior to December 31, 1996.

Nonrecurring Losses. Fiscal 1996 included $1,137,914 in losses from the settlement of litigation. Management is not aware of any litigation or claims which would cause this type of loss to recur in fiscal 1997, although there can be no assurance that such claims will not arise.

Operational Sources. Management believes that cash flow from operations will be increased in fiscal 1997 through the addition of the RSA revenues and by developing the ProActive human resource business, neither of which were significant contributors in fiscal 1996. Management also believes that increased emphasis can be made on selling its Mobile Alcohol Collection System ("MACS") and Alco-Breath Tubes ("ABT") for use in industrial companies and thereby increase the revenues in the alcohol testing operation. By unifying its sales force to sell both the RSA/ProActive "product" and these alcohol testing products and changing the marketing emphasis, management believes that increased revenues can be developed in fiscal 1997. If the feasibility study as to saliva based testing product currently being conducted by U.S. Drug indicates further development is desirable, the Company can seek to have a major pharmaceutical or other company help in the development program, which would reduce current expenditures, but would also reduce future revenues to the extent marketing rights are demanded by such "development partner." To the extent that the feasibility study indicates insurmountable problems with respect to further development, then the anticipated further research and development expenses can be avoided. There can be no assurance that the Company's operational programs will produce an increased cash flow from operations or, if it does, when such result will be achieved.

        Management will also continue to emphasize the cost reduction programs previously instituted.

Equity Sources. From December 1995 to February 1996, USAT completed a private placement of USAT Common Stock pursuant to Regulation D under the Securities Act in which it realized gross proceeds of $3,750,000. Because of USAT's past history of successfully raising funds privately, management believes that this source can be "tapped" in the future if required; however, management would prefer not to use this method of financing because of the substantial dilution to current stockholders which it causes and because, absent a stockholder authorization of additional shares, the number of unreserved shares of the USAT Common Stock is currently limited. There can be, of course, no assurance that USAT will be able to consummate any future financings on a timely and favorable basis in the amount necessary to meet the Company's cash requirements should any such financing be necessary. USAT completed a private placement






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
pursuant to Regulation D under the Securities Act in February 1996 in which it realized gross proceeds of $3,750,000. There can be, of course, no assurance that the Company will be able to consummate any future financings on a timely and favorable basis in the amount necessary to meet the Company's cash requirements should any such financing be required.


Exercise of Warrants and Options. Between April 1, 1996 and June 14, 1996, warrants and options were exercised to purchase 2,353,449 shares of the USAT Common Stock generating $4,242,000 in cash. Outstanding unexercised USAT Common Stock purchase warrants as of June 14, 1996 could generate approximately $15,348,000 of new capital to the Company. The expiration dates for many USAT Common Stock purchase warrants, previously extended for one year in August 1994, were extended for an additional year on June 26, 1995 and, accordingly,
expire on various dates from September 1996 through December 2001.   However,
USAT will have to update or file registration statements under the Securities Act to make these exercises more attractive to the holders. Outstanding stock options granted to officers and directors of USAT in August 1994, at an exercise price of $2.375, could generate proceeds of approximately $1,040,000 if exercised. These stock options expire on the later of (1) 30 days after the effective date of a registration statement relating to the underlying shares or
(2) various dates, the last of which is October 1, 1996. There can be, of course, no assurance that any of the remaining warrants or options will be exercised.

         In the event that the Company is unable to generate sufficient cash flow from operations or from sources other than those described above (which event, in management's opinion, is not likely to occur based upon past experience; however, there is no assurance that management will be successful in any future financing efforts), then the Company may have to provide for additional reductions in operating costs, thereby not only resulting in less cash from operations currently, but also delaying future revenue growth. In such event the market price of the USAT Common Stock is likely to drop, not only discouraging the future exercises of the USAT Common Stock purchase warrants and the stock options and possibly discouraging potential new investors, but also increasing the risk that a current investor in USAT may lose the value of his, her or its investment.

         Because USAT offers its alcohol testing products, and U.S. Drug will offer, when the research and development program is successfully consummated, as to which there can be no assurance, its drug testing products, in the substance abuse industry which is noted for its scientific developments and rapidly changing technology, each faces the risk that new or modified products of competitors may make USAT's or U.S. Drug's products not competitive, either from an obsolescence or a pricing point of view. In addition, these developments may require USAT and U.S.

Drug to expend substantial funds on research and development to remain competitive, possibly at times when such funds may not be available.

CHANGES IN FINANCIAL CONDITION


         During fiscal 1996, the Company's investments in trading securities were sold and the Company realized proceeds of $3,610,000. The REMIC bonds were sold for $3,286,000 and a brokerage loan payable in the amount of $2,570,000 was repaid. In addition, the Company sold its 288,400 share investment in the common stock of Marquest Medical Products, Inc. ("Marquest"), realizing proceeds of $324,000. The sales of these investments resulted in a net gain of $302,000 over their carrying value on the March 31, 1995 balance sheet. The Company realized a loss on sale of marketable securities in fiscal 1996 of $1,889,000. Management will make no further investments in any high risk trading securities.

         The Company's investment policy on a prospective basis, assuming the availability of funds not required for immediate use in the operations of the business, will require such funds to be invested in certificates of deposit, money market accounts, government securities and high quality commercial paper where the principal will be substantially protected from market fluctuations.


OPERATING CASH FLOWS


         Cash used for operations was $8,711,000 for fiscal 1996. The net loss for the period was $10,461,000 and the difference between the net loss and the net cash used by operating activities was $1,750,000. Components of this difference included:



                                  Increases               Decreases
                                  ---------               ---------
Accounts Receivable                                         $ 151,000
Inventory                                                     552,000
Minority Share                    $1,009,000
Accounts Payable                     848,000
Unrealized Gain                      302,000
Depreciation/Amortization                                   1,311,000
Accrued Expenses                                              236,000
Loss on Disposal of
  Discontinued Operations                                   1,326,000
Other Components, net                   -                     333,000
                                  ----------
Total                             $2,159,000               $3,909,000
                                                            2,159,000
                                                           ----------
Net Decrease                                               $1,750,000
                                                           ==========

INVESTING CASH FLOWS


         Cash provided from investing activities was $3,428,000 for fiscal 1996. $3,610,000 was generated from the sales of trading securities as described above and $220,000 was used for the purchase of property and equipment. Other net sources of funds amounted to $38,000.


FINANCING CASH FLOWS


         Cash provided from financing activities was $4,937,000 during the fiscal 1996. The Company provided cash from the sale of securities in two private placements in the aggregate gross amount of $6,788,000, from the exercise of warrants in the amount of $167,000 and from demand loans, secured by U.S. Drug's REMIC bonds, in the amount of $1,000,000. Cash from the sale of the REMIC bonds included as an investing activity was used to pay off brokerage loans in the amount of $2,570,000. Expenses of raising the $6,955,000 from the placements and warrants were $363,000. Net payments of long term debt and payment of dividends on the Preferred "A" Stock used cash of $85,000.


         Cash resources will be more than adequate, in management's opinion, to meet the Company's commitments which include lease obligations, royalty obligations and development of products for at least the next 12 months. There are currently no unfunded commitments for capital expenditures.

RESULTS OF OPERATIONS


Fiscal 1996 vs. Fiscal 1995

         Revenues from continuing operations for fiscal 1996 were $1,166,000, a decrease of $529,000 or 31.2% from revenues of $1,695,000 reported for fiscal 1995. Revenues from the sale of alcohol breath analyzing equipment decreased by $750,000, which decrease was attributable to an unusually high volume of alcohol breath analyzing machines sold in the third quarter of the prior year and a reduction in sales effort as the sales force was reassigned to the ProActive startup. Sales of the Biotox division decreased $227,000, reflecting the end of a contract performing methadone tests. These decreases were offset by an increase in cost per test revenue from the alcohol breath analyzing equipment of $185,000, miscellaneous sales of supplies of $42,000 and revenues of $203,000 from Alconet, which was acquired March 31, 1995, and the human resource provider business which, while still in a start up mode, produced revenues of $18,000.

         Cost of sales for the fiscal 1996 on a continuing operations was 100.4% of revenues as compared to 82.4% of revenues for fiscal 1995 as a result of lower sales volumes, increased labor and supply costs relating to the cost per test business and an inventory write-off of $193,000 during fiscal 1996.

         Selling, general and administrative expenses were $5,721,000 for fiscal 1996, representing an increase of $437,000 or 8.3% from the $5,284,000 of such expenses incurred for the comparable period of the prior year. The expenses for fiscal 1996 included $397,000 of expenses incurred by a newly acquired subsidiary, Alconet, not included in the comparable numbers for the prior year.

         Research and development expenses were $1,006,000 for fiscal 1996, representing a decrease of $243,000 or 19.5% from the expenses in the prior year. Research and development expenses in connection with USAT's alcohol testing machine decreased by $215,000 during fiscal 1996 from such expenses in the prior year, which decrease was attributable to the fact that the machines were placed in service in the fourth quarter of the prior year. U.S. Drug's research and development expenses decreased $35,000 as compared with such expenses in the prior year.

         Loss from the settlement of litigation for fiscal 1996 included nonrecurring legal and other expenses in the amount of $888,000 which were incurred by USAT in connection with its settlement with the Committee of the consent solicitation litigation. Additionally, a non- recurring settlement of $250,000 was paid to two former owners of Alconet, Inc. relating to a dispute over the terms of their employment contracts.

         Depreciation and amortization was $1,018,000 for fiscal 1996, representing an increase of $322,000 or 46.3% over depreciation and amortization in fiscal 1995, which increase was attributable primarily to depreciation on USAT's alcohol testing machines placed in testing sites in connection with the cost per test agreements with major laboratories. The majority of these machines were placed in service in the fourth quarter of fiscal 1995. These machines represented an increase in depreciation expense of $514,000 for fiscal 1996 as compared to the expense in the prior year based on a full year's depreciation in fiscal 1996.

         The Company's operating loss of $9,006,000 for fiscal 1996 increased by $2,029,000 over its operating loss of $6,977,000 for the prior year. The increased operating loss can be attributed to: the lower level of revenues generated from the alcohol testing business attributable to an unusually high volume of alcohol breath analyzing machines sold in the third quarter of the prior year; negative gross margins for fiscal 1996 resulting from higher labor and supply costs necessary to support the start up of the cost per test business; increased selling, general and administrative expenses and nonrecurring losses from settlement of litigation in the amount of $1,138,000, operating losses of

$576,000 incurred by Alconet, a newly acquired subsidiary not included in the prior year numbers; and increased depreciation cost relating to the cost per test business.

         Other income, net of other expenses, for fiscal 1996 was $409,000 as compared to an expense of $499,000 reported for fiscal 1995. The trading securities sold by the Company in fiscal 1996 generated a profit of $302,000 over their carrying value in the March 1995 balance sheet. During fiscal 1995, these securities generated a loss of $155,000 and an unrealized loss of $598,000. Interest income decreased by $134,000 for fiscal 1996 as compared to the interest income in the prior year.

         Management is of the opinion that it is too speculative to project at this time when the Company will turn profitable because of the Company's history of operational losses, the delay in completing and then marketing its urine sample drug testing product in order to wait until a saliva sample drug testing product is available, the fact that its human resource provider program is in its early marketing stages and the discontinued operations of the toy subsidiary.



U.S. DRUG TESTING, INC. (SUBSTANCE ABUSE TESTING)


         During fiscal 1996, U.S. Drug continued as a development stage enterprise with no revenues. Selling, general and administrative expenses were $417,000 in fiscal 1996 as compared with $850,000 in fiscal 1995 or a decrease of $433,000, resulting primarily from a $325,000 reduction in the royalty payments on the USAT license with the USN from $375,000 in fiscal 1995 to $50,000 in fiscal 1996. Other selling, general and administrative expenses for fiscal 1996 were comprised of royalty expenses of $62,000, rent, utilities and telephone charges of $97,000, insurance expenses of $35,000, marketing research expenses of $44,000, legal and auditing services of $33,000, directors' fees of $10,000, travel expenses of $24,000 and other expenses of $112,000. Research and development expenditures totaled $851,000 in fiscal 1996 as compared with $886,000 in fiscal 1995. The 1996 expenditures consisted of payroll and fringe benefits of $593,000, outside consulting services of $184,000 and other costs of $74,000. Depreciation expense decreased $19,000 from $163,000 in fiscal 1995 to $144,000 in fiscal 1996 as some assets became fully depreciated during the year. Management fees paid to USAT were $420,000 in both fiscal 1996 and fiscal 1995. For a description of the services rendered under the management agreement relating to these fees, see the section "Subsidiaries-U.S. Drug Testing, Inc." in Item 1 to this Report. Interest expenses on brokerage loans were $72,000 during fiscal 1996 as compared with $42,000 during fiscal 1995 or an increase of $30,000 resulting from increased borrowings during fiscal 1996. Other income (expense) resulted in net income of

$263,000 in fiscal 1996 as compared with net income of $31,000 in the prior year or an increase of $232,000. Fiscal 1996 other income (expense) is comprised of a gain of $76,000 on the sale of REMIC bonds over their earnings value at March 31, 1995, interest income primarily relating to the REMIC bonds of $105,000 and interest income on loans to USAT of $82,000. In fiscal 1995 other income (expense) was comprised of interest income, primarily on the REMIC bond of $245,000, interest income from USAT of $20,000 and an unrealized loss on the market value of the REMIC bonds caused by generally higher interest rates.

         Since inception U.S. Drug has spent $2,586,000 on research and development and $1,868,000 on selling, general and administrative expenses. USAT had spent $678,000 on research and development and $485,000 on selling, general and administrative expenses for the period from January 24, 1992 through December 31, 1992, when the technology was sublicensed to U.S. Drug.

         As of March 31, 1996, U.S. Drug did not anticipate generating revenues from product sales during fiscal 1997 and, accordingly, anticipated that operating losses would continue for at least a 12 to 24-month period. USAT will need to provide the funding necessary to complete the development of the U.S. Drug products and bring them to market.

DISCONTINUED OPERATIONS


GOOD IDEAS ENTERPRISES, INC. (TOY)


         Net sales for fiscal 1996 were $1,508,000, a decrease of $3,098,000 or 67.3% from the net sales in the prior year. Of this decrease, $1,994,000 or 64.4% was attributable to Toys R Us, the major customer of Good Ideas, not placing orders for Good Ideas' toy products. The customer attributed its reduction in orders to its large inventories and declining sales and customer traffic. Management believes that other manufacturers in the toy industry are currently facing these same problems - their distributors or retailers to which they sell have large inventories of products and declining sales and customer traffic. In addition, management believes that many retailers are minimizing their number of vendors and reducing the number of items carried in inventory which has the result of squeezing out the smaller companies with their limited product lines.

         Net sales from Good Ideas' wooden construction toy category for the fiscal 1996 were $967,000, a decrease of $1,874,000 or 66.0% from the net sales in the comparable period in fiscal 1995. Net sales from Good Ideas' equestrian line of toys, consisting of horses, saddles and accessories, for fiscal 1996 were $531,000, representing a decrease of $682,000 or 56.2% from those in the prior year. Net sales of Good Ideas' other product lines for fiscal 1996 were $10,000, a decrease of $542,000 or 98.2% from






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

the prior year. The decrease was attributable to the discontinuance of Good Ideas' line of corrugated cardboard construction toys because of significant increases in the cost of materials.

         Gross profit for fiscal 1996 was $163,000 or 10.8% of net sales as compared with $1,324,000 or 28.7% of net sales for the prior year. The decrease in gross profit as a percentage of net sales was primarily due to a writeoff of inventory in the amount of $192,000,

         Selling, general and administrative expenses for fiscal 1996 decreased to $1,279,000 from $1,924,000 for the comparable period in fiscal 1995, which decrease was attributable to reductions in payroll and related costs during fiscal 1996.

         Management fees paid to USAT were $225,000 for fiscal 1996, representing a decrease of $80,000 from the $305,000 of fees paid for fiscal 1995. The decrease resulted from USAT s suspension of the management fee retroactive to January 1, 1996.

         Good Ideas recognized interest income of $158,000 from its loans to related parties during fiscal 1996, as compared with $68,000 in the prior year due to increased loan balances. Good Ideas also recognized interest income from money market investments of $3,500 and $44,000 during fiscal 1996 and fiscal 1995, respectively.

         The net loss for Good Ideas was $1,566,000 for fiscal 1996, representing an increase of $768,000 from the net loss of $798,000 reported for fiscal 1995. The increase in the net loss was due to the decreases in sales and gross profit offset by the decreases in selling, general and administrative expenses and management fees, all as described in the preceding paragraphs.
The net loss for the current year was also increased by the writedown of assets in the amount of $258,000 and the projected costs through sale or liquidation in the amount of $110,000.

         Unless Good Ideas were to add new products to its line, as to which there can be no assurance, and there were a stronger demand for toy products in the industry generally, management does not believe that a turnaround in Good Ideas' operations would occur during the next 12 months, if not at a later date. Although management of Good Ideas had in the past considered plans to expand the product line, it was reluctant to implement these plans absent a change in the industry conditions described above. On February 26, 1996, the USAT Board determined to sell or liquidate Good Ideas, a conclusion concurred with by the Good Ideas Board. As a result of the above decision, the assets of Good Ideas are included in the consolidated balance sheet at management's estimate of liquidation value and the results of operations of Good Ideas are presented on a discontinued basis. See "The Merger and Related Matters-Sale of Good Ideas."


U.S. RUBBER RECYCLING, INC. (RECYCLED RUBBER PRODUCTS)


         Net sales of USRR for fiscal 1996 were $892,000, a decrease of $1,244,000 or 58.2% as compared with sales of $2,136,000 in the prior year. This decrease was attributable to the continuing effects of the cancellation of an agreement with a distributor (Matworks, Inc.) by USRR in October 1994 because of significant breaches of the contract by the distributor relating to its use of competitors' flooring products in violation of a contractual requirement to use only USRR's products. USAT does not intend to institute any legal action against the distributor because USRR does not want to incur the protracted legal expenses involved in litigation.

         Gross margin for fiscal 1996 was $419,000 or 47.0% of net sales, up from a gross margin of 41.8% of net sales for fiscal 1995. The increase in gross margin was attributable to an increase in the selling price of USRR's product to its customers. This offset an inventory write off of floor tiles which became non-repairable during the six months ended September 30, 1995. Floor tiles not meeting quality control standards are segregated in the inventory for future repairs to correct the flaws and those not repairable are discarded. During fiscal 1995, USRR worked a double shift to meet the production demand created by the agreement with the distributor. Inexperienced labor resulted in an increase in tiles not initially suitable for shipments.

         Selling, general and administrative expenses were $605,000 for fiscal 1996, representing a decrease of $214,000 from such expenses in fiscal 1995. Of this amount, $162,000 represented a decrease in commissions and freight related to the decline in sales revenue.

         Management fees paid to USAT were $89,000 for fiscal 1996, representing a decrease of $124,000 from such fees in the prior year.

         Depreciation expense was $99,000 for fiscal 1996, representing an increase of $40,000 over such expense in the comparable prior year, which increase was attributable to the commencement of depreciation on additional manufacturing equipment built in contemplation of potential expansion.

         Interest expense was $123,000 for fiscal 1996 as compared with a $112,000 expense in the comparable period in 1995 as a result of borrowings from affiliates.

         The operating loss of $492,000 for fiscal 1996 represented a decrease of approximately $131,000 from an operating loss of

$623,000 for fiscal 1995. The decrease was primarily attributable to the increased percentage of gross margin and the decrease in selling, general and administrative expenses incurred during fiscal 1996.

         As indicated elsewhere in this Consent Solicitation Statement/Prospectus (see the section "Effect of Merger" under this caption "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations"), the USAT Board, on February 26, 1996, concluded that the Company should concentrate on alcohol and drug testing and ProActive's human resource provider operations as its core businesses and, accordingly, authorized seeking a purchaser for USRR. A sale of substantially all of the assets of USRR was consummated on April 30, 1996. The net loss for fiscal 1996 included a $88,000 loss on disposal of USRR's assets.


FISCAL 1995 VS. FISCAL 1994


         Revenues from continuing operations for fiscal 1995 were $1,695,000, an increase of $1,252,000 or 282.6% over the revenues of $443,000 reported for fiscal 1994. This sales increase was attributable to sales of USAT's Alco Analyzer 2100.

         Cost of sales for fiscal 1995 was 82.4% of revenues as compared to 88.1% of revenues for the prior year. This increase was attributable to the higher than projected costs involved in building the initial alcohol testing machines that were sold in fiscal 1995.

         Selling, general and administrative expenses were $5,284,000 for fiscal 1995, representing an increase of $1,524,000 over the $3,760,000 in such expenses reported for fiscal 1994. The Company incurred $1,230,000 of development marketing and training costs in connection with the alcohol testing machine during fiscal 1995.

         Research and development expenses were $1,249,000 for fiscal 1995, representing an increase of $301,000 over the expenses reported for fiscal 1994. Of the total expenditures in fiscal 1995, $886,000 represented research and development by U.S. Drug in connection with technology licensed to USAT from the USN for drugs of abuse, representing an increase of $158,000 over the fiscal 1994 expenditures. The Company incurred research and development expenditures of $363,000 during fiscal 1995 in connection with the development of its alcohol testing machine, representing an increase of $143,000 over the expenditures for fiscal 1994.

         Depreciation and amortization was $695,000 for fiscal 1995, representing an increase of $314,000 over the $381,000 in depreciation and amortization reported for fiscal 1994, primarily attributable to depreciation of the alcohol testing machines.


         Losses from settlement of class action and other litigation were $4,650,000 for fiscal 1994. The Company incurred no similar costs during fiscal 1995.


         Operating losses of $6,977,000 for fiscal 1995 decreased by $2,710,000 from the losses of $9,687,000 reported for fiscal 1994, primarily attributable to the litigation losses of $4,650,000 incurred for fiscal 1994. The contributions to operating losses by subsidiaries, representing segments other than alcohol testing, are detailed below.

         Other income (expense) for fiscal 1995 and 1994 included charges for unrealized losses on marketable securities of $598,000 and $388,000, respectively. A primary cause of these charges was the decline in the market value of the Company's investments in REMIC bonds issued by the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association. The Company originally invested in the REMIC bonds on the advice of a registered broker-dealer which recommended these bonds as an investment with high interest rates and low market risk. The Company, through inexperience in dealing with this type of investment, did not enter into any hedging transactions to mitigate these losses and held the bonds in anticipation of increases in their market value. Upon such increases in market value, the Company sold the bonds, partially recovering its previously recorded unrealized losses. Since December 1993, no additional investments of this type have been made and none are contemplated in the future. Interest income was $250,000 for fiscal 1995, representing an increase of $156,000 over the $94,000 in interest income reported for fiscal 1994, which increase was attributable to an increase in interest earned for fiscal 1995 by U.S. Drug of $159,000 by virtue of having the excess proceeds from its initial public offerings, completed during fiscal 1994, invested for a full twelve months.


U.S. DRUG TESTING, INC. (SUBSTANCE ABUSE TESTING)


         During fiscal 1995, U.S. Drug, a development stage enterprise with no revenues, spent $886,000 on research and development as compared with $728,000 in such expenses in the prior year. During fiscal 1995, U.S. Drug also spent $850,000 on selling, general and administrative expenses as compared with $604,000 in the prior year. USAT spent $678,000 on research and development and $485,000 on selling, general administrative expenses for the period from January 24, 1992 through December 31, 1992, when the technology was transferred to U.S. Drug.

         U.S. Drug paid management fees to USAT of $420,000 in both fiscal 1995 and fiscal 1994. During fiscal 1995, the loss from operations of $2,363,000 also reflected interest of $44,000 on brokerage loans and depreciation of $163,000. During fiscal 1994, the loss from operations of $1,876,000 also reflected interest and depreciation of $124,000.

         U.S. Drug's operating loss was $2,363,000 in fiscal 1995 as compared to operating losses of $1,876,000 in fiscal 1994. These operating losses were attributable to the fact that U.S. Drug was expending funds for research and development and selling, general and administrative expenses as indicated in the second preceding paragraph, as well as incurring a management fee to USAT and the other expenses as described in the preceding paragraph, while not realizing any revenues.

DISCONTINUED OPERATIONS


GOOD IDEAS ENTERPRISES, INC. (TOY)


         Net sales for fiscal 1995 were $4,606,000, a decrease of $938,000 or 16.9% from the net sales in the prior year. Net sales from Good Ideas' wooden construction toy category for fiscal 1995 were $2,841,000, a decrease of $733,000 or 20.5% from the net sales in the fiscal year ended March 31, 1994 ("fiscal 1994"), which decrease was attributable to a decline in this category sales by Toys R Us, Good Ideas' major customer, resulting in a reduction of orders placed by such customer. The customer attributed its reduction in orders to its large inventories and declining sales and customer traffic. Management believes that other manufacturers in the toy industry are currently facing these same problems - their distributors or retailers to which they sell have large inventories of products and declining sales and customer traffic.
In addition, net sales from Good Ideas' equestrian line of toys for fiscal 1995 were $1,123,000, representing an increase of $198,000, or 19.5%, over the sales in fiscal 1994. This increase was attributable to the sales of a new product introduced into the equestrian line at the end of fiscal 1994. Net sales of Good Ideas' corrugated cardboard construction toy category for fiscal 1995 were $344,000, a decrease of $69,000 or 16.7% from the net sales for fiscal 1994. Price increases in the cost of the corrugated cardboard resulted in price increases to Good Ideas' customers, with a resulting decline in sales. This category was ultimately removed from the product line at the beginning of fiscal 1996. The remaining decrease in net sales for fiscal 1995 as compared to the net sales in fiscal 1994 was the result of sales of other products which had been introduced into the line on an unsuccessful basis and sold at discounted prices in order to avoid carryover of slow-moving inventory.


         Gross profit for fiscal 1995 was $1,324,000 or 28.7% of net sales as compared to $1,487,000 or 26.8% of net sales for fiscal 1994. The increase in gross profit as a percentage of net sales was primarily due to Good Ideas' effort to increase its gross margins on product sold by either raising selling prices or adjusting the quantity of parts in its playsets.


         Selling, general and administrative expenses for fiscal 1995 increased to $1,924,000 or 41.8% of net sales from $1,488,000 or 26.8% of net sales for fiscal 1994. This increase was the result of two factors. First, the fixed overhead was spread over a decreased sales volume. Second, Good Ideas experienced increased legal and other expenses of approximately $127,000, increased payroll costs of $86,000 resulting from additional employees hired and increased travel and promotion expenses in the amount of $97,000 resulting from Good Ideas' efforts to expand its business base.

         Pursuant to the Management Services Agreement, USAT's fees for management and administrative services provided to Good Ideas during fiscal 1995 were $305,000, representing a decrease of $120,000 from the fees in fiscal 1994. This decrease was the result of two factors. First, during fiscal 1994, USAT's fees were computed at ten percent of net sales through September 30, 1993, while such fees were computed based on a flat monthly charge of $25,000 on the first $5,000,000 of net sales during fiscal 1995. Second, the decline in net sales volume for fiscal 1995 kept the management fee from becoming subject to a five percent surcharge on all sales over $5,000,000.

         During fiscal 1995, Good Ideas repaid its debt to USAT and made loans to USAT in the amount of $1,196,000 and to USRR in the amount of $1,027,000. During fiscal 1995, Good Ideas recognized interest income of $68,000 from these loans to related parties and also received interest income of $42,000 from money market investments. Good Ideas incurred minimal interest expense during fiscal 1995.

         Good Ideas had a loss from operations of $905,000 in fiscal 1995 as compared to a loss from operations of $426,000 in fiscal 1994, an increase of $479,000 or 112.4%. The increase in operating loss was due to the decrease in sales and the increase in selling, general and administrative expenses, offset by the decrease in the management fee, as described in the preceding paragraphs.



U.S. RUBBER RECYCLING, INC. (RECYCLED RUBBER PRODUCTS)

         USRR's net sales of $2,136,000 for fiscal 1995 increased by $941,000 or 78.7% over the net sales of $1,195,000 in fiscal 1994, which increase was attributable to a new agreement with a distributor for product placed in a major retailer. The agreement was canceled by USRR in October 1994 because of significant breaches of the contract by the distributor relating to its use of competitors' flooring products in violation of a contractual requirement to use only USRR's products. USRR does not intend to institute any legal action against the distributor because USRR does not want to incur the protracted legal expenses involved in litigation.


         Gross margin for fiscal 1995 was $581,000 or 27.2% of net sales, a decrease from $460,000 or 38.5% of net sales for fiscal 1994. The decrease in gross margin was attributable to manufacturing inefficiencies, resulting from running a double shift which was necessitated by the increase in product demand arising from the agreement with the distributor (Matworks, Inc.). As a result of the double shift, an increase in the number of tires was required to supply the second shift, resulting in additional costs to USRR to purchase tires to maintain an adequate inventory, to remove waste from the increased volume of tires processed and an increase in the number of irregular tiles produced causing additional repair labor cost because of the training required for the new labor force to staff the second shift.


         Selling, general and administrative expenses were $819,000 for fiscal 1995, representing an increase of $151,000 over the $668,000 of expenses for fiscal 1994. Of this amount, $131,000 represented additional payroll and consulting fees resulting from an expansion of the business.

         Management fees paid to USAT were $213,000 for fiscal 1995, representing an increase of $94,000 over the $119,000 reported for fiscal 1994, which increase was related to the increase in sales.

         Depreciation expense was $59,000 for fiscal 1995, representing an increase of $18,000 over such expense in the fiscal 1994, which increase was attributable to the commencement of depreciation on additional manufacturing equipment built in contemplation of potential expansion.

         Interest expense was $2,000 for fiscal 1995 as compared with no such expense in fiscal 1994.

         The operating loss of $511,000 for fiscal 1995 increased by $143,000 or 38.9% over the operating loss of $368,000 in fiscal 1994. The increase was attributable primarily to payroll and related costs incurred because of USRR's anticipation of opening a second manufacturing location.




                      U.S. DRUG'S SELECTED FINANCIAL DATA


         The following tables set forth selected financial data of the Company for the three fiscal years ended March 31, 1996, 1995 and 1994 and for the period October 8, 1992 (inception) to March 31, 1993 and cumulative from October 8, 1992 (inception) to March 31, 1996. This selected financial data should be read in conjunction with "U.S. Drug's Management's Discussion and Analysis of Financial Condition and Results of Operations" and the U.S. Drug Financial Statements and related notes thereto included elsewhere in this Consent Solicitation Statement/Prospectus.





                                                                                                               Cumulative
                                                                                           For the Period         from
                                                        Years ended March 31,              October 8, 1992    October 8, 1992
                                               ------------------------------------        (Inception) to     (Inception) to
                                               1996              1995            1994      March 31, 1993     March 31, 1996
                                               ----              ----            ----      --------------     ---------------
Selected Income Statement Data:
- ------------------------------

Revenues:                                   $    -           $     -          $    -           $    -           $     -
                                            ----------       ----------       ----------       ---------        -----------

Costs and Expenses:

  Selling, General and
  Administrative                               416,981          850,400          604,185        146,316          2,017,882

  Research & Development                       850,968          886,219          782,272         90,960          2,256,419

  Depreciation & Amortization                  143,969          162,871           92,245         16,939            416,024

  Interest Expense - Parent                        -              3,319           31,639          3,207             38,165

  Management Fees - Parent                     420,000          420,000          420,000              -          1,017,882

  Interest Expense                              71,882           40,640             -                 -            112,522
                                             ---------        ---------        ---------         -------         ---------

Total Costs and Expenses                     1,903,800        2,363,449        1,876,341         257,422         6,401,012
                                             ---------        ---------        ---------         -------         ---------

Loss from Operations                        (1,903,800)      (2,363,449)      (1,876,341)       (257,422)       (6,401,012)

Other Income (Expense)                         262,995           31,232       (  388,951)             -            (89,724)
                                             ---------        ---------        ---------         -------         ---------

Net Loss                                   ($1,640,805)     ($2,332,217)     ($2,260,292)      ($257,422)      ($6,490,736)
                                            ==========       ==========       ==========        ========        ==========

Weighted Average Common
Shares Outstanding                           5,221,900        5,221,900        4,342,458       3,500,000
                                             =========        =========        =========       =========

Net Loss for Common Share                  ($      .31)     ($      .45)     ($      .52)    ($      .07)
                                            ===========      ===========       ==========       ==========


                                                March 31,
                                           --------------------
                                           1996             1995
                                           ----             ----
Selected Balance Sheet Data:
- ----------------------------
Working Capital                            $  536,880       $2,089,323
                                              =======        =========

Total Assets                               $1,175,390       $4,444,105
                                            =========        =========

Stockholders' Equity                       $1,056,887       $2,697,692
                                            =========        =========

         U.S. DRUG'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES


      U.S. Drug is a development stage enterprise with no earnings history and which initially derived its capital resources from unsecured advances provided by USAT. During October and November, 1993, U.S. Drug sold 1,721,900 shares of the U.S. Drug Common Stock to the public at $5.00 per share and for net proceeds of approximately $7,099,000. From the net proceeds of the offering U.S. Drug repaid the advances made by USAT. During fiscal 1996, U.S. Drug made loans to USAT for working capital purposes in the amount of $1,428,538 and received loan repayments from USAT in the amount of $1,634,762. At March 31, 1996, the outstanding loan balance due from USAT was $282,295. These advances were evidenced by notes which became due on December 31, 1995, which maturity date was extended to June 30, 1996, bearing interest at the rate of eight percent per annum and secured by USAT's shares of the U.S. Drug Common Stock. In June 1996, USAT repaid the indebtedness to U.S. Drug, the pledge of its shares was released and USAT authorized a loan in the amount of $500,000 to U.S. Drug, which indebtedness shall be due December 31, 1996 and will bear interest at the rate of 8% per annum.

      In June 1995, the USAT License Agreement with the USN was renegotiated. The amended agreement reduces minimum royalty guarantees to $100,000 per year, representing a savings of $4,881,000 over the term of the agreement from the minimum guaranty provision of the original agreement. Additional royalties will be paid only in conjunction with actual product sales.

      U.S. Drug will require additional capital to continue the research, development and ultimate marketing of its products and to fund its working capital requirements for the next 12 to 24 months. U.S. Drug estimates that it will require at least $4,500,000 to $5,000,000 during the next two years in order to complete the development of the drug testing products. The foregoing estimate does not reflect an additional $2,000,000 to $2,500,000 required for the manufacturing line start-up expenses. U.S. Drug is currently conducting a feasibility study with respect to the its drug testing product and, if the results are unfavorable, the foregoing expenses will be unnecessary; however, in such event U.S. Drug would have no products to market. U.S. Drug expects to derive the required funds from unsecured advances to be made by USAT. USAT intends to make such funds available to U.S. Drug from the net proceeds from the private placement completed by USAT in February 1996, from the recent and anticipated exercises of its USAT Common Stock purchase warrants and stock options, from the revenues of its soon to be merged ProActive and RSA subsidiaries and, if necessary, from additional debt or equity financings. There can be no assurance that any of these additional sources of financing will be available and, in such event, U.S. Drug will not be able to complete its research and development on a timely basis. There are currently no unfunded commitments for capital expenditures.

CHANGES IN FINANCIAL CONDITION

      During fiscal 1996, U.S. Drug s investment in trading securities were sold and U.S. Drug realized proceeds of $3,286,000 from the sale of the REMIC bonds, resulting in a gain of $76,000 over the carrying value of the bonds on the March 31, 1995 balance sheet. U.S. Drug realized an overall loss of $628,000 from its ownership of the bonds. Management will make no further investments in any high risk trading securities. A brokerage loan payable in the amount of $2,570,000 was repaid from the proceeds of the sale of the REMIC bonds.


OPERATING CASH FLOWS

      Cash used for operations during fiscal 1996 amounted to $1,656,000. The net loss for the period was $1,641,000 and the adjustments to reconcile to net cash owed by operating activities was $15,000. The most significant adjustments were decreases in use of cash provided by depreciation and amortization of $144,000 and increases in accounts payable of $21,000 offset by increases in the use of cash resulting from the gain on marketable securities of $76,000, increases in prepaid expenses and other current assets of $56,000 and a decrease in accrued expenses of $50,000.

INVESTING CASH FLOWS

      Cash provided from investing activities was $3,248,000 during fiscal 1996. Funds generated from the sale of the REMIC bonds in the amount of $3,286,000 were offset by funds used to purchase property and equipment in the amount of $22,000 and additional patent costs of $16,000.

FINANCING CASH FLOWS

     Cash used by financing activities amounted to $1,392,000 during fiscal 1996. Cash from the sale of the REMIC bonds, included as an investing activity, was used to pay off brokerage loans in the amount of $2,570,000 and cash was used for long term debt payments of $29,000. Financing cash flows were provided by additional proceeds from brokerage loans in the amount of $1,000,000 and net repayment of loans from USAT in the amount of $207,000.

RESULTS OF OPERATIONS


FISCAL 1996 VS. FISCAL  1995

      During fiscal 1996, U.S. Drug continued as a development stage enterprise with no revenues. Selling, general and administrative expenses were $417,000 in fiscal 1996 as compared with $850,000 in fiscal 1995 or a decrease of $433,000, resulting primarily from a $325,000 reduction in royalty payments on the USAT license with the USN from $375,000 in fiscal 1995 to $50,000 in fiscal 1996. Other selling, general and administrative expenses for fiscal 1996 were comprised of royalty expenses of $62,000, rent, utilities and telephone charges of $97,000, insurance expense of $35,000, marketing research expenses of $44,000, legal and auditing services of $33,000, directors' fees of $10,000, travel expenses of $24,000 and other expenses of $112,000.

      Research and development expenditures totaled $851,000 in fiscal 1996 as compared with $886,000 in fiscal 1995. The fiscal 1996 expenditures consisted of payroll and fringe benefits of $593,000, outside consulting services of $184,000 and other costs of $74,000.

      Depreciation expense decreased $19,000 from $163,000 in fiscal 1995 to $144,000 in fiscal 1996 as some assets became fully depreciated during the year.

      Management fees paid to USAT were $420,000 in both fiscal 1996 and fiscal 1995. For a description of the services rendered under the management agreement relating to these fees, see the section "Material
Contracts-Management Agreement" in Item 1 to this Report.

      Interest expense on brokerage loans were $72,000 during fiscal 1996 as compared with $41,000 during fiscal 1995 or an increase of $31,000, resulting from increased borrowings during fiscal 1996.

      Other income (expense) resulted in net income of $263,000 in fiscal 1996 as compared with net income of $31,000 in the prior year or an increase of
$232,000.   Fiscal 1996 other income (expense) is comprised of a gain of
$76,000 on its sale of REMIC bonds over their earnings value at march 31, 1995, interest income primarily relating to the REMIC bonds of $105,000 and interest income on loans to USAT of $82,000. Fiscal 1995 other income (expense) was comprised of interest income, primarily on the REMIC bond of $245,000, interest income from USAT of $20,000 and an unrealized loss on the market value of the REMIC bonds in the amount of $234,000.

FISCAL 1995 VS. FISCAL 1994


      U.S. Drug, as a development stage enterprise had no revenues in fiscal 1995 or fiscal 1994.

      Selling, general and administrative costs were $850,000 in fiscal 1995 as compared with $604,000 for the prior year or an increase of $246,000. The major component of their expenses was the royalty expense on the USAT license with the USN which amounted to $375,000 in fiscal 1995 as compared to $229,000 in fiscal 1994 or an increase of $146,000.

      Research and development costs were $886,000 in fiscal 1995 as compared with $728,000 in fiscal 1994 or an increase of $158,000, resulting primarily from increased payroll costs. Depreciation and amortization increased $71,000 from $92,000 in fiscal 1994 to $163,000 in fiscal 1995 primarily as a result of a full year depreciation in fiscal 1995 of property acquired in the fourth quarter of fiscal 1994.

      Management fees to USAT were $420,000 in both fiscal 1995 and fiscal
1994.

      Interest expense of $44,000 was incurred in fiscal 1995 as compared with $32,000 in fiscal 1994. Fiscal 1995 interest expense is comprised of $41,000 in interest on brokerage loans against the REMIC bonds and $3,000 of interest on loans from USAT. Fiscal 1994 interest relates to loans from USAT.

      Other income (expense) is comprised of income of $31,000 in fiscal 1995 as compared with expense of $384,000 in fiscal 1994. Fiscal 1995 other income (expense) consisted of interest income of $265,000, of which $245,000 was primarily from the REMIC bonds and $20,000 was from advances to USAT less unrealized losses on the REMIC bonds of $234,000. The fiscal 1994 other income (expense) is comprised of interest income of $86,000 primarily related to the REMIC bonds and unrealized losses on these bonds of $497,000.


                     COMMISSION POSITION ON INDEMNIFICATION

        The USAT Board of Directors has authorized indemnification of directors and officers of USAT to the fullest extent permitted by Delaware law.

        Section 145(a) of the GCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Under Section 145(b) of the GCL, a corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        In addition, under Section 145(f) of the GCL, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of USAT pursuant to the foregoing provisions, or otherwise, USAT has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by USAT of expenses incurred or paid by a director, officer or controlling person of USAT in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, USAT will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for USAT by Gold & Wachtel, LLP, New York, New York.

        Rosenman & Colin, LLP, New York, New York have passed on certain legal matters for U.S. Drug relating to the Merger and the tax consequences thereof to the U.S. Drug Minority Stockholders.

                                    EXPERTS


        The audited financial statements appearing in this Consent Solicitation Statement/Prospectus and Registration Statement of U.S. Alcohol Testing of America, Inc. and U.S. Drug Testing, Inc. at March 31, 1996, and for the year then ended, have been audited by Ernst & Young LLP, independent auditors, and at March 31, 1995, and for each of the two years in the period ended March 31, 1995, by Wolinetz, Gottlieb & Lafazan, P.C., independent certified public accountants, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.



                             CHANGE IN ACCOUNTANTS

        On November 3, 1995, USAT named Ernst & Young LLP ("E&Y") as USAT's new independent auditors for fiscal 1996 replacing Wolinetz, Gottlieb & Lafazan, P.C. ("Wolinetz"), which firm had served as USAT's independent auditors since USAT's inception. The Board of Directors, which authorized the change on November 1, 1995, indicated that, in making the replacement, the directors were not acting because of any criticism of, or dispute with, Wolinetz, but because they concluded that, at this stage of development for USAT and its subsidiaries, the selection of a national firm like E&Y was in USAT's best interests.

        The reports of Wolinetz on the financial statements of USAT for fiscal 1994 and fiscal 1995 did not contain an adverse opinion or a disclaimer of opinion, nor was either report qualified as to uncertainty, audit scope or accounting principles. There had been no disagreements between USAT and Wolinetz in fiscal 1994 and fiscal 1995 and any subsequent interim period preceding the engagement of E&Y as the principal auditors on any matter of accounting principles or practice, financial statement disclosure, auditing scope or procedures.

        Wolinetz has filed a letter to the Commission stating that it agreed with the above statements.


        USAT did not consult E&Y, prior to its engagement, regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on USAT's financial statements, nor was a written report or oral advice provided to USAT that E&Y concluded was an important factor considered by USAT in reaching a decision as to an accounting, auditing or financial reporting issue.

                         INDEX TO FINANCIAL STATEMENTS

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES


Item                                                                    Page
- ----                                                                    ----
1.       Report of Independent Auditors...........................      F-1

2.       Report of Independent Certified Public Accountants.......      F-2

3.       Consolidated Balance Sheets as of March 31, 1996
         and 1995.................................................      F-3

4.       Consolidated Statements of Operations for the
         Years Ended March 31, 1996, 1995 and 1994................      F-4

5.       Consolidated Statements of Stockholders' Equity
         for the Years Ended March 31, 1996, 1995 and 1994........      F-5

6.       Consolidated Statements of Cash Flows for the
         Years Ended March 31, 1996, 1995 and 1994................      F-8

7.       Notes to Consolidated Financial Statements...............      F-10




                           U.S. DRUG TESTING, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)


Item                                                                    Page
- ----                                                                    ----
1.       Report of Independent Auditors...........................      F-22

2.       Report of Independent Certified Public Accountants.......      F-23

3.       Balance Sheets as of March 31, 1996 and 1995.............      F-24

4.       Statements of Operations for the Years Ended
         March 31, 1996, 1995 and 1994 and Cumulative from
         October 8, 1992 (Inception) to March 31, 1996............      F-25

5.       Statements of Stockholders' Equity for the Period
         October 8, 1992 (Inception) to March 31, 1996............      F-26

6.       Statements of Cash Flows for the Years Ended
         March 31, 1996, 1995 and 1994 and Cumulative from
         October 8, 1992 (Inception) to March 31, 1996............      F-27

7.       Notes to Financial Statements............................      F-29

                         REPORT OF INDEPENDENT AUDITORS





The Board of Directors
U.S. Alcohol Testing of America




We have audited the accompanying consolidated balance sheet of U.S. Alcohol Testing of America Inc. and subsidiaries (the "Company") as of March 31, 1996, and the statements of operations, stockholders' equity, and cash flows for year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the years ended March 31, 1995 and 1994, were audited by other auditors whose report dated May 26, 1995, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1996 financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries at March 31, 1996, and the consolidated results of their operations and their cash flows for the year ended March 31, 1996, in conformity with generally accepted accounting principles.



                                                     ERNST & YOUNG LLP


                                                 /s/ ERNST & YOUNG LLP
                                                 ---------------------



Riverside, California
May 20, 1996

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Shareholders
U.S. Alcohol Testing of America, Inc.
Rancho Cucamonga, California


                  We have audited the accompanying consolidated balance sheet of U.S. Alcohol Testing of America, Inc. and subsidiaries as of March 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended March 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Alcohol Testing of America, Inc. and subsidiaries as of March 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1995 in conformity with generally accepted accounting principles.



                                              WOLINETZ, GOTTLIEB & LAFAZAN, P.C.


                                          /s/ WOLINETZ, GOTTLIEB & LAFAZAN, P.C.
                                          --------------------------------------



Rockville Centre, New York
May 26, 1995

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                                     MARCH 31,
                                                                                     ---------
                                                                              1996             1995
                                                                              ----             ----
                                     ASSETS
Current Assets:
  Cash and Cash Equivalents                                             $  1,286,520     $  1,633,098
  Trading Securities                                                            --          3,307,543
  Accounts Receivable (Net of Allowance For Bad
    Debts of $187,703 at March 31, 1996 and
    $125,149 at March 31, 1995)                                              488,776          771,107
  Other Receivables                                                            1,850           69,378
  Inventories                                                              1,041,261        2,212,566
  Prepaid Expenses                                                           265,660          242,069
                                                                        ------------     ------------
                  Total Current Assets                                     3,084,067        8,235,761
                                                                        ------------     ------------
Property and Equipment (Net of Accumulated Depreciation of
  $2,060,568 at March 31, 1996 and $1,081,606 at March 31, 1995)           2,997,066        3,742,986
                                                                        ------------     ------------
Other Assets:
  Goodwill (Net of Accumulated Amortization of $ 93,912 at March 31,
    1995 and $229,216 at March 31, 1995)                                     797,393        2,008,592
  Patents (Net of Accumulated Amortization of $2,619 at March 31,
    1996 and $1,317 at March 31, 1995)                                        35,214           20,830
  Other Non-Current Assets                                                    38,544           89,379
                                                                        ------------     ------------
                  Total Other Assets                                         871,151        2,118,801
                                                                        ------------     ------------
Total Assets                                                            $  6,952,284     $ 14,097,548
                                                                        ============     ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable                                                      $    649,835     $  1,498,322
  Accrued Expenses and Taxes                                                 708,620          472,253
  Current Portion of Long-Term Debt                                           32,827           53,727
  Brokerage Loan Payable                                                        --          1,569,592
  Preferred Stock Dividend Payable                                             7,202            7,202
                                                                        ------------     ------------
                  Total Current Liabilities                                1,398,484        3,601,096
Long-Term Debt--Net of Current Portion                                        42,962           79,008

                  Total Liabilities                                        1,441,446        3,680,104
                                                                        ------------     ------------

Commitments and Contingencies (See Note 13)
Minority Interest                                                          1,478,508        2,723,502
                                                                        ------------     ------------
Stockholders' Equity:
  Preferred Stock, Class "A", $.01 Par Value; 500,000 Shares
    Authorized, Issued and Outstanding 41,157 Shares at March 31,
    1996 and at March 31, 1995 (Liquidation Preference of
    $205,785 at March 31, 1996 and at March 31, 1995)                            412              412
  Preferred Stock, Class "B", $.01 Par Value; 1,500,000 Shares
    Authorized, Issued and Outstanding -0- Shares at March 31, 1996
    and March 31, 1995                                                          --               --
  Common Stock, $.0l Par Value; 50,000,000 Shares Authorized, Issued
    and Outstanding 32,480,000 Shares at March 31, 1996 and
    28,141,041 Shares at March 31, 1995                                      324,800          281,411
  Additional Paid-In Capital                                              45,176,619       38,421,034
  Accumulated Deficit                                                    (41,469,501)     (31,008,915)
                                                                        ------------     ------------
  Total Stockholders' Equity                                               4,032,330        7,693,942
                                                                        ------------     ------------
Total Liabilities and Stockholders' Equity                              $  6,952,284     $ 14,097,548
                                                                        ============     ============

    The accompanying notes are an integral part of the financial statements.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                            For The Years Ended
                                                                                March 31,
                                                            --------------------------------------------------
                                                                1996             1995                  1994
                                                                ----             ----                  ----
Continuing Operations:
  Net Sales                                                 $  1,165,661     $  1,695,215         $    442,728
                                                            ------------     ------------         ------------
  Costs and Expenses:
    Cost of Sales
      (Exclusive of Depreciation Shown Below)                  1,208,726        1,397,034              389,830
    Selling, General and Administrative Expenses
      (Exclusive of Depreciation Shown Below)                  5,720,592        5,284,405            3,759,858
    Research and Development                                   1,005,832        1,248,962              947,811
    Interest                                                      81,450           46,069                1,534
    Depreciation and Amortization                              1,017,534          695,367              380,676
    Loss from Settlement of Class Action Litigation                 --               --              4,600,000
    Loss From Settlement of Litigation                         1,137,914             --                 50,000
                                                            ------------     ------------         ------------
                  Total Costs and Expenses                    10,172,048        8,671,837           10,129,709
                                                            ------------     ------------         ------------
  Loss From Operations                                        (9,006,387)      (6,976,622)          (9,686,981)
                                                            ------------     ------------         ------------
  Other Income (Expense):
    Interest Income                                              116,075          250,486               94,443
    Loss on Sale of Marketable Securities                     (1,889,216)        (154,707)                --
    Unrealized Gain (Loss) on Marketable Securities            2,190,721         (579,991)            (387,746)
    Loss on Write-Down of Note Receivable                                                             (177,600)
    Other Losses                                                  (8,704)         (14,925)              (2,338)
                                                            ------------     ------------         ------------
                  Total Other Income (Expense)                   408,876         (499,137)            (473,241)
                                                            ------------     ------------         ------------
  Loss Before Minority Interest in Net Loss (Income)
    of Subsidiaries                                           (8,597,511)      (7,475,759)         (10,160,222)
  Minority Interest in Net Loss (Income) of
    Subsidiaries, Net of Subsidiary Preferred Stock
    Dividends Paid                                               541,466          769,632              464,083
                                                            ------------     ------------         ------------
Loss from Continuing Operations                               (8,056,045)      (6,706,127)          (9,696,139)
                                                            ------------     ------------         ------------
Discontinued Operations:
  Loss from Operations before Minority Interest               (1,545,457)        (857,575)            (242,451)
  Minority Interest in Net Loss                                  467,183          327,306             (127,445)
  Loss on Disposal, Net of Minority Interest of $143.671      (1,326,267)            --                   --
                                                            ------------     ------------         ------------
Loss from Discontinued Operations                             (2,404,541)        (530,269)            (369,896)
                                                            ------------     ------------         ------------
Net Loss                                                    $(10,460,586)    $ (7,236,396)        $(10,066,035)
                                                                             ============         ============
Weighted Average Common Shares Outstanding                    29,834,502       25,691,674           22,027,068
                                                            ============     ============         ============
Loss Applicable to Common Stock:
  Net Loss                                                  $(10,460,586)    $ (7,236,396)        $(10,066,035)
  Preferred Stock Dividend--Class "A"                            (28,810)         (39,179)             (26,358)
  Preferred Stock Dividend--Class "B"                               --             (2,425)             (13,826)
                                                            ------------     ------------         ------------
Loss Applicable to Common Stock                             $(10,489,396)    $ (7,278,000)        $(10,106,219)
                                                            ============     ============         ============
Loss Per Common Share:
  Loss from Continuing Operations                           $       (.27)    $       (.26)        $       (.44)
  Loss from Discontinued Operations                                 (.08)            (.02)                (.02)
                                                            ------------     ------------         ------------
  Net Loss                                                  $       (.35)    $       (.28)        $       (.46)
                                                            ============     ============         ============


    The accompanying notes are an integral part of the financial statements.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY--
                FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994



                                   CLASS "A"    CLASS "B"                       ADDITIONAL
                                   PREFERRED   PREFERRED        COMMON           PAID-IN      ACCUMULATED
                                     STOCK       STOCK          STOCK            CAPITAL        DEFICIT             TOTAL
                                   ---------   ---------        ------         ----------     -----------           -----

Balance--April 1, 1993              $502       $ 1,358         $168,407        $ 15,019,160   $(13,706,484)     $  1,482,943
Issuance of 571,500 Shares
  of Common Stock Upon
  Conversion of 127,000
  Shares of Class "B"
  Preferred Stock                     --        (1,270)           5,715              (4,445)            --                --
Issuance of 4,444,469
  Shares of Common Stock
  Upon Conversion of
  Class "A" Preferred
  Shares of N.V
  Subsidiary--Net                     --            --           44,445           3,738,544             --         3,782,989
Issuance of 780,621
  Shares of Common Stock
  Upon Exercise of
  Warrants--Net                       --            --            7,806           1,230,174             --         1,237,980
Dividend on Class "A"
  Preferred Stock                     --            --               --             (26,358)            --           (26,358)
Dividend on Class "B"
  Preferred Stock                     --            --               --             (13,826)            --           (13,826)
Issuance of 429,800
  Shares of Common
  Stock Upon Exercise
  of Warrants in
  Connection With a
  Settlement with a
  Former Consultant                   --            --            4,298           1,068,202             --         1,072,500
Issuance of 493,590
  Shares of Common Stock
  Upon Exercising of
  Placement Agent's Option
  in the N.V. Subsidiary and
  Conversion to Common
  Shares of the Company
  in Connection With
  Settlement With a
  Former Consultant                   --            --            4,936             572,564             --           577,500
Additional Paid in
  Capital Arising From
  Investment in U.S. Drug
  Testing, Inc. by
  Minority Interest                   --            --               --           4,756,288             --         4,756,288
Additional Paid in
  Capital Arising From
  Investment in Good
  Ideas Enterprises,
  Inc. by Minority Interest           --            --               --           2,841,162             --         2,841,162
Issuance of 7,077 Shares
  of Common Stock in
  Payment of Class "B"
  Preferred Stock Dividend            --            --               70              13,756             --            13,826
Issuance of 74,360
  Shares of Common Stock
  in Payment of Dividend
  on Class "A" Preferred
  Shares of the N.V
  Subsidiary                          --            --              745             194,255             --           195,000
Issuance of 10,000 Shares
  of Common Stock to
  Directors For Directors' Fees       --            --              100              21,150             --            21,250
Issuance of 400,000 Shares
  of Common Stock Upon
  Conversion of N.V
  Subsidiary Common Stock--Net        --            --            4,000             965,156             --           969,156
Net Loss For The Year
  Ended March 31, 1994                --            --               --                  --    (10,066,035)      (10,066,035)
                                    ----       -------         --------        ------------    -----------       -----------
Balance--March 31, 1994              502            88          240,522          30,375,782    (23,772,519)        6,844,375
         (Carried Forward)

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY -- (CONTINUED)
                FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994




                                  CLASS "A"           CLASS "B"                       ADDITIONAL
                                 PREFERRED           PREFERRED          COMMON         PAID-IN          ACCUMULATED
                                   STOCK               STOCK            STOCK          CAPITAL            DEFICIT       TOTAL
                                 ---------           ---------          ------         -------          -----------
Balance--March 31, 1994              $502               $ 88            $240,522     $30,375,782       $(23,772,519)   $ 6,844,375
         (Brought Forward)
Issuance of 39,375 Shares
  of Common Stock Upon
  Conversion of 8,750
  Shares of Class "B"
  Preferred Stock                      --                (88)                394            (306)                --             --
Issuance of 40,725 Shares
  of Common Stock Upon
  Conversion of 9,050
  Shares of Class "A"
  Preferred Stock                     (90)                --                 407            (317)                --             --
Issuance of 812,018
  Shares of Common Stock
  Upon Exercise of Warrants            --                 --               8,121       1,762,397                 --      1,770,518
Dividend on Class "A"
  Preferred Stock                      --                 --                  --         (39,179)                --        (39,179)
Dividend on Class "B"
  Preferred Stock                      --                 --                  --          (2,425)                --         (2,425)
Issuance of 1,333,333
  Shares of Common Stock
  in Connection With
  Settlement of Class
  Action Litigation                    --                 --              13,333       2,986,667                 --      3,000,000
Additional Paid-In
  Capital Arising From
  Additional Investment
  in Good Ideas
  Enterprises, Inc. by
  Minority Interest                    --                 --                  --         165,977                 --        165,977
Issuance of 931 Shares
  of Common Stock in
  Payment of Class "B"
  Preferred Stock Dividend             --                 --                  10           2,415                 --          2,425
Issuance of 30,000 Shares
  of Common Stock to
  Directors for
  Directors' Fees                      --                 --                 300          54,075                 --         54,375
Issuance of 782,321 Shares
  of Common Stock in
  Connection With
  Acquisitions                         --                 --               7,823       1,556,819                 --      1,564,642
Issuance of 1,050,000
  Shares of Common Stock
  in Connection With a
  Private Placement, Net
  of Related Costs                     --                 --              10,500       1,584,343                 --      1,594,843
Expenses of Warrant Exercise           --                 --                  --         (25,213)                --        (25,213)
Other                                  --                 --                   1              (1)                --             --
Net Loss For Year Ended
  March 31, 1995                       --                 --                  --              --         (7,236,396)    (7,236,396)
                                     ----               ----            --------     -----------       ------------    -----------
Balance--March 31, 1995               412                  0             281,411      38,421,034        (31,008,915)     7,693,942
         (Carried Forward)

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY -- (CONTINUED)
                FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994




                                     CLASS "A"    CLASS "B"                       ADDITIONAL
                                     PREFERRED    PREFERRED        COMMON         PAID-IN        ACCUMULATED
                                       STOCK        STOCK          STOCK          CAPITAL          DEFICIT               TOTAL
                                     ---------    ---------        ------         ----------     -----------             -----
Balance - March 31, 1995               $412         $ -           $281,411       $38,421,034     $(31,008,915)        $7,693,942
          (Brought Forward)

Dividend on Class "A"                     -           -                  -           (28,810)               -            (28,810)
Preferred Stock

Additional Paid-In Capital                -           -                  -            97,674                -             97,674
Arising From Surrender of
Capital in Good Ideas
Enterprises, Inc. by Minority
Shareholder

Issuance of 2,152,469 Shares              -           -             21,524         3,016,981                -          3,038,505
of Common Stock in Connection
with a Private Placement to
International Investors

Issuance of 116,500 Shares                                           1,165           165,440                -            166,605
of Common Stock upon Exercise
of Warrants

Issuance of 20,000 Shares of              -           -                200            37,300                -             37,500
Common Stock to Directors for
Director's Fees

Issuance of 2,000,000 Shares              -           -             20,000         3,730,000                -          3,750,000
of Common Stock in Connection
with a Private Placement
Under Regulation D

Expenses of Stock Offerings
and Warrant Exercises                     -           -                             (362,500)               -           (362,500)

Issuance of 50,000 Shares                 -           -                500            99,500                -            100,000
of Common Stock to Consultant
for Investor Relations and
Financial Consulting Services

Net Loss For Year Ended
                  March 31,               -           -                  -                 -      (10,460,586)       (10,460,586)
                                        ---         ---           --------        ----------      -----------         ----------

Balance - March 31, 1996               $412         $ -           $324,800       $45,176,619     ($41,469,501)        $4,032,330
                                       ====         ===           ========       ===========      ===========         ==========


The accompanying notes are an integral part of the financial statements.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                        FOR THE YEARS ENDED MARCH 31,
                                                                        -----------------------------
                                                                 1996              1995                 1994
                                                                 ----              ----                 ----
Cash Flow From Operating Activities:
  Net Loss                                                  $(10,460,586)      $(7,236,396)       $(10,066,035)
  Adjustments to Reconcile Net Loss To Net Cash Used
    By Operating Activities:
    Provision For Bad Debts                                      131,551            50,675              59,029
    Depreciation and Amortization                              1,311,354           799,858             447,717
    Loss on Disposal of Discontinued Operations                1,326,267                --                  --
    Minority Interest in Net (Loss) Income of
      Subsidiary, Net of Subsidiary Preferred Stock
      Dividends Paid                                          (1,008,649)       (1,096,938)           (336,638)
    Value of Common Stock Issued to Directors For
      Services                                                    37,500            54,375              21,250
    Value of Common Stock Issued to Consultant                   100,000                --                  --
    Value of Common Stock in Subsidiary Issued
      to Officer for Services                                      5,000
    Unrealized Loss on Marketable Securities                  (2,190,721)          579,991             387,746
    Realized Loss on Marketable Securities                     1,889,216           154,707
    Amortization of Bond Discount                                   (779)           (3,116)               (960)
    Loss on Note Receivable                                                             --             177,600
    Loss on Disposition of Property and Equipment                 22,335            40,400               2,338
    Changes in Operating Assets and Liabilities:
      (Increase) Decrease in Accounts Receivable                 150,780           711,044            (897,187)
      (Increase) Decrease in Other Receivables                    67,528           (34,112)            155,143
      (Increase) Decrease in Inventories                         552,234          (833,681)            425,816
      Increase in Prepaid Expenses                               (23,591)          (45,742)           (106,836)
      Increase in Other Assets                                    (8,703)
      (Increase) Decrease in Funds in Escrow-
        Restricted                                                     -         1,578,671          (1,578,671)
      Increase (decrease) in Accounts Payable                   (848,487)          135,794             482,460
      Increase in Accrued Expenses and Taxes                     236,367            24,492              14,504
      Increase (Decrease) in Accrued Class Action
        Settlement                                                     -        (1,578,671)          4,578,671
                                                            ------------       -----------        ------------
Net Cash Used By Operating Activities                         (8,711,384)       (6,698,649)         (6,234,053)
                                                            ------------       -----------        ------------
Cash Flow From Investing Activities:
  Sale of Marketable Securities                                3,609,826            13,320               -
  Purchase of Marketable Securities                                    -                --         (3,908,281)
  Purchase of Property and Equipment                            (220,483)       (2,555,133)          (667,536)
  Purchase of Patents and Related Costs                                -            (9,633)           (12,514)
  Proceeds from Sales of Fixed Assets                             59,438                 -                  -
  Other                                                          (21,237)            1,456            (33,408)
  Dispositions of Property and Equipment                               -                 -             10,000
  Repayment of Loan to Officer                                         -                 -             50,000
  Cash Acquired in Business Acquisitions                               -           593,261               -
  Costs of Business Acquisitions                                       -            (5,120)              -
                                                            ------------       -----------        ------------

Net Cash Provided (Used) By Investing Activities               3,427,544        (1,961,849)        (4,561,739)
                                                            ------------       -----------        ------------

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                                                                        FOR THE YEARS ENDED MARCH 31,
                                                                                        -----------------------------
                                                                                     1996              1995              1994
                                                                                 -----------       ------------       -----------
Cash Flow From Financing Activities:
  Sales and Issuances of Common and Preferred Stock                                6,788,505          1,694,063                --
  Proceeds of Long-Term Debt                                                          17,843             81,151           141,511
  Payments of Long-Term Debt                                                         (74,789)           (93,584)          (32,941)
  Payments of Notes Payable                                                                -                 --           (26,518)
  Proceeds of Brokerage Loans Payable                                              1,000,000          1,674,683                --
  Payments of Brokerage Loans Payable                                             (2,569,592)          (105,091)               --
  Proceeds From Sales of Common Stock by U.S.
    Drug Testing, Inc.                                                                     -                 --         8,609,600
  Proceeds From Sale of Common Stock by Good Ideas
    Enterprises, Inc.                                                                      -            326,000         6,000,000
  Expenses of Stock Offerings of Subsidiaries                                              -            (44,703)       (2,775,792)
  Proceeds From Exercising of Placement Agent's Option in Connection With
    Acquisition of 21 Units in N.V. Private Placement                                      -                 --           577,500
  Expenses of Stock Offering and Exercise of Warrants                               (362,500)          (124,433)          (38,157)
  Payment of Dividend on Class "A" Preferred Stock                                   (28,810)           (31,977)          (26,358)
  Issuance of Common Stock Upon Exercise of Warrants                                 166,605          1,770,518         2,348,637
                                                                                 -----------       ------------       -----------
Net Cash Provided By Financing Activities                                          4,937,262          5,146,627        14,777,482
                                                                                 -----------       ------------       -----------
Increase (Decrease) in Cash and Cash Equivalents                                    (346,578)        (3,513,871)        3,981,690
Cash and Cash Equivalents--Beginning of the Year                                   1,633,098          5,146,969         1,165,279
                                                                                 -----------       ------------       -----------
Cash and Cash Equivalents--End of the Year                                       $ 1,286,520       $  1,633,098       $ 5,146,969
                                                                                 ===========       ============       ===========
Supplemental Disclosure of Cash Information:
  Cash Paid For Interest                                                         $    81,450       $     50,139       $     7,215
                                                                                 ===========       ============       ===========
  Income Taxes Paid                                                              $         -       $          -       $        --
                                                                                 ===========       ============       ===========
Non-Cash Financing Activities:
  Preferred Stock Dividends Accrued                                              $     7,202       $      7,202       $         -
                                                                                 ===========       ============       ===========
  Issuance of Common Stock for Businesses Acquired--
    Net of Cash Received                                                         $         -       $    976,501       $         -
                                                                                 ===========       ============       ===========
  Issuance of Common Stock as Payment for Preferred
    "B" Dividend                                                                 $         -       $      2,465       $    13,826
                                                                                 ===========       ============       ===========
  Issuance of Common Stock as Payment of N.V.
    Preferred "A" Dividend                                                       $         -       $          -       $   195,000
                                                                                 ===========       ============       ===========
  Issuance of Common Stock Upon Conversion of N.V.
    Preferred "A" Shares--Net                                                    $         -       $          -       $ 3,676,068
                                                                                 ===========       ============       ===========
  Issuance of Common Stock Upon Conversion of N.V.
    Common Shares--Net                                                           $         -       $          -       $   969,156
                                                                                 ===========       ============       ===========
  Issuance of Common Stock in Connection With
    Settlement of Class Action Litigation                                        $         -       $  3,000,000       $         -
                                                                                 ===========       ============       ===========
  Issuance of Common Stock Upon Conversion Of
    Class "A" Preferred Stock                                                    $         -       $        407       $         -
                                                                                 ===========       ============       ===========
  Issuance of Common Stock Upon Conversion Of
    Class "B" Preferred Stock                                                    $         -       $        394       $     5,715
                                                                                 ===========       ============       ===========


The accompanying notes are an integral part of the financial statements.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996


NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

                  The consolidated financial statements include the accounts of U.S. Alcohol Testing of America, Inc. (the "Company") and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

  Industry Segment and Concentration of Risk

                  The Company, which operates in a single industry segment, designs, manufactures, markets and services alcohol breath testing equipment, which is either sold or placed on a cost per test basis with laboratories or other users, and, through its ProActive Synergies Inc. ("ProActive") subsidiary designs and administers drug testing and background checking services as a human resources provider. Additionally, the Company's 67.0% owned subsidiary, U.S. Drug Testing, Inc. ("U.S. Drug") (a development stage enterprise), is developing a saliva based, on site drug testing system and, thereafter depending on the successful completion, completing development of a urine based, on site drug testing system. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations. No customer accounted for 10% or more of net revenues in the years ended March 31, 1996, 1995 or 1994.

                  Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash investments and trade receivables. The Company currently invests excess cash in short term commercial paper with strong credit ratings and in money market accounts with commercial banks.

                  The Company's operating results each quarter are subject to various uncertainties, including uncertainties related to revenues from major customers, actions of competitors and the risks inherent in the new product development currently being undertaken by the Company's 67.0%-owned subsidiary, U.S. Drug.

                  One of the significant risks potentially affecting the Company's operating results is the effect of the history of operating losses on its ability to secure additional capital resources. Management continues to believe that the Company will have the cash resources to meet all of its operating requirements for the next 12 months as a result of the exercise of warrants to purchase its Common Stock, the anticipated growth of the human resource provider portion of its business which is expected to benefit from the acquisition of Robert Stutman & Associates, Inc. ( See Note 16-Subsequent Events), increased sales of breath alcohol testing machines and cost per test revenue, the discontinuance of the operations of its subsidiaries, U.S. Rubber Recycling, Inc. ("USRR") and Good Ideas Enterprises, Inc. ("Good Ideas"), and significant budgeted reductions in general and administrative costs.

  Use of Estimates

                  The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and Cash Equivalents

                  The Company considers all highly liquid cash investments with an original maturity of three months or less when purchased to be cash equivalents.

  Trading Securities

                  Trading securities at March 31, 1995 consisted of mortgage-backed debt and corporate equity securities. The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", effective April 1, 1994. Pursuant to SFAS No. 115, the provisions of the Statement were not applied retroactively. The change had no material cumulative effect on the Company's financial position or results of operations. Prior to the adoption of SFAS No. 115, equity and debt securities were carried at the lower of aggregate cost or market and on an amortized cost basis, respectively.

Under SFAS No. 115, the Company classified all of its debt and marketable equity securities held at March 31, 1995 as trading securities and recorded them at fair market value. Management determines the appropriate classification of all securities at the time of purchase and reevaluates such designation as of each balance sheet date. Unrealized holding gains and losses, net of the related tax effect, are included in earnings.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996



NOTE 1 (CONTINUED)--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

  Property and Equipment

Property and equipment is stated at cost. Depreciation is computed by both straight-line and accelerated methods over the estimated useful lives of the related assets. Expenditures for maintenance and repairs are charged to expense as incurred whereas major betterments and renewals are capitalized.

The Company's property and equipment is depreciated using the following estimated useful lives:

                                                  Life

Furniture and Fixtures                        5 -   7 Years
Equipment                                     5 -   7 Years
Equipment--Network/Per Test                   3 -   5 Years
Test Equipment                                      5 Years
Leasehold Improvements                        Life of Lease
Vehicles                                            5 Years

  Covenants Not to Compete

                  Covenants not to compete are amortized using the straight-line method over five to eight years.

  Goodwill

                  Goodwill represents the excess of the cost of the businesses acquired over the fair value of net identifiable assets at the date of the acquisition and is amortized using the straight-line method over 5 to 15 years.

                  The Company continually monitors events and changes in circumstances that could indicate carrying amounts of goodwill may not be recoverable. When events or changes in circumstances are present that indicate the carrying amount of goodwill may not be recoverable, the Company assesses the recoverability of goodwill by determining whether the carrying value of such goodwill will be recovered through undiscounted expected future cash flows after interest charges associated with the business acquired. No impairment losses were recorded by the Company in the years ended March 31, 1995 or 1994.

  Impairment of Long-Lived Assets

                  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), which is required to be adopted by the year ending March 31, 1997. SFAS 121 establishes the accounting standards for the impairment of long-lived assets, certain intangible assets and cost in excess of net assets acquired to be held and used, and for long-lived assets and certain intangible assets to be disposed of. The Company does not expect the adoption of SFAS 121 to have a material impact on its financial statement.

  Patents

                  The cost of patents are amortized over their expected useful lives (approximately 17 years) using the straight-line method.

  Revenue Recognition

                  Sales are recorded as products are shipped. Per test revenues are recognized in the period that such tests are performed.

  Research and Development Costs

                  Research and development costs are expensed as incurred.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996



NOTE 1 (CONTINUED)--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Income Taxes

                  The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". In accordance with SFAS No. 109, deferred tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

  Common Stock Issued for Services

                  The Company accounts for Common Stock issued for services other than employment by charging income in the period of grant with the market value of the Common Stock.

  Accounting for Stock Based Compensation

                  The Company accounts for Common Stock and warrants issued to employees as compensation in accordance with the provisions of the Accounting Principles Board Opinion No. 25 (APB 25) "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its grants of Common Stock or warrants to employees in accordance with the provisions of APB 25. Accordingly, SFAS No. 123 is not expected to have any material impact on the Company's financial position or results of operations.

  Net Loss Per Common Shares

                  Loss per common share is based upon the weighted average number of common shares outstanding during the periods reported. Common stock equivalents have not been included in this calculation since their inclusion would be antidilutive.

  Reclassification

                  The Company has reclassified certain prior year balances to conform with the current year's presentation.


NOTE 2--CASH AND CASH EQUIVALENTS

                  Cash and cash equivalents are summarized as follows:

                                                 MARCH 31,
                                                 ---------
                                  1996                             1995
                                  ----                             ----
Cash in Banks                  $  527,969                      $  160,939
Money Market Funds                  5,683                       1,472,159
Commercial Paper                  752,868                               -
                               ----------                      ----------
                               $1,286,520                      $1,633,098
                               ==========                      ==========

NOTE 3--TRADING SECURITIES

                  Trading securities at March 31, 1995 are summarized below. The Company owned no trading securities at March 31, 1996.

                                                                MARCH 31,
                                                                --------
                                                                  1995
                                                                  ----
Marketable Equity Securities                                   $1,585,906
Federal Home Loan Mortgage Corporation REMIC Bonds              3,428,998
Federal National Mortgage Association REMIC Bonds                 483,360
                                                               ----------
                                                                5,498,264
Less: Unrealized Losses                                         2,190,721
                                                               ----------
Trading Securities at Aggregate Market Value                   $3,307,543
                                                               ==========


                  At March 31, 1995, the trading securities were collateral for the brokerage loan payable. The REMIC Bonds were sold for proceeds of $3,285,625 during July 1995 and the brokerage loan was paid off (See Note 6). The Company recorded a gain of $76,441, net of amortization of bond discount, over the carrying value on the March 31, 1995 Balance Sheet. The Company realized an overall loss of $627,512 on its investment in REMIC bonds. Management will make no further investments in any high risk trading securities.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996



NOTE 4--INVENTORIES

                  Inventories are summarized as follows:

                                                         MARCH 31,
                                                         ---------
                                                   1996              1995
                                                   ----              ----
Finished Goods                                 $  246,261          $  538,677
Work in Process                                   378,162             497,583
Raw Materials                                     416,838           1,176,306
                                               ----------          ----------
                                               $1,041,261          $2,212,566
                                               ==========          ==========


NOTE 5--PROPERTY AND EQUIPMENT

                  Property and equipment is summarized as follows:




                                                  MARCH 31,
                                                  ---------
                                             1996              1995
                                             ----              ----
Furniture and Fixtures                    $  464,010       $  411,965
Equipment                                  1,254,435        1,339,602
Equipment--Network/Per Test                2,327,553        2,030,918
Test Equipment                               476,765          460,978
Leasehold Improvements                       410,829          397,567
Vehicles                                     124,042          183,562
                                          ----------       ----------
                                           5,057,634        4,824,592
Less:  Accumulated Depreciation            2,060,568        1,081,606
                                          ----------       ----------

                                          $3,997,066       $3,742,986
                                          ==========       ==========



NOTE 6--BROKERAGE LOAN PAYABLE

                  At March 31, 1995, the brokerage loan payable consisted of demand loans from a major national stock brokerage firm, bearing interest at 8.5% per annum and secured by certain trading securities held by the brokerage firm. The purpose of these loans was for working capital. These loans could not exceed 75% of the current market value of the REMIC Bonds (see Note 3). The loan was repaid during the second quarter of the year ended March 31, 1996 from the proceeds of the sale of the REMIC bonds.


NOTE 7-LONG-TERM DEBT

                                                                                       March 31,
                  Long-term debt is summarized as follows:                             ---------
                                                                                1996               1995
                                                                                ----               ----
Capitalized lease obligations, secured by certain equipment, payable in
  various monthly installments due from July 1995 to January 1999.            $75,789          $112,735
Note payable, bearing interest at 6% per annum from January 15, 1995, payable in semi-annual payments including principal and interest of
  $1,771 from July 15, 1995 and due January 15, 2002                                -            20,000
                                                                              -------          --------
                                                                               75,789           132,735
Less: Current Portion                                                          32,827            53,727
                                                                              -------          --------
                                                                              $42,962          $ 79,008
                                                                              =======          ========

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996


NOTE 7 (CONTINUED)--LONG-TERM DEBT

                  Long-term debt matures as follows:

                  MARCH 31,
                  ---------
                  1997                        $ 32,827
                  1998                          20,567
                  1999                          14,244
                  2000                           4,512
                  2001                           3,639
                                              --------
                                              $ 75,789
                                              ========

NOTE 8--MINORITY INTEREST

                  The Company's consolidated financial statements at March 31, 1995 include 100% of the assets, liabilities and losses of U.S. Drug, a 67.0%-owned publicly traded subsidiary, and 100% of the assets, liabilities and losses of Good Ideas, a 59%-owned publicly traded subsidiary. The percentage ownership in Good Ideas decreased by 1% during the year ended March 31, 1995 by virtue of an additional 65,200 shares of common shares of the subsidiary sold pursuant to the overallotment provision of its initial public offering. The $2,723,502 minority interest reported on the balance sheet represents the minority stockholders' interest in the equity of these subsidiaries.

                  At March 31, 1996, the Company's consolidated statements reflect an increase in the minority interest in Good Ideas as a 60.8%-owned subsidiary as a result of the surrender of 126,520 shares of common stock of Good Ideas in connection with the resignation of Keith Parten, formerly Chief Operating Officer, President and a director of Good Ideas, and the issuance of 10,000 shares of common stock of Good Ideas to an officer for compensation.

                  See Note 16 for information regarding the Company's registration statements under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the offer to purchase the minority shares of U.S. Drug and Good Ideas.


NOTE 9 - STOCKHOLDERS' EQUITY

  Directors' Stock

                  In February 1994, the Company authorized the issuance of 10,000 shares of Common Stock valued at $21,250 to its directors for annual directors' fees. In June 1994, the Company authorized the issuance of 30,000 shares of Common Stock valued at $54,375 as directors' compensation. The values of these shares were charged to operations in the respective periods.

                  In September 1995, the Company authorized the issuance of 20,000 shares of Common Stock valued at $37,500 to two of its directors for directors' fees. The value of these shares was charges to operations in the current period.

  Preferred Stock

                  Each share of Class "A" Preferred Stock is convertible into
4.5 shares of Common Stock and pays dividends at the rate of 14% per annum on the liquidation preference of $5 per share (or $.70 per share). Dividends are payable semi-annually.

                  Each share of Class "B" Preferred Stock is convertible into
4.5 shares of Common Stock and pays dividends at the rate of 10% per annum on the liquidation preference of $4 per share (or $.40 per share). Dividends are payable semi-annually in cash or Common Stock at the Company's election. All Class "B" Preferred Stock was converted into Common Stock prior to March 31, 1995.


  Registration of Warrants

                  A Registration Statement of the Company filed under the Securities Act was declared effective during May 1994. The filing registered 81,250 shares of Common Stock underlying an equal amount of warrants expiring between May 17, 1997 and September 1, 1998 and at exercise prices ranging from $1.06 to $4.00.

                  During the year ended March 31, 1994, a total of 1,210,421 shares registered under the Securities Act were issued upon the exercise of warrants for proceeds of approximately $2,348,000 before deducting expenses of approximately $38,000.

                  During the year ended March 31, 1995, a total of 812,018 shares registered under the Securities Act were issued upon the exercise of warrants for proceeds of approximately $1,770,000.

                  During the year ended March 31, 1996, a total of 116,500 shares registered under the Securities Act were issued upon the exercise for proceeds of approximately $167,000.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996



NOTE 9 (CONTINUED)--STOCKHOLDERS' EQUITY

  Initial Public Offering of Good Ideas

                  In February 1994, the initial public offering of Good Ideas was completed and 1,200,000 shares of the common stock of Good Ideas was sold to the public at $5 per share for gross proceeds of $6,000,000. Net proceeds to the subsidiary amounted to approximately $4,735,000 after deducting expenses of approximately $1,265,000. The offering represented the sale of 30% of the outstanding stock and the Company holds a 60% interest in the subsidiary. In connection with the offering, the underwriter was granted, for nominal consideration, common stock purchase warrants entitling the underwriter to purchase up to 120,000 shares of common stock of Good Ideas at $6 per share.

                  In April 1994, an additional 65,200 shares of common stock of Good Ideas were sold pursuant to its initial public offering's overallotment provision and the subsidiary grossed $326,000 before deducting expenses of approximately $45,000.

                  As a result of the initial public offering and overallotment, approximately $2,800,000 was added to the additional paid-in-capital of the Company. After completion of the overallotment, the Company's ownership of Good Ideas was reduced to 59%.

  Initial Public Offering of U.S. Drug Testing, Inc.

                  U.S. Drug completed its initial public offering of 1,500,000 shares of common stock at $5 per share on October 13, 1993 and the subsequent overallotment of 221,900 shares in November 1993. U.S. Drug realized gross proceeds of $8,609,500 and incurred expenses of $1,501,500, yielding net proceeds of $7,108,000. In connection with the offering, the underwriter was granted, for nominal consideration, common stock purchase warrants entitling the underwriter to purchase up to 150,000 shares of common stock of U.S. Drug at $6 per share.

                  As a result of the initial public offering and overallotment, approximately $4,800,000 was added to the additional paid-in-capital of the Company. After completion of the transaction, the Company holds a 67.0% interest in the subsidiary.

  Alconet and Dakotanet Acquisitions

                  On March 30, 1995, the Company acquired 100% of the outstanding capital stock of Alconet, Inc., a privately held North Dakota corporation ("Alconet"), and 100% of the net equity of Dakotanet, LLC, a privately held North Dakota Limited Liability company ("Dakotanet"). The transactions provided for the issuance of 782,321 shares of the Common Stock valued at $1,565,000. In connection with the transaction certain of the shares issued by the Company to the selling shareholders of Alconet were used as payment of obligations of Alconet in the approximate amount of $109,000. Concurrent with the acquisitions, the Company contributed the net assets of Dakotanet to Alconet. The purchase price of the acquisitions exceeded the net book value of the assets acquired, which included cash of $593,000, by $818,000 and this has been assigned to goodwill. The acquisitions have been accounted for as a purchase.

  Private Placements

                  In August 1995, the Company completed a private placement to international investors, who were not related to the Company, in accordance with the provisions of Regulation S under the Securities Act in which it sold 2,152,469 shares of its common stock and realized gross proceeds of $3,038,505.

                  In February 1996, the Company completed a private placement under Regulation D under the Securities Act in which it sold 2,000,000 shares of its common stock and realized gross proceeds of $3,750,000.


NOTE 10--INCENTIVE COMPENSATION PLAN AND OUTSTANDING COMMON STOCK PURCHASE WARRANTS

                  The Company has adopted an Employees' Incentive Compensation Plan ("the Plan"). The Plan provides for the issuance of restricted stock to employees under certain conditions, as well as non-qualified stock options and Incentive Stock Options.

                  There are reserved 450,000 shares of Common Stock for issuance upon the exercise of non-qualified and incentive options and the grant of restricted stock under the plan. During August 1994, stock options to purchase all of the 450,000 shares of Common Stock reserved for issuance under the Plan were granted to key officers and directors of the Company in recognition for services rendered to the Company. These options are immediately exercisable at $2.38 per share, which represented the market value at the date of grant. The options expire after ten years.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996



NOTE 10 (CONTINUED)--INCENTIVE COMPENSATION PLAN AND OUTSTANDING COMMON STOCK PURCHASE WARRANTS

Common shares reserved for stock options and for outstanding stock purchase warrants are presented in the following table:



                                       Incentive Stock Options        Non Qualified Options         Warrant Agreements
                                       -----------------------        ---------------------         ------------------
                                       Number      Price Range      Number        Price Range     Number      Price Range
                                      of Shares     Per Share       of Shares     Per Share      of Shares     Per Share
                                      ---------    -----------      ---------     -----------    ---------    -----------
Outstanding - April 1 1993               -0-          $ -0-           -0-          $ -0-          5,345,875    $ .44-4.00
Granted                                  -0-            -0-           -0-            -0-             53,250     1.81-3.00
Exercised                                -0-            -0-           -0-            -0-         (1,210,442)         1.33
                                       -------                      ------                        ---------

Outstanding - March 31, 1994             -0-            -0-           -0-            -0-          4,188,683     1.06-4.00
Granted                                420,000         2.38         30,000           2.38           869,750     1.81-2.50
Canceled                                 -0-            -0-           -0-            -0-             (6,000)         2.19
Exercised                                -0-            -0-           -0-            -0-           (812,018)    1.33-3.00
                                       -------                      ------                        ---------

Outstanding - March 31, 1995           420,000          -0-         30,000           -0-          4,240,415     1.06-4.00
Granted                                  -0-            -0-           -0-            -0-          3,951,000)    1.88-4.00
Exercised                                -0-            -0-           -0-            -0-           (116,500)    1.06-1.87
                                        ------       ------         -------        ------         ----------   ----------


Outstanding March 31, 1996             420,000       $ 2.38         30,000         $ 2.38         8,074,915    $1.06-4.00
                                       =======       ======         ======         ======         =========    ==========


During October 1995, the Company issued five-year warrants for the purchase of 100,000 shares of common stock at $2.17 to the placement agents for a private placement pursuant to Regulation S under the Securities Act.

During November 1995, the Board of Directors authorized the issuance of three-year warrants for the purchase of 60,000 shares of Common Stock at $1.94 to five new directors of the Company and to a consultant to the Board of Directors.

During November 1995, the Board of Directors authorized the issuance of three warrants to purchase an aggregate of 700,000 shares of the Common Stock to a new director of the Company in connection with his services in a capacity other than as a director, including those related to the private placement pursuant to Regulation D under the Securities Act. The warrants were issued for three to five-year periods at exercise prices ranging from $1.94 to $4.00.

During December 1995, the Board of Directors authorized the issuance of four-year warrants to purchase 2,000,000 shares of Common Stock at $2.00 in connection with the private placement completed pursuant to Regulation D under the Securities Act.

During December 1995, the Board of Directors authorized the issuance of three-year warrants for the purchase of 400,000 shares of Common Stock at $2.00 pursuant to a consulting agreement with ProActive Synergies, Inc. Pursuant to this agreement, a Common Stock purchase warrant for 200,000 shares was issued on December 14, 1995 to Robert Stutman and a warrant for the remaining 200,000 shares was issued to Robert Stutman & Associates, Inc. on April 1, 1996.

During January 1996, the Company issued four-year warrants for the purchase of 150,000 shares of Common Stock at $2.25 to an individual in connection with the settlement of litigation against the Company.

During February 1996, the Board of Directors authorized the issuance of three-year warrants for the purchase of 700,000 shares of Common Stock at $2.44 to a consultant to the Company for financial public relations services.

During the year ended March 31, 1996, the Company granted three-year warrants to employees to acquire 41,000 shares of Common Stock at prices ranging from $1.88 to $2.81.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996



NOTE 11--SETTLEMENT OF LITIGATION


                  In November 1993, the Company and Jeffrey Brooks Securities, Inc., its former investment banker, and Jeffrey Brooks individually (collectively "Brooks") resolved a dispute which provided, in pertinent part, that Brooks exercise an option to purchase 21 Units of securities issued by the Company's international subsidiary ("NV") for $577,500 and thereafter convert those shares to Common Stock at the same conversion price of $1.17. As a result, Brooks was issued 493,590 shares of the Common Stock.

                  In November 1993, the Company executed a stipulation of settlement in the securities class action litigation which was subject to Court approval. The Company agreed to pay $1,600,000 in cash to the class and $3,000,000 worth of its Common Stock, or a total consideration of $4,600,000 to completely settle both class actions then pending against the Company and all defendants. This amount was charged to operations during the year ended March 31, 1994. The Company funded the $1,600,000 cash portion through exercised warrants and options of certain co-defendants in the class action.

                  On April 4, 1994, the Court approved the stipulation of settlement entered into by the Company in November 1993. The Court chose March 31, 1994 as the valuation date for the $3,000,000 stock portion of the settlement. Accordingly 1,333,333 shares of Common Stock were issued based upon the $2.25 closing price at March 31, 1994. These shares have not been included in the computation of earnings (loss) per share for the year ended March 31, 1994 because the number of shares were not determinable until the date of the court approval. If these shares were outstanding for the entire year ended March 31, 1994, the effect on loss per share would have been to decrease the net loss per share by $.03.

                  In November 1993, as part of a dispute resolution with its former consultant, David Brooks, the Company received all of Mr. Brooks' 25% equity interests in both NV and Good Ideas for nominal consideration. As a result, the Company's interests became 100% of NV and 60% percent of Good Ideas.

                  In September 1995, the Company settled litigation relating to a consent solicitation filed against it by a group of stockholders. Term of the settlement included the payment of legal costs of the stockholder group. The costs incurred by the Company and the stockholder group totaled approximately $1,000,000 and are included in the caption "Loss from Settlement of Litigation."

                  In January 1996, the Company settled litigation with a former consultant, Jonathan J. Pallin, with the payment of $175,000 cash and the issuance of warrants to purchase 150,000 shares of the Common Stock at a price of $2.25 per share though January 30, 2000. Warrants to purchase 200,000 shares of the Common Stock at $2.625 were returned to the Company and canceled as part of the settlement. The cash payment related to this settlement is included in Additional Paid In Capital.

                  In March 1996, the Company settled litigation with two former officers of Alconet. The settlement resulted in payments by the Company of $250,000. These costs are included in the caption "Loss from Settlement of Litigation."


NOTE 12--COMMITMENTS AND CONTINGENCIES

  Employment Agreements

                  The Company entered into new employment agreements with four of its senior officers which became effective January 1, 1994 and terminate on December 31, 1996. The agreements provide for aggregate annual minimum salaries in the amount of $638,000, as well as for reimbursement of related business expenses incurred.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996



NOTE 12 (CONTINUED)--COMMITMENTS AND CONTINGENCIES

                  The Company and its subsidiaries have entered into employment agreements with certain of its officers and employees which will terminate at various dates through the end of December 1997. The agreements provide for aggregate annual minimum salaries of approximately $707,000 as well as reimbursement of related business expenses incurred.

  Royalty Agreement

                  As part of the acquisition of certain assets of Luckey Laboratories, Inc., during June 1988 and a covenant not to compete provision by Manley Luckey, principal of Luckey Laboratories, Inc. the Company was obligated to pay royalties equal to 5% of the first $1,000,000 in sales, 3% of the second $1,000,000 in sales and 2% of sales exceeding $2,000,000, with a maximum guaranteed annual royalty of $120,000. Guaranteed minimum royalties of $30,000 per year were payable at the rate of $2,500 per month, through June 30, 1993, as amended. The royalty terms extend for Manley Luckey's lifetime with no minimum guarantee after June 1993, but were limited to $120,000 per year or 3% of gross sales, whichever is less. In anticipation of increased revenues which would result in the payment of the maximum royalty under the existing agreement, in September 1994, the Company renegotiated the terms of the agreement to provide monthly payments of $5,000 for the period from September through December, 1994 and $10,000 per month from January 1, 1995. The agreement also provides for a CPI adjustment every six months starting June 1, 1995. Had the terms of the revised royalty agreement been in effect for the last three years, royalty expense would have increased by $57,500 for the year ended March 31, 1995 and $90,000 for each of the years ended March 31, 1994 and 1993. Royalties charged to operations under this agreement amounted to $122,700,$62,500 and $30,000 for the fiscal years ended 1996, 1995 and 1994, respectively.

  Lease Commitments

                  The Company has entered into a lease that commenced July 1, 1991 and terminates on January 31, 1997 as amended, for new office and factory facilities in Rancho Cucamonga, California. The lease as amended provides for annual rental payments commencing November 1, 1991. Two of the Company's subsidiaries maintain facilities under leases expiring over periods through June 1999. In addition to rent, the leases provide for payment of real estate taxes and other occupancy costs.

                  Approximate future minimum payments under these leases are summarized as follows:

              Fiscal year ending March 31:
              ----------------------------
                     1997                              $167,200
                     1998                                26,800
                     1999                                20,300
                                                       --------
                                                       $214,300
                                                       ========


                  Rent expense was approximately $293,000, $276,000, and $283,000 for the years ended March 31, 1996, 1995 and 1994, respectively.

                  Although the purchaser of the discontinued USRR business has assumed the lease of the building the business occupied, the landlord did not release USRR from liability on the lease if the purchaser does not perform.

  Material Contracts

                  The Company and the Department of the Navy, on January 24, 1992, entered into a ten-year agreement granting the Company a partial exclusive patent license to products for drug testing in the United States and certain foreign countries. In June 1995, USAT's License Agreement with the Department of Navy was renegotiated and amended to provide for minimum royalties of $100,000 per year commencing October 1, 1995 and terminating September 30, 2005. Additional royalties will be paid pursuant to a schedule based upon sales of products. U.S. Drug is a sub-licensee under this agreement from USAT and, accordingly, has an obligation to USAT for the royalty payments required by the License Agreement. Royalties paid under the License Agreement by the Company amounted to $50,000 for the year ended March 31, 1996, $375,000 for the year ended March 31, 1995 and $228,750 for the year ended March 31, 1994.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996



NOTE 12 (CONTINUED)--COMMITMENTS AND CONTINGENCIES

  Network/Per Test Equipment Agreements

                  In December 1994, the Company entered into Equipment, Licensing, Service and Maintenance Agreements with two national laboratories ("the Customers") for three and five- year terms, respectively. Under the terms of these agreements, the Company delivered its Alco Analyzer 2100 Unit, together with related software and equipment, to various testing sites of the Customers, as outlined in the agreements. The Company granted to the Customers a nonexclusive, nontransferable license to use the equipment as specified in the agreements. In addition, the Company shall provide to the Customers technical services, disposable supplies and maintenance as specified in the agreements. The Company will be compensated under the terms of the agreements by receiving a fee for each test performed on its equipment.

NOTE 13--INCOME TAXES

                  The Company and its subsidiaries file their corporation income tax returns on an unconsolidated basis and have net operating loss carryforwards at March 31, 1996 of approximately $35,600,000, expiring from March 31, 2004 to March 31, 2011 if not offset against future federal taxable income.

                  Pursuant to Section 382 of the Internal Revenue Code, due to changes in the ownership of the Company and its subsidiaries, the utilization of these loss carryforwards may be subject to an annual limitation.

                  Income tax benefit attributable to net loss differed from the amounts computed by applying the statutory Federal Income tax rate applicable for each period as a result of the following:

                                                                                  MARCH 31,
                                                                                  ---------
                                                                  1996               1995                1994
                                                                  ----               ----                ----
Computed "Expected" Tax Benefit                               $ 2,550,000        $ 4,080,000         $ 1,906,000
Decrease in Tax Benefit Resulting from:
  Net Operating Loss For Which no Benefit is Currently
    Available                                                 ( 2,550,000)        (4,080,000)         (1,906,000)
                                                              -----------        -----------         -----------
                                                              $         -        $         -         $         -
                                                              ===========        ============        ===========


                  The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset are presented below:

                                                                           MARCH 31,

                                                                    1996               1995
                                                                    ----               ----
Deferred tax assets:
  Net Operating Loss Carryforwards                              $12,800,000        $9,520,000
  Allowances for Unrealized Losses on Marketable Securities               -           745,000
                                                                -----------        ----------
                                                                 12,800,000        10,265,000
Less:
  Valuation Allowance Under SFAS 109                             12,800,000        10,265,000
                                                                -----------        ----------
Net Deferred Tax Assets                                         $        --        $       --
                                                                ===========        ==========



NOTE 14  RELATED TRANSACTIONS

                  In February 1996, Lee S. Rosen, a director of the Company, received $100,000 and warrants to purchase 700,000 shares of Common Stock for services performed in connection with the Company's offering of Common Stock pursuant to Regulation D under the Securities Act. Subsequent to year end, during May and June 1996, Mr. Rosen received an additional $400,000 for services rendered to the Company in connection with the exercise of Common Stock purchase warrants (See Note 16 to the Financial Statements). The payments to Mr. Rosen have been charged to Additional Paid-In Capital.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996



NOTE 15  DISCONTINUED OPERATIONS

                  On February 26, 1996, the Board of Directors approved a strategic decision to focus on the Company's core alcohol, drug and human resource provider businesses and to dispose of its non core rubber recycling and toy operations, namely USRR and Good Ideas. These business units are accounted for as discontinued operations and, accordingly, their operations are segregated in the accompanying income statements. Sales, operating costs and expenses, other income and expense and applicable minority share of losses for the years March 31, 1995 and 1994 have been reclassified for amounts associated with discontinued units. All operations for USRR and Good Ideas have been classified as Loss from Discontinued Operations.

                  Discontinued operations include management's best estimates of the amounts expected to be realized from the sale or liquidation of its toy operations. The amounts the Company will ultimately realize could differ in the near term from the amounts assumed in arriving at the loss on disposal of the discontinued operations.

                  Sales, related losses and minority share of losses associated with the discontinued business units are as follows:


                                                                                      FOR THE YEAR ENDED MARCH 31,
                                                                                      ----------------------------
                                                                              1996             1995               1994
                                                                              ----             ----               ----
Sales                                                                      $ 2,400,750       $ 6,741,935      $ 6,739,689
                                                                           ===========       ===========      ===========
Loss from operations before minority interests                              (1,545,457)         (857,575)        (242,451)
Minority interest in loss                                                     $467,183           327,306         (127,445)
Loss from disposal, net of Minority interest of $143,671                    (1,326,267)                -                -
                                                                           -----------       -----------      -----------
Total Loss from Discontinued Operations                                    ($2,404,541)      ($  530,269)     ($  369,896)
                                                                           ===========       ===========      ===========



Assets and liabilities of discontinued operations included in the accompanying balance sheet include the following:

                                                             MARCH 31, 1996
                                                             --------------
                  Accounts receivable, net                   $  209,903
                  Inventories                                   749,359
                  Other current assets                            8,574
                  Fixed assets, net                             366,870
                  Other assets                                   12,808
                  Accounts payable                             (162,139)
                  Other Current Liabilities                     (63,575)
                  Non current liabilities                       (24,209)


The sale of certain of the net assets of USRR was completed on April 30, 1996 (See Note 16). The disposition of Good Ideas, either through the sale of assets or liquidation, is expected to be completed during the year ending March 31, 1997.

             U.S. ALCOHOL TESTING OF AMERICA, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996


NOTE 16--SUBSEQUENT EVENTS

  Management Changes

On April 18, 1996, James C. Witham and Karen B. Laustsen both submitted their resignations from their respective positions as executive officers and directors of the Company.

On the same date the following executive appointments were announced:

Robert Stutman was elected to the Board of Directors, elected Chairman of the Board and designated as Chief Executive Officer of the Company. Terms of compensation for Mr. Stutman include a base salary of $225,000 plus cash bonuses based upon attainment of business objectives. Terms of employment include a provision that, in the event of termination without cause prior to April 17, 1999, Mr. Stutman receives severance pay in the amount of his current base pay on the effective termination date through April 17,1999.

Linda H. Masterson was elected President and designated its Chief Operating Officer of the Company effective May 13, 1996. Terms of employment include a base salary of $175,000 and a grant of warrants to purchase 600,000 shares of the Common Stock at $3.125 exercisable over a four-year period. Terms of employment include a provision that, in the event of termination without cause, Ms. Masterson receives severance pay in the amount of one-year's base pay in effect on the termination date.

  Discontinued Operations

On April 30, 1996, the Company's subsidiary, USSR, completed the sale of certain of its assets, net of trade payables of $79,000, to Reclamation Resources, Inc., a private California corporation, for $150,000 cash and a $300,000 secured promissory note bearing interest at the rate of 7% per annum, with annual payments of $50,000 plus interest. The note contains a prepayment clause that enables USRR to receive 12 1/2% of product sales in excess of $1,400,000.

  Filing of S-4 Forms

During April and May, 1996, the Company filed two Registration Statements on Form S-4 under the Securities Act in an attempt, through consent solicitations, to acquire the common shares owned by the minority interests of U.S. Drug, its 67.0% owned public subsidiary, and Good Ideas, its 60.8% owned public subsidiary. If the Company is successful, it will own 100% of these subsidiaries. There is no assurance that either consent solicitation will be successfully completed.

  Acquisition of Robert Stutman & Associates, Inc.

On April 18, 1996, the Board of Directors approved, in principle, the acquisition of Robert Stutman & Associates, Inc. ("RSA"), a provider of corporate "Drug Free Workplace" programs. Robert Stutman served as President of RSA and was its largest stockholder. The acquisition was completed May 21, 1996. The purchase price was comprised of $2,100,000 in cash, $400,000 in notes, 500,000 shares of the Company's Common Stock and Common Stock purchase warrants to acquire 900,000 shares of the Company's Common Stock at $ 3.125 per share, which was the closing sales price of the Common Stock on April 17, 1996.

                  Proforma combined results of operations for the Company and RSA have not been presented herein because, prior to its acquisition by USAT on May 21, 1996, RSA was a Subchapter S corporation and distributed substantially all of its income to its shareholders. As a result of these distributions, proforma financial information would not affect reported earnings per share.

                  Pursuant to the acquisition of RSA, Brian Stutman, who is the son of Robert Stutman and was a shareholder of RSA, has been employed by USAT as its Director of Sales and Marketing. Brian Stutman's compensation agreement provides for an annual salary of $130,000, a bonus upon achievement of goals for the year ending March 31, 1997 and a one-time cash bonus of $30,000 upon ProActive satisfying certain performance standards. In the event that Brian Stutman is terminated without cause (as defined) during the first three years that he is employed by the Company, he shall receive severance pay in an amount equal to the base salary that would have been paid to him after the date of termination had he not been terminated and had he been employed by USAT for a period of three years ending May 20, 1999.

  Exercise of Warrants and Options

                  From April 1, 1996 through June 5, 1996, the Company has received gross proceeds of $4,242,000 from the exercise of warrants and options to purchase 2,353,449 shares of the Common Stock. The cash portion of the RSA acquisition agreement was paid from the proceeds of the warrant exercises.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
U.S. Drug Testing, Inc.

We have audited the accompanying balance sheet of U.S. Drug Testing, Inc. (a development stage enterprise) (the "Company") as of March 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the year ended, and for the period October 8, 1992 (inception) through March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements as of and for the two years in the period ended March 31, 1995, were audited by other auditors whose report dated May 26, 1995 expressed an unqualified opinion on those statements. The financial statements for the period October 8, 1992 (inception) through March 31, 1995 include total costs and expenses and net loss of $4,497,000 and $4,850,000 respectively. Our opinion on the statements of operations, and cash flows for the period Optober 8, 1992 (inception) through March 3, 1995, insofar as it relates to amounts for prior periods through March 31, 1995, is based solely on the report of other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all materials respects, the financial position of U.S. Drug Testing, Inc. at March 31, 1996, and the results of its operations and its cash flows for the year then ended and the period from October 8, 1992 (inception) through March 31, 1996 in conformity with generally accepted accounting principles.



                                        /s/ ERNST & YOUNG LLP

                                            ERNST & YOUNG LLP


Riverside, California
May 20, 1996

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
U.S. Drug Testing, Inc.
Rancho Cucamonga, California

We have audited the accompanying balance sheets of U.S. Drug Testing, Inc. (A Development Stage Enterprise) as of March 31, 1995 and 1994, and the related statements of operations, stockholders' equity and cash flows for the years ended March 31, 1995 and 1994 and the period October 8, 1992 (Inception) to March 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U. S. Drug Testing, Inc. as of March 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended March 31, 1995 and 1994, the period October 8, 1992 (Inception) to March 31, 1993 and the period October 8, 1992 (Inception) to March 31, 1995 in conformity with generally accepted accounting principles.


                                  WOLINETZ, GOTTLIEB & LAFAZAN, P.C.

                                  /s/ Wolinetz, Gottlieb & Lafazan, P.C.


Rockville Center, New York
May 26, 1995

                            U. S. DRUG TESTING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEETS

                                     ASSETS

                                                                                               MARCH 31,
                                                                                               ---------
                                                                                      1996                  1995
                                                                                      ----                  ----
Current Assets:

  Cash and Cash Equivalents                                                       $   249,047           $    49,368
  Trading Securities                                                                     -                3,208,405
  Prepaid Expenses and Other Current Assets                                           120,802                65,297
  Note Receivable - Parent                                                            282,295               488,519
                                                                                  -----------           -----------

         Total Current Assets                                                         652,144             3,811,589

Property and Equipment, net                                                           483,039               604,191

Patents and other assets, net of cumulative amortization                               40,207                28,325
                                                                                  -----------           -----------

Total Assets                                                                      $ 1,175,390           $ 4,444,105
                                                                                  ===========           ===========

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:

  Accounts Payable                                                                $    71,285           $    50,775
  Accrued Expenses                                                                     22,920                72,788
  Current Portion of Long-Term Debt                                                    21,059                29,111
  Brokerage Loan Payable                                                                    -             1,569,592
                                                                                  -----------           -----------

         Total Current Liabilities                                                    115,264             1,722,266

Long-Term Debt, less Current Portion                                                    3,239                24,147
                                                                                  -----------           -----------

         Total Liabilities                                                            118,503             1,746,413
                                                                                  -----------           -----------

Commitments and Contingencies (See Note 10)

Stockholders' Equity:

  Common Stock, $.001 Par Value; 50,000,000 Shares Authorized,
    5,221,900 Shares Issued and Outstanding at March 31, 1996 and
    at March 31, 1995                                                                   5,222                 5,222
  Additional Paid-In Capital                                                        7,542,401             7,542,401
  Deficit Accumulated in the Development Stage                                     (6,490,736)           (4,849,931)
                                                                                  -----------           -----------

         Total Stockholders' Equity                                                 1,056,887             2,697,692
                                                                                  -----------           -----------

Total Liabilities and Stockholders' Equity                                        $ 1,175,390           $ 4,444,105
                                                                                  ===========           ===========




    The accompanying notes are an integral part of the financial statements.

                             U.S. DRUG TESTING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                                                                                             CUMULATIVE
                                                                                                                   FROM
                                                                                                             OCTOBER 8,
                                                                                                                   1992
                                                                                                             (INCEPTION)
                                                                                                                     TO
                                         FOR THE YEARS ENDED MARCH 31,                                         MARCH 31,
                                                           1996             1995              1994                  1996
                                                           ----             ----              ----         -------------

Revenues                                             $        --        $        --        $        --        $        --
                                                     -----------        -----------        -----------        -----------

Costs and Expenses:

  Selling, General and Administrative Expenses           416,981            850,400            604,185          2,017,882
  Research and Development                               850,968            886,219            728,272          2,556,419
  Depreciation and Amortization                          143,969            162,871             92,245            416,024
  Interest Expense--Parent                                    --              3,319             31,639             38,165
  Management Fees--Parent                                420,000            420,000            420,000          1,260,000
  Interest Expense                                        71,882             40,640                 --            112,522
                                                     -----------        -----------        -----------        -----------


         Total Costs and Expenses                      1,903,800          2,363,449          1,876,341          6,401,012
                                                     -----------        -----------        -----------        -----------


Loss From Operations                                  (1,903,800)        (2,363,449)        (1,876,341)        (6,401,012)
                                                     -----------        -----------        -----------        -----------



Other Income (Expense):

  Interest Income                                        104,787            245,139             85,695            435,621
  Gain (Loss) on Sale of Marketable Securities            76,441           (234,307)          (496,646)          (627,512)
  Interest Income--Parent                                 81,767             20,400                 --            102,167
                                                     -----------        -----------        -----------        -----------



         Total Other Income (Expense)                    262,995             31,232           (383,951)           (89,724)
                                                     -----------        -----------        -----------        -----------



Net Loss                                             $(1,640,805)       $(2,332,217)       $(2,260,292)       $(6,490,736)
                                                     ===========        ===========        ===========        ===========



Weighted Average Common Shares Outstanding             5,221,900          5,221,900          4,342,458
                                                     ===========        ===========        ===========



Net Loss Per Common Share                                               $      (.31)       $      (.45)       $      (.52)
                                                                        ===========        ===========        ===========









    The accompanying notes are an integral part of the financial statements.

                             U.S. DRUG TESTING, INC.
                        (A DEVELOPMENT STATE ENTERPRISE)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

          FOR THE PERIOD OCTOBER 8, 1992 (INCEPTION) TO MARCH 31, 1996

                                                                                            DEFICIT
                                                                                        ACCUMULATED
                                                                        ADDITIONAL           IN THE
                                                          COMMON           PAID-IN      DEVELOPMENT
                                                           STOCK           CAPITAL            STAGE           TOTAL
                                                           -----           -------            -----           -----




Balance--October 8, 1992                                $     --        $       --     $         --     $        --
                                                        --------        ----------     ------------     -----------

Issuance of 3,500,000 Shares
 of Common Stock For Value of
 Assets Transferred From Parent                            3,500           445,186               --         448,686

Net Loss For the Period Ended
 March 31, 1993                                               --                --         (257,422)       (257,422)
                                                        --------        ----------     ------------     -----------

Balance--April 1, 1993                                     3,500           445,186         (257,422)        191,264


Sale of 1,721,900 Shares of Common Stock in
  Connection With Initial Public Offering,
  Net of Offering Costs of $1,510,663                      1,722         7,097,215               --       7,098,937



Net Loss For The Year Ended March 31, 1994                    --                --       (2,260,292)     (2,260,292)
                                                        --------        ----------     ------------     -----------




Balance--March 31, 1994                                    5,222         7,542,401       (2,517,714)      5,029,909



Net Loss For The Year Ended March 31, 1995                    --                --       (2,332,217)     (2,332,217)
                                                        --------        ----------     ------------     -----------



Balance--March 31, 1995                                    5,222         7,542,401       (4,849,931)      2,697,692



Net Loss For The Year Ended March 31, 1996                    --                --       (1,640,805)     (1,640,805)
                                                        --------        ----------     ------------     -----------



Balance - March 31, 1996                                $  5,222        $7,542,401      ($6,490,736)    $ 1,056,887
                                                        ========        ==========     ============     ===========








    The accompanying notes are an integral part of the financial statements.

                             U.S. DRUG TESTING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                                                                                  CUMULATIVE
                                                                                                                        FROM
                                                                                                                  OCTOBER 8,
                                                                                                                        1992
                                                                                                                  (INCEPTION)
                                                                 FOR THE YEARS ENDED MARCH 31,                            TO
                                                                 -----------------------------                      MARCH 31,
                                                          1996            1995                   1994                   1996
                                                          ----            ----                   ----            -----------
Cash Flow From Operating Activities:

  Net Loss                                             $(1,640,805)       $(2,332,217)       $(2,260,292)       $(6,490,736)

  Adjustments to Reconcile Net Loss to Net
      Cash Used By Operating  Activities:
      Depreciation and Amortization                        143,969            162,871             92,245            416,024
      Disposal of Property and Equipment                        --             25,475                 --             25,475
      (Gain) Loss on Marketable Securities                 (76,441)           234,307            469,646            627,512
      Amortization of Bond Discount                           (779)            (3,116)              (960)            (4,855)

  Changes in Operating Assets and
    Liabilities:

    Increase in Prepaid Expenses and
      Other Current Assets                                 (55,505)           (23,467)           (40,530)          (120,802)
    (Increase) Decrease in Other Assets                      2,502              7,507            (15,002)            (4,993)
    Increase (Decrease) in Accounts Payable                 20,510             (4,075)            34,976             71,285
    Increase (Decrease) in Accrued Expenses                (49,868)            49,729            (11,512)            22,920
                                                       -----------        -----------        -----------        -----------


Net Cash Used By Operating Activities                   (1,656,417)        (1,882,986)        (1,731,429)        (5,458,170)
                                                       -----------        -----------        -----------        -----------


Cash Flow From Investing Activities:

  Sale of Marketable Securities                          3,285,625                 --                 --          3,285,625

  Purchase of Marketable Securities                             --                 --         (3,908,281)        (3,908,281)
  Purchases of Property and Equipment                      (21,514)           (99,262)          (325,046)          (484,857)
  Additional Patent Costs                                  (15,687)            (9,635)           (12,514)           (37,836)
                                                       -----------        -----------        -----------        -----------


Net Cash Provided (Used) By Investing Activities         3,248,424           (108,897)        (4,245,841)        (1,145,349)
                                                       -----------        -----------        -----------        -----------


Cash Flow From Financing Activities:


  Sales of Common Stock                                         --                 --          8,609,600          8,621,226
  Expenses of Stock Offering                                    --                 --         (1,510,663)        (1,510,663)
  Payments of Loan to Parent                            (1,428,538)          (488,519)                --         (1,917,057)
  Payment of Loan by Parent                              1,634,762                 --                 --          1,634,762
  Proceeds of Loan Payable--Parent                              --                 --          1,082,759          1,299,782
  Payment of Loan Payable--Parent                               --            (81,121)        (1,218,661)        (1,299,782)
  Proceeds of  Capital Leases                                   --             11,707             89,865            101,572
  Payments of  Capital Leases                              (28,960)           (38,330)            (9,984)           (77,274)
  Proceeds of Brokerage Loan Payable                     1,000,000          1,674,683                 --          2,674,683
  Payments of Brokerage Loan Payable                    (2,569,592)          (105,091)                --         (2,674,683)
                                                       -----------        -----------        -----------        -----------


Net Cash Provided (Used) By Financing Activities        (1,392,328)           973,329          7,042,916          6,852,566
                                                       -----------        -----------        -----------        -----------


    The accompanying notes are an integral part of the financial statements.

                             U.S. DRUG TESTING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
                                   (CONTINUED)


                                                                                              CUMULATIVE
                                                                                                    FROM
                                                                                              OCTOBER 8,
                                                                                                    1992
                                                                                              (INCEPTION)
                                                          FOR THE YEARS ENDED MARCH 31,               TO
                                                          -----------------------------         MARCH 31,
                                                       1996            1995          1994           1996
                                                       ----            ----          ----           ----
Increase (Decrease) in Cash and Cash
  Equivalents                                        199,679       (1,018,554)   1,065,646      249,047
Cash and Cash Equivalents--Beginning
  of Period                                           49,368        1,067,922        2,276           --
                                                    --------       ----------   ----------     --------
Cash and Cash Equivalents--End of Period            $249,047       $   49,368   $1,067,922     $249,047
                                                    ========       ==========   ==========     ========
Supplemental Disclosure of Cash Information:
  Cash Paid For Interest                            $ 71,882       $   43,959   $   34,846     $150,687
                                                    ========       ==========   ==========     ========
  Income Taxes Paid                                 $     --       $       --   $       --     $     --
                                                    ========       ==========   ==========     ========
Non-Cash Financing Activities:
  Value of Common Stock Issued For The
    Transfer of Assets at Carrying Value
    From Parent                                     $     --       $       --   $       --     $437,060
                                                    ========       ==========   ==========     ========




    The accompanying notes are an integral part of the financial statements.

                             U.S. DRUG TESTING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                                 MARCH 31, 1996



NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Business

         U. S. Drug Testing, Inc. ("the Company") was incorporated on October 8, 1992 under the laws of the State of Delaware as a wholly-owned subsidiary of U.
S. Alcohol Testing of America, Inc. ("USAT"), a publicly-owned corporation and is presently a 67.0%-owned subsidiary of USAT (see Note 8). The Company commenced activities on January 1, 1993 and is engaged in the design of certain patented technology known as the "Flow Immunosensor" developed by U.S. Navy Department scientists for the detection of drugs of abuse. As the Company is devoting its efforts to research and the development of its products and there has been no revenue generated from product sales as yet, the Company's financial statements are presented as statements of a development stage enterprise.

         The Company will require additional capital to continue the research, development and ultimate manufacture and marketing of its product and to fund its working capital requirements for the next 12 months and expects to derive these funds from unsecured advances to be made by USAT. USAT intends to make such funds available to the Company from the net proceeds from the private placement completed by USAT in February 1996, from the anticipated exercises of its USAT common stock purchase warrants and stock options, from the revenues of its ProActive Synergies, Inc. subsidiary and, if necessary, from additional debt or equity financings. There can be no assurance that any of these additional sources of financing will be available and, in such event, the Company will not be able to complete its research and development on a timely basis.

Concentration of Credit Risk

         Financial instruments that potentially subject the Company to concentration of credit risk consist of the note receivable from USAT.

Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

         The Company considers all highly liquid cash investments with an original maturity of three months or less when purchased to be cash equivalents.


  Trading Securities

         Marketable securities at March 31, 1995 consisted of mortgage-backed debt securities. The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, effective April 1, 1994. Pursuant to SFAS No. 115, the provisions of the Statement were not applied retroactively. The change had no material cumulative effect on the Company's financial position or results of operations.

         Prior to the adoption of SFAS No. 115, debt securities were carried at the lower of aggregate cost or market and on an amortized cost basis, respectively. Under SFAS No. 115, the Company classifies all of its debt securities as trading securities. Management determines the appropriate classification of all securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company's trading securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are included in earnings.


  Property and Equipment

         Property and equipment is stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets which range from 5 to 13 years. Expenditures for maintenance and repairs are charged to expense as incurred whereas major betterments and renewals are capitalized.

                             U.S. DRUG TESTING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1996

NOTE 1--(CONTINUED) --SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Patents

         The costs of patents is being amortized over its expected useful life of 17 years using the straight-line method.


  Research and Development Costs

         Research and development costs are expensed currently.

  Accounting for Stock Based Compensation

         The Company accounts for shares of its Common Stock, $.001 par value (the "Common Stock"), and warrants issued to employees as compensation in accordance with the provisions of the Accounting Principles Board Opinion No. 25 (APB 25) "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its grants of Common Stock or warrants to employees in accordance with the provisions of APB 25. Accordingly, SFAS No. 123 is not expected to have any material impact on the Company/s financial position or results of operations.

  Net Loss Per Common Share

         Loss per common share is based upon the weighted average number of common shares outstanding during the periods reported. Common stock equivalents have not been included in this calculation since their inclusion would be antidilutive.

  Income Taxes

         The Company accounts for income taxes under Financial Accounting Standards Statement No. 109, "Accounting for Income Taxes". The objective of the asset and liability method used under Statement No. 109 is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

NOTE 2 --CASH AND CASH EQUIVALENTS

         Cash and cash equivalents are summarized as follows:

                                                                     MARCH 31,
                                                                     ---------
                                                               1996              1995
                                                               ----              ----

Cash in Banks                                              $  248,457       $   21,298
Money Market Funds                                                590           28,070
                                                           ----------       ----------
                                                           $  249,047       $   49,368
                                                           ==========       ==========

NOTE 3 --TRADING SECURITIES

         Trading securities are summarized as follows:


                                                                     MARCH 31,
                                                                     ---------
                                                              1996             1995
                                                              ----             ----
Federal Home Loan Mortgage Corporation REMIC Bonds         $       --       $3,428,998
Federal National Mortgage Association REMIC Bonds                  --          483,360
                                                           ----------       ----------
                                                                   --        3,912,358
Less: Allowance For Unrealized Loss                                --          703,953
                                                           ----------       ----------
                                                           $       --       $3,208,405
                                                           ==========       ==========



At March 31, 1995, the trading securities were collateral for the brokerage loan payable. The REMIC bonds were sold for proceeds of $3,285,625 during July 1995 and the brokerage loan was paid off (See Note 6). The Company recorded a gain of $76,441, net of amortization of bond discount, over the carrying value on the March 31, 1995 Balance Sheet. The Company realized an overall loss of $627,512 on its investment in REMIC bonds. Management will make no further investments in any high risk trading securities.

                             U.S. DRUG TESTING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1996

NOTE 4 --PROPERTY AND EQUIPMENT

         Property and equipment is summarized as follows:

                                                                                              MARCH 31,
                                                                                      1996              1995
                                                                                      ----              ----
Furniture, Fixtures and Equipment                                                   $268,182         $262,855
Test Equipment                                                                       386,909          371,122
Leasehold Improvements                                                               208,822          208,822
                                                                                    --------         --------
                                                                                     863,913          842,799
Less: Accumulated Depreciation                                                       380,874          238,608
                                                                                    --------         --------
                                                                                    $483,039         $604,191
                                                                                    ========         ========


NOTE 5 -- NOTE RECEIVABLE - PARENT

         At March 31, 1996, the note receivable - Parent represented demand loans made to USAT, U.S. Drug's parent, and is due on or before June 30, 1996. The note bears monthly interest at the rate of 8% per annum. The note is secured by USAT's shares in U.S. Drug.

NOTE 6 -- BROKERAGE LOAN PAYABLE

         At March 31, 1995, the brokerage loan payable consisted of demand loans from a major national stock brokerage firm, bearing interest at 8.5% per annum, and secured by certain trading securities held by the brokerage firm. The purpose of these loans was for working capital. The loan was paid off in July 1995 from the proceeds of the sale of the Remic Bonds (see Note 3).

NOTE 7 --LONG-TERM DEBT

         Long-term debt is summarized as follows:

                                                                                              MARCH 31,
                                                                                     1996              1995
                                                                                     ----              ----
Capitalized lease obligations, secured by certain equipment, payable in installments of $2,496 and $434 monthly, and due from November
  1996 to November 1997                                                            $24,298           $53,258
Less: Current Portion                                                               21,059            29,111
                                                                                   -------           -------
                                                                                   $ 3,239           $24,147
                                                                                   =======           =======

         Long-term debt matures as follows:

         March 31,
           1997                                      $21,059
           1998                                        3,239
                                                     -------
                                                     $24,298
                                                     =======


NOTE 8 --STOCKHOLDERS' EQUITY

  Initial Public Offering

         On October 5, 1993, the Company completed an initial public offering of its Common Stock. The Company sold 1,500,000 shares at $5.00 per share and netted approximately $6,143,000. In November 1993, an additional 221,900 shares were sold pursuant to the offering's over-allotment provision and the Company netted an additional $956,000.

         In connection with the offering, the underwriters were granted, for a nominal fee, five-year Common Stock Purchase Warrants entitling the underwriters to purchase up to 150,000 shares at $7.50 share.

         As a result of the sales of these securities, USAT had its ownership reduced from 100% to 67.0%.

  Stock Option/Stock Issuance Plan

         In September 1994, the stockholders ratified the 1994 Stock Option/Stock Issuance Plan which covers 500,000 shares of the Common Stock.

                             U.S. DRUG TESTING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1996

NOTE 8 -- (CONTINUED)--STOCKHOLDERS' EQUITY

         The principal features of the Option Grant Program may be summarized as follows:

         Options granted under the Option Grant Program may be either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code or non-statutory options not intended to satisfy such requirements. The exercise price per share for incentive stock options will not be less than one hundred percent (100%) of the fair market value per share of the Common Stock on the grant date. For non-statutory options, the exercise price per share may not be less than eighty-five (85%) of such fair market value. No granted option will have a maximum term in excess of ten (10) years.

         In October 1994, the Board of Directors granted stock options to purchase 252,000 shares at an exercise price of $7.00 per share to certain officers, directors and key employees of the Company.

         A summary of stock option activity for the years ended March 31, 1996 and 1995 follows:

                                                                   INCENTIVE               NON-STATUTORY
                                                                 STOCK OPTIONS                OPTIONS
                                                                 -------------                -------
                                                                           PRICE                         PRICE
                                                           NUMBER        RANGE       NUMBER            RANGE
                                                          OF SHARES    PER SHARE    OF SHARES        PER SHARE
                                                          ---------    ---------    ---------        ---------
Outstanding--April 1, 1994                                     -0-     $  -0-          -0-             $  -0-
Granted                                                    242,000       7.00       10,000               7.00
Canceled                                                   (24,000)      7.00          -0-                -0-
                                                           -------                 -------
Outstanding--March 31, 1995                                218,000       7.00       10,000               7.00
Canceled                                                   (66,000)      7.00      (10,000)              7.00
                                                           -------                 -------
Outstanding - March 31, 1996                               152,000      $7.00          -0-                -0-
                                                           =======                 =======

NOTE 9--INCOME TAXES

         For income tax purposes, the Company has a net operating loss carry forward at March 31, 1996 of approximately $5,110,000 expiring March 31, 2011 if not offset against future federal taxable income.

         Income tax benefit attributable to net loss differed from the amounts computed by applying the statutory Federal Income tax rate applicable for each period as a result of the following:

                                                                                    MARCH 31,
                                                                                    ---------
                                                                     1996             1995             1994
                                                                     ----             ----             ----
Computed "Expected" Tax Benefit                                   $ 331,000        $ 713,000       $ 627,000
Decrease in Tax Benefit Resulting from:
Net Operating Loss For Which No Benefit is Currently Available     (331,000)        (713,000)       (627,000)
                                                                  ---------        ---------       ---------
                                                                  $      --        $      --       $      --
                                                                  =========        =========       ---------


         The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset are presented below:

                                                                                     MARCH 31,
                                                                                     ---------
                                                                              1996              1995
                                                                              ----              ----
Deferred tax assets:
  Net Operating Loss Carry forwards                                        $1,737,000      $1,410,000
  Allowances for Unrealized Losses                                                -0-         239,000
                                                                           ----------      ----------
                                                                            1,737,000       1,649,000
Less:
  Valuation Allowance Under SFAS 109                                        1,737,000       1,649,000
                                                                           ----------      ----------
    Net Deferred Tax Assets                                                $       --      $       --
                                                                           ==========      ==========

                             U.S. DRUG TESTING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1996



NOTE 10--COMMITMENTS AND CONTINGENCIES

Employment Agreement

      The Company has entered into a three-year employment agreement with one of its officers which will terminate during July 1997. The agreement provided for an annual minimum salary in the amount of $117,000 as well as for reimbursement of related business expenses incurred. Terms of employment were amended subsequent to the end of the fiscal year (see Note 11.)

  Lease Commitments

         The Company has entered into an agreement with USAT commencing January 1, 1993 and terminating on January 31, 1997, subject to two five-year renewal options, sub-leasing a portion of USAT's office and factory facilities in Rancho Cucamonga, California. In addition to rent, the Company will pay for its proportionate share of real estate taxes and other occupancy costs. Rent expense for the fiscal years ended March 31, 1996, 1995 and 1994 was $36,000, $54,000 and $52,000, respectively.

         Approximate future minimum payments under this sub-lease are summarized as follows:

            April 1, 1996 --March 31, 1997                             $62,500

         Rent has been generally allocated between USAT and the Company on the basis of approximate square feet occupied--50% USAT, 50% the Company.

         Telephone is allocated on a 50%-50% basis.


Material Contracts

         Effective January 1, 1993 the Company entered into a sub-license agreement with USAT in which the Company sublicensed all of USAT's rights under a license agreement with the Department of the Navy (the "License Agreement").

         USAT and the Department of the Navy on January 24, 1992 had entered into a ten-year agreement granting USAT a partial exclusive patent license to products for drug testing in the United States and certain foreign countries. In June 1995, USAT's License Agreement with the Department of Navy was renegotiated and amended to provide for minimum royalties of $100,000 per year commencing October 1, 1995 and terminating September 30, 2005. Additional royalties will be paid pursuant to a schedule based upon sales of products. U.S. Drug is a sub-licensee under this agreement from USAT and, accordingly, has an obligation to USAT for the royalty payments required by the License Agreement. Royalties paid under the License Agreement by the Company amounted to $50,000 for the year ended March 31, 1996, $375,000 for the year ended March 31, 1995 and $228,750 for the year ended March 31, 1994.

Management Agreement

         On April 1, 1993, the Company entered into a management agreement with USAT which obligated the Company to pay ten (10%) percent of its product sales in exchange for administrative management services to be provided by USAT. The minimum annual management fee had been set at $300,000.

         During July, 1993, the Company amended the management agreement with USAT. Under the terms of the revised agreement, which is retroactive to April 1, 1993, the Company is obligated to pay a fixed annual management fee of $420,000 plus three (3%) percent of its gross revenues. The term of the amended agreement is five years from April 1, 1993. The Company paid $420,000 per year for the years ended March 31, 1996, 1995, and 1994.

                             U.S. DRUG TESTING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 MARCH 31, 1996


NOTE 10--COMMITMENTS AND CONTINGENCIES - (CONTINUED)


NOTE 11 - SUBSEQUENT EVENTS

         During May, 1996 USAT filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, in an attempt, through a consent solicitation, to acquire the Common Stock of the Company owned by the minority interest and thereby own 100% of the Company's Common Stock. There can be no assurance that such solicitation will be successfully completed.

         During May 1996, James C. Witham tendered his resignation as Chairman, Chief Executive Officer and a director of the Company and Karen B. Laustsen tendered her resignation as a director of the Company. Mr. Witham has been replaced by Robert Stutman, Chairman and Chief Executive Officer of USAT. Ms. Laustsen was replaced by Linda H. Masterson, President, Chief Operating Officer and a director of USAT. Michael S. McCord was added to the Board of Directors in May.

         During May 1996, the terms of employment with an officer were amended to provide for a minimum salary of $130,000 per year and severance pay equal to a year if terminated due to acquisition or required relocation during the first year and severance equal to six months pay if terminated thereafter.

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of April 23, 1996 by and among U.S. Alcohol Testing of America, Inc., a Delaware corporation ("USAT"), U.S. Drug Acquisition Corp., a Delaware corporation ("Acquisition Corp."), and U.S. Drug Testing, Inc., a Delaware corporation ("U.S. Drug").

                                   WITNESSETH:

         WHEREAS, of the 5,221,900 shares of the common stock, $.001 par value (the "U.S. Drug Common Stock"), of U.S. Drug outstanding as of the date hereof, USAT is the owner of 3,500,000 shares and 1,721,900 shares (the "Minority U.S. Drug Common Stock") are owned by persons other than USAT (the "U.S. Drug Minority Stockholders");

         WHEREAS, the Board of Directors of each of USAT and Acquisition Corp. have each adopted, approved and authorized the execution and delivery of this Agreement and Plan of Merger (the "Agreement") so as to implement the subject merger in compliance with the provisions of Section 251 of the General Corporation Law of the State of Delaware (the "GCL") and Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, because of the relationships of all three of the directors of U.S. Drug to USAT as former directors thereof, as current or former officers thereof and as stockholders thereof, the Board of Directors of U.S. Drug has only authorized execution and delivery of the Agreement on the condition that approval of the subject merger by U.S. Drug shall only be effected as a result of the obtaining of consents thereto from the holders of more than 50% of the Minority U.S. Drug Common Stock;

         WHEREAS, the Board of Directors of U.S. Drug intends to, and shall, submit this Agreement and the subject merger to the stockholders of U.S. Drug for approval to the extent required by the applicable provisions of the GCL; and

         WHEREAS, in connection with the subject merger and the solicitation of stockholder consents thereto, USAT shall file a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the Registration Statement to include as Part I thereof the prospectus and consent solicitation statement to be transmitted to the U.S. Drug Minority Stockholders (such prospectus and consent solicitation statement, as from time to time amended and/or supplemented, hereinafter referred to as the "Consent Solicitation Statement/Prospectus") (a) with respect to the solicitation of consents from the U.S. Drug Minority Stockholders to the subject merger pursuant to Section 228 of the GCL and
Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (b) with respect to the distribution of the shares of the USAT common stock, $.01 par value (the "USAT Common Stock"), to the U.S. Drug Minority Stockholders in exchange for their shares of the U.S. Drug Common Stock pursuant to the terms of the Agreement, the subject merger, the Securities Act and the rules and regulations promulgated thereunder;

         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto do hereby agree as follows:

         1. THE MERGER. Subject to the terms and conditions hereinbelow set forth, on the Effective Date (as hereinafter defined in Section 11 hereof) U.S. Drug shall be merged with and into Acquisition Corp. (the "Merger") and, in connection therewith:

               (a) except to the extent provided or permitted by applicable law, the separate existence of U.S. Drug shall cease and terminate;

               (b) Acquisition Corp. as the surviving corporation, shall continue its corporate existence under the laws of the State of Delaware and shall possess all of the rights, privileges, immunities, powers, franchises and authority (both public and private) of, and be subject to all of the restrictions, disabilities and duties of, U.S. Drug;

               (c) all of the assets and property of U.S. Drug of every kind, nature and description (real, personal and mixed and both tangible and intangible) and every interest therein, wheresoever located, including, without limitation, all debts or other obligations belonging or due to U.S. Drug, all stock subscriptions, claims and choses in action shall be, and be deemed to be, vested, absolutely and unconditionally, in Acquisition Corp. (to the same extent, degree and manner as previously vested in U.S. Drug); and

               (d) all debts and obligations of U.S. Drug, all rights of creditors of U.S. Drug and all liens or security interests encumbering any of the property of U.S. Drug shall be vested in Acquisition Corp. and shall remain in full force and effect without modification or impairment and shall be, and be deemed to be, enforceable against Acquisition Corp. and its assets and properties with the same full force and effect as if such debts, obligations, liens or security interests had been originally incurred or created by Acquisition Corp. in its own name and for its own behalf. Without limiting the generality of the foregoing, Acquisition Corp. specifically assumes all continuing obligations which U.S. Drug would otherwise have to indemnify its officers and directors, to the fullest extent currently provided in Acquisition Corp.'s By-Laws and pursuant to the GCL, with respect to any and all claims arising out of actions taken or omitted by such officers and directors prior to the Effective Date.

         2. INSTRUMENTS OF CONVEYANCE. Without limiting the generality of the provisions of Section 1 hereof and/or the succession provisions of applicable law, the officers and directors of U.S. Drug last in office shall (to the extent they, or any of them, possess and/or may exercise the power to do so) execute, deliver and/or record such deeds and/or other instruments of transfer and/or conveyance, and take or cause to be taken, such other and further actions, as the case may be, as shall be reasonably requested by Acquisition Corp. or USAT, or their legal counsel, to vest, perfect, confirm, implement the transfer of, or establish in the name, on behalf or for the account or the benefit of Acquisition Corp., title and/or possession of any or all of the assets, property, property interests, rights, privileges, immunities, powers and franchises owned and/or exercisable by U.S. Drug (or in which U.S. Drug had an interest and/or the power to exercise immediately prior to the Effective Date) and which was vested, or intended to be vested, in Acquisition Corp. pursuant to the provisions of this Agreement and the Merger.

         3. CONSTITUTIONAL DOCUMENTS, DIRECTORS AND OFFICERS. On and as of the Effective Date:

              (a) The Certificate of Incorporation of Acquisition Corp. on such date in full force and effect shall be the Certificate of Incorporation of Acquisition Corp., as the surviving corporation, until the same shall be altered, amended, modified, terminated or rescinded in the manner provided by the GCL, which rights of alteration, amendment, modification, termination and/or rescission are hereby expressly reserved by Acquisition Corp.;

              (b) The By-Laws of Acquisition Corp. on such date in full force and effect shall be the By-Laws of Acquisition Corp., as the surviving corporation, until the same shall be altered, amended, modified, terminated or rescinded in the manner provided in the Certificate of Incorporation of Acquisition Corp. and/or the GCL, which rights of alteration, amendment, modification,

                                                                           E-3
                                       3                        Page      of 103
termination and/or rescission are hereby expressly reserved by Acquisition Corp.

              (c) The members of the Board of Directors and the officers of Acquisition Corp., the surviving corporation, shall consist of the persons described on Exhibit "A" annexed hereto and made a part hereof, each of such persons to hold such membership and/or officership as provided in the By-Laws and/or the GCL.

              (d) The Certificate of Incorporation of USAT on such date in full force and effect shall be the Certificate of Incorporation of USAT until the same shall be altered, amended, modified, terminated or rescinded in the manner provided by the GCL, which rights of alteration, amendment, modification, termination and/or rescission are hereby expressly reserved by USAT.

              (e) The By-Laws of USAT on such date in full force and effect shall be the By-Laws of USAT until the same shall be altered, amended, modified, terminated or rescinded in the manner provided in the Certificate of Incorporation of USAT and/or the GCL, which rights of alteration, amendment, modification, termination and/or rescission are hereby expressly reserved by USAT.

         4. CONVERSION RATES. On the Effective Date the shares of the U.S. Drug Common Stock shall be converted and exchanged into shares of the USAT Common Stock (and options, warrants and similar rights exercisable with respect to shares of the U.S. Drug Common Stock shall become exercisable with respect to shares of the USAT Common Stock) in the following manner:

              (a) Each issued and outstanding share of the U.S. Drug Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted and exchanged into a number of shares of the USAT Common Stock having a value of $5.25 per share; provided however, that to the extent any holder of the U.S. Drug Common Stock shall be entitled, as a result of the foregoing conversion and exchange, to receive less than a whole share of the USAT Common Stock, then and in any such event:

                    (i) no fractional share and/or fractional interest in a whole share shall be issued and

                    (ii) the fractional interest of such holder shall be liquidated for cash equivalent calculated on the basis of the closing sales price of the USAT Common Stock on the Effective Date or on the first day thereafter that such price is available.

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The number of shares of the USAT Common Stock to be exchanged for each share of
U.S. Drug Common Stock shall be determined by dividing $5.25 by the average of the closing sales prices per share of the USAT Common Stock as reported on the American Stock Exchange during the 30 calendar days prior to the record date set by the Board of Directors of U.S. Drug pursuant to Section 213 of the GCL for the solicitation of consents pursuant to Section 228 of the GCL for the adoption of the Merger pursuant to Section 251 of the GCL.

              (b) Each warrant expiring October 13, 1998 (the "Warrant") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted and exchanged into a warrant (the "Merger Warrant") to purchase shares of USAT Common Stock equal to the number of shares that the holder would have received under Section 4(a) hereof had the Warrant been exercised immediately prior to the Effective Date. The exercise price shall be adjusted to the product of $7.50, and a fraction, the numerator of which shall be the number of shares of the U.S. Drug Common Stock issuable upon exercise of the Warrant prior to the Merger and the denominator will be the number of shares of the USAT Common Stock issuable upon the exercise of the Merger Warrant. The expiration date shall not be changed.

              (c) Each option and similar right to purchase shares of the U.S. Drug Common Stock shall become exercisable immediately prior to the Effective Date and, if not exercised into shares of the U.S. Drug Common Stock on or before the Effective Date, shall be canceled.

              (d)   Anything in this Section 4 to the contrary notwithstanding:

                    (i) Any and all issued shares of the U.S. Drug Common Stock owned by U.S. Drug and held as treasury stock shall be canceled and retired and no shares of the USAT Common Stock shall be issued with respect thereto;

                    (ii) Any and all issued shares of the U.S. Drug Common Stock owned by USAT shall be canceled and retired and no shares of the USAT Common Stock shall be issued to USAT with respect thereto;

                    (iii) U.S. Drug shall secure from each person who holds an option to purchase shares of the U.S. Drug Common Stock and who is a current or former director of U.S. Drug a waiver of the option so that it is not assumed by USAT or exercisable by the holder thereof; and

                    (iv) Upon the issuance of shares of the USAT Common Stock to the U.S. Drug Minority Stockholders in exchange

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for their shares of the U.S. Drug Common Stock, there shall be credited to the capital account of USAT an amount equal to the average of the closing sales prices per share of the USAT Common Stock as determined in accordance with subsection (a) of this Section 4 and, of the amount so credited, the portion thereof in excess of the aggregate par value thereof shall be credited to the capital surplus account.

         5. APPOINTMENT OF EXCHANGE AGENT. Prior to the Effective Date USAT shall, subject to the provisions of Paragraph 8 hereof:

              (a) Designate U.S. Stock Transfer Corporation (the "Exchange Agent") to implement the exchange (subsequent to the Effective Date) of certificates representing shares of the U.S. Drug Common Stock (the "Old Certificates") for certificates representing shares of the USAT Common Stock (the "New Certificates");

              (b) engage the Exchange Agent for a period of the lesser of (i) 12 consecutive months following the Effective Date and (ii) the date on which all of the Old Certificates held by the U.S. Drug Minority Stockholders have been surrendered for the New Certificates; and

              (c) provide to the Exchange Agent sufficient supplies of New Certificates so as to enable a holder of an Old Certificate(s) to surrender such Certificate(s) and receive New Certificate(s).

         6. CERTIFICATE EXCHANGE. Subsequent to the Effective Date the issuance and distribution of New Certificates in exchange for Old Certificates shall be implemented as follows:

              (a) As promptly after the Effective Date as shall be reasonably possible, the Exchange Agent shall be directed to, and shall, notify (the "Notification") each holder of an Old Certificate of the consummation of the Merger, the availability of New Certificates and a description of the procedure to be followed (and documents to be executed and submitted) in connection with the surrender of the Old Certificate and the issuance of the New Certificate. Upon compliance by a holder thereof with the requirements for the certificate surrender and issuance specified in the Notification, the Exchange Agent shall be directed to, and shall, issue and transmit to such holder New Certificates (representing that number of shares of the USAT Common Stock to which such holder shall be entitled as herein provided). Until surrendered and replaced as aforesaid:

                    (i) each Old Certificate shall, and be deemed to, represent and evidence (for all corporate purposes other than the payment of dividends and other distributions) that number of

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shares of the USAT Common Stock into which the shares of the U.S. Drug Common
Stock therein referred to are convertible and exchangeable as herein provided and

                    (ii) each Old Certificate shall not be transferable on the books and records of U.S. Drug and/or USAT.

              (b) From and after the Effective Date any and all dividends and/or distributions of every kind, nature or description declared and payable by USAT on, or with respect to, the USAT Common Stock to any holder of an Old Certificate (collectively "Distributions") shall be paid, retained, invested and paid over as follows:

                    (i) Until such time as the Old Certificate is surrendered for replacement by a New Certificate(s) as herein provided, no Distribution shall be paid over by USAT and/or the Exchange Agent to such holder on, or with respect to, the shares of the USAT Common Stock evidenced by such Old Certificate;

                    (ii) All Distributions payable on, or with respect to, shares of the USAT Common Stock represented by Old Certificates shall be paid over by USAT to the Exchange Agent and dealt in and with by the Exchange Agent as follows:

                           (A)   All Distributions in cash shall be deposited by
the Exchange Agent in an interest bearing account (the "Distribution Account") and retained and disposed of as hereinbelow provided;

                           (B)   Upon surrender by, or on behalf of, a holder of
an Old Certificate for surrender and replacement as hereinabove provided (or satisfactory proof of loss and an indemnity in favor of, and acceptable to, USAT and the Exchange Agent), the Exchange Agent shall pay over and/or deliver to such holder (in addition to the New Certificate(s) to which such holder shall be entitled) (y) the principal amount of any cash dividends and any property (other than shares of the USAT Common Stock) previously received by the Exchange Agent with respect to the shares of the USAT Common Stock evidenced by such Old Certificate and (z) a certificate representing any shares of the USAT Common Stock forming part of any Distribution made prior to the date of any such surrender;

                           (C)   Any and all interest earned and/or credited on,
or with respect to, Distributions shall be applied by the Exchange Agent to the payment of its fees and disbursements and the remainder, if any, paid over to USAT upon the termination of the engagement of the Exchange Agent.

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              (c)   From and after the Effective Date the sole rights of the
holders of Old Certificates (except as otherwise provided by law or Section 4(a) hereof) shall be those to which they are entitled as owners of the USAT Common Stock into which the shares of the U.S. Drug Common Stock evidenced by such Old Certificates shall have been converted as herein provided.

              (d) A holder of a Warrant shall, after the Effective Date, have no obligation to exchange the holder's certificate evidencing the Warrant for a new certificate evidencing the Merger Warrant. Whenever thereafter a holder wishes to exercise his, her or its Warrant, the holder shall present the Warrant, with the exercise form duly executed and with payment of the new exercise price per share determined in accordance with Section 4(b) hereof, to USAT and not to U.S. Drug or Acquisition Corp. USAT shall then cause the Exchange Agent as the transfer agent for the USAT Common Stock to issue the shares of the USAT Common Stock as to which the Warrant is exercised. To the extent that the Warrant is not exercised for all of the shares of the USAT Common Stock subject thereto, USAT will issue a new certificate evidencing a Merger Warrant for the balance.

         7. TRANSFERS. If the holder of any Old Certificate desires that the New Certificate to be issued in replacement therefor (as hereinabove provided) is to be issued in a name other than that on the Old Certificate which it replaces, any such issuance shall be subject to and conditioned upon:

              (a) Delivery to the Exchange Agent of the Old Certificate duly endorsed in blank or accompanied by a duly executed stock assignment power and otherwise in form for transfer acceptable to the Exchange Agent; and

              (b) Payment to USAT or the Exchange Agent of any and all transfer and/or other taxes payable, in the opinion of the Exchange Agent, by reason of the issuance and/or transfer of such New Certificate and/or the shares of the USAT Common Stock evidenced thereby.

         8. TERMINATION OF EXCHANGE AGENT. Upon the termination of the Exchange Agent's engagement as hereinabove provided, the Exchange Agent shall deliver to USAT the then balance of the Distribution Account and, upon such delivery, the Exchange Agent shall have no further duties or obligations as exchange agent to USAT, Acquisition, U.S. Drug or their respective stockholders. Thereafter, the duties to be performed by the Exchange Agent as described in Sections 6 and 7 hereof shall be performed by USAT in lieu of, and instead of, the Exchange Agent. All blank stock certificates evidencing the USAT Common Stock shall be retained by the Exchange Agent for utilization by it in the performance of

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its duties as transfer agent for, and with respect to, the USAT Common Stock.

         9. SPECIAL PAYMENT. If U.S. Drug or, subsequent to the Effective Date, Acquisition Corp. executes a definitive agreement (the "Marketing Agreement") with an unaffiliated corporation to act as a marketing partner (the "Partner") with respect to its drug testing products and if the Partner makes a cash payment or payments to U.S. Drug, Acquisition Corp. or USAT upon the execution of the Marketing Agreement (the "Special Payment"), then:

              (a) USAT will calculate the percentage (to the nearest tenth) that the outstanding shares of the Minority U.S. Drug Common Stock on the Effective Date constitute of the outstanding shares of the U.S. Drug Common Stock on the Effective Date (the "Percentage") and (i) if the Marketing Agreement is entered into on or prior to the 180th day following the Effective Date, USAT or, if U.S. Drug or Acquisition Corp. is the recipient of the Special Payment, Acquisition Corp. shall pay to each of the former U.S. Drug Minority Stockholders his, her or its pro rata share of one third of the Percentage of the Special Payment; (ii) if the Marketing Agreement is entered into during the period after the 180th day following the Effective Date and on or prior to the first anniversary of the Effective Date, USAT or, if Acquisition Corp. is the recipient of the Special Payment, Acquisition Corp. shall pay to each of the former U.S. Drug Minority Stockholders his, her or its pro rata share of one sixth of the Percentage of the Special Payment; and (iii) if the Marketing Agreement is entered into after the first anniversary of the Effective Date, the former U.S. Drug Minority Stockholders shall receive none of the Special Payment.

              (b) If a cash payment is received from the Partner after execution, but on or prior to the first anniversary of the Effective Date, and if such payment is not based on sales effected by the Partner or some similar criteria, USAT or Acquisition Corp. will treat any such payment or payments as a Special Payment as if received on the execution of the Marketing Agreement.

              (c) A loan or an equity investment made by the Partner shall not be deemed to be part of the Special Payment.

              (d) A transferee of the shares of the USAT Common Stock received as a result of the Merger shall not be eligible to receive a proportionate share of the Special Payment and USAT or Acquisition Corp. shall make such payments only to the U.S. Drug Minority Stockholders as reflected on the stock books of U.S. Drug on the Effective Date or, in the event of the death of the U.S. Drug Minority Stockholder, his or her heirs or legal representatives, in the case of the dissolution of a partnership,

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to its partners or, in the case of a corporation, to its successor by merger or other operation of law.

         10. THE CLOSING. The closing of the transactions contemplated by this Agreement shall take place on such date, at such place and at such time within five business days after the satisfaction or waiver of the last of the conditions set forth in Sections 18 and 19 hereof as shall be designated by USAT. The closing of such transactions shall be referred to herein as the "Closing;" the date of the Closing shall be referred to herein as the "Closing Date"; and the Closing Date may be the same as the Effective Date.

         11. THE EFFECTIVE DATE. Subject to the satisfaction and/or waiver of the conditions herein described, the Merger shall become effective as at the close of business on the date specified in the Certificate of Merger to be filed in the manner required by the GCL or, if none, on the date of filing (the "Effective Date"). Upon the receipt by U.S. Drug of consents from the holders of more than 50% of the outstanding shares of the Minority U.S. Drug Common Stock and of a consent from USAT to the Merger, U.S. Drug and Acquisition Corp. shall cause to be filed the Certificate of Merger in the manner required by the GCL. Subject to the provisions of Section 20 hereof, such filing shall be made on, or as soon as practicable after, the Closing Date; and the parties hereto shall thereafter execute, acknowledge, deliver and/or record such other and further instruments, documents or certificates and/or take and perform such other and further actions as may be required to effect and/or implement the Merger. If the Merger is consummated, USAT will take such actions as are necessary to deregister the U.S. Drug Common Stock pursuant to Section 12(b) of the Exchange Act and to delist the U.S. Drug Common Stock from the Pacific Stock Exchange. The Certificate of Merger shall provide for the change of name of Acquisition Corp. to "U.S. Drug Testing, Inc."

         12. THE REGISTRATION STATEMENT AND CONSENT SOLICITATION STATEMENT. In connection with the preparation, utilization and/or distribution of the Consent Solicitation Statement- Prospectus to be issued and distributed to the U.S. Drug Minority Stockholders in connection with the Merger and the preparation and utilization of the Registration Statement of which the Consent Solicitation Statement/Prospectus constitutes Part I thereof, the parties shall follow the procedures as provided in this Section 12.

               (a) The parties hereto shall cooperate in the preparation thereof consistent with the applicable requirements of the GCL, the Securities Act and the Exchange Act and the rules and regulations promulgated under the Securities Act and the Exchange Act by the SEC; and, without limiting the generality of

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the foregoing, each of USAT and U.S. Drug shall promptly supply to the other any and all information and material (relating to itself and/or the subject transaction) as may be requested or required in connection with the preparation and filing of the Registration Statement, including, without limitation, all information concerning their respective officers, directors and principal stockholders that is reasonably requested for inclusion in the Consent Solicitation Statement/Prospectus; and each shall take and perform such other and further acts and actions as shall be necessary or appropriate to cause the prompt preparation, completion, filing, review, finalization and clearance of the Registration Statement.

              (b) Subject to the Registration Statement being declared effective by the SEC, the Consent Solicitation Statement/Prospectus and any other communication required by the Exchange Act or the rules and regulations promulgated thereunder or reasonably requested by USAT shall be mailed by U.S. Drug or its transfer agent to the U.S. Drug Minority Stockholders as soon after such effective date as is reasonably possible. Subsequent thereto U.S. Drug shall transmit to the U.S. Drug Minority Stockholders such amended and/or supplemental consent solicitation materials as may be necessary, in light of subsequent developments or otherwise, to render the Consent Solicitation Statement/Prospectus, as so amended or supplemented, not false or misleading with respect to any material fact and so as not to omit to state any information necessary to make the statements made, within the context made, not misleading. Prior to the Effective Date (or earlier termination of this Agreement) neither party hereto shall distribute any material (other than the Consent Solicitation Statement/Prospectus as herein provided) which might constitute, or be deemed to constitute, a "prospectus" relating to the Merger within the meaning of the Securities Act without the prior written consent of all of the parties hereto in each instance.

              (c) U.S. Drug hereby authorizes the utilization by USAT in the Registration Statement or in any filing with a state securities administrator of all information concerning U.S. Drug either provided to USAT by U.S. Drug in connection with or contained in the Consent Solicitation Statement/Prospectus and/or contained in any filings heretofore made by U.S. Drug pursuant to the Securities Act and/or the Exchange Act. U.S. Drug shall promptly advise USAT if at any time any of such information or material is or becomes incorrect, inaccurate or incomplete in any material respect and, in connection therewith, U.S. Drug shall provide USAT with such information and material as shall be needed to correct any such inaccuracy or omission. USAT shall promptly advise U.S. Drug if at any time any of the information or material contained in the Registration Statement and supplied by USAT is or becomes incorrect, inaccurate or incomplete in any

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material respect. USAT shall cause the preparation, review, clearance, approval and distribution of such amended or supplemented material as shall be necessary to correct or eliminate any such inaccuracies and/or omissions as provided in this Section 12(c).

              (d) Each of USAT and U.S. Drug covenants and warrants to the other that any and all information and/or material supplied by it to the other and/or in connection with the Registration Statement and/or the within transactions (i) will, at the time made and at each Relevant Date (as hereinafter defined), be true and correct in all material respects; (ii) will comply in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder by the SEC; and (iii) will not contain any statement which, at the time, and at each Relevant Date and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein made not false or misleading. For the purposes of this Agreement, the term "Relevant Date" shall be and mean each of (x) the effective date of the Registration Statement,
(y) the mailing date of the Consent Solicitation Statement/Prospectus and (z) the Effective Date. Each of USAT and U.S. Drug specifically agrees to indemnify and hold harmless the other (and their respective officers, directors, employees, agents and representatives) from and against any and all costs, expenses, losses, demands, claims and liabilities of every kind, nature and description (including reasonable attorneys' fees) arising out of, or relating to any breach or anticipatory breach by it of its duties and obligations pursuant to this Section 12(d) hereof.

              (e) USAT does hereby agree to indemnify and hold harmless U.S. Drug and each of its directors and officers, and each person, if any, other than USAT who controls U.S. Drug within the meaning of Section 15 of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities, joint or several (including, without limitation, reasonable attorneys' fees as herein provided), to which they or any of them may become subject under the Securities Act, any other statute, common law or otherwise and, except as provided below, shall reimburse U.S. Drug and each such director, officer or controlling person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions and/or claims, whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions result from a breach or alleged breach of the representations and warranties contained in Sections 14 or 15 hereof or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Consent Solicitation

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Statement/Prospectus or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as any such untrue statement or omission or alleged untrue statement or omission is with respect to the description of USAT or as to the terms of its offer.
Promptly after receipt by a party to be indemnified pursuant to this Section 12(e) (the "Indemnitee") of notice of the commencement of any action in respect of which indemnity may be sought against USAT hereunder, the Indemnitee will promptly notify USAT in writing of the commencement thereof and USAT shall, subject to the provisions stated below, assume the defense of the action (including the employment of counsel, who shall be counsel reasonable satisfactory to U.S. Drug), and shall make payment of expenses (including attorneys' fees as herein provided) insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against USAT. The Indemnitee or Indemnitees shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such separate counsel shall not be at the expense of USAT unless the employment of such separate counsel has been specifically authorized by USAT or there is a conflict of interest which under the canon of ethics requires the employment of separate counsel. USAT shall not be liable to any Indemnitee for any settlement of any action effected without USAT's consent. Notwithstanding any provision of this Agreement to the contrary, the obligations of USAT hereunder shall survive the consummation of the transactions contemplated by this Agreement.

         13. U.S. DRUG REPRESENTATIONS AND WARRANTIES. In order to induce USAT and Acquisition to execute and perform this Agreement, U.S. Drug does hereby represent, warrant, covenant and agree (which representations, warranties, covenants and agreements shall be, and be deemed to be, continuing and survive the execution and delivery of this Agreement, the Closing and the Effective Date) as follows:

               (a) U.S. Drug is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted.

               (b) Subject only to the consent of its stockholders as required by the GCL: (i) U.S. Drug has the full power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance

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of this Agreement, the consummation by U.S. Drug of the transactions herein contemplated and the compliance by U.S. Drug with the terms of this Agreement have been duly authorized by U.S. Drug; (iii) this Agreement is the valid and binding obligation of U.S. Drug, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies; (iv) the execution, delivery and performance of this Agreement by U.S. Drug and the consummation by U.S. Drug of the transactions herein contemplated do not, and will not, with or without the giving of notice or the lapse of time, or both,
(A) result in any violation of the Certificate of Incorporation or By-Laws of U.S. Drug or (B) result in a breach of, or a conflict with, any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of U.S. Drug pursuant to, any indenture, mortgage, note, contract, commitment or other agreement or instrument to which U.S. Drug is a party or by which it is, or any of its respective properties or assets are, or may be, bound or affected.

         14. USAT REPRESENTATIONS AND WARRANTIES. In order to induce U.S. Drug to execute and perform this Agreement, USAT does hereby represent, warrant, covenant and agree (which representations, warranties, covenants and agreements shall be, and be deemed to be, continuing and survive the execution and delivery of this Agreement, the Closing and the Effective Date) as follows:

               (a) USAT is a corporation duly organized, validly existing and in standing under the laws of the State of Delaware, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted. USAT is duly qualified to do business as a foreign corporation, and is in good standing, in all jurisdictions, if any, wherein such qualification is necessary and where failure so to qualify would have a material adverse effect on the business, properties or financial conditions of USAT. USAT has no subsidiaries other than as set forth on Exhibit "B" annexed hereto and made a part hereof (the "Subsidiaries"). USAT owns and has and marketable title in and to 100% of the issued and outstanding capital stock (of all classes) of each of the Subsidiaries, free and clear of all liens, security interests, claims and encumbrances and rights and options of others, except as set forth on Exhibit "B".

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              (b)   Each of the Subsidiaries (other than U.S. Drug as to which
USAT makes no representation) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation, and is in good standing, in all jurisdictions, if any, wherein such qualification is necessary and where failure so to qualify would have a material adverse effect on the business, properties or finances of such Subsidiary.

              (c) (i) USAT has the full power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement, the consummation by USAT of the transactions herein contemplated and the compliance by USAT with the terms of this Agreement have been duly authorized by USAT; (iii) this Agreement is the valid and binding obligation of USAT, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies; (iv) the execution, delivery and performance of this Agreement by USAT and the consummation by USAT of the transactions herein contemplated do not, and will not, with or without the giving of notice or the lapse of time, or both, (A) result in any violation of the Certificate of Incorporation or By-Laws of USAT, (B) result in a breach of, or a conflict with, any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of USAT pursuant to, any indenture, mortgage, note, contract, commitment or other agreement or instrument to which USAT is a party or by which it is, or any of its respective properties or assets are, or may be, bound or affected; (C) to the best knowledge of USAT, after due investigation, violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over USAT and/or any of the Subsidiaries (other than U.S. Drug as to which USAT makes no representation), or any of their respective properties or businesses; or (D) have any effect on any license, permit, certification, registration, approval, consent or other authorization necessary for USAT and/or any of the Subsidiaries (other than U.S. Drug as to which USAT makes no representation) to own or lease and operate any of its respective properties and to conduct its businesses or the ability of USAT and/or any of

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the Subsidiaries (other than U.S. Drug as to which USAT makes no representation)
to make use thereof. No consent, approval, authorization or order of any court, governmental agency, authority or body (other than as required pursuant to the Securities Act, the Exchange Act and/or state securities or "take over" statutes and the rules and regulations promulgated under any of the foregoing and/or any party to an agreement to which USAT is a party and/or by which it is bound) is required in connection with the execution, delivery and performance of this Agreement and/or the consummation by USAT of the transactions contemplated by this Agreement.

              (d) Neither USAT nor any of the Subsidiaries (other than U.S. Drug as to which USAT makes no representation) is in violation of, or in default under, (i) any term or provision of its Certificate of Incorporation or By-Laws;
(ii) any material term or provision of any financial covenant of any indenture, mortgage, contract, commitment or other agreement or instrument to which it is a party or by which it or any or its properties or business is, or may be, bound or affected; or (iii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its properties or business, including, without limitation, all reporting obligations pursuant to the Exchange Act and the rules and regulations promulgated thereunder. USAT and each Subsidiary (other than U.S. Drug as to which USAT makes no representation) owns, possesses or has obtained all governmental and other licenses, permits, certifications, registrations, approvals or consents and other authorizations necessary to own or lease, as the case may be, and to operate its properties and to conduct its business or operations as presently conducted and all such governmental and other licenses, permits, certifications, registrations, approvals, consents and other authorizations are outstanding and in good standing and there are no proceedings pending or, to the best of its knowledge, threatened or any basis therefor existing, seeking to cancel, terminate or limit such licenses, permits, certifications, registrations, approvals or consents or authorizations.

              (e) Prior to the date hereof USAT has delivered to U.S. Drug copies of the audited consolidated financial statements (the "USAT Audited Financial Statements") and unaudited interim financial statements (the "USAT Interim Financial Statements") described on Exhibit "C" annexed hereto and made a part hereof (collectively the "USAT Financial Statements). The USAT Audited Financial Statements fairly present the financial position of USAT and the Subsidiaries as of the respective dates thereof and the results of operations, and the changes in financial position of USAT and the Subsidiaries, for each of the periods covered thereby. The USAT Audited Financial Statements have been

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prepared in conformity with generally accepted accounting principles, applied on a consistent basis throughout the entire periods involved. The USAT Unaudited Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Item 310 of Regulation S-K of the SEC. Accordingly, the financial statements may not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of USAT's management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. As of the date of any balance sheet forming a part of the USAT Financial Statements and, except as and to the extent reflected or reserved against therein, neither USAT nor any of the Subsidiaries (other than U.S. Drug as to which USAT makes no representation) had any material liabilities, debts, obligations or claims (absolute or contingent) asserted against it or them and/or which should have been reflected in a balance sheet or the notes thereto; and all assets reflected thereon are properly reported and present fairly the value of the assets therein stated in accordance with generally accepted accounting principles.

              (f) The financial and other books and records of USAT and each of the Subsidiaries (other than U.S. Drug as to which USAT makes no representation) are in all material respects true, complete and correct and have, at all times, been maintained in accordance with good business and accounting practices.

              (g) USAT and the Subsidiaries (other than U.S. Drug as to which USAT makes no representation) own and have good and marketable title in and to all of their respective assets, properties and interests in properties (both real and personal) which are reflected in the latest balance sheet included in the USAT Financial Statements and/or are utilized in connection with the operation of the business of USAT and such Subsidiaries as presently constituted and/or acquired after that date (except to the extent any of the same were disposed of since such date in the ordinary course of business), in all cases free and clear of all liens, security interests, claims and encumbrances of every kind, nature and description and rights and options of others except as expressly set forth in such balance sheet.

              (h) Except as is set forth on Exhibit "D" hereto, USAT and the Subsidiaries (other than U.S. Drug as to which USAT makes no representation) own all trademarks, service marks, tradenames, copyrights, similar rights and their registrations, trade secrets, methods, practices, systems, ideas, know how and confidential materials used or proposed to be used in the conduct of their respective businesses as conducted as of the date hereof (collectively the "Intangibles") free and clear of all liens,

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security interests, claims and encumbrances and rights and options of third parties (including, without limitation, former or current officers, directors, stockholders, employees and agents); neither USAT nor any such Subsidiary has licensed or leased any of the Intangibles and/or any interest therein to any person and/or entity except a Subsidiary; neither USAT nor any such Subsidiary has infringed, nor is infringing, upon the rights of others with respect to the Intangibles; neither USAT nor any such Subsidiary has received any notice of conflict with the asserted rights of others with respect to the Intangibles which could, singly or in the aggregate, materially adversely affect its business as currently conducted or prospects, financial condition or results of operations and USAT knows of no basis therefor; and, to the best of the knowledge of USAT, no others have infringed upon the Intangibles.

              (i) Except as and to the extent reflected or reserved against in the USAT Financial Statements and/or as set forth on Exhibit "E" annexed hereto and made a part hereof, neither USAT nor any of the Subsidiaries (other than U.S. Drug as to which USAT makes no representation) had, as at the respective date of such USAT Financial Statements, any material liabilities, debts, obligations or claims asserted against it, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, but not limited to, liabilities on account of due and unpaid taxes, other governmental charges or lawsuits.

              (j) Since the date of the most recent balance sheet included in the USAT Financial Statements, neither USAT nor any Subsidiary (other than U.S. Drug as to which USAT makes no representation) has, except as set forth on Exhibit "F" annexed hereto and made a part hereof, (i) incurred any obligation or liability (absolute or contingent, secured or unsecured) except obligations and liabilities incurred in the ordinary course of the operation of its business as carried on at and prior to such date; (ii) canceled, without payment in full, any notes, loans or other obligations receivable or other debts or claims held by it other than in the ordinary course of business; (iii) sold, assigned, transferred, abandoned, mortgaged, pledged or subjected to lien or security interest any of its material properties, tangible or intangible, or rights under any contract, permit, license, franchise or other agreement other than sales or other dispositions of goods or services in the ordinary course of business at customary prices; (iv) entered into any line of business other than that conducted by it on such date or entered into any transaction not in the ordinary course of its business; (v) conducted any line of business in any manner except by transactions customary in the operation of its material business as conducted on such date; or (vi) declared, made or paid, or set aside for payment, any cash or non-cash dividends or other distribution on any shares of its capital stock.

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              (k)   Except as set forth on Exhibit "G" annexed hereto and made a part hereof, neither USAT nor any of the Subsidiaries (other than U.S. Drug as to which USAT makes no representation) is in default, in any material respect, under the terms of any outstanding agreement which is material to the business, operations, properties, assets or condition of USAT and/or the Subsidiaries (other than U.S. Drug as to which USAT makes no representation); and there exists no event of default or event which, with notice and/or the passage of time, or both, would constitute any such default.

              (l) Except as reported in the USAT Financial Statements and/or as set forth on Exhibit "H" hereto and made a part hereof, there are no claims, actions, suits, proceedings, arbitrations, investigations or inquiries before any court or governmental agency, court or tribunal, domestic, or foreign, or before any private arbitration tribunal, pending or, to the best of the knowledge of USAT, threatened against USAT and/or any Subsidiary (other than U.S. Drug as to which USAT makes no representation) or involving their respective properties or businesses which, if determined adversely to USAT or such Subsidiary, would, individually or in the aggregate, result in a material adverse change in the financial position, stockholders' equity, results of operations, properties, business, management or affairs of USAT or such Subsidiary, or which question the validity of this Agreement or of any action taken, or to be taken, by USAT pursuant to, or in connection with, this Agreement; nor, to the best of the knowledge of USAT, is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry to be made by any person and/or entity, including, without limitation, any customer, supplier, lender, stockholder, former or current employee, agent or landlord. There are no outstanding orders, judgments or decrees of any court, governmental agency or other tribunal specifically naming USAT and/or any Subsidiary (other than U.S. Drug as to which USAT makes no representation) and/or enjoining USAT and/or any such Subsidiary from taking, or requiring USAT and/or any such Subsidiary to take, any action and/or by which USAT and/or any such Subsidiary is, and/or their respective properties or businesses are, bound or subject.

              (m) USAT and each of the Subsidiaries (other than U.S. Drug as to which USAT makes no representation) has filed all federal, state, municipal and local tax returns (whether relating to income, sales, franchise, withholding, real or personal property or otherwise) required to be filed under the laws of the United States and all applicable states and has paid in full all taxes which are due pursuant to such returns or claimed to be due by any taxing authority or otherwise due and owing. No penalties or other charges are, or will become, due with respect to the late filing of any such return. To the best of the knowledge of

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USAT, after due investigation, each such tax return heretofore filed by USAT and each of such Subsidiaries correctly and accurately reflects the amount of its tax liability thereunder. USAT has withheld, collected and paid all other levies, assessments, license fees and taxes to the extent required and, with respect to payments, to the extent that the same have become due and payable.

              (n) The authorized and outstanding capitalization of USAT is as set forth on Exhibit "I" annexed hereto and made a part hereof; as of the date hereof and the Closing Date, there shall not be authorized and/or issued and outstanding any shares of capital stock of USAT and/or rights to purchase shares of capital stock of USAT except as set forth on Exhibit "I" or upon the exercise of outstanding warrants or options or the conversion of outstanding shares of preferred stock. The issued and outstanding shares of the USAT Common Stock and outstanding options, warrants and other similar rights to purchase the USAT Common Stock have been duly authorized and validly issued. All such outstanding shares of the USAT Common Stock are fully paid and nonassessable. All such outstanding options, warrants and similar rights to purchase the USAT Common Stock constitute the valid and binding obligations of USAT, enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies. There are no preemptive rights. USAT has no reason to believe that any holder of such outstanding shares of the USAT Common Stock is subject to personal liability solely by reason of being such a holder. The offers and sales of such outstanding shares of the USAT Common Stock and outstanding options, warrants and similar rights to purchase the USAT Common Stock were, at all relevant times, either registered under the applicable provisions of the Securities Act and the applicable state securities laws or exempt from such registration or prospectus filing requirements pursuant to an exemption for which USAT and/or such offering or sale fully qualified, or any claim arising out of, or relating to, any such offering and/or sale are barred by the statute of limitations. The authorized shares of the USAT Common Stock and outstanding options, warrants and similar rights to purchase the USAT Common Stock conform to the description thereof contained in the current filings by USAT pursuant to the Exchange Act. No dividends or other distributions of the assets of USAT have or will be declared and/or paid prior to the Closing Date on or with respect to the USAT Common Stock.

              (o) Except as is set forth on Exhibit "J" hereto, since the date of the most recent balance sheet included in the USAT Financial Statements, there has not been, with respect to USAT and/or the Subsidiaries (other than U.S. Drug as to which

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USAT makes no representation), except as set forth in or permitted by this
Agreement, or, in the ordinary course of business:

                    (i) Any change in their respective material business, operations or financial condition, or the manner of managing or conducting their respective business and operations; none of which changes, if any, has had a material adverse effect on such business, operations or financial condition, taken as a whole;

                    (ii) Any change in their respective accounting methods or practices (including, without limitation, any change in depreciation, amortization and/or good will policies or rates);

                    (iii) Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting their respective assets, business, operations or financial condition;

                    (iv) Any declaration, setting, or payment of a dividend or other distribution with respect to the USAT Common Stock or any direct or indirect redemption, purchase or other acquisition by USAT of any of the shares of the USAT Common Stock;

                    (v) Any issuance or sale of any shares of their respective capital stock of any class or any other securities;

                    (vi) Any loan by any of them to any person or entity and/or the issuance of any guaranty by any of them for or with respect to their own or another's obligations;

                    (vii)  Any waiver or release of any material right or claim;

                    (viii) Any sale, lease, abandonment, assignment, transfer, license or other disposition (including any agreement and/or option for, or with respect to, any of the foregoing) by any of them of any material real property or tangible or intangible assets, property or rights (and/or interest therein);

                    (ix) Any incurrence of any material obligation or liability, absolute or contingent;

                    (x) Any payment of any material obligation or liability, absolute or contingent, except for current liabilities reflected in, or shown on, the USAT Financial Statements and/or incurred subsequent to the date thereof in the ordinary course of

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business and/or in connection with the transactions contemplated by this
Agreement;

                    (xi) Any labor problems and/or other events or conditions of any character materially and/or adversely affecting, or which might materially and/or adversely affect, the financial condition, business, assets or prospects of any of them;

                    (xii) Any amendment, termination or modification of any material agreement or license to which any of them is a party which has or may have a material affect on the financial condition, business, assets or prospects of any of them; and

                    (xiii) Any agreement by any of them to do or perform any of the things described in this Section 14(o).

              (p) At the Closing, all of the shares of the USAT Common Stock to be issued by USAT pursuant to this Agreement shall be, and be deemed to be, duly and validly authorized and, when issued to the U.S. Drug Minority Stockholders in exchange for their shares of the U.S. Drug Common Stock, duly and validly issued, fully paid and nonassessable and free and clear of all federal and state issuance, stock and/or company taxes, liens, security interests, claims, encumbrances and charges.

        15. ACQUISITION REPRESENTATIONS AND WARRANTIES. In order to induce U.S. Drug to execute and perform this Agreement, Acquisition Corp. does hereby represent, warrant, covenant and agree (which representations, warranties, covenants and agreements shall be, and be deemed to be, continuing and survive the execution and delivery of this Agreement, the Closing and the Effective
Date) as follows:

              (a) Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted. Neither prior to the date hereof has Acquisition Corp. engaged, nor prior to the Closing Date will Acquisition Corp. engage, in any business activity of any kind nature or description except in connection with the implementation of the transactions herein described. Acquisition Corp. has no subsidiaries, nor, at the present time is it, or at the Closing will it be, a partner or joint venturer with any other person or entity.

              (b) (i) Acquisition Corp. has the full power and authority, corporate and otherwise, to execute, deliver and

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perform this Agreement and to consummate the transactions contemplated hereby;
(ii) the execution, delivery and performance of this Agreement, the consummation by Acquisition Corp. of the transactions herein contemplated and the compliance by Acquisition Corp. with the terms of this Agreement have been duly authorized by Acquisition Corp.; (iii) this Agreement is the valid and binding obligation of Acquisition Corp, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies; (iv) the execution, delivery and performance of this Agreement by Acquisition Corp. and the consummation by Acquisition Corp. of the transactions herein contemplated do not, and will not, with or without the giving of notice or the lapse of time, or both, (A) result in any violation of the Certificate of Incorporation or By-Laws of Acquisition Corp., (B) result in a breach of, or a conflict with, any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of Acquisition Corp. pursuant to, any indenture, mortgage, note, contract, commitment or other agreement or instrument to which Acquisition Corp. is a party or by which it is, or any of its respective properties or assets are, or may be, bound or affected; or (C) to the best knowledge of Acquisition Corp., after due investigation, violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over Acquisition Corp. or its assets. No consent, approval, authorization or order of any court, governmental agency, authority or body (other than as required pursuant to the Securities Act, the Exchange Act and/or state securities or "take over" statutes and/or any party to an agreement to which Acquisition Corp. is a party and/or by which it is bound, is required in connection with the execution, delivery and performance of this Agreement, and/or the consummation by Acquisition Corp. of the transactions contemplated by this Agreement.

              (c) Acquisition Corp. is not in violation of, or in default under, (i) any term or provision of its Certificate of Incorporation or By-Laws;
(ii) any material term or provision of any financial covenant of any indenture, mortgage, contract, commitment or other agreement or instrument to which it is a party or by which it or any or its properties is, or may be, bound or affected; or (iii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its assets.

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              (d)   Acquisition Corp. was incorporated on December 18, 1995 and its sole asset is the $1,000 which USAT paid in subscription for 100 shares of its authorized 1,500 shares of common stock, without par value, and it has incurred no liabilities other than its incorporation costs. Prior to the date hereof, Acquisition Corp. has conducted no business operations and, prior to the Effective Date, its sole activities will be in connection with the transactions contemplated by this Agreement.

              (e) The financial and other books and records of Acquisition Corp. are in all material respects true, complete and correct and have, at all times, been maintained in accordance with good business and accounting practices.

              (f) Except as set forth on Exhibit "K" hereto and made a part hereof, there are no claims, actions, suits, proceedings, arbitrations, investigations or inquiries before any court or governmental agency, court or tribunal, domestic, or foreign, or before any private arbitration tribunal, pending or, to the best of the knowledge of Acquisition Corp., threatened against Acquisition Corp. or involving its assets which, if determined adversely to Acquisition Corp., would, individually or in the aggregate, result in a material adverse change in the financial position, stockholders' equity, results of operations, properties, business, management or affairs of Acquisition Corp., or which question the validity of this Agreement or of any action taken or to be taken by Acquisition Corp. pursuant to, or in connection with, this Agreement; nor, to the best of the knowledge of Acquisition Corp., is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry to be made by any person and/or entity. There are no outstanding orders, judgments or decrees of any court, governmental agency or other tribunal specifically naming Acquisition Corp. and/or enjoining Acquisition Corp. from taking, or requiring Acquisition Corp. to take, any action, and/or by which Acquisition Corp. is, and/or its assets are, bound or subject.

         16. U.S. DRUG COVENANTS, U.S. Drug shall, during the period commencing on the date hereof and terminating immediately following the close of business on the Effective Date (or earlier, upon the failure or refusal of the U.S. Drug Minority Stockholders to approve this Agreement and/or the termination of this Agreement as herein provided):

              (a) Take and perform any and all actions necessary to render accurate, and/or maintain the accuracy of, all of the representations and warranties of U.S. Drug herein contained and/or satisfy each covenant or condition required to be

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performed or satisfied by U.S. Drug at or prior to the Closing and/or to cause or permit the implementation of the Merger;

              (b) Not take or perform any action which would or might cause any representation or warranty made by U.S. Drug herein to be rendered inaccurate, in whole or in part, and/or which would prevent, inhibit or preclude the satisfaction, in whole or in part, of any covenant required to be performed or satisfied by U.S. Drug at or prior to the Closing and/or the implementation of the Merger;

              (c) Carry on and maintain its business in substantially the same form, style and manner as heretofore operated by it; perform, in all material respects, all of its respective obligations under all material agreements, leases and documents relating to or affecting its respective assets, properties and businesses; and use its best efforts to preserve intact its business organization and the good will and relationships with its suppliers, customers and others having business relations with it.

              (d) Not make, or permit to be made on its behalf, any announcement to the public in general and/or within its industry and/or otherwise with respect to this Agreement, the Merger and the current or future business or operations of any party hereto without the prior written consent of USAT or, in the case of an announcement required by applicable securities laws, prior consultation with USAT; and

              (e) Immediately advise USAT of any event, condition or occurrence which constitutes, or may, with the passage of time and/or giving of notice, constitute, a breach of any representation or warranty of U.S. Drug herein contained and/or which prevents, inhibits or limits or may prevent, inhibit or limit U.S. Drug from satisfying, in full and on a timely basis, any covenant, term or condition herein contained and/or implementing this Agreement.

         17. USAT COVENANTS. USAT shall, during the period commencing on the date hereof and terminating immediately following the close of business on the Effective Date (or earlier, upon the failure or refusal of the U.S. Drug Minority Stockholders to approve this Agreement and/or the termination of this Agreement as herein provided):

              (a) Take and perform any and all actions necessary to render accurate, and/or maintain the accuracy of, all of the representations and warranties of USAT herein contained and/or satisfy each covenant or condition required to be performed or satisfied by USAT at or prior to the Closing and/or to cause or permit the implementation of the Merger;

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              (b)   Not take or perform any action which would or might cause
any representation or warranty made by USAT herein to be rendered inaccurate, in whole or in part, and/or which would prevent, inhibit or preclude the satisfaction, in whole or in part, of any covenant required to be performed or satisfied by USAT at or prior to the Closing and/or the implementation of the Merger;

              (c) Carry on and maintain its business in substantially the same form, style and manner as heretofore operated by it; perform, in all material respects, all of its obligations under all material agreements, leases and documents relating to or affecting its assets, properties and business; and use its best efforts to preserve intact its business organization and the good will and relationships with its suppliers, customers and others having business relations with it;

              (d) Not make any announcement to the public in general and/or within its industry and/or otherwise with respect to this Agreement, the Merger and the current or future business or operations of any party hereto without the prior written consent of U.S. Drug or, in the case of an announcement required by applicable securities laws, prior consultation with U.S. Drug;

              (e) Immediately advise U.S. Drug of any event, condition or occurrence which constitutes, or may, with the passage of time and/or giving of notice, constitute, a breach of any representation or warranty of USAT herein contained and/or which prevents, inhibits or limits or may prevent, inhibit or limit USAT from satisfying, in full and on a timely basis, any covenant, term or condition herein contained and/or implementing this Agreement; and

              (f)   Subject to U.S. Drug's compliance with its obligations under
Section 12 hereof, use its best efforts to have the Registration Statement declared effective under the Securities Act.

         18. USAT AND ACQUISITION CORP. CONDITIONS PRECEDENT. The obligations of USAT and Acquisition Corp. to implement this Agreement and consummate the Merger are, at their respective elections, subject to, and conditioned upon, the satisfaction (and/or waiver except as to Sections 18(a), (b), (f) and (h)) of each of the following conditions:

              (a) Prior to the Closing Date the holders of more than 50% of the shares of the Minority U.S. Drug Common Stock shall have adopted this Agreement by consenting to the adoption of this Agreement pursuant to the Consent Solicitation Statement/Prospectus.

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              (b)   The Registration Statement shall have been declared
effective by the SEC and all appropriate state securities administrators and no "stop orders" shall have been issued and/or be in effect or a proceeding for such purpose shall have been instituted and be pending.

              (c) The representations and warranties of U.S. Drug contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if made on and as of the Effective Date and U.S. Drug shall have performed in all material respects all of its covenants and obligations contemplated hereunder to be performed on or prior to the Effective Date. At the Closing, USAT shall have received a certificate, executed by the President and the Secretary of U.S. Drug (effective as of the Closing and the Effective Date) and in form reasonably acceptable to USAT, certifying as of both the date of this Agreement and the Closing Date, the truth and accuracy of (and the remaking of) the representations and warranties of U.S. Drug herein contained, including, without limitation, those set forth in Section 13 hereof.

              (d) Prior to the Closing, there shall not have occurred any material adverse change in the financial condition, business or operations of U.S. Drug, nor shall any event have occurred or condition exist which, with the passage of time or the giving of notice, may cause or create any such adverse material change.

              (e) Prior to the Closing, all corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be in form and content reasonably satisfactory to USAT and its counsel and USAT and its counsel shall have received all counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.

              (f) No action or proceeding shall have been instituted and be pending by any private party and/or governmental agency or authority challenging the legality of this Agreement or the Merger and/or seeking to prevent or delay consummation of the transactions herein contemplated, which action or proceeding shall have resulted in an order granting preliminary or permanent injunctive relief prohibiting consummation of this Agreement and/or the Merger and which order shall not have been vacated as of the Closing.

              (g) All statutory requirements for the valid consummation by U.S. Drug of the transactions herein described shall have been fully and timely satisfied; all authorizations, consents and approvals of all Federal, state and local governmental agencies and authorities required to be obtained in

                                                                           E-27
                                       27                       Page      of 103
order to permit consummation by U.S. Drug of the transactions herein described and/or to permit the businesses currently carried on by U.S. Drug to continue unimpaired in all material respects immediately following the Effective Date shall have been obtained and shall be in full force and effect; and no action or proceeding to suspend, revoke, cancel, terminate, modify or alter any of such authorizations, consents or approvals shall be pending or threatened.

              (h) U.S. Drug shall have received a written opinion from Whale Securities Co., L.P., satisfactory to USAT in form and content, regarding the fairness, from a financial point of view, to the U.S. Drug Minority Stockholders of the exchange ratio offered pursuant to the terms of the Merger.

         19. U.S. DRUG CONDITIONS PRECEDENT. The obligation of U.S. Drug to implement this Agreement and to consummate the Merger is, at its election, subject to, and conditioned upon, the satisfaction (and/or waiver except as to Section 19(a), (b), (c), (g) and (i)) of each of the following conditions:

              (a) Prior to the Closing Date the holders of more than 50% of the shares of the Minority U.S. Drug Common Stock shall have adopted this Agreement by consenting to the adoption of this Agreement pursuant to the Consent Solicitation Statement/ Prospectus.

              (b) Prior to the Closing Date USAT shall have adopted this Agreement by filing with U.S. Drug a consent to its adoption.

              (c) The Registration Statement shall have been declared effective by the SEC and all appropriate state securities administrators and no "stop orders" shall have been issued and/or be in effect or a proceeding for such purpose shall have been instituted and be pending.

              (d) The representations and warranties of USAT and Acquisition Corp. contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if made on and as of the Effective Date. At the Closing, U.S. Drug shall have received a certificate, executed by the President and the Secretary of USAT and Acquisition Corp. (effective as of the Closing and the Effective Date) and in form and content reasonably acceptable to U.S. Drug, certifying, as to both the date of this Agreement and the Closing Date the truth and accuracy of (and the remaking of) the representations and warranties of USAT and Acquisition Corp. herein contained, including, without limitation, those set forth in Sections 14 and 15 hereof.

                                                                           E-28
                                       28                       Page      of 103

              (e) Prior to the Closing, there shall not have occurred any material adverse change in the financial condition, business or operations of USAT and the Subsidiaries (excluding U.S. Drug) as a consolidated entity, nor shall any event have occurred or condition exist which, with the passage of time or the giving of notice, may cause or create any such adverse material change.

              (f) Prior to the Closing, all corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be in form and content reasonably satisfactory to U.S. Drug and its counsel and U.S. Drug and its counsel shall have received all counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.

              (g) No action or proceeding shall have been instituted and be pending by any private party and/or governmental agency or authority challenging the legality of this Agreement or the Merger and/or seeking to prevent or delay consummation of the transactions herein contemplated, which action or proceeding shall have resulted in an order granting preliminary or permanent injunctive relief prohibiting consummation of this Agreement and/or the Merger and which order shall not have been vacated as of the Closing.

              (h) All statutory requirements for the valid consummation by USAT of the transactions herein described shall have been fully and timely satisfied; all authorizations, consents and approvals of all Federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by USAT of the transactions herein described and/or to permit the businesses currently carried on by USAT to continue unimpaired in all material respects immediately following the Effective Date shall have been obtained and shall be in full force and effect; and no action or proceeding to suspend, revoke, cancel, terminate, modify or alter any of such authorizations, consents or approvals shall be pending or threatened.

                    (i) U.S. Drug shall have received a written opinion from Whale Securities Co., L.P., satisfactory to U.S. Drug in form and content, regarding the fairness, from a financial point of view, to the U.S. Drug Minority Stockholders of the exchange ratio offered pursuant to the terms of the Merger.

         20.  TERMINATION.

              (a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before

                                                                           E-29
                                       29                       Page      of 103
or after submission to, or approval by, the U.S. Drug Minority Stockholders as herein provided either: (a) by mutual agreement of the Boards of Directors of U.S. Drug and USAT; or (b) by the Board of Directors of either U.S. Drug or USAT if either (i) the Closing shall not have taken place on or prior to December 31, 1996 (other than by reason of the default hereunder by the terminating party) or
(ii) there is any statute, rule or regulation which makes consummation of the Merger illegal or otherwise prohibited or any order, decree, injunction or judgment enjoining USAT, U.S. Drug or Acquisition Corp. from consummating the Merger is issued by a court of competent jurisdiction and such order, decree, injunction or judgment has become final and non-appealable; or (c) by the Board of Directors of USAT or U.S. Drug if, based upon the opinion of its outside counsel, such Board of Directors determines that making a recommendation to the U.S. Drug Minority Stockholders to adopt the Merger Agreement could reasonably be deemed to cause the members of such Board of Directors to breach their fiduciary duty under applicable law to its respective stockholders.

              (b) If this Agreement shall be terminated and/or the Merger abandoned pursuant to the provisions of subsection (a) of this Section 20 hereof (other than by reason of the default of any party hereunder), then and in that event USAT shall bear all of the costs and its special expenses except for those of Whale Securities Co., L.P. and of counsel to U.S. Drug and there shall be no liability on the part of any party hereto (and/or their respective officers, directors, agents and employees) to any other party hereto (and/or their respective officers, directors, agents and employees).

         21. COSTS AND EXPENSES. USAT shall pay all costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the costs and expenses relating to the preparation of this Agreement and the Registration Statement, such as attorneys' fees, accounting fees, printing expenses and consent solicitation expenses, except that U.S. Drug will pay all costs and expenses of Whale Securities Co., L.P. and of its special counsel.

         22. NOTICES. Any and all notices, requests or instructions desired to be given by any party hereto to any other party hereto shall be in writing and shall be either be hand delivered, delivered by express courier or mailed to the recipient first class, postage prepaid, certified, return receipt requested at the following respective addresses:

         To:  U.S. Drug
              10410 Trademark Street
              Rancho Cucamonga, California  91730

                                                                           E-30
                                       30                       Page      of 103

                  Attn:  President

         With a copy to:

                  Rosenman & Colin, LLP
                  575 Madison Avenue
                  New York, New York  10022
                  Attn:  Edward H. Cohen, Esq.

         To:  USAT or Acquisition
                  10410 Trademark Street
                  Rancho Cucamonga, California  91730
                  Attn: President

         With a copy to:

                  Gold & Wachtel, LLP
                  110 East 59th Street
                  New York, New York  10022
                  Attn:  Robert W. Berend, Esq.

or to such other address as any party hereto shall designate in a writing complying with the provisions of this Section 22.

         23. WAIVER. Each of the parties hereto may, by written instrument, (a) extend the time for the performance of any of the obligations or other acts of any party hereto; (b) waive any inaccuracies of such other party in the representations and warranties contained herein or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the covenants of such other party contained in this Agreement; (d) waive such other party's performance of any of such party's obligations set out in this Agreement; and
(e) waive any condition to its obligation to effect the Merger. Anything in this
Section 23 to the contrary notwithstanding, no party hereto may waive the requirements that the holders of more than 50% of the shares of the Minority U.S. Drug Common Stock must consent to the adoption of this Agreement and the Merger, the fairness opinion be delivered as set forth in Section 18(h) or
Section 19(i) or the Registration Statement be effective as set forth in
Section 18(b) or Section 19(c).

         24. AMENDMENTS. This Agreement may be amended at any time prior to the Effective Date (whether before or after the consent of stockholders of U.S. Drug as herein provided) by a writing executed by an authorized officer of USAT, U.S. Drug and Acquisition (upon due authorization by their respective Boards of Directors); provided, however, that in no event may the provisions of Sections 4 and 9 hereof be altered, amended,

                                                                           E-31
                                       31                       Page      of 103
modified, terminated or rescinded without the approval of the U.S. Drug Minority Stockholders.

         25. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed and to be fully performed therein and without regard to principles of conflicts of laws.

         26. EFFECTIVENESS. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and any controlling person of any party hereof as provided in Section 15 of the Securities Act and their respective successors, transferees, heirs, assigns and beneficiaries.

         27. COUNTERPARTS. This Agreement may be executed in multiple copies, each of which shall constitute an original, but all of which shall constitute one and the same agreement.

         28. PARTIAL INVALIDITY. If any term, covenant or condition in this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to persons or circumstances, other than those as to which it is held invalid, shall be unaffected thereby and each term, covenant or condition of this Agreement shall be enforced to fullest extent permitted by law.

         29. INTEGRATION. This Agreement (including the Exhibits hereto, the documents and instruments delivered by the parties hereto and any other documents executed and delivered and/or to be executed and delivered pursuant to the provisions of this Agreement as herein provided) sets forth the entire agreement among the parties hereto with respect to the subject matter herein contained. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between or among the parties hereto with respect to the subject matter hereof except as herein and in such ancillary documents provided. This Agreement can only be altered, amended, modified, terminated or rescinded by a writing executed by the party to be charged.

                                                                           E-32
                                       32                       Page      of 103

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

ATTEST:                                U.S. ALCOHOL TESTING OF
                                           AMERICA, INC.


                                       By:
- ----------------------------------        --------------------------------------
Secretary

                                       U.S. DRUG ACQUISITION CORP.


                                       By:
- ----------------------------------        --------------------------------------
Secretary

                                       U.S. DRUG TESTING, INC.


                                       By:
- ----------------------------------        --------------------------------------
Secretary


                                                                           E-33
                                      33                        Page      of 103

DRAFT                                                               APPENDIX B





                                           August __, 1996



The Board of Directors
U.S. Drug Testing, Inc.
10410 Trademark Street
Rancho Cucamonga, CA 91730


Members of the Board:

     You have requested our opinion as investment bankers as to the fairness to the minority stockholders of U.S. Drug Testing, Inc. ("U.S. Drug"), from a financial point of view, of the exchange ratio to be offered to the minority stockholders of U.S. Drug under the Agreement and Plan of Merger dated as of April 23, 1996 (the "Merger Agreement") among U.S. Drug, U.S. Alcohol Testing of America, Inc. ("USAT") and U.S. Drug Acquisition Corp., a wholly owned subsidiary of USAT ("Acquisition Corp."), pursuant to which U.S. Drug will be merged with and into Acquisition Corp. (the "Proposed Merger") with the result that U.S. Drug will become a wholly-owned subsidiary of USAT. As more specifically set forth in the Merger Agreement, holders of the 1,721,900 issued and outstanding shares of U.S. Drug's common stock, par value $.001 per share, not owned by USAT (the "Minority U.S. Drug Common Stock"), will receive ___ shares (the "Exchange Ratio") of USAT's common stock, par value $.01 per share (the "USAT Common Stock"), for each share of the Minority U.S. Drug Common Stock. The holders of the Minority U.S. Drug Common Stock will thus receive an aggregate of _____________ shares of the USAT Common Stock, subject to adjustment for fractional shares. Cash will be paid in the Proposed Merger in lieu of fractional shares of the USAT Common Stock. The terms and conditions of the Proposed Merger are more fully set forth in the Merger Agreement.

     In arriving at our opinion, we have reviewed and considered, among other things: (i) the Merger Agreement; (ii) U.S. Drug's and USAT's Annual Reports on Form 10-K for the three fiscal years ended March 31, 1996, 1995 and 1994 and Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1995, September 30, 1995 and December 31, 1995; (iii) certain information, including financial forecasts, relating to the businesses, earnings and prospects of U.S. Drug and USAT, furnished to us by senior

The Board of Directors
U.S. Drug Testing, Inc.
August __, 1996
Page 2




management; (iv) the historical market prices and trading activity for U.S. Drug and USAT shares; and (v) publicly available information concerning certain other companies and transactions we considered relevant to our analysis. In addition, we have held discussions with the managements of U.S. Drug and USAT for the purpose of reviewing the historical and current operations of such companies and the business prospects for each.

     In conducting our analysis and in arriving at our opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of the financial and other information that was publicly available or provided to us and we have not undertaken to independently verify the same. We have not prepared or obtained any independent evaluation or appraisal of U.S. Drug's or USAT's assets or liabilities. We have assumed and relied upon the senior management of U.S. Drug and USAT as to the reasonableness and achievability of the financial and operating forecasts furnished by management (and the assumptions and bases therefor). Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have been retained by the Board of Directors of U.S. Drug to act as financial advisor to U.S. Drug only with respect to this fairness opinion. We have not in the past three years previously acted on behalf of U.S. Drug or USAT. We are currently separately engaged to render a fairness opinion to the Board of Directors of Good Ideas Enterprises, Inc. ("Good Ideas"), an affiliate of U.S. Drug and USAT, for which we will receive a customary fee. In addition, in the ordinary course of our securities business, we may actively trade equity securities of U.S. Drug and/or USAT and/or Good Ideas for our own account and the accounts of customers, and we, therefore, may from time to time hold a long or short position in such securities. Our opinion is directed to the Board of Directors of U.S. Drug and does not constitute a recommendation to any stockholder of U.S. Drug as to how such a stockholder should consent on any matter submitted for U.S. Drug stockholder consent in connection with the Proposed Merger.

         We reviewed the Special Payment (as defined), but, because we considered this offer to be entirely speculative, we did not assign any value to the Special Payment in reaching our conclusion as set forth in the next paragraph.

     On the basis of and subject to the foregoing, as of the date hereof, we are of the opinion that the Exchange Ratio in the

The Board of Directors
U.S. Drug Testing, Inc.
August __, 1996
Page 3




Proposed Merger is fair to the minority stockholders of U.S. Drug from a financial point of view.

                                        Very truly yours,



                                        Whale Securities Co., L.P.

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Consent Solicitation Statement/Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by USAT or U.S. Drug. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.


                            _____________________

                TABLE OF CONTENTS


                                              Page
                                              ----
 Available Information.......................   2
 Summary.....................................   3
 Summary Historical and Proforma
   Combined Financial Data...................  16
 Risk Factors................................  23
 Terms of the Transaction....................  33
 The Merger and Related Matters..............  42
 Material Contacts of USAT with U.S. Drug....  74
 Business of the Company.....................  77
 Business of U.S. Drug.......................  94
 USAT Principal Stockholders................. 106
 U.S. Drug Principal Stockholders............ 111
 USAT Market Information..................... 113
 U.S. Drug Market Information................ 114
 USAT Management............................. 115
 Acquisition Corp. Management................ 125
 The Company's Selected Financial Data....... 125
 The Company's Management's Discussion
   of Financial Condition and Results of
   Operations................................ 128
 U.S. Drug's Selected Financial Data......... 144
 U.S. Drug's Management's Discussion of
   Financial Condition and Results of
   Operations................................ 146
 Commission Position on Indemnification...... 149
 Legal Matters............................... 151
 Experts..................................... 151
 Change in Accountants....................... 151
 Index to The Company's Financial
   Statements................................ 153
 Index to U.S. Drug Financial
   Statements................................ 153
 Appendix A - The Merger Agreement
 Appendix B - Opinion of Whale





                     U.S. ALCOHOL TESTING OF AMERICA, INC.


                              CONSENT SOLICITATION
                                   STATEMENT/
                                   PROSPECTUS
                                       TO
                             MINORITY STOCKHOLDERS
                                       OF
                            U.S. DRUG TESTING, INC.

                             ___________________

                           ___________________, 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Board of Directors of U.S. Alcohol Testing of America, Inc. (the "Registrant" or "USAT") has authorized indemnification of directors and officers of the Registrant to the fullest extent permitted by Delaware law.

         Section 145(a) of the General Corporation Law of Delaware (the "GCL") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Under Section 145(b) of the GCL, a corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         In addition, under Section 145(f) of the GCL, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A)      EXHIBITS


         All of the following exhibits designated with a footnote reference are incorporated herein by reference to a prior registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), or a periodic report filed by USAT pursuant to Section 13 of the Securities Exchange Act of 1934, as amended. An exhibit marked with an asterisk is filed with this Amendment No. 1 to this Registration Statement. If no footnote reference or marking with an asterisk is made, the exhibit was previously filed with this Registration Statement.



Number            Exhibits
- ------            --------
2(a)              Agreement and Plan of Merger dated as of April 23, 1996 by and among USAT, U.S. Drug Acquisition Corp. and U.S. Drug
                  Testing, Inc. ("U.S. Drug").  (Reference is made to
                  Appendix A to Part I of this Registration Statement.)

2(b)              Copy of Exchange of Stock Agreement and Plan of
                  Reorganization dated May 7, 1992 between Good Ideas
                  Enterprises, Inc., a Texas corporation ("Good Ideas
                  Texas"), U.S. Alcohol & Drug Testing International N.V.
                  and David Brooks. (1)

2(c)              Copy of Agreement and Plan of Merger dated as of April 12,
                  1996 by and among USAT, Good Ideas Acquisition Corp and
                  Good Ideas Enterprises, Inc., a Delaware corporation
                  ("Good Ideas"). (2)

2(d) Copy of Certificate of Merger of Good Ideas Texas with and into Good Ideas as filed on December 17, 1992. (2)

3(a) Copy of Certificate of Incorporation of USAT as filed in Delaware on April 15, 1987. (3)

Number            Exhibits
- ------            --------
3(a)(1)           Copy of Amendment to the Certificate of Incorporation as
                  filed in Delaware on July 10, 1989. (3)

3(a)(2) Copy of Amendment to the Certificate of Incorporation as filed in Delaware on September 25, 1989. (3)

3(a)(3) Copy of Amendment to the Certificate of Incorporation as filed in Delaware on October 5, 1990. (3)

3(a)(4) Copy of Amendment to the Certificate of Incorporation as filed in Delaware on December 26, 1990. (4)

3(a)(5) Copy of Amendment to the Certificate of Incorporation as filed in Delaware on November 1, 1991. (4)

3(a)(6) Copy of Amendment to the Certificate of Incorporation as filed in Delaware on May 20, 1992. (5)

3(b)              Copy of By-Laws of USAT. (3)

4(a)              Specimen of Common Stock certificate of USAT. (3)

4(b)              Specimen of Class "A" Cumulative and Convertible Preferred
                  Stock certificate of USAT. (3)

4(c) Specimen of Class "B" Non-Voting Preferred Stock certificate of USAT. (6)

5                 Opinion of Gold & Wachtel, LLP.

8*                Opinion of Rosenman & Colin, LLP.

10(a)             Form of the Company's Indemnification Agreement with
                  Officers and Directors. (3)

10(b)             Copy of Employment Agreement dated December 13, 1993
                  between USAT and James C. Witham. (6)

10(c)             Copy of Employment Agreement dated December 13, 1993
                  between USAT and Karen B. Laustsen. (6)

10(d)             Copy of Employment Agreement dated December 13, 1993
                  between USAT and Gary S. Wolff. (6)

Number            Exhibits
- ------            --------
10(e)             Copy of Employment Agreement dated December 13, 1993
                  between USAT and Michael J. Witham. (6)

10(f)             Copy of Employment Agreement dated March 1, 1993 between
                  Douglas G. Allen, USAT and U.S. Drug. (8)

10(g) Copy of Employment Agreement dated as of December 15, 1993 between William D. Robbins and Good Ideas Enterprises,
                  Inc. ("Good Ideas"). (1)

10(h) Copy of License Agreement dated January 24, 1992 by and between the United States Department of the Navy (the
                  "USN") and USAT.  (Confidential Treatment Requested for
                  Exhibit.) (9)

10(h)(1)          Copy of Amendment dated March 15, 1994 to License
                  Agreement filed as Exhibit 10(h) hereto. (8)

10(h)(2) Copy of Amendment dated June 16, 1995 to License Agreement filed as Exhibit 10(h) hereto. (8)

10(h)(3)          Copy of Letter dated May 15, 1995 from the USN to USAT.
                  (8)

10(i) Copy of Assignment dated as of January 1, 1993 between the Company and U.S. Drug of Licensing Agreement filed as
                  Exhibit 10(h) hereto. (9)

10(i)(1)          Copy of Amended Sublicense Agreement dated September 23,
                  1993 superseding the Assignment filed as Exhibit 10(i) hereto. (8)

10(i)(2) Copy of Approval dated September 24, 1993 by Department of the Navy of Amended Sublicense Agreement filed as Exhibit
                  10(i) hereto. (8)

10(j)             Copy of Cooperative Research Agreement (the "CRDA
                  Agreement") dated April 16, 1992 by and between Naval
                  Research Laboratory Section, United States Department of the Navy, and USAT. (9)

10(j)(1)          Copy of Assignment of CRDA Agreement dated as of January
                  1, 1993 by and between U.S. Drug and USAT. (9)

10(k) Copy of Management Agreement dated April 1, 1993 by and between U.S. Drug and USAT. (9)


Number            Exhibits
- ------            --------
10(k)(1)          Copy of Amendment dated July 20, 1993 to Management
                  Services Agreement filed as Exhibit 10(j) hereto. (9)

10(l)             Copy of Management Services Agreement dated December 29,
                  1993 by and between Good Ideas and USAT. (1)

10(m)             Copy of Equipment, Licensing, Servicing and Maintenance
                  Agreement dated as of December 13, 1994 by and between USAT and METPATH, Inc. (6)

10(n)             Copy of Equipment, Licensing, Servicing and Maintenance
                  Agreement dated as of December 22, 1994 by and between USAT and National Health Laboratories Incorporated. (6)

10(o)             Copy of Lease dated March 18, 1991 by and between Rancho
                  Cucamonga Business Park as landlord and USAT as tenant.
                  (7)

10(o)(1)          Copy of Lease Modification Agreement to Lease filed as
                  Exhibit 10(o) hereto. (7)

10(o)(2) Copy of Sub-Lease Agreement dated as of January 1, 1993 by and between USAT as sublandlord and U.S. Drug as subtenant. (9)

10(p)             Copy of Lease dated December 9, 1992 by and between Melvin
                  E. Evans as landlord and Good Ideas as tenant. (1)

10(q)             Copy of Lease expiring June 30, 1999 by and between Rancho
                  Cucamonga Business Park as landlord and U.S. Rubber
                  Recycling, Inc. as tenant. (6)

10(r)             Copy of Asset Purchase Agreement dated June 20, 1988
                  between Luckey Laboratories, Inc. and USAT. (3)

10(r)(1)          Copy of Consulting and Royalty Agreement dated June 20,
                  1988 between Manley Luckey and USAT. (3)

10(r)(2)          Copy of Amendment dated August 1990 to Consulting and
                  Royalty Agreement filed as Exhibit 10(r)(1) hereto. (3)


Number            Exhibits
- ------            --------
10(s)             Copy of Investment Banking Agreement dated July 1, 1991,
                  as revised October 1, 1991, between Jeffrey Brooks
                  Securities, Inc. and USAT. (3)

10(t) Copy of Asset Purchase Agreement dated November 2, 1992 by and between Adflo International, Inc. and USAT. (10)

10(u)             Copy of Stock Purchase Agreement dated March 30, 1995
                  between Alconet, Inc., Dakotanet, L.L.C. and USAT. (11)

10(v)             Form of Warrant Agreement dated December 17, 1990 between
                  J. Gregory & Company Inc. and USAT. (3)

10(v)(1)          Form of Underwriter's Warrant expiring December 17, 1997
                  of USAT. (3)

10(w)             Form of Common Stock purchase warrant expiring October 31,
                  1996 of USAT. (5)

10(x)             Form of Common Stock purchase warrant. (4)

                  USAT's Common Stock purchase warrants expiring August 28,
                  1996, September 1, 1996, September 16, 1996, September 30,
                  1996, October 31, 1996, May 17, 1997, September 16, 1997,
                  November 1, 1997, December 17, 1997, December 31, 1997,
                  February 28, 1998, April 15, 1998, July 17, 1998, August
                  27, 1998, September 1, 1998, November 1, 1998, November
                  15, 1998, December 13, 1998, December 20, 1998, December
                  27, 1998, January 2, 1999, January 31, 1999, February 26,
                  1999, February 28, 1999, March 31, 1999, April 14, 1999,
                  April 17, 1999, May 12, 1999, July 17, 1999, July 19,
                  1999, August 11, 1999, December 31, 1999, January 29,
                  2000, October 19, 2000, December 31, 2000 and December 31,
                  2001 are substantially identical to the form of Common
                  Stock purchase warrant filed (by incorporation by reference) as Exhibit 10(x) hereto except as to the name of the holder, the expiration date and the exercise price and, accordingly, pursuant to Instruction 2 to Item 601 of Regulation S-K under the Securities Act are not individually filed.

10(y)             Copy of Restricted Stock, Non-Qualified Option and
                  Incentive Stock Option Plan of USAT. (3)


Number            Exhibits
- ------            --------
10(y)(1)          Form of Stock Option expiring August 1, 2004 issued
                  pursuant to Exhibit 10(y) hereto. (6)

10(z)             Form of Common Stock purchase warrant expiring December
                  17, 1999. (12)

10(aa)            Form of Warrant Agreement by and between U.S. Drug and
                  Baraban Securities, Incorporated. (9)

10(aa)(1)         Form of Common Stock purchase warrant expiring October 13,
                  1998 of U.S. Drug. (9)

10(bb)            Copy of U.S. Drug 1994 Stock Option/Stock Issuance Plan.
                  (13)

10(bb)(1)         Form of Stock Option expiring October 2, 2004 of U.S.
                  Drug. (13)

10(cc) Copy of Agreement made as of December 14, 1995 by and between USAT, ProActive Synergies, Inc., Robert Stutman &
                  Associates, Inc. and Robert Stutman. (12)

10(dd) Copy of Asset Purchase Agreement dated April 30, 1996 by and among U.S. Rubber Recycling, Inc., USAT and
                  Reclamation Resources Inc. (14)

10(ee) Copy of Stock Purchase Agreement dated as of May 21, 1996 by and among USAT, Robert Stutman, Brian Stutman, Sandra
                  DeBow, Michael Rochelle and Kimberly Rochelle. (14)

10(ee)(1)         Form of Secured Promissory Note dated May 21, 1996 is
                  Exhibit A to Exhibit 10(ee) hereto.

10(ee)(2)         Form of Security Agreement dated May 21, 1996 by and among
                  USAT, Robert Stutman and Brian Stutman is Exhibit C to
                  Exhibit 10(ee) hereto.

10(ee)(3)         Form of USAT Warrant expiring May 20, 1999 is Exhibit B to
                  Exhibit 10(ee) hereto.

10(ee)(4)         Form of Registration Rights Agreement dated as of May 21,
                  1996 by and between USAT, Robert Stutman, Brian Stutman,
                  Michael Rochelle, Kimberly Rochelle and Sandra DeBow is
                  Exhibit D to Exhibit 10(ee) hereto.

10(ff) Copy of Severance Agreement dated May 21, 1996 by and between USAT and Robert Stutman. (14)


Number            Exhibits
- ------            --------
10(gg)            Copy of Severance Agreement dated May 21, 1996 by and
                  between USAT and Brian Stutman. (14)

10(hh)* Copy of Severance Agreement dated June 27, 1996 by and between USAT and Linda H. Masterson.

10(ii)* Copy of Sublease dated as of June 20, 1996 by and between Lifecare Investments, Inc. ("Lifecare"), Sublessor, and
                  USAT, Sublessee.

10(ii)(2)*        Copy of Wingate Commons Business Park Net Lease dated
                  September 27, 1991 by and between Reynolds Metals
                  Development Company, Landlord, and Lifecare, Tenant.

10(ii)(3)*        Copy of First Addendum to the Lease filed as Exhibit
                  10(ii)(2) hereto.

10(ii)(4)*        Copy of Second Addendum to the Lease filed as Exhibit
                  10(ii)(2) hereto.

10(jj) Copy of the Certificate of Incorporation of Good Ideas as filed in Delaware on June 5, 1992. (1)

10(jj)(1)         Copy of Restated Certificate of Incorporation of Good
                  Ideas as filed in Delaware on February 3, 1994. (1)

10(jj)(2)         Copy of By-Laws of Good Ideas. (1)

10(kk)            Copy of Employment Agreement dated as of June 1, 1995
                  between Richard Snyder and Good Ideas. (15)

10(ll)            Copy of Employment Agreement dated as of December 15, 1993 between William Rodish and Good Ideas. (1)

10(mm)            Copy of Employment Agreement dated April 1, 1994 between
                  Jody Harding and Good Ideas. (2)

10(nn)            Copy of Demand Promissory Note dated March 31, 1995
                  executed by USAT in favor of Good Ideas. (15)

10(nn)(1)         Copy of Demand Promissory Note dated March 31, 1995
                  executed by USRR in favor of Good Ideas. (15)

10(oo) Copy of Certificate of Incorporation of U.S. Drug as filed in Delaware on October 8, 1992. (9)


Number            Exhibits
- ------            --------
10(oo)(1)         Copy of Amendment to the Certificate of Incorporation of
                  U.S. Drug as filed in Delaware on October 13, 1992. (9)

10(oo)(2)         Copy of By-Laws of U.S. Drug. (9)

16                Copy of Letter dated November 16, 1995 from Wolinetz,
                  Gottlieb & Lafazan, P.C. to the Securities and Exchange
                  Commission. (16)

21                Subsidiaries of USAT. (6)

23(a)             Consent of Wolinetz, Gottlieb & Lafazan, P.C.

23(b) Consent of Gold & Wachtel, LLP is included in their opinion filed as Exhibit 5 hereto.

23(c) Consent of Rosenman & Colin, LLP will be included in their opinion filed as Exhibit 8 hereto.

23(d)             Consent of Ernst & Young LLP.


__________________


1. Filed as an exhibit to Good Ideas' Registration Statement on Form S-1, File No. 33-73494, and incorporated herein by this reference.

2. Filed as an exhibit to Good Ideas' Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and incorporated herein by this reference.

3. Filed as an exhibit to USAT's Registration Statement on Form S-18, File No. 33-29718, and incorporated herein by this reference.

4. Filed as an exhibit to USAT's Registration Statement on Form S-1, File No. 33-43337, and incorporated herein by this reference.

5. Filed as an exhibit to USAT's Registration Statement on Form S-1, File No. 33-47855, and incorporated herein by this reference.

6. Filed as an exhibit to USAT's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 and incorporated herein by this reference.

7. Filed as an exhibit to USAT's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and incorporated herein by this reference.

8. Filed as an exhibit to U.S. Drug's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and incorporated herein by this reference.

9. Filed as an exhibit to U.S. Drug's Registration Statement on Form SB-2, File No. 33-61786, and incorporated herein by this reference.

10. Filed as an exhibit to USAT's Current Report on Form 8-K filed on November 2, 1992 and incorporated herein by this reference.

11. Filed as an exhibit to USAT's Current Report on Form 8-K dated April 12, 1995 and incorporated herein by this reference.

12. Filed as an exhibit to USAT's Registration Statement on Form S-8 filed on March 5, 1996 and incorporated herein by this reference.

13. Filed as an exhibit to U.S. Drug's Registration Statement on Form S-8, File No. 33-89346.

14. Filed as an exhibit to USAT's Current Report on Form 8-K filed on June 5, 1996 and incorporated herein by this reference.

15. Filed as an exhibit to Good Ideas' Annual Report on Form 10-K for the fiscal year ended March 31, 1995.

16. Filed as an exhibit to USAT's Current Report on Form 8-K/A filed on November 22, 1995 and incorporated herein by his reference.

(B)      FINANCIAL STATEMENT SCHEDULES

         Financial Statement Schedules are omitted as they are not required, are inapplicable, or the information is included in the financial statements or the notes thereto.


(C)      ITEM 4(B) INFORMATION

         The opinion of Whale Securities, Inc. will be furnished as Appendix B to the Consent Solicitation Statement/Prospectus which is Part I of this Registration Statement.

ITEM 22.          UNDERTAKINGS.


         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendments shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.


         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to a registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July __, 1996.

                                  U.S. ALCOHOL TESTING OF AMERICA, INC.
                                              (Registrant)


                                  By: /s/ Robert Stutman
                                     ------------------------------------
                                     Robert Stutman
                                     Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this amendment to a registration statement has been signed by the following persons in the capacities indicated on July __, 1996.



Signature                                              Title
- ---------                                              -----
/s/ Robert Stutman                                 Principal Executive Officer
- ----------------------------                       and Director
Robert Stutman


/s/ Joseph Bradley                                 Acting Principal Financial
- ----------------------------                       and Acting Accounting Officer
Joseph Bradley

/s/ Alan I. Goldman                                Director
- ----------------------------
Alan I. Goldman


/s/ John C. Lawn                                   Director
- ----------------------------
John C. Lawn


/s/ Peter M. Mark                                  Director
- ----------------------------
Peter M. Mark


/s/ Linda H. Masterson                             Director
- ----------------------------
Linda H. Masterson


/s/ Lee S. Rosen                                   Director
- ----------------------------
Lee S. Rosen

                                 EXHIBIT INDEX


                     U.S. ALCOHOL TESTING OF AMERICA, INC.
                          AMENDMENT NO. 1 TO FORM S-4
                       REGISTRATION STATEMENT ON FORM S-4
                      EXHIBITS FILED WITH AMENDMENT NO. 1
                       TO FORM S-4 REGISTRATION STATEMENT


Number           Exhibit                                     Page Number

2(a)              Agreement and Plan of Merger dated         Appendix A
                  as of April 23, 1993 by and among
                  U.S. Alcohol Testing of America,
                  Inc. ("USAT"), U.S. Drug Acquisition
                  Corp. and U.S. Drug Testing, Inc.
                  ("U.S. Drug").

8                 Opinion of Rosenman & Colin, LLP.

10(hh)            Copy of Severance Agreement dated
                  June 27, 1996 between USAT and Linda
                  H. Masterson.

10(ii)            Copy of Sublease dated as of June 20,
                  1996 by and between Lifecare
                  Investments, Inc. ("Lifecare"),
                  Sublessor, and USAT, Sublessee.

10(ii)(2)         Copy of Wingate Commons Business
                  Park Net Lease dated September 27,
                  1991 by and between Reynold Metals
                  Development Company, Landlord, and
                  Lifecare, Tenant.

10(ii)(3)         Copy of First Addendum to the Lease
                  Filed as Exhibit 10(ii)(2) hereto.

10(ii)(4)         Copy of Second Addendum to the Lease
                  filed as Exhibit 10(ii)(2) hereto.

23(a)             Consent of Wolinetz, Gottlieb &
                  Lafazan, P.C.

23(d)             Consent of Ernst & Young, LLP.